     As filed with the Securities and Exchange Commission on May 24, 1996
                                                          Registration No. 33-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM S-4
            Registration Statement Under the Securities Act of 1933

                        ROOSEVELT FINANCIAL GROUP, INC.
             (Exact name of registrant as specified in its charter)

       Delaware                    6120                     43-1498200
    (State of other          (Primary Standard          (I.R.S. Employer
    jurisdiction of          Industrial                 Identification No.)
    incorporation)           Classification Number)



                                                      GARY W. DOUGLASS
                                                     Roosevelt Financial
                                                          Group, Inc.
   900 Roosevelt Parkway                             900 Roosevelt Parkway
Chesterfield, Missouri  63017                    Chesterfield, Missouri 63017
      (314) 532-6200                                    (314) 532-6200
(Address, including ZIP code, and telephone       (Name, address, including
number, including area code, of registrant's   ZIP code, and telephone number,
     principal executive offices)                     including area code,
                                                     of agent for service)

                                   COPIES TO:

    CHRISTOPHER R. KELLY, P.C.                        JOHN F. BREYER, JR., ESQ.
    CRAIG M. SCHEER, ESQ.                             Breyer & Aguggia
    Silver, Freedman & Taff, L.L.P.                   1300 I Street, N.W.
    1100 New York Avenue, N.W.                        Suite 470 East
    Washington, D.C.  20005                           Washington, D.C.  20005

    Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

    If the securities being registered on this Form are being offered in connection with formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                         ------------------------------


    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                                        Calculation of Registration Fee
===================================================================================================================
                                                   Proposed maximum     Proposed maximum           Amount
Title of each class of              Amount to       offering price    aggregate offering             of
securities to be registered       be registered       per share              price            registration fee
- -------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value    850,000 shares(1)          N/A            $11,521,454(2)          $3,973(2)
===================================================================================================================

(1) Represents the estimated maximum number of shares of common stock, par value $.01 per share, of Roosevelt Financial Group, Inc. ("Roosevelt"), expected to be issued in exchange for up to 561,876 shares of common stock, par value $.01 per share, of Sentinel Financial Corporation ("Sentinel"), upon consummation of the merger of Sentinel with and into Roosevelt, described herein.
(2) Estimated solely for the purpose of calculating the registration fee. The registration fee has been computed pursuant to Rule 457(f)(1) under the Securities Act of 1933, as amended, based on the book value of Sentinel common stock on March 31, 1996.

================================================================================

                        ROOSEVELT FINANCIAL GROUP, INC.
                       Cross Reference Sheet Pursuant to
                         Item 501(b) of Regulation S-K
      (Showing the location in the Proxy Statement/Prospectus of responses to the Items of Part I of Form S-4)

Item         Caption               Location or Heading in Proxy
- ----         -------               ----------------------------
                                   Statement/Prospectus
                                   --------------------
  1.  Forepart of Registration     Outside Front Cover Page
      Statement and Outside
      Front Cover Page of
      Prospectus

  2.  Inside Front and Outside     Inside Front Cover Page; Available
      Back Cover Pages of          Information; Incorporation of Certain
      Prospectus                   Documents by Reference; Table of Contents

  3.  Risk Factors, Ratio of       Summary; Comparative Stock Prices and
      Earnings to Fixed Charges    Dividend Information; Selected Consolidated
      and Other Information        Financial and Other Data of Roosevelt
                                   Financial Group, Inc.; Selected Consolidated
                                   Financial and Other Data of Sentinel
                                   Financial Corporation; Roosevelt Financial
                                   Group, Inc. and Roosevelt Bank; Sentinel
                                   Financial Corporation and Sentinel Federal
                                   Savings and Loan Association of Kansas City;
                                   The Special Meeting; The Merger

  4.  Terms of the Transaction     Summary; The Merger; Comparison of Rights of
                                   Stockholders of Roosevelt Financial Group,
                                   Inc. and Sentinel Financial Corporation

  5.  Pro Forma Financial          Not Applicable
      Information

  6.  Material Contracts with      Summary; The Merger
      the Company Being Acquired

  7.  Additional Information       Not Applicable
      Required for Reoffering by
      Persons and Parties Deemed
      to be Underwriters

  8.  Interests of Named Experts   Not Applicable
      and Counsel

  9.  Disclosure of Commission     Not Applicable
      Position on
      Indemnification for
      Securities Act Liabilities

 10.  Information with Respect     Incorporation of Certain Documents by
      to S-3 Registrants           Reference; Summary; Comparative Stock Prices
                                   and Dividend Information; Roosevelt
                                   Financial Group, Inc. and Roosevelt Bank

 11.  Incorporation of Certain     Incorporation of Certain Documents by
      Information by Reference     Reference

 12.  Information with Respect     Not Applicable
      to S-2 or S-3 Registrants

 13.  Incorporation of Certain     Not Applicable
      Information by Reference

 14.  Information with Respect     Not Applicable
      to Registrants Other Than
      S-3 or S-2 Registrants

 15.  Information with Respect     Not Applicable
      to S-3 Companies

 16.  Information with Respect     Not Applicable
      to S-2 or S-3 Companies


Item         Caption               Location or Heading in Proxy
- ----         -------               ----------------------------
                                   Statement/Prospectus
                                   --------------------
 17.  Information with Respect     Introduction; Summary; Comparative Stock
      to Companies Other Than      Prices and Dividend Information; The Merger;
      S-3 or S-2 Companies         Selected Consolidated and Other Financial
                                   Data of Sentinel Financial Corporation;
                                   Business of Sentinel Financial Corporation;
                                   Properties of Sentinel Financial
                                   Corporation; Legal Proceedings Involving
                                   Sentinel Financial Corporation and Sentinel
                                   Federal Savings and Loan Association of
                                   Kansas City; Management's Discussion and
                                   Analysis of Financial Condition and Results
                                   of Operations of Sentinel Financial
                                   Corporation; Regulation of Sentinel Federal
                                   Savings and Loan Association of Kansas City;
                                   Regulation of Sentinel Financial Corporation

 18.  Information if Proxies,      Introduction; Incorporation of Certain
      Consents or Authorizations   Documents by Reference; Summary; The Special
      are to be Solicited          Meeting; The Merger

 19.  Information if Proxies,      Not Applicable
      Consents or Authorizations
      are not to be Solicited or
      in an Exchange Offer


                           [SENTINEL FINANCIAL LOGO]

                              1001 Walnut Street
                          Kansas City, Missouri 64106
                                (816) 474-9800

                                                              _________ __, 1996

Dear Fellow Stockholder:

     You are cordially invited to attend a special meeting of stockholders of Sentinel Financial Corporation ("Sentinel"). The special meeting is scheduled to be held at _______________ located at _______________________________________,
Kansas City, Missouri, on ________, ________, 1996 at __:__ __.m., local time.
Notice of the special meeting, a Proxy Statement/Prospectus and a form of proxy are enclosed.

     The special meeting has been called in connection with the proposed merger of Sentinel and its principal subsidiary, Sentinel Federal Savings and Loan Association of Kansas City, with Roosevelt Financial Group, Inc. ("Roosevelt") and its principal subsidiary, Roosevelt Bank. In the merger, each share of Sentinel common stock outstanding at the time of the merger (other than shares held by holders who perfect dissenters' rights and other excluded shares) would be converted into 1.4231 shares of Roosevelt common stock, subject to adjustment as provided in the merger agreement. Following the merger, Roosevelt would be the resulting holding company. Consummation of the merger is subject to certain conditions, including the approval of the stockholders of Sentinel.

     The terms of the merger agreement were negotiated by the Board of Directors in light of various factors, including Sentinel's and Roosevelt's recent operating results, current financial condition and future prospects. Sentinel's financial advisor, Trident Financial Corporation, an investment banking firm experienced in the valuation of financial institutions, has advised your Board of Directors that in its opinion the exchange ratio is fair from a financial point of view to Sentinel stockholders as of ______________, 1996.

     At the special meeting, Sentinel stockholders will consider and vote upon approval of the merger. The Board of Directors has approved the merger and believes that the merger is in the best interests of Sentinel and its stockholders. Accordingly, the Board of Directors unanimously recommends that you vote FOR approval of the merger.

     If any other matters are properly brought before the special meeting, the persons named in the accompanying form of proxy will vote the shares represented by such proxy in the manner determined by a majority of the Board of Directors. You are urged to read the accompanying Proxy Statement/Prospectus, which provides information regarding the merger and related matters.

     Your vote is important, regardless of the number of shares you own. ON BEHALF OF THE BOARD OF DIRECTORS, I URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE EVEN IF YOU CURRENTLY PLAN TO ATTEND THE SPECIAL MEETING. This will not prevent you from voting in person but will assure that your vote is counted if you do not attend the special meeting.

                                    Sincerely,



                                    Craig D. Laemmli
                                    President and Chief Executive Officer

          PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME.

                        SENTINEL FINANCIAL CORPORATION
                              1001 Walnut Street
                          Kansas City, Missouri 64106
                                (816) 474-9800

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         To Be Held On ________, 1996


     Notice is hereby given that a Special Meeting of Stockholders (the "Special Meeting") of Sentinel Financial Corporation ("Sentinel") is scheduled to be held at _________________ located at ____________, ___________ Kansas City, Missouri, on ________, _______________, 1996 at __:__ __.m., local time.

     A Proxy Card and a Proxy Statement/Prospectus for the Special Meeting are enclosed.

     The Special Meeting is for the purpose of considering and acting upon:

     1. The approval of the Agreement and Plan of Merger and Reorganization, dated as of March 22, 1996, by and among Roosevelt Financial Group, Inc. ("Roosevelt"), Roosevelt Bank, Sentinel and Sentinel Federal Savings and Loan Association of Kansas City ("Sentinel Federal"), a copy of which is included in the accompanying Proxy Statement/Prospectus as Appendix I, and the transactions contemplated thereby, including the merger of Sentinel into Roosevelt, pursuant to which each outstanding share of Sentinel common stock (other than shares held by holders who perfect dissenters' rights and other excluded shares) would be converted into 1.4231 shares of Roosevelt common stock (with cash paid in lieu of fractional share interests), subject to adjustment as provided in the merger agreement and the merger of Sentinel Federal with Roosevelt Bank.

     2.  Such other matters as may properly come before the Special Meeting.

     The Board of Directors is not aware of any other business to come before the Special Meeting.

     Any action may be taken on any of the foregoing proposals at the Special Meeting on the date specified. Stockholders of record at the close of business on _________, 1996 are the stockholders entitled to vote at the Special Meeting.

     A complete list of stockholders entitled to vote at the Special Meeting is available for the examination by any stockholder, for any purpose germane to the meeting, between __ a.m. and __ p.m. at the main office of Sentinel located at the address set forth above, for a period of ten days prior to the Special Meeting, as well as at the meeting.

     You are requested to fill in, sign and date the enclosed form of proxy which is solicited on behalf of the Board of Directors, and to mail it promptly in the enclosed envelope. The proxy will not be used if you attend and vote at the Special Meeting in person.

                                    By Order of the Board of Directors



                                    John C. Spencer
                                    Secretary

Kansas City, Missouri
____________ , 1996

- ----------------------------------------------------------------------------
IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE SENTINEL THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO ENSURE A QUORUM AT THE SPECIAL MEETING. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.
- ----------------------------------------------------------------------------

          PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME.

                                PROXY STATEMENT
                                      OF
                        SENTINEL FINANCIAL CORPORATION
                    FOR THE SPECIAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON ____________, 1996

                           ------------------------

                                  PROSPECTUS
                                      OF
                        ROOSEVELT FINANCIAL GROUP, INC.
                     Up to 850,000 Shares of Common Stock,
                           par value $.01 per share
                      to be issued in connection with the
                              proposed merger of
                        Sentinel Financial Corporation
                                 with and into
                        Roosevelt Financial Group, Inc.

                           ------------------------


     This Proxy Statement/Prospectus relates to the proposed merger of Sentinel Financial Corporation, a Delaware corporation ("Sentinel"), with and into Roosevelt Financial Group, Inc., a Delaware corporation ("Roosevelt"), and the merger of Sentinel's principal subsidiary, Sentinel Federal Savings and Loan Association of Kansas City ("Sentinel Federal"), with Roosevelt's principal subsidiary, Roosevelt Bank (collectively, the "Merger"), as contemplated by the Agreement and Plan of Merger and Reorganization, dated as of March 22, 1996 (the "Merger Agreement"), by and among Roosevelt, Roosevelt Bank, Sentinel and Sentinel Federal. The Merger Agreement is included as Appendix I hereto and incorporated by reference herein.

     This Proxy Statement/Prospectus is being furnished to the holders of shares of common stock, par value $.01 per share, of Sentinel ("Sentinel Common Stock") in connection with the solicitation of proxies by the Board of Directors of Sentinel (the "Sentinel Board") for use at a Special Meeting of Stockholders (the "Special Meeting"), scheduled to be held at ________ located at ___________________, Kansas City, Missouri, on ________ __, 1996, at __:___
__.m., local time.

     At the Special Meeting, the holders of Sentinel Common Stock will consider and vote upon a proposal to approve the Merger Agreement and the transactions contemplated thereby.

     Subject to the terms, conditions and procedures set forth in the Merger Agreement, each share of Sentinel Common Stock issued and outstanding immediately prior to the Effective Time (as defined below) of the Merger (other than shares held by holders who perfect dissenters' rights and other excluded shares) will be converted into the right to receive 1.4231 shares (the "Exchange Ratio") of the common stock, par value $.01 per share, of Roosevelt ("Roosevelt Common Stock"), with cash paid in lieu of fractional share interests. The Exchange Ratio is subject to adjustment, such that if the weighted average sale price of all Roosevelt Common Stock traded on the Nasdaq National Market during the ten trading day period ending on the date that is three trading days prior to the Closing Date of the Merger (the "Average Pre-Closing Trading Price") is less than $15.83 per share, the Exchange Ratio shall be equal to $22.525 divided by the Average Pre-Closing Trading Price (in which event a greater number of shares of Roosevelt Common Stock would be issued than if there were no adjustment to the Exchange Ratio), and if the Average Pre-Closing Trading Price is greater than $21.42 per share, the Exchange Ratio shall be equal to $30.475 divided by the Average Pre-Closing Trading Price (in which event fewer shares of Roosevelt Common Stock would be issued than if there were no adjustment to the Exchange Ratio). Based on the last reported sale price for Roosevelt Common Stock on the Nasdaq National Market on ________, 1996 ($______ per share), the value of 1.4231 shares of Roosevelt Common Stock as of that date would have been approximately $_____. At the present time, there is no established market in which shares of Sentinel Common Stock are regularly traded, nor are there any uniformly quoted prices for such shares. The last trade of shares of Sentinel Common Stock known by management of Sentinel occurred during April 1996. The closing bid price for Sentinel Common Stock on April 30, 1996 was $21.00 per share. As of March 21, 1996, the last trading day preceding public announcement of the proposed Merger, the last reported sale price for Roosevelt Common Stock was $18.50 per share. Sentinel's financial advisor has rendered an opinion to the effect that as of March 22, 1996, as confirmed on ___________, 1996, the Exchange Ratio is fair from a financial point of view to the stockholders of Sentinel. The Merger is subject to certain conditions, including approval by the stockholders of Sentinel. For additional information regarding the Merger Agreement and the terms of the Merger, see "The Merger."

     This Proxy Statement/Prospectus also constitutes a prospectus of Roosevelt, filed as part of the Registration Statement (defined below) with respect to up to 850,000 shares of Roosevelt Common Stock to be issued upon consummation of the Merger pursuant to the terms of the Merger Agreement.

     This Proxy Statement/Prospectus does not cover any resales of the Roosevelt Common Stock offered hereby to be received by the stockholders deemed to be affiliates of Roosevelt or Sentinel upon consummation of the Merger. No person is authorized to make use of this Proxy Statement/Prospectus in connection with such resales, although such securities may be traded without the use of this Proxy Statement/Prospectus by those stockholders of Roosevelt not deemed to be affiliates of Roosevelt or Sentinel.

     This Proxy Statement/Prospectus, and the accompanying notice and form of proxy, are first being mailed to stockholders of Sentinel on or about ___________, 1996.

                           ------------------------

     THE SHARES OF ROOSEVELT COMMON STOCK OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AGENCY, AND NEITHER THE SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION, ANY STATE SECURITIES COMMISSION NOR ANY OTHER AGENCY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE SHARES OF ROOSEVELT COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

                           ------------------------

       The date of this Proxy Statement/Prospectus is ____________, 1996

                             AVAILABLE INFORMATION

     Roosevelt and Sentinel are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information filed by Roosevelt and Sentinel can be obtained, upon payment of prescribed fees, from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. In addition, such information can be inspected and copied at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the SEC's Regional Offices located at Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048.

     Roosevelt has filed with the SEC a registration statement on Form S-4 (together with all amendments, schedules, and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Roosevelt Common Stock to be issued pursuant to and as contemplated by the Merger Agreement. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. The Registration Statement is available for inspection and copying as set forth above. Statements contained in this Proxy Statement/Prospectus or in any document incorporated by reference in this Proxy Statement/Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     This Proxy Statement/Prospectus incorporates documents by reference which are not presented herein or delivered herewith. Such documents (excluding exhibits not specifically incorporated by reference) are available, without charge, to any person, including any beneficial owner, to whom this Proxy Statement/Prospectus is delivered by or on behalf of Roosevelt or Sentinel, upon the written or oral request of such person to Gary W. Douglass, Roosevelt Financial Group, Inc., 900 Roosevelt Parkway, Chesterfield, Missouri 63017, telephone (314) 532-6200. In order to ensure timely delivery of the documents prior to the Special Meeting, any request should be made by __________, 1996. Persons requesting copies of exhibits to documents which are not specifically incorporated by reference in such documents may be charged the cost of reproduction and mailing.

     The following documents previously filed with the SEC by Roosevelt (File No. 0-17403) are hereby incorporated by reference in this Proxy
Statement/Prospectus:

     1. The Annual Report on Form 10-K of Roosevelt for the fiscal year ended December 31, 1995 (the "Roosevelt 1995 10-K").

     2. The Quarterly Report on Form 10-Q of Roosevelt for the quarter ended March 31, 1996.

     3. The description of the Roosevelt Common Stock contained in Roosevelt's Registration Statement on Form S-4 dated March 30, 1994, as amended.

     All documents filed by Roosevelt with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the date of the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

                           ------------------------

     All information contained in this Proxy Statement/Prospectus with respect to Roosevelt and its subsidiaries has been supplied by Roosevelt, and all information with respect to Sentinel and its subsidiaries has been supplied by Sentinel.

     No person is authorized to give any information or to make any representation other than those contained or incorporated by reference in this Proxy Statement/Prospectus, and, if given or made, such information or representation should not be relied upon as having been authorized. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Proxy Statement/Prospectus, or the solicitation of a proxy, in any jurisdiction, to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

                           ------------------------

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----

INTRODUCTION.............................................................     i
AVAILABLE INFORMATION....................................................   iii
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..........................   iii
TABLE OF CONTENTS........................................................     v
SUMMARY                                                                       1
    The Parties to the Merger............................................     1
       Roosevelt Financial Group, Inc. and Roosevelt Bank................     1
       Sentinel Financial Corporation and Sentinel Federal Savings and
       Loan Association of Kansas City...................................     1
    The Special Meeting..................................................     2
       Meeting Date; Record Date.........................................     2
       Matters to Be Considered..........................................     2
       Vote Required.....................................................     2
       Security Ownership................................................     2
    The Merger...........................................................     3
       General...........................................................     3
       Reasons for the Merger; Recommendation of the Board of Directors..     3
       Merger Consideration..............................................     3
       Treatment of Sentinel Stock Options...............................     4
       Opinion of Financial Advisor......................................     4
       Effective Time and Closing Date...................................     4
       Appraisal Rights..................................................     4
       Interests of Certain Persons in the Merger........................     4
       Conditions to the Merger..........................................     5
       Regulatory Approvals..............................................     5
       Waiver and Amendment; Termination.................................     5
       Conduct of Business Pending the Merger............................     6
       Expenses; Termination Fee.........................................     6
       Accounting Treatment..............................................     6
       Certain Federal Income Tax Consequences of the Merger.............     6
       Effects of the Merger on Rights of Stockholders...................     6
       Nasdaq Listing....................................................     7
    Management After the Merger..........................................     7
    Recent Developments..................................................     7
COMPARATIVE STOCK PRICES AND DIVIDEND INFORMATION........................     8
RECENT DEVELOPMENTS......................................................    10
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF ROOSEVELT
 FINANCIAL GROUP, INC....................................................    11
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF SENTINEL
 FINANCIAL CORPORATION...................................................    13
ROOSEVELT FINANCIAL GROUP, INC. AND ROOSEVELT BANK.......................    15
    Roosevelt Financial Group, Inc.......................................    15
    Bank Holding Company Regulation......................................    16
    Roosevelt Bank.......................................................    18
SENTINEL FINANCIAL CORPORATION AND SENTINEL FEDERAL SAVINGS
 AND LOAN ASSOCIATION OF KANSAS CITY.....................................    18
    Sentinel Financial Corporation.......................................    18
    Sentinel Federal Savings and Loan Association of Kansas City.........    19
THE SPECIAL MEETING......................................................    19
    Place, Time and Date.................................................    19
    Matters to Be Considered.............................................    19
    Record Date; Vote Required...........................................    19
    Voting Securities and Principal Holders Thereof......................    20
    Proxies..............................................................    22

THE MERGER...............................................................    23
    General..............................................................    23
    Background of the Merger.............................................    23
    Reasons for the Merger; Recommendation of the Board of Directors.....    25
    Merger Consideration.................................................    26
    Treatment of Sentinel Stock Options..................................    27
    Opinion of Financial Advisor.........................................    27
    Effective Time and Closing Date......................................    31
    Appraisal Rights.....................................................    31
    Fractional Shares....................................................    33
    Exchange of Certificates.............................................    33
    Interests of Certain Persons in the Merger...........................    34
    Effect on Employees and Employee Benefit Plans of Sentinel...........    35
    Representations and Warranties.......................................    36
    Conditions to the Merger.............................................    36
    Regulatory Approvals.................................................    38
    Waiver and Amendment; Termination....................................    38
    Conduct of Business Pending the Merger...............................    39
    Expenses; Termination Fee............................................    40
    Accounting Treatment.................................................    40
    The Bank Merger Agreement............................................    40
    Resales of Roosevelt Common Stock by Affiliates......................    41
    Certain Federal Income Tax Consequences of the Merger................    41
    Nasdaq Listing.......................................................    42
MANAGEMENT AFTER THE MERGER..............................................    42
BUSINESS OF SENTINEL FINANCIAL CORPORATION...............................    43
    General..............................................................    43
    Yields Earned and Rates Paid.........................................    43
    Asset and Liability Management.......................................    48
    Lending Activities...................................................    50
    Allowance for Loan Losses............................................    60
    Mortgage-Related Securities..........................................    62
    Investment Activities................................................    62
    Deposit Activities and Other Sources of Funds........................    64
    Subsidiaries.........................................................    68
    Personnel............................................................    69
PROPERTIES OF SENTINEL FINANCIAL CORPORATION.............................    69
LEGAL PROCEEDINGS INVOLVING SENTINEL FINANCIAL CORPORATION AND
 SENTINEL FEDERAL SAVINGS AND LOAN ASSOCIATION OF KANSAS CITY............    69
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS OF SENTINEL FINANCIAL CORPORATION.................    69
    General..............................................................    69
    Financial Condition..................................................    70
    Operating Strategy...................................................    71
    Results of Operations................................................    71
    Comparison of Operating Results for the Three Months
     Ended March 31, 1996 and 1995.............. ........................    72
    Comparison of Operating Results for the Nine Months
     Ended March 31, 1996 and 1995.......................................    73
    Comparison of Operating Results for the Fiscal Years
     Ended June 30, 1995 and 1994........................................    74
    Comparison of Operating Results for the Fiscal Years
     Ended June 30, 1994 and 1993........................................    75
    Liquidity and Capital Resources......................................    76
REGULATION OF SENTINEL FEDERAL SAVINGS AND LOAN ASSOCIATION
 OF KANSAS CITY..........................................................    77
    Federal Regulation of Savings Associations...........................    77
    Proposal Federal Legislation.........................................    78
    Federal Home Loan Bank System........................................    78

    Liquidity............................................................    79
    Supervisory Agreement................................................    79
    Insurance of Accounts................................................    79
    Prompt Corrective Action.............................................    80
    Standards for Safety and Soundness...................................    80
    Qualified Thrift Lender Test.........................................    81
    Capital Requirements.................................................    81
    Dividend Limitations.................................................    83
    Activities of Savings Associations and their Subsidiaries............    83
    Accounting and Regulatory Standards..................................    83
    Investment Portfolio Policy..........................................    84
    Transactions with Affiliates.........................................    84
REGULATION OF SENTINEL FINANCIAL CORPORATION.............................    84
    Holding Company Acquisitions.........................................    84
    Holding Company Activities...........................................    84
    Qualified Thrift Lender Test.........................................    85
COMPARISON OF RIGHTS OF STOCKHOLDERS OF ROOSEVELT
 FINANCIAL GROUP, INC. AND SENTINEL FINANCIAL CORPORATION................    85
    Introduction.........................................................    85
    Capital Stock........................................................    85
    Special Meetings of Stockholders.....................................    86
    Advance Notice Requirements for Nominations of Directors and
    Presentation of New Business at Annual Meetings of Stockholders......    86
    Number and Term of Directors.........................................    86
    Removal of Directors.................................................    87
    Business Combinations with Certain Persons...........................    87
    Amendment of Certificate of Incorporation and Bylaws.................    88
    Control Share Acquisitions...........................................    88
LEGAL MATTERS............................................................    89
EXPERTS..................................................................    89
STOCKHOLDER PROPOSALS....................................................    89
INDEPENDENT ACCOUNTANTS..................................................    90
OTHER MATTERS............................................................    90
FINANCIAL STATEMENTS OF SENTINEL FINANCIAL CORPORATION...................   F-1
APPENDICES
    I.   Agreement and Plan of Merger (omitting schedules and exhibits)
    II.  Fairness Opinion of Trident Financial Corporation
    III. Text of Section 262 of the Delaware General Corporation Law

                                    SUMMARY

     The following is a brief summary of certain information contained elsewhere or incorporated by reference in this Proxy Statement/Prospectus. Certain capitalized terms used in this summary are defined elsewhere in this Proxy Statement/Prospectus. This summary is not intended to be a complete description of all material facts regarding Roosevelt, Sentinel and the matters to be considered at the Special Meeting and is qualified in its entirety by, and reference is made to, the more detailed information contained elsewhere in this Proxy Statement/Prospectus, the accompanying Appendices and the documents referred to and incorporated by reference herein.

                           The Parties to the Merger

Roosevelt Financial Group, Inc. and Roosevelt Bank

     Roosevelt, a Delaware corporation, is the holding company for Roosevelt Bank, a federally chartered savings bank headquartered in Chesterfield, Missouri. As of March 31, 1996, Roosevelt had total consolidated assets of $9.1 billion, deposits of $4.9 billion and stockholders' equity of $509 million. Roosevelt's business has consisted primarily of the business of Roosevelt Bank and its subsidiaries. The executive offices of Roosevelt and Roosevelt Bank are located at 900 Roosevelt Parkway, Chesterfield, Missouri 63017, and the telephone number at that address is (314) 532-6200.

     Roosevelt Bank is a federally chartered savings bank with $9.1 billion in consolidated total assets at March 31, 1996, making it the largest Missouri-based thrift institution. Roosevelt Bank has 79 full-service offices including 38 offices serving the St. Louis metropolitan area and nine offices serving the Kansas City metropolitan area.

     Roosevelt's business consists primarily of attracting deposits from the general public and using those deposits, together with borrowings and other funds, to acquire real estate and consumer loans and mortgage-backed securities, to perform loan servicing functions for others, and to provide other retail banking and financial services to consumers. The principal elements of Roosevelt's business plan are (i) the origination of a higher percentage of its assets; (ii) the diversification of its balance sheet away from only mortgage and real estate related assets; (iii) the expansion of its retail deposit base with a simultaneous shift within that deposit base toward checking and transaction accounts; and (iv) growth in fee income by providing other services such as insurance, brokerage and mortgage loan servicing for other investors.

     Since 1990, Roosevelt has pursued a program of acquiring other in-market and adjacent market thrift institutions, and in April 1996 entered into agreements to acquire two additional Missouri-based financial institution holding companies and their subsidiary institutions. Following the acquisition of one such institution, Missouri State Bank and Trust Company ("Missouri State Bank"). Roosevelt, which is currently regulated as a savings and loan holding company under the Home Owners' Loan Act of 1933 (the "HOLA"), will also be regulated as a bank holding company under the Bank Holding Company Act of 1956 (the "BHCA"). The permissible activities of a bank holding company are more restrictive than those afforded to a savings and loan holding company. See "Roosevelt Financial Group, Inc. and Roosevelt Bank -- Bank Holding Company Regulation."

    For additional information concerning Roosevelt and Roosevelt Bank, see "Roosevelt Financial Group, Inc. and Roosevelt Bank" and "Incorporation of Certain Documents by Reference."

Sentinel Financial Corporation and Sentinel Federal Savings and Loan Association of Kansas City

     Sentinel is a Delaware corporation formed in September 1993 to act as the holding company for Sentinel Federal upon the completion of Sentinel Federal's conversion from mutual to stock form of ownership. The conversion was completed on January 7, 1994. At March 31, 1996, Sentinel had total consolidated assets of $148.7 million, deposits of $125.6 million and stockholders' equity of $11.5 million. The executive offices of Sentinel and Sentinel Federal are located at 1001 Walnut Street, Kansas City, Missouri 64106, and the telephone number at that address is (816) 474-9800

     Sentinel Federal is a federally chartered savings and loan association headquartered in Kansas City, Missouri. Sentinel Federal's principal business consists of attracting deposits from the general public, originating loans secured primarily by owner-occupied residential properties and purchasing mortgage-related securities through the secondary market. To a significantly lesser extent, Sentinel Federal also originates consumer, commercial real estate and commercial business loans.

     On December 20, 1989, Sentinel Federal entered into a Supervisory Agreement with the OTS as a result of OTS criticisms of Sentinel Federal's policies and operations and its reduced capital position. In May 1990, Sentinel Federal also signed a Capital Plan agreement as a result of its low level of core capital. The Capital Plan was terminated on June 1, 1994 due to increases in capital levels primarily as a result of the initial public offering completed as part of the stock conversion. However, the Supervisory Agreement remains in effect until terminated by the OTS. The Supervisory Agreement requires Sentinel Federal to follow certain limitations primarily relating to Sentinel Federal's internal operations, lending activities and investments. For additional information, see "Selected Consolidated Financial and Other Data of Sentinel Federal" and "Business of Sentinel."

                              The Special Meeting

Meeting Date; Record Date

     The Special Meeting is scheduled to be held at ____________________, located at __________________________________, Kansas City, Missouri, on
________, _________ ___, 1996 at __:___ __.m., local time, and any and all adjournments or postponements thereof. Only holders of record of Sentinel Common Stock at the close of business on _________ __, 1996 (the "Record Date") are entitled to notice of and to vote at the Special Meeting.

Matters to be Considered

     At the Special Meeting, holders of shares of Sentinel Common Stock will vote on a proposal to approve the Merger Agreement and the transactions contemplated thereby. Sentinel stockholders also may consider and vote upon such other matters as are properly brought before the Special Meeting.

Vote Required

     The affirmative vote of the holders of a majority of the outstanding shares of Sentinel Common Stock entitled to vote at the Special Meeting is required for approval of the Merger Agreement. As of the Record Date, there were __________ shares of Sentinel Common Stock entitled to be voted at the Special Meeting.

     Approval of the Merger Agreement by the stockholders of Sentinel is a condition to, and is required for, consummation of the Merger. See "The Merger-- Conditions to the Merger."

Security Ownership

     As of the Record Date, the directors and executive officers of Sentinel and their affiliates beneficially owned in the aggregate __________ shares (excluding _________ underlying stock options, which shares may not be voted at the Special Meeting), or ______% of the then outstanding shares (______% assuming the exercise of stock options held by directors and executive officers), of Sentinel Common Stock entitled to vote at the Special Meeting. The directors of Sentinel have entered into voting agreements with Roosevelt (the "Voting Agreements") whereby such directors have agreed to vote all shares of Sentinel Common Stock owned by them (__________ shares in the aggregate) for approval of the Merger Agreement. As of the Record Date, directors and executive officers of Roosevelt and their affiliates beneficially owned in the aggregate _____ shares of Sentinel Common Stock.

     For additional information, see "The Special Meeting."

                                  The Merger

     The following full text of the Merger Agreement, which is attached hereto as Appendix I and is incorporated by reference herein.

General

     The stockholders of Sentinel are being asked to consider and vote upon a proposal to approve the Merger Agreement, pursuant to which Sentinel will be merged with and into Roosevelt, with Roosevelt as the surviving entity, and Sentinel Federal will be merged with Roosevelt Bank. The name of the surviving entities following consummation of the Merger will be "Roosevelt Financial Group, Inc." and "Roosevelt Bank," respectively. See "The Merger--General."

Reasons for the Merger; Recommendation of the Board of Directors

     At a meeting held on March 21, 1996, the Sentinel Board unanimously adopted the Merger Agreement and approved the transactions contemplated thereby and determined that the Merger would be in the best interests of Sentinel and its stockholders. The Sentinel Board therefore recommends that stockholders vote FOR approval of the Merger Agreement at the Special Meeting.

     For a discussion of the factors considered by the Sentinel Board in reaching its decision to adopt the Merger Agreement and approve the transactions contemplated thereby, see "The Merger--Background of the Merger" and "--Reasons for the Merger; Recommendation of the Board of Directors."

Merger Consideration

     Subject to the terms, conditions and procedures set forth in the Merger Agreement, each share of Sentinel Common Stock issued and outstanding immediately prior to the Effective Time of the Merger (other than shares held by holders who perfect dissenters' rights and other excluded shares) will be converted into the right to receive 1.4231 shares of Roosevelt Common Stock (the "Exchange Ratio" and the "Merger Consideration," respectively). See "The Merger--Merger Consideration." Each share of Roosevelt Common Stock issued and outstanding at the Effective Time will remain outstanding and unchanged as a result of the Merger.

     The Exchange Ratio is subject to adjustment, such that if the weighted average sale price of all Roosevelt Common Stock traded on the Nasdaq National Market during the ten trading day period ending on the date that is three trading days prior to the Closing Date of the Merger (the "Average Pre-Closing Trading Price") is less than $15.83 per share the Exchange Ratio shall be equal to $22.525 divided by the Average Pre-Closing Trading Price (in which case a greater number of shares of Roosevelt Common Stock would be issued than if there were no adjustment to the Exchange Ratio), and if the Average Pre-Closing Trading Price is greater than $21.42 per share the Exchange Ratio shall be equal to $30.475 divided by the Average Pre-Closing Trading Price (in which case fewer shares of Roosevelt Common Stock would be issued than if there were no adjustment to the Exchange Ratio). Based on the last reported sale price for Roosevelt Common Stock on the Nasdaq National Market on ____________, 1996 ($_____ per share), the value of 1.4231 shares of Roosevelt Common Stock as of that date would have been approximately $_____. At the present time, there is no established market in which shares of Sentinel Common Stock are regularly traded, nor are there any uniformly quoted prices for such shares. The last trade of shares of Sentinel Common Stock known by management of Sentinel occurred during April 1996. The closing bid price for Sentinel Common Stock on April 30, 1996 was $21.00 per share. The market value of Roosevelt Common Stock to be received in the Merger, however, is subject to fluctuation. Fluctuations in the market price of Roosevelt Common Stock would result in an increase or decrease in the value of the Merger Consideration to be received by Sentinel stockholders in the Merger. An increase in the market value of Roosevelt Common Stock would increase the market value of the Merger Consideration to be received by Sentinel stockholders in the Merger. A decrease in the market value of Roosevelt Common Stock would have the opposite effect. See "The Merger--Merger Consideration." Sentinel Stockholders are urged to obtain current market quotations for Roosevelt Common Stock.

Treatment of Sentinel Stock Options

     At the Effective Time, Sentinel's 1994 Stock Option Plan (the "Sentinel Option Plan") and each outstanding option thereunder (including options granted to non-employee directors of Sentinel pursuant to any amendment of the Sentinel Option Plan) to purchase Sentinel Common Stock (the "Sentinel Stock Options") will be assumed by Roosevelt. Upon such assumption, each Sentinel Stock Option shall become an option to purchase the number of shares of Roosevelt Common Stock equal to the product of the number of shares of Sentinel Common Stock subject to the original option and the Exchange Ratio, with an appropriate adjustment to the exercise price under each substituted option and otherwise subject to the terms of the Sentinel Option Plan. See "The Merger--Treatment of Sentinel Stock Options."

Opinion of Financial Advisor

     Sentinel has retained Trident Financial Corporation ("Trident") as its financial advisor in connection with the transactions contemplated by the Merger Agreement to evaluate the financial terms of the Merger. See "The Merger-- Background of the Merger" and "--Reasons for the Merger; Recommendation of the Board of Directors."

     Trident has delivered an opinion that as of March 22, 1996, as confirmed on ________, 1996, the Exchange Ratio is fair, from a financial point of view, to the holders of Sentinel Common Stock. A copy of Trident's opinion dated ___________, 1996 is attached to this Proxy Statement/Prospectus as Appendix II and is incorporated by reference herein. See "The Merger--Opinion of Financial Advisor."

Effective Time and Closing Date

     The Merger shall become effective at the time and on the date of the filing of a certificate of merger with the Secretary of State of Delaware for the Company Merger and articles of combination with the Office of Thrift Supervision (the "OTS") for the Bank Merger (the "Effective Time"). Such filings will occur as soon as practicable after the satisfaction or waiver of all of the conditions to the Merger. The closing of the Merger shall occur no later than 10:00 a.m. on the last business day of the first calendar month following the satisfaction or waiver of all conditions and obligations precedent of Roosevelt and Sentinel to consummate the Merger, or at another time agreed to by Roosevelt and Sentinel (the "Closing Date").

Appraisal Rights

     Under Delaware law, each holder of Sentinel Common Stock may dissent from the Merger, and receive payment of the appraised value of his or her shares of stock, provided the stockholder does not vote in favor of the Merger and complies with certain statutory procedures set forth in Section 262 of the Delaware General Corporation Law (the "DGCL"), the text of which is attached hereto as Appendix III. The value determined in such appraisal could be more than, the same as, or less than the value of the consideration to be received under the Merger Agreement by holders of Sentinel Common Stock who do not dissent from the Merger. A holder of Sentinel Common Stock who returns an executed proxy which does not indicate either a vote against the Merger or an abstention will be deemed to have voted in favor of the Merger and therefore will have waived his or her appraisal rights. See "The Merger--Appraisal Rights" and Appendix III to this Proxy Statement/Prospectus.

Interests of Certain Persons in the Merger

     At the Closing, Roosevelt Bank will enter into an employment agreement (the "Employment Agreement") with Craig D. Laemmli, President and Chief Executive Officer of Sentinel and Sentinel Federal, who will assume the position of Vice President of Roosevelt Bank (for a six month term at an annual salary of $61,559). If Mr. Laemmli's employment is terminated during the term of such agreement for any reason, whether voluntarily by Mr. Laemmli or by Roosevelt Bank (other than for cause, as defined in the Employment Agreement), he will be entitled to receive payment of his salary for the remaining term of the Employment Agreement, plus an amount of cash equal to 299 percent of his "base amount" of compensation, in two installments, the first such installment payable within 15 days after the date of termination and the second payable on the first anniversary date of termination. The Sentinel Board was aware of this interest and others and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.
See "The Merger--Interests of Certain Persons in the Merger."

Conditions to the Merger

     The respective obligations of the parties to consummate the Merger are subject to the satisfaction or waiver of certain conditions specified in the Merger Agreement, including, among other things, the receipt of the requisite regulatory and stockholder approvals, the accuracy of the representations and warranties contained therein, the performance of all obligations imposed thereby, the receipt by Roosevelt and Sentinel of an opinion with respect to certain federal income tax consequences of the Merger, the receipt by Roosevelt of a letter from its independent accountants to the effect that the Merger will qualify for pooling of interests accounting treatment and certain other conditions. See "The Merger--Conditions to the Merger."

Regulatory Approvals

     The Merger is subject to the approval of the OTS. Roosevelt filed an application for approval of the Merger with the OTS on May 13, 1996, and anticipates obtaining the approval of the OTS in the third quarter of 1996. There can be no assurance as to the receipt or timing of such approval.

     It is a condition to the consummation of the Merger that all requisite regulatory approvals be obtained without the imposition of any condition which differs from conditions customarily imposed by the OTS in orders approving acquisitions of the type contemplated by the Merger Agreement and compliance with which would diminish materially the reasonably anticipated benefits of the Merger to Roosevelt and Roosevelt Bank. There can be no assurance that any such approval will not contain terms, conditions or requirements which cause such approval to fail to satisfy such condition to the consummation of the Merger.

     Under federal law a period of 30 days, subject to reduction to 15 days by the OTS with the concurrence of the United States Department of Justice (the "Department of Justice") must expire following approval by the OTS within which period the Department of Justice may file objections to the Merger under the federal antitrust laws. The Department of Justice could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Merger, unless acceptable accommodations are made. While the parties believe that the likelihood of such action by the Department of Justice is remote in this case, there can be no assurance that the Department of Justice will not initiate such a proceeding. See "The Merger-- Regulatory Approvals."

Waiver and Amendment; Termination

     Prior to the Effective Time, the Boards of Directors of Roosevelt and Sentinel may extend the time for performance of any obligations under the Merger Agreement, waive any inaccuracies in the representations and warranties contained in the Merger Agreement and waive compliance with any term, condition or provision of the Merger Agreement.

     Subject to applicable law, the Merger Agreement may be amended by action of the Roosevelt and Sentinel Boards at any time before or after approval of the Merger Agreement by the stockholders of Sentinel, provided that, among other things, after approval of the Merger Agreement by the stockholders of Sentinel, no amendment may change the amount or form of the Merger Consideration to be received by Sentinel stockholders in the Merger without their approval or adversely affect the tax treatment to Sentinel stockholders of the Merger Consideration. In addition, Roosevelt may cause an amendment to the Merger Agreement to change the method of effecting the Merger, subject to certain limitations set forth in the Merger Agreement.

     The Merger Agreement may be terminated at any time prior to the Effective Time, whether prior to or after approval of the matters presented herein by Sentinel's stockholders, either by mutual consent of the parties in writing or by either party if (i) the Merger is not consummated by January 31, 1997 (provided that the terminating party is not then in material breach of the Merger Agreement); (ii) the required regulatory approvals are not obtained;
(iii) the required approval of Sentinel's stockholders is not obtained; or (iv) the other party has materially breached any representation, warranty, covenant or agreement set forth in the Merger Agreement and has failed to, or cannot, cure in a timely manner such breach after receiving written notice of such breach. In addition, the Sentinel Board may, in the exercise of its good faith judgment in consultation with counsel, terminate the Agreement if it determines that such termination is required by the occurrence of certain events; provided, however, that such termination is permissible only upon the prior payment to Roosevelt of a fee of $680,000 in cash. See "The Merger--Waiver and Amendment; Termination." Sentinel has also agreed to pay Roosevelt this amount in the event the Merger is not consummated and certain events occur by September 22, 1997. See "The Merger--Expenses; Termination Fee."

Conduct of Business Pending the Merger

     Each of Roosevelt and Sentinel has agreed to conduct its business prior to the Effective Time only in the ordinary and usual course consistent with past practices and use its best efforts to maintain and preserve its business organization, employees and advantageous business relationships, and retain the services of its officers and key employees. Sentinel also has agreed to certain forbearances with respect to the conduct of its business prior to the Effective Time. See "The Merger--Conduct of Business Pending the Merger."

Expenses; Termination Fee

     All expenses incurred in connection with the Merger Agreement and the consummation of the Merger are to be paid by the party incurring such expenses, except that Roosevelt will pay all printing and mailing expenses and filing fees associated with the Registration Statement and this Prospectus/Proxy Statement and all filings with the OTS for approval of the Merger Agreement. In addition, Sentinel has agreed to pay Roosevelt a fee of $680,000 in the event the Merger is not consummated and certain events occur by September 22, 1997. See "The Merger--Expenses; Termination Fee."

Accounting Treatment

     It is intended that the Merger will be accounted for as a "pooling of interests" in accordance with generally accepted accounting principles. A condition to the consummation of the Merger is the receipt by Roosevelt of a letter from its independent accountants to the effect that the Merger qualifies for pooling of interests accounting treatment. See "The Merger--Accounting Treatment."

Certain Federal Income Tax Consequences of the Merger

     It is a condition to the obligations of Roosevelt and Sentinel to consummate the Merger that they shall have received an opinion of counsel or independent certified accountants mutually acceptable to them to the effect that, among other things, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and for federal income tax purposes no gain or loss will be recognized as a result of the Merger by Roosevelt, Sentinel, Roosevelt Bank or Sentinel Bank, or any Sentinel stockholder upon receipt solely of Roosevelt Common Stock in the Merger (except with respect to cash received by a Sentinel stockholder in lieu of a fractional share of Roosevelt Common Stock). Each of these conditions is waivable at the option of the parties. Sentinel stockholders are urged to consult their tax advisors concerning the specific tax consequences to them of the Merger, including the applicability and effect of various state, local and foreign tax laws. See "The Merger--Certain Federal Income Tax Consequences of the Merger" and "--Conditions to the Merger."

Effects of the Merger on Rights of Stockholders

     As a result of the Merger, holders of Sentinel Common Stock who receive shares of Roosevelt Common Stock in the Merger will become stockholders of Roosevelt. For a comparison of the corporate charters and bylaws of Roosevelt and Sentinel governing the rights of Roosevelt and Sentinel stockholders, see "Comparison of Rights of Stockholders of Roosevelt Financial Group, Inc. and Sentinel Financial Corporation."

Nasdaq Listing

     Roosevelt Common Stock (symbol: RFED) currently is quoted on the Nasdaq National Market. It is a condition to consummation of the Merger that the Roosevelt Common Stock to be issued to the stockholders of Sentinel in the Merger and to be reserved for issuance under the Sentinel Stock Options assumed by Roosevelt in the Merger also will be approved for listing on the Nasdaq National Market. See "The Merger--Conditions to the Merger."

                          Management After the Merger

     As of the Effective Time, the Boards of Directors of Roosevelt and Roosevelt Bank will consist of the current members of such Boards, and the executive officers of Roosevelt and Roosevelt Bank will include the current executive officers of Roosevelt and Roosevelt Bank. Craig D. Laemmli, President and Chief Executive Officer of Sentinel and Sentinel Federal, will assume the position of Vice President of Roosevelt Bank pursuant to an employment agreement for a term of six months as described elsewhere in this Proxy Statement/Prospectus. See "The Merger--Interests of Certain Persons." In addition, for at least one year after the Effective Time, and for so long thereafter as agreed to by Roosevelt Bank and the participating directors of Sentinel, the directors of Sentinel who wish to do so may serve as regional advisory directors of Roosevelt Bank, with a retainer fee for each such advisory director of $500 per month. See also "The Merger--Interests of Certain Persons in the Merger."

                              Recent Developments

     The deposits of Roosevelt Bank are presently insured by the Savings Association Insurance Fund (the "SAIF"), which together with the Bank Insurance Fund (the "BIF"), are the two insurance funds administered by the Federal Deposit Insurance Corporation (the "FDIC"). As a result of the recent recapitalization of the BIF, deposit insurance premiums for many institutions insured by the BIF have been essentially eliminated. It is anticipated that the SAIF will not be adequately recapitalized until 2002, absent a substantial increase in premium rates or the imposition of special assessments or other significant developments, such as a merger of the SAIF and the BIF. Proposed legislation under consideration by the United States Congress provides for a one-time assessment to be imposed on all deposits assessed at the SAIF rates, as of March 31, 1995, in order to recapitalize the SAIF and eliminate the disparity. The special assessment rate is anticipated to be between .80% to
 .90%. Based upon Roosevelt Bank's level of SAIF deposits at March 31, 1995 (including the pro forma effect of the acquisitions of Kirksville Federal Savings Bank ("Kirksville Bank"), Washington Savings Bank, FSB ("Washington Savings"), Sentinel Federal and Mutual Savings Bank, f.s.b. ("Mutual Bank")), and assuming a special assessment of .90%, Roosevelt Bank's assessment would be approximately $38.8 million on a pre-tax basis. If such special assessment had been recorded as of March 31, 1996, on a pro forma basis, the tangible, core and risk-based capital ratios would have been 5.09%, 5.11% and 13.82%, respectively. If such legislation is enacted, it is anticipated the assessment would be payable in 1996. See "Recent Developments."

               COMPARATIVE STOCK PRICES AND DIVIDEND INFORMATION

     The Roosevelt Common Stock is quoted on the Nasdaq National Market under the symbol "RFED." At the present time, there is no established market in which shares of Sentinel Common Stock are regularly traded, nor are there any uniformly quoted prices for such shares. The last trade of shares of Sentinel Common Stock known by management of Sentinel occurred during April 1996. The closing bid price for Sentinel Common Stock on April 30, 1996 was $21.00 per share. The following table sets forth the market prices for Roosevelt Common Stock and the quarterly cash dividends per share declared for Roosevelt Common Stock, for the periods indicated. Sentinel has never paid dividends on its Common Stock. The market prices of the Roosevelt Common Stock for the periods indicated represent closing prices of such stock as quoted on the Nasdaq National Market. Roosevelt Common Stock prices and dividend amounts have been restated to give effect to stock splits and stock dividends. The stock prices do not include retail mark-ups, mark-downs or commissions.

                                   Roosevelt Common Stock
                                  -------------------------
                                   High    Low    Dividends
                                  ------  ------  ---------
     1994 Calendar Year
            First Quarter.......  15.833  13.917     0.10
            Second Quarter......  18.250  14.328     0.11
            Third Quarter.......  17.375  16.000     0.11
            Fourth Quarter......  16.875  12.750     0.11

     1995 Calendar Year
            First Quarter.......  17.250  14.750     0.14
            Second Quarter......  18.625  15.750     0.14
            Third Quarter.......  18.625  15.250     0.14
            Fourth Quarter......  19.375  15.875     0.14

     1996 Calendar Year
            First Quarter.......  19.250  17.000     0.155
            Second Quarter......

     The following table sets forth the last reported sale prices per share of Roosevelt Common Stock and Sentinel Common Stock and the equivalent per share price for Sentinel Common Stock giving effect to the Merger on (i) March 21, 1996, the last trading day preceding public announcement of the signing of the Merger Agreement; and (ii) __________, 1996, the last practicable date prior to the mailing of this Proxy Statement/Prospectus.

                      Roosevelt      Sentinel    Equivalent Price per
                     Common Stock  Common Stock   Sentinel Share (1)
                     ------------  ------------  ---------------------
March 21, 1996......   $18.500      $21.00/(2)/        $26.327
_________, 1996.....      --             --              --

- ---------------------------

(1) The equivalent price per share of Sentinel Common Stock at each specified date was determined by multiplying (i) the last reported sale price of Roosevelt Common Stock on such date and (ii) the Exchange Ratio of 1.4231.

(2) The last trade of shares of Sentinel Common Stock known by management of Sentinel occurred during April 1996. The closing bid price for Sentinel Common Stock on April 30, 1996 was $21.00 per share.

     As of __________, 1996, the ____________ outstanding shares of Roosevelt Common Stock were held by approximately ________ record owners and the __________ outstanding shares of Sentinel Common Stock by approximately ____ record owners.

     The number of shares of Roosevelt Common Stock to be received for each share of Sentinel Common Stock has been fixed at 1.4231. This ratio is subject to adjustment, such that if the weighted average sale price of all Roosevelt Common Stock traded on the Nasdaq National Market during the ten trading day period ending on the date that is three trading days prior to the Closing Date of the Merger (the "Average Pre-Closing Trading Price") is less than $15.83 per share, the Exchange Ratio shall be equal to $22.525 divided by the Average Pre-Closing Trading Price (in which case a greater number of shares of Roosevelt Common Stock will be issued than would be if there were no adjustment to the Exchange Ratio), and if the Average Pre-Closing Trading Price is greater than $21.42 per share, the Exchange Ratio shall be equal to $30.475 divided by the Average Pre-Closing Trading Price (in which case fewer shares of Roosevelt Common Stock will be issued than would be if there were no adjustment to the Exchange Ratio). Sentinel stockholders are advised to obtain current market quotations for Roosevelt Common Stock. The market price of Roosevelt Common Stock may fluctuate between the date of this Proxy Statement/Prospectus and the Effective Time. Fluctuations in the market price of Roosevelt Common Stock would result in an increase or decrease in the value of the Merger Consideration to be received by holders of Sentinel Common Stock in the Merger. An increase in the market value of Roosevelt Common Stock would increase the market value of the Merger Consideration to be received in the Merger. A decrease in the market value of Roosevelt Common Stock would have the opposite effect. The market value of the Merger Consideration at the time of the Merger will depend upon the market value of a share of Roosevelt Common Stock at such time. See "The Merger--Merger Consideration." Sentinel stockholders are urged to obtain current market quotations for Roosevelt Common Stock.

     The timing and amount of the future dividends of Roosevelt will depend upon earnings, cash requirements, Roosevelt's financial condition and other factors deemed relevant by the Board of Directors of Roosevelt (the "Roosevelt Board"). Dividends may also be limited by certain regulatory restrictions.

                              RECENT DEVELOPMENTS


     The deposits of Roosevelt Bank are presently insured by the SAIF which together with the BIF are the two insurance funds administered by the FDIC. As a result of the BIF reaching its statutory reserve ratio, the FDIC revised the premium schedule for BIF insured institutions to provide a range of .04% to .31% of deposits. The revisions became effective in the third quarter of 1995. The BIF premium schedule was further revised, effective January 1996, to provide a range of 0% to .27% with an annual minimum assessment of $2,000, essentially eliminating deposit insurance premiums for many BIF-insured institutions. As a result of these adjustments, BIF insured institutions now generally pay lower premiums than SAIF insured institutions.

     The FDIC has noted that the SAIF is not expected to attain its designated reserve ratio until the year 2002. As a result, SAIF insured members will generally be subject to higher deposit insurance premiums than BIF insured institutions until, all things being equal, the SAIF attains its required reserve ratio.

     The effect of this disparity on Roosevelt Bank and other SAIF members is uncertain at this time. It may have the effect of permitting BIF member banks to offer loan and deposit products on more attractive terms than SAIF members due to the cost savings achieved through lower premiums, thereby placing SAIF members at a competitive disadvantage. In order to eliminate this disparity, a number of proposals to recapitalize the SAIF have been considered by the United States Congress in 1995 and 1996. One proposal under current consideration provides for a one-time assessment to be imposed on all deposits assessed at the SAIF rates, as of March 31, 1995, in order to recapitalize the SAIF and eliminate the premium disparity. The BIF and SAIF would be merged into one fund as soon as practicable, but no later than January 1, 1998. The special assessment rate is anticipated to range from .80% to .90%. Based on Roosevelt Bank's level of SAIF deposits at March 31, 1995 (including the effect of the acquisitions of Kirksville Bank, Washington Savings, Sentinel Federal and Mutual
Bank) and assuming a special assessment of .90%, Roosevelt Bank's assessment would be approximately $ 38.8 million on a pre-tax basis. If such special assessment had been recorded as of March 31, 1996, on a pro forma basis, the tangible, core and risk-based capital ratios would have been 5.09%, 5.11% and 13.82%, respectively. If the legislation is enacted, it is anticipated the assessment would be payable in 1996. Accordingly, this special assessment would significantly increase noninterest expense and adversely affect Roosevelt Bank's results of operations. Conversely, depending on Roosevelt Bank's capital level and supervisory rating, and assuming, although there can be no assurance, that the insurance premium levels for BIF and SAIF members are again equalized, deposits insurance premiums could decrease significantly to the minimum assessment for future periods.

     The United States Congress is considering legislation that would require all Federal thrift institutions, such as Roosevelt Bank, to either convert to a national bank or a state chartered financial institution by January 1, 1998. In addition, Roosevelt would no longer be regulated as a thrift holding company, but rather as a bank holding company. The OTS would also be abolished and its functions transferred among the other federal banking regulators. Certain aspects of the legislation remain to be resolved and therefore no assurance can be given as to whether or in what form the legislation will be enacted or its effect on Roosevelt and Roosevelt Bank.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
                       OF ROOSEVELT FINANCIAL GROUP, INC.


     The following table shows, for the periods indicated, certain summary historical data for Roosevelt. Information at and for the years ended December 31, 1991 through 1993 have been restated to reflect an acquisition accounted for as a pooling of interests. This information is derived in part from, and should be read in conjunction with, the separate consolidated financial statements and related notes included in the Roosevelt 1995 10-K, which is incorporated by reference herein.

                                                                         At or for the Three Months
                                                                               Ended March 31,
                                                                        ---------------------------
                                                                            1996           1995
                                                                        -----------     -----------
Summary of Financial Condition:
  Total assets......................................................      $9,134,660      $9,055,086
  Securities available for sale.....................................       1,459,784       1,954,997
  Securities held to maturity.......................................       3,577,014       3,602,999
  Loans.............................................................       3,777,160       3,149,641
  Deposits..........................................................       4,921,047       4,854,475
  Other borrowings..................................................       3,571,970       3,618,695
  Stockholders' equity..............................................         509,105         438,997

Summary of Operations:
  Total interest income.............................................      $  166,143      $  156,553
  Total interest expense............................................         119,769         108,123
  Provision for losses on loans.....................................             300             300
                                                                         -----------      ----------
  Net interest income after provision for
    losses on loans.................................................          46,074          48,130
                                                                         -----------      ----------
  Retail banking fees...............................................           3,132           2,532
  Insurance and brokerage sales
    commissions.....................................................           1,698           2,011
  Loan servicing fees (expenses), net...............................           2,019           2,042
  Net gain (loss) from financial instruments........................             341           1,508
  Unrealized losses on impairment of
    mortgage-backed securities held to
    maturity........................................................              --         (27,063)
  Recognition of financial futures losses...........................              --              --
  Other.............................................................           1,328             998
                                                                         -----------      ----------
      Total noninterest income (loss)...............................           8,518         (17,972)
                                                                         -----------      ----------
      Total noninterest expense.....................................          21,718          21,493
                                                                         -----------      ----------
  Income before income tax expense,
    extraordinary item, and cumulative
    effect of change in accounting
    principle.......................................................          32,874           8,665
  Income tax expense................................................          11,309           2,978
  Extraordinary item, net...........................................              --              --
  Cumulative effect of change in accounting
    principle.......................................................              --              --
                                                                         -----------     -----------
  Net income........................................................     $    21,565     $     5,687
                                                                         ===========     ===========
  Net income attributable to common stock...........................     $    20,508     $     4,615
                                                                         ===========     ===========
Per Share Data:
Primary earnings per share:
      Income before extraordinary item and
         cumulative effect of change in
         accounting principle.......................................     $      0.48     $      0.12
      Extraordinary item............................................              --              --
      Cumulative effect of change in
         accounting principles......................................              --              --
                                                                         -----------     -----------
         Net income.................................................     $      0.48     $      0.12
                                                                         ===========     ===========

                                                                                    At or for the
                                                                              Years Ended December 31,
                                                     -----------------------------------------------------------------------
                                                        1995           1994           1993            1992           1991
                                                     ----------     ----------      ---------       ---------     -----------
                                                                    (dollars in thousands, except  per share data)
Summary of Financial Condition:
  Total assets.....................................  $9,013,061     $8,431,866      $7,595,161      $6,038,732    $ 5,756,199
  Securities available for sale....................   1,606,461      1,765,699       1,665,879          52,399         46,997
  Securities held to maturity......................   3,550,140      3,276,062       2,642,916       2,219,147      2,487,141
  Loans............................................   3,577,892      3,072,151       2,671,810       2,349,771      2,259,867
  Deposits.........................................   4,907,497      4,899,389       5,081,496       4,300,981      4,184,323
  Other borrowings.................................   3,507,475      2,963,449       1,975,661       1,319,154      1,222,457
  Stockholders' equity.............................     496,906        441,626         378,462         288,545        254,396

Summary of Operations:
  Total interest income............................  $  647,316     $  533,368      $  486,940      $  439,173    $   503,801
  Total interest expense...........................     466,433        347,574         321,490         314,728        394,315
  Provision for losses on loans....................       1,200         12,432             706           2,648          2,695
                                                     ----------     ----------      ----------      ----------    -----------
  Net interest income after provision for
    losses on loans................................     179,683        173,362         164,744         121,797        106,791
                                                     ----------     ----------      ----------      ----------    -----------
  Retail banking fees..............................      10,706          8,682           6,260           4,870          3,150
  Insurance and brokerage sales
    commissions....................................       7,506          6,538           5,737           4,347          3,159
  Loan servicing fees (expenses), net..............       8,911          7,359         (11,145)          8,392         11,191
  Net gain (loss) from financial instruments.......       5,468        (39,120)         10,646          11,394            374
  Unrealized losses on impairment of
    mortgage-backed securities held to
    maturity.......................................     (27,063)            --              --              --             --
  Recognition of financial futures losses..........     (34,827)            --              --              --             --
  Other............................................       3,016          5,337           2,759           1,790          5,337
                                                     ----------     ----------      ----------      ----------    -----------
      Total noninterest income (loss)..............     (26,283)       (11,204)         14,257          30,793         23,211
                                                     ----------     ----------      ----------      ----------    -----------
      Total noninterest expense....................      87,666        115,576          98,598         100,452         87,994
                                                     ----------     ----------      ----------      ----------    -----------
  Income before income tax expense,
    extraordinary item, and cumulative
    effect of change in accounting
    principle......................................      65,734         46,582          80,403          52,138         42,008
  Income tax expense...............................      20,616         15,026          27,134          17,887         14,612
  Extraordinary item, net..........................          --         (7,849)         (1,908)         (3,796)        (1,662)
  Cumulative effect of change in accounting
    principle......................................          --             --          (6,489)/(1)/        --        (16,321)/(2)/
                                                     ----------     ----------      ----------      ----------    -----------
  Net income.......................................  $   45,118     $   23,707      $   44,872      $   30,455    $     9,413
                                                     ==========     ==========      ==========      ==========    ===========
  Net income attributable to common stock..........  $   40,875     $   18,523      $   41,057      $   28,866    $     5,029
                                                     ==========     ==========      ==========      ==========    ===========
Per Share Data:
Primary earnings per share
      Income before extraordinary item and
         cumulative effect of change in
         accounting principle......................  $     1.01     $     0.70      $     1.54      $     1.09    $      1.09
      Extraordinary item...........................          --          (0.21)          (0.06)          (0.13)         (0.06)
      Cumulative effect of change in
         accounting principles.....................          --             --           (0.20)             --          (0.65)
                                                     ----------     ----------      ----------      ----------    -----------
         Net income................................  $     1.01     $     0.49      $     1.28      $     0.96    $      0.38
                                                     ==========     ==========      ==========      ==========    ===========

                                           At or for the Three Months                    At or for the
                                                 Ended March 31,                     Years Ended December 31,
                                           --------------------------  -----------------------------------------------------------
                                               1996       1995          1995           1994          1993        1992       1991
                                              -----     -------        ------         ------        ------      ------     -------
                                                                (dollars in thousands, except per share data)
  Fully-diluted earnings per share:
      Income before extraordinary item and
        cumulative effect of change in
        accounting principles................$ 0.46     $  0.12         $ 0.99         $ 0.68         $ 1.32     $ 0.99    $  1.09
      Extraordinary item.....................    --          --             --          (0.20)         (0.05)     (0.11)     (0.06)
      Cumulative effect of change in
        accounting principles................    --          --             --             --          (0.16)         --     (0.65)
                                              -----     -------         ------         ------         ------      ------   -------
        Net income...........................$ 0.46     $  0.12         $ 0.99         $ 0.48         $ 1.11      $ 0.88   $  0.38
                                             ======     =======         ======         ======         ======      ======   =======
Pro Forma amount assuming the change
in accounting principle is applied
retroactively:/(2)/
        Net income...........................   N/A         N/A            N/A            N/A            N/A         N/A   $25,734
                                             ======     =======         ======         ======         ======      ======   =======
        Earnings per share...................   N/A         N/A            N/A            N/A            N/A         N/A   $  1.03
                                             ======     =======         ======         ======         ======      ======   =======
Other Data:
  Ratio of net interest income to general
    and administrative expense...............  2.14x       2.25x          2.06x/(4)/     1.67x/(3)/     1.82x       1.55x     1.44x
  Effective net spread during the period.....  2.08%       2.22%          2.05%          2.29%          2.40%       2.32%     2.01%
  Nonperforming assets to total assets, end
    of period................................  0.85        0.61           0.90           0.41           0.46        0.78      0.89
  Return on assets (ratio of net income to
    average total assets)....................  0.93        0.25/(5)/      0.49/(4)/      0.28/(3)/      0.61        0.54      0.16
  Return on equity (ratio of net income to
    average stockholders' equity)............ 17.18        5.08/(5)/      9.93/(4)/      5.85/(3)/     12.86       11.11      3.55
  Equity-to-assets ratio (ratio of average
    stockholders' equity to average total
    assets)..................................  5.40        4.95           4.97           4.80           4.75        4.84      4.64
  Cash dividends per share of common
    stock....................................$ 0.155    $  0.14         $ 0.56         $ 0.43         $ 0.31      $ 0.21   $  0.20
  Dividends on common stock payout ratio
    (dividends paid per share of common
     stock divided by primary net income
     per share).............................. 32.29%     116.67%/(5)/    55.45%/(4)/    58.81%/(3)/    18.72%      18.63%    90.41%
  Book value per share, end of period........$10.83     $  9.74         $10.60         $ 9.79         $ 9.18      $ 9.29   $  8.67

- -------------------------

(1) During December 1993, Roosevelt adopted the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," on a prospective basis. As a result, Roosevelt recorded a $6.5 million charge, net of applicable income taxes, as a cumulative effect of a change in accounting principle to reflect an other than temporary impairment of certain interest-only stripped coupon mortgage-backed pass-through certificates and collateralized mortgage obligation residual interests. See Note 2 of the Notes to Consolidated Financial Statements included in the Roosevelt 1995 10-K incorporated herein by reference. See "Incorporation of Certain Documents by Reference."

(2) During 1991, Roosevelt changed its method of amortizing cost in excess of fair value of net assets acquired. Prior to 1991, Roosevelt amortized the cost in excess of fair value of net assets acquired (goodwill) on a straight line basis over a 15 year life. On January 1, 1991, Roosevelt adopted the provisions of Statement of Financial Accounting Standards No. 72, "Accounting for Certain Acquisitions of Banking and Thrift Institutions" (SFAS 72) and amortizes goodwill over the life of the long-term interest-bearing assets acquired. Such adoption was allowed as a result of the Financial Accounting Standards Board Emerging Issues Task Force Consensus No. 89-19 which permitted retroactive application for purchase business combinations that occurred prior to the issuance of SFAS 72. Roosevelt recorded a $16.3 million cumulative effect of a change in accounting principle in 1991.

(3) Includes a $57.3 million net expense (net of income tax benefit) of merger-related expenses as a result of the acquisition of Farm & Home. Such merger-related expenses included $11.4 million in provision for losses on loans, $38.4 million of net loss from financial instruments, $3.7 million in provision for real estate losses, $6.3 million in compensation and employee benefits, occupancy expense of $5.9 million, transaction related fees of $7.0 million, and $1.8 million of other expenses. This amount was reduced by the income tax effect of $25.0 million. An extraordinary item totalling $7.8 million was recorded related to the early extinguishment of debt. Not including such charges for 1994, the ratio of net interest income to general and administrative expense would have been 2.08x, return on assets would have been 0.96%, return on equity would have been 20.01%, and the dividend on common stock payout ratio would have been 18.40%.

(4) Excluding the impact of the impairment charge related to certain mortgage-backed securities of $27.1 million, the recognition of financial futures losses of $34.8 million and merger-related expenses of $1.6 million, the ratio of net interest income to general and administrative expense would have been 2.10x, return on assets would have been 0.95%, return on equity would have been 18.96% and the dividend on common stock payout ratio would have been 27.59%.

(5) Excluding the impact of the impairment charges related to certain mortgage-backed securities of $27.1 million, return on assets would have been 1.04%, return on equity would have been 20.95% and the dividend on common stock payout ratio would have been 25.45%.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
                       OF SENTINEL FINANCIAL CORPORATION


  The following table shows, for the periods indicated, certain summary historical data for Sentinel. This information is derived in part from, and should be read in conjunction with, the separate consolidated financial statements and related notes included elsewhere in this Proxy
Statement/Prospectus.

                                         At or for the Nine Months
                                              Ended March 31,                                    June 30,
                                         -------------------------  -------------------------------------------------------------
                                             1996         1995          1995          1994         1993        1992        1991
                                         ------------  -----------  -----------   -----------   ----------   ---------  ----------
                                                                (dollars in thousands, except per share data)
Selected Financial Condition Data:
 Total assets.............................. $148,817     $160,837     $161,914      $154,560     $156,600    $161,054    $155,955
 Loans receivable, net.....................   81,412       76,189       80,956        72,278       80,043      95,529     102,787
 Mortgage-backed securities, net...........   55,424       71,354       68,941        73,096       60,725      31,982      23,968
 Investment securities.....................    6,317        8,030        6,246         4,322       10,924      15,574      19,348
 Securities and loans available for sale...    1,893        1,341        1,856         1,058        1,090      13,319       1,476
 Savings deposits..........................  125,559      127,740      126,440       131,504      138,585     144,685     138,771
 Advances from Federal Home Loan Bank......   10,000       20,250       21,850        10,450       10,000       9,500      11,000
 Stockholders' equity/retained earnings -
  substantially restricted.................   11,521       10,376       10,615         9,904        5,106       4,254       3,497
 Number of full-service offices............        2            2            2             2            2           2           2
Selected Operations Data:
 Total interest and dividend income........ $  8,266     $  7,581     $ 10,422      $  9,418     $ 10,793    $ 12,953    $ 13,954
 Total interest expense....................    5,730        5,336        7,344         6,780        7,740       9,733      11,164
                                            --------     --------     --------      --------     --------    --------    --------
      Net interest income..................    2,537        2,244        3,078         2,638        3,053       3,220       2,790
 Provision for losses on loans.............       --           --           --            42          154          27         130
                                            --------     --------     --------      --------     --------    --------    --------
      Net interest income after
       provision for losses on loans.......    2,537        2,244        3,078         2,596        2,899       3,193       2,660
                                            --------     --------     --------      --------     --------    --------    --------
 Service fee income........................       97           92          124           147          156         157         151
 Gain on sale of securities and
  loans, net...............................      117           12           30            35          275         124          42
 Other noninterest income..................      159          155          256           267          433         173         258
                                            --------     --------     --------      --------     --------    --------    --------
   Total noninterest income................      373          259          410           449          864         454         451
                                            --------     --------     --------      --------     --------    --------    --------
 General and administrative expenses.......    2,542        1,921        2,602         2,671        2,418       2,511       2,396
 Provision for losses on real estate
  acquired through foreclosure.............       --           --           --           (43)          24          37          --
                                            --------     --------     --------      --------     --------    --------    --------
      Income before income taxes and
       cumulative effect of change in
       accounting principle................      368          582          886           418        1,345       1,135         716
 Income taxes..............................     (460)         178          283            45          548         426         368
                                            --------     --------     --------      --------     --------    --------    --------
      Income before cumulative effect
       of change in accounting principle...      828          404          603           373          797         709         348
 Cumulative effect of change in
  accounting principle.....................       --           27           27           191           55          49         235
                                            --------     --------     --------      --------     --------    --------    --------
      Net income........................... $    828     $    431     $    630      $    564          852    $    758    $    583
                                            ========     ========     ========      ========     ========    ========    ========
 Earnings per share:
  Income before extraordinary item and
   cumulative effect of change in
   accounting principle.................... $   1.69     $   0.84     $   1.25      $   0.52/(1)      N/A         N/A         N/A
  Cumulative effect of change in
   accounting principle....................       --         0.06         0.06            --           --          --          --
                                            --------     --------     --------      --------     --------    --------    --------
      Net income........................... $   1.69     $   0.90     $   1.31      $   0.52/(1)      N/A         N/A         N/A
                                            ========     ========     ========      ========     ========    ========    ========


                                           At or for the Nine Months
                                                Ended March 31,                                  June 30,
                                            ---------------------    ------------------------------------------------------------
                                              1996         1995         1995           1994        1993        1992        1991
                                            --------     --------     --------       --------    --------    --------    --------
Other Data:
Average total assets....................... $156,714     $159,136     $157,875       $155,206    $157,595    $159,404    $155,786
Average total liabilities..................  146,248      149,344      147,616        147,701     152,804     155,482     152,443
Interest rate spread information:
  Average during year......................     1.86%        1.56%        1.61%          1.45%       1.75%       1.89%       1.66%
  End of year..............................     1.96%        1.55%        1.59%          1.49%       1.70%       2.20%       1.84%
Net interest margin........................     2.16%        1.88%        1.98%          1.72%       1.97%       2.06%       1.83%
Average interest-earning assets to
  average interest-bearing liabilities.....   108.94%      107.94%      107.67%        106.21%     104.33%     102.69%     102.30%
Nonperforming assets to total assets
  at end of year...........................     0.00%        0.08%        0.08%          0.18%       0.39%       0.92%       1.36%
Equity to total assets at end of year......     7.74%        6.45%        6.56%          6.41%       3.26%       2.64%       2.24%
Return on assets (ratio of net income
  to average total assets)/(2)/............     0.70%        0.36%        0.40%          0.36%       0.54%       0.48%       0.37%
Return on equity (ratio of net income
  to average equity)/(2)/..................    10.55%        5.87%        6.14%          7.51%      17.78%      19.33%      17.44%
Equity-to-assets ratio (ratio of
  average equity to average total
  assets)..................................     6.68%        6.15%        6.50%          4.84%       3.04%       2.46%       2.15%
General and administrative expenses as
  a percent of average total assets/(2)/...     2.16%        1.61%        1.65%          1.72%       1.53%       1.58%       1.54%
Ratio of net interest income to
  general and administrative expenses......     1.00%        0.86%        0.85%          1.01%       0.79%       0.78%       0.86%

- -------------------------------

(1) From January 7, 1994, the date of completion of the conversion of Sentinel Federal from mutual to stock form of ownership.
(2)  Annualized.

              ROOSEVELT FINANCIAL GROUP, INC. AND ROOSEVELT BANK


Roosevelt Financial Group, Inc.

     General. Roosevelt is a Delaware corporation organized in 1988 to be the thrift holding company for Roosevelt Bank. The principal asset of Roosevelt is the outstanding stock of Roosevelt Bank. As of March 31, 1996, Roosevelt had total consolidated assets of $9.1 billion, deposits of $4.9 billion and stockholders' equity of $509 million. The executive offices of Roosevelt are located at 900 Roosevelt Parkway, Chesterfield, Missouri 63017 and the telephone number at that address is (314) 532-6200.

     Roosevelt's business consists primarily of attracting deposits from the general public and using those deposits, together with borrowings and other funds, to acquire real estate and consumer loans and mortgage-backed securities, to perform loan servicing functions for others and to provide other retail banking and financial services for consumers. The principal elements of Roosevelt's business plan are (i) the origination of a higher percentage of its assets; (ii) the diversification of its balance sheet away from only mortgage and real estate related assets; (iii) the expansion of its retail deposit base with a simultaneous shift within that deposit base toward checking and transaction accounts; and (iv) growth in fee income by providing other services such as insurance, brokerage and mortgage loan servicing for other investors.

     Acquisitions. Since the beginning of 1990, Roosevelt has pursued a program of acquiring other in-market and adjacent-market thrift institutions. Roosevelt expects to continue informal discussions with various financial institutions regarding their acquisition by Roosevelt.

     In 1990, Roosevelt expanded its franchise to the Illinois portion of the St. Louis metropolitan area by acquiring Home Federal Savings, Alton, Illinois, through the merger conversion acquisition of Home Federal Savings, which had $110 million in assets and $104 million in savings deposits. In October 1991, Roosevelt completed the merger conversion acquisition of Hannibal Mutual Loan and Building Association, Hannibal, Missouri, which had $18 million in assets and savings deposits. In November 1992, Roosevelt completed the merger conversion acquisitions of Conservative Bank, FSB, St. Louis, Missouri, which had $65 million in assets and $61 million in savings deposits, and First Granite City Savings and Loan, Granite City, Illinois, which had $49 million in assets and $42 million in savings deposits. In December 1992, Roosevelt entered the Kansas City, Missouri market by completing the purchase of Brookside Savings Bank, FSB, which had $219 million in assets and $146 million in savings deposits.

     In June 1993, Roosevelt completed the acquisition of the Missouri retail banking network of First Nationwide Bank of San Francisco, California. Roosevelt received net cash totaling $588 million. Gross proceeds totaled $595 million, which represented the amount of deposit accounts acquired by Roosevelt Bank and accrued but unpaid interest on such accounts. This amount was reduced by $7 million, which was paid by Roosevelt Bank for the acquisition of certain loans and a tax deductible intangible asset related to the deposit accounts.

     In November 1993, Roosevelt completed the acquisition of the 17 eastern Missouri retail banking branches of Home Savings of America, Los Angeles, California. The transaction was structured as a purchase of deposits and related branch locations and equipment. Roosevelt received net cash of $709 million. Gross proceeds totaled $733 million, which represented the amount of deposit accounts acquired by Roosevelt and accrued but unpaid interest on such accounts. This amount was reduced by $24 million, which was paid by Roosevelt for the acquisition of certain loans and a tax deductible intangible asset related to the deposit accounts.

     On April 22, 1994, Roosevelt completed the acquisition of Home Federal Bancorp of Missouri, Inc., St. Louis, Missouri, which had total consolidated assets of $533 million and savings deposits of $467 million.

     On June 30, 1994, Farm & Home Financial Corporation ("Farm & Home"), Nevada, Missouri, with total consolidated assets of $3.1 billion and savings deposits of $2.1 billion, merged with and into Roosevelt and Farm & Home Savings Association, a Missouri chartered stock savings and loan association and wholly owned subsidiary of Farm & Home, merged with and into Roosevelt Bank. The transaction was accounted for as a pooling of interests and, accordingly, the consolidated financial statements of Roosevelt have been restated to include the results of Farm & Home for the periods presented. On July 1, 1994, Roosevelt completed the sale of Farm & Home's construction lending business for $75 million in cash.

     On October 20, 1995, Roosevelt completed the acquisition of WSB Bancorp, Inc. ("WSB"), Washington, Missouri, the holding company for Washington Savings. Upon consummation of the merger, each WSB stockholder became entitled to receive $22.75 in cash for each share of WSB common stock held. As of the date of the acquisition, WSB had $97 million in total consolidated assets, $81 million in deposits and stockholders' equity of $19 million.

     On December 29, 1995, Roosevelt completed the acquisition of Kirksville Bancshares, Inc. ("Kirksville"), Kirksville, Missouri, the holding company for Kirksville Bank. Upon consummation of the merger, each Kirksville stockholder became entitled to receive 2.4437 shares of Roosevelt Common Stock. As of the date of the acquisition, Kirksville had total consolidated assets of $131 million, deposits of $102 million and stockholders' equity of $21 million.

     On April 9, 1996, Roosevelt entered into a definitive agreement pursuant to which Mutual Bancompany, Inc. ("Mutual"), Jefferson City, Missouri, the holding company for Mutual Bank, will merge with and into Roosevelt, and Mutual Bank will merge with Roosevelt Bank. Upon the consummation of the transactions, each Mutual stockholder will become entitled to receive a number of shares of Roosevelt Common Stock equal to the quotient of (A) $23.00 divided by (B) the weighted average sale price of all Roosevelt Common Stock traded on the Nasdaq National Market during the ten trading days ending on the date that is three trading days prior to the closing date of the transaction. As of March 31, 1996, Mutual had total consolidated assets of $53 million, deposits of $46 million and stockholders' equity of $6 million.

     On April 16, 1996, Roosevelt entered into a definitive agreement pursuant to which Community Charter Corporation ("CCC"), St. Louis, Missouri, the holding company for Missouri State Bank, will be merged with Roosevelt, resulting in Missouri State Bank becoming a stand-alone first tier subsidiary of Roosevelt. Upon the consummation of the merger, each CCC stockholder will become entitled to receive 1.6 shares of Roosevelt Common Stock. As of March 31, 1996, CCC had total consolidated assets of $62 million, deposits of $54 million and stockholders' equity of $6 million.

Bank Holding Company Regulation

     General. Upon consummation of the acquisition of Missouri State Bank, Roosevelt will become a bank holding company in addition to its current status as a savings and loan holding company, and will register as such with the Board of Governors of the Federal Reserve System (the "FRB"). Bank holding companies are subject to comprehensive regulation by the FRB under the BHCA and the regulations of the FRB. As a bank holding company, Roosevelt will be required to file reports with the FRB and such additional information as the FRB may require, and will be subject to regular examinations by the FRB. The FRB also has extensive enforcement authority over bank holding companies, including, among other things, the ability to assess civil money penalties, to issue cease and desist or removal orders and to require that a holding company divest subsidiaries (including its bank subsidiaries). In general, enforcement actions may be initiated for violations of law and regulations and unsafe or unsound practices.

     Under FRB policy, a bank holding company must serve as a source of strength for its subsidiary banks. Under this policy the FRB may require, and has required in the past, a holding company to contribute additional capital to an undercapitalized subsidiary bank.

     Under the BHCA, a bank holding company must obtain FRB approval before: (i) acquiring, directly or indirectly, ownership or control of any voting shares of another bank or bank holding company if, after such acquisition, it would own or control more than 5% of such shares (unless it already owns or controls the majority of such shares); (ii) acquiring all or substantially all of the assets of another bank or bank holding company; or (iii) merging or consolidating with another bank holding company.

     As a savings and loan holding company, Roosevelt is generally not subject to any activity restrictions, but as a bank holding company will be subject to more restrictive activity limitations imposed on bank holding companies. The BHCA prohibits a bank holding company, with certain exceptions, from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any company which is not a bank or bank holding company, or from engaging directly or indirectly in activities other than those of banking, managing or controlling banks, or providing services for its subsidiaries. The principal exceptions to these prohibitions involve certain non-bank activities which, by statute or by FRB regulation or order, have been identified as activities closely related to the business of banking or managing or controlling banks. The list of activities permitted by the FRB includes, among other things, operating a savings institution (such as Roosevelt Bank), mortgage company, finance company, credit card company or factoring company; performing certain data processing operations; providing certain investment and financial advice; underwriting and acting as an insurance agent for certain types of credit-related insurance; leasing property on a full-payout, non-operating basis; selling money orders, travelers' checks and United States Savings Bonds; real estate and personal property appraising; providing tax planning and preparation services; and, subject to certain limitations, providing securities brokerage services for customers. The scope of permissible activities may be expanded from time to time by the FRB. Such activities may also be affected by federal legislation.

     Interstate Banking and Branching. In 1994, the Riegle-Neal Interstate Banking and Branching Act of 1994 (the "Act") was enacted to ease restrictions on interstate banking. Effective September 29, 1995, the Act allows the FRB to approve an application of an adequately capitalized and adequately managed bank holding company to acquire control of, or acquire all or substantially all of the assets of, a bank located in a state other than such holding company's home state, without regard to whether the transaction is prohibited by the laws of any state. The FRB may not approve the acquisition of a bank that has not been in existence for the minimum time period (not exceeding five years) specified by the statutory law of the host state. The Act also prohibits the FRB from approving an application if the applicant (and its depository institution affiliates) controls or would control more than 10% of the insured deposits in the United States or 30% or more of the deposits in the target bank's home state or in any state in which the target bank maintains a branch. The Act does not affect the authority of states to limit the percentage of total insured deposits in the state which may be held or controlled by a bank or bank holding company to the extent such limitation does not discriminate against out-of-state banks or bank holding companies. Individual states may also waive the 30% state-wide concentration limit contained in the Act.

     Additionally, beginning on June 1, 1997, the federal banking agencies will be authorized to approve interstate merger transactions without regard to whether such transaction is prohibited by the law of any state, unless the home state of one of the banks opts out of the Act by adopting a law after the date of enactment of the Act and prior to June 1, 1997 which applies equally to all out-of-state banks and expressly prohibits merger transactions involving out-of-state banks. Interstate acquisitions of branches will be permitted only if the law of the state in which the branch is located permits such acquisitions. Interstate mergers and branch acquisitions will also be subject to the nationwide and statewide insured deposit concentration amounts described above.

     The Act authorizes the Office of the Comptroller of the Currency (the "OCC") and FDIC to approve interstate branching de novo by national and state banks, respectively, only in states which specifically allow for such branching. The Act also requires the appropriate federal banking agencies to prescribe regulations by June 1, 1997 which prohibit any out-of-state bank from using the interstate branching authority primarily for the purpose of deposit production. These regulations must include guidelines to ensure that interstate branches operated by an out-of-state bank in a host state are reasonably helping to meet the credit needs of the communities which they serve. The State of Missouri has not yet authorized interstate merger transactions or de novo interstate branching.

     Any future acquisitions of thrift institutions of Roosevelt will continue to be subject to the HOLA. As a federal thrift institution, Roosevelt Bank, subject to certain conditions, has nationwide branching authority.

     Dividends. The FRB has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses the FRB's view that a bank holding company should pay cash dividends only to the extent that its net income for the past year is sufficient to cover both the cash dividends and a rate of earning retention that is consistent with the holding company's capital needs, asset quality and overall financial condition. The FRB also indicated that it would be inappropriate for a company experiencing serious financial problems to borrow funds to pay dividends. Furthermore, under the prompt corrective action regulations adopted by the FRB, the FRB may prohibit a bank holding company from paying any dividends if the holding company's bank subsidiary is classified as "undercapitalized".

     Bank holding companies are required to give the FRB prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of their consolidated net worth. The FRB may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe or unsound practice or would violate any law, regulation, FRB order, or any condition imposed by, or written agreement with, the FRB. This notification requirement does not apply to any company that meets the well-capitalized standard for commercial banks, has a safety and soundness examination rating of at least a "2" and is not subject to any unresolved supervisory issues.

     Capital Requirements. The FRB has established capital requirements for bank holding companies that generally parallel the capital requirements for national banks and federal thrift institutions such as Roosevelt Bank. As a thrift holding company, Roosevelt is not subject to any minimum capital requirements.

Roosevelt Bank

     Roosevelt Bank is a federally chartered savings bank with $9.1 billion in consolidated assets at March 31, 1996, making it the largest Missouri-based thrift institution. Roosevelt Bank has 79 full-service offices with 38 offices serving the St. Louis metropolitan area (including Alton and Granite City, Illinois) and nine offices serving the Kansas City metropolitan area. The remaining 32 offices are located in Staunton, Illinois and Pittsburg, Kansas and the Missouri cities of Hannibal (2), Springfield (3), Columbia, Union, Warrenton, St. James, Washington, Sikeston, Dexter, Malden, Poplar Bluff, Hayti, Portageville, Cape Girardeau, Mexico, Jefferson City, Trenton, Marshall, Sedalia, Clinton, Maryville, St. Joseph, Nevada, Lamar, Joplin (2) and Kirksville. Incorporated as a Missouri chartered mutual savings and loan in 1934, Roosevelt Bank converted to a federally chartered savings and loan in 1935. In 1987, Roosevelt Bank became a stock savings and loan and, one year later, converted to a stock savings bank.

     Roosevelt Bank is subject to examination and comprehensive regulation and oversight by the OTS and the FDIC. Roosevelt Bank is further subject to regulations of the FRB with respect to reserves required to be maintained against transaction accounts. Roosevelt Bank is a member of the Federal Home Loan Bank ("FHLB") of Des Moines, which is one of the 12 regional banks constituting the FHLB system and its savings deposits are insured by the SAIF to the maximum extent permitted by the FDIC.

     For additional information, see "Selected Consolidated Financial and Other Data of Roosevelt Financial Group, Inc." Information concerning Roosevelt and Roosevelt Bank also is included in the Roosevelt documents incorporated by reference herein. See "Incorporation of Certain Documents by Reference."


      SENTINEL FINANCIAL CORPORATION AND SENTINEL FEDERAL SAVINGS AND LOAN
                           ASSOCIATION OF KANSAS CITY


Sentinel Financial Corporation

     Sentinel is a Delaware corporation formed in September 1993 to act as the holding company for Sentinel Federal upon the completion of Sentinel Federal's conversion from mutual to stock form of ownership, which was completed in January 1994. At March 31, 1996, Sentinel had total consolidated assets of $148.8 million, deposits of $125.6 million and stockholders' equity of $11.5 million. The executive offices of Sentinel and Sentinel Federal are located at 1001 Walnut Street, Kansas City, Missouri 64106, and the telephone number at that address is (816) 474-9800.

Sentinel Federal Savings and Loan Association of Kansas City

     Sentinel Federal is a federally chartered savings and loan association headquartered in Kansas City, Missouri. Sentinel Federal was organized in 1919 as a Missouri mutual savings and loan association under the name "Baptist Savings and Loan Association of Kansas City." In 1935, Sentinel Federal converted to a federally chartered savings and loan association and changed its name to "Sentinel Federal Savings and Loan Association of Kansas City." Sentinel Federal is regulated by the OTS and its deposits are insured up to applicable limits under the SAIF. Sentinel Federal also is a member of the FHLB System.

     Sentinel Federal's principal business consists of attracting deposits from the general public, originating loans secured primarily by owner-occupied residential properties and purchasing mortgage-related securities through the secondary market. To a significantly lesser extent, Sentinel Federal also originates consumer, commercial real estate, and commercial business loans.

     On December 20, 1989, Sentinel Federal entered into a Supervisory Agreement with the OTS as a result of OTS criticisms of Sentinel Federal's policies and operations and its reduced capital position. In May 1990, Sentinel Federal also signed a Capital Plan agreement as a result of its low level of core capital. The Capital Plan was terminated on June 1, 1994 due to increases in capital levels primarily as a result of the initial public offering. However, the Supervisory Agreement remains in effect until terminated by the OTS. The Supervisory Agreement requires Sentinel Federal to follow certain limitations primarily relating to Sentinel Federal's internal operations, lending activities and investments.

     For additional information, see "Selected Consolidated Financial and Other Data of Sentinel Financial Corporation" and "Business of Sentinel Financial Corporation."


                              THE SPECIAL MEETING

Place, Time and Date

     The Special Meeting is scheduled to be held at ________________ located at ____________ Kansas City, Missouri, on _______, _________, 1996 at __:__ __.m.,
local time. This Proxy Statement/Prospectus is being sent to holders of record, and certain beneficial owners, of Sentinel Common Stock as of the Record Date (as defined below), and is accompanied by a form of proxy which the Sentinel Board requests that stockholders execute and return to Sentinel for use at the Special Meeting.

Matters to Be Considered

     At the Special Meeting, holders of Sentinel Common Stock as of the Record Date will vote upon a proposal to approve the Merger Agreement and the transactions contemplated thereby. Holders of Sentinel Common Stock also may consider and vote upon such other matters as are properly brought before the Special Meeting. As of the date hereof, the Sentinel Board knows of no business that will be presented for consideration at the Special Meeting, other than the matters described in this Proxy Statement/Prospectus.

Record Date; Vote Required

     The Sentinel Board has fixed the close of business on _________, 1996 (the "Record Date") as the time for determining holders of Sentinel Common Stock who are entitled to notice of and to vote at the Special Meeting. Only holders of record of Sentinel Common Stock on the Record Date will be entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were ________ shares of Sentinel Common Stock outstanding and entitled to vote at the Special Meeting.

     Each holder of record of shares of Sentinel Common Stock on the Record Date will be entitled to cast one vote per share on each proposal at the Special Meeting. Such vote may be exercised in person or by properly executed proxy. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Sentinel Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum. Abstentions and broker non-votes will be treated as shares present at the Special Meeting for purposes of determining the presence of a quorum.

     Approval of the Merger Agreement at the Special Meeting will require the affirmative vote of the holders of a majority of the outstanding shares of Sentinel Common Stock entitled to vote at the Special Meeting. As a result, abstentions and broker non-votes will have the same effect as votes against the Merger Agreement.

     As of __________, 1996, the directors and executive officers of Sentinel and their affiliates beneficially owned in the aggregate ________ shares (excluding ________ shares underlying stock options, which shares may not be voted at the Special Meeting), or ______% of the then outstanding shares (_____% assuming the exercise of stock options held by directors and executive officers), of Sentinel Common Stock entitled to vote at the Special Meeting. Each director of Sentinel has entered into a Voting Agreement whereby each such director has agreed to vote all his shares of Sentinel Common Stock owned by him (_______ shares in the aggregate for all directors) for approval of the Merger Agreement. As of __________, 1996, the directors and executive officers of Roosevelt and their affiliates beneficially owned in the aggregate _____ shares of Sentinel Common Stock.

Voting Securities and Principal Holders Thereof

     The following table sets forth, as of __________, 1996, certain information with respect to the beneficial ownership of Sentinel Common Stock by: (i) those persons who were known by the management of Sentinel to be beneficial owners of more than 5% of the outstanding shares of Sentinel Common Stock; (ii) each director of Sentinel; and (iii) all directors and executive officers of Sentinel as a group.


    Name and                     Amount and Nature   Percent of
   Address of                      of Beneficial    Common Stock
Beneficial Owner                  Ownership/(1)/     Outstanding
- ----------------                 -----------------  -------------

James F. Dierberg                      51,105/(2)/       9.95%
Individual Retirement Account
39 Glen Eagles Drive
St. Louis, Missouri 63124

Jeffrey S. Halis                       31,999/(3)/       6.23
500 Park Avenue
Fifth Floor
New York, New York 10022

Donald L. Koch                         31,790/(4)/       6.19
1293 S. Mason Road
St. Louis, Missouri 63131

Sentinel Federal Savings               25,500/(5)/       5.00
and Loan Association
Employee Stock
Ownership Plan Trust

Craig D. Laemmli                       32,048/(6)/       5.96
1001 Walnut Street
Kansas City, Missouri 64106

John H. Grow                            7,990            1.54

Glennon E. McFarland                    9,490            1.83

Willard S. Norton                      11,740            2.27

Donald E. Kuenzi, M.D.                 17,890            3.46

Robert C. Taul                         11,490            2.22

Ron C. Castle                           1,000             .19

All Officers and
Directors as a
Group (13 persons)                    109,821           19.13%

___________________
(1) Includes all shares held directly as well as by spouses, other immediate family members, in trust and other forms of indirect ownership, over which shares the named persons possess voting and investment power. This table also includes shares of Sentinel Common Stock subject to outstanding options exercisable within 60 days pursuant to the Sentinel Stock Option Plan and shares allocated to participants' accounts under Sentinel Federal's Management Recognition and Development Plans.
(2) This information is based on records maintained by Sentinel and information from a Schedule 13D filed with the Securities and Exchange Commission ("SEC") in June 1994.
(3) This information is based on records maintained by Sentinel and information from a Schedule 13D filed with the SEC in February 1994.
(4) This information is based on records maintained by Sentinel and information from a Schedule 13D filed with the SEC in March 1994.
(5) The Sentinel Federal Employee Stock Ownership Plan ("ESOP") purchased 25,500 shares of the Sentinel Common Stock for the exclusive benefit of participating employees with funds borrowed from Sentinel in connection with Sentinel Federal's conversion from mutual to stock form.
     ESOP shares are held in a suspense account for allocation among participants on the basis of compensation as the loan is repaid. A committee appointed by the Sentinel Board (the "ESOP Committee") administers the ESOP. The Sentinel Board has appointed Directors Laemmli, Grow and Norton, as trustees for the ESOP (the "ESOP Trustee"). The Sentinel Board may instruct the ESOP Trustee regarding investments of funds contributed to the ESOP. The ESOP Trustee must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees. Unallocated shares will be voted by the ESOP Trustee as directed by the ESOP Committee. The ESOP Committee is composed of Directors Laemmli, Grow and Norton. (6) This information is based on records maintained by Sentinel and information from a Schedule 13D filed with the SEC in September 1995.

Proxies

     Shares of Sentinel Common Stock represented by properly executed proxies received prior to or at the Special Meeting will, unless such proxies have been revoked, be voted at the Special Meeting in accordance with the instructions indicated in the proxies. If no instructions are indicated on a properly executed proxy, the shares will be voted FOR the Merger Agreement.

     Any proxy given pursuant to this solicitation or otherwise may be revoked by the person giving it at any time before it is voted by delivering to John C. Spencer, Secretary of Sentinel, at 1001 Walnut Street, Kansas City, Missouri 64106 on or before the taking of the vote at the Special Meeting, a written notice of revocation bearing a later date than the proxy or a later dated proxy relating to the same shares of Sentinel Common Stock or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not in itself constitute the revocation of a proxy.

     If any other matters are properly presented at the Special Meeting for consideration, the persons named in the proxy or acting thereunder will have discretion to vote on such matters in accordance with their best judgment. As of the date hereof, the Sentinel Board knows of no such other matters.

     In addition to solicitation by mail, directors, officers, and employees of Sentinel, who will not be specifically compensated for such services, may solicit proxies from the stockholders of Sentinel, personally or by telephone, telegram or other forms of communication. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners. Sentinel will bear its own expenses in connection with the solicitation of proxies for the Special Meeting, except that Roosevelt will pay all printing and mailing expenses associated with the Proxy Statement/Prospectus.

     HOLDERS OF SENTINEL COMMON STOCK ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING FORM OF PROXY AND TO RETURN IT PROMPTLY TO SENTINEL IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

     HOLDERS OF SENTINEL COMMON STOCK SHOULD NOT FORWARD STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                                  THE MERGER

     The information in this Proxy Statement/Prospectus concerning the terms of the Merger is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached hereto as Appendix I and incorporated by reference herein. All stockholders are urged to read the Merger Agreement in its entirety.

General

     Pursuant to the Merger Agreement, Sentinel will be merged with and into Roosevelt, with Roosevelt being the surviving entity (the "Company Merger") and, immediately thereafter, Sentinel Federal will be merged with Roosevelt Bank (the "Bank Merger" and, together with the Company Merger, the "Merger"). As soon as possible after the conditions to consummation of the Merger described below have been satisfied or waived, and unless the Merger Agreement has been terminated as provided below, Roosevelt and Sentinel will file a certificate of merger with the Secretary of State of Delaware for the Company Merger, and articles of combination with the OTS for the Bank Merger. The Company Merger will become effective upon the filing of the certificate of merger with the Secretary of State of Delaware. The Bank Merger will become effective at the time the articles of combination are endorsed by the OTS. The time at which the Company Merger becomes effective is referred to herein as the "Effective Time."

     Upon consummation of the Merger, each outstanding share of Sentinel Common Stock (other than any share held by a holder who perfects dissenters' rights or any other excluded share) shall be converted into 1.4231 shares of Roosevelt Common Stock, subject to adjustment such that if the weighted average sale price of all Roosevelt Common Stock traded on the Nasdaq National Market during the ten trading day period ending on the date that is three trading days prior to the Closing Date of the Merger (the "Average Pre-Closing Trading Price") is less than $15.83 per share, the Exchange Ratio shall be equal to $22.525 divided by the Average Pre-Closing Trading Price (in which case a greater number of shares of Roosevelt Common Stock will be issued than if there were no adjustment to the Exchange Ratio), and if the Average Pre-Closing Trading Price is greater than $21.42 per share, the Exchange Ratio shall be equal to $30.475 divided by the Average Pre-Closing Trading Price (in which case fewer shares of Roosevelt Common Stock will be issued than if there were no adjustment to the Exchange Ratio). Each stockholder of Sentinel shall be entitled to exchange Sentinel Common Stock certificates for Roosevelt Common Stock certificates and thereupon shall cease to be a stockholder of Sentinel, and the separate existence and corporate organization of Sentinel shall cease.

Background of the Merger

     Effective January 4, 1994, Sentinel Federal converted from a federal mutual savings and loan association to a federal stock savings and loan association. At the same time, Sentinel Federal became a wholly owned subsidiary of Sentinel, a newly formed savings and loan holding company. In connection with the conversion, Sentinel completed an initial public offering, selling 513,523 shares of Sentinel Common Stock at $10.00 per share.

     Following the conversion and consistent with Sentinel's business plan, management of Sentinel and Sentinel Federal concentrated their efforts primarily on the improvement of Sentinel Federal's core business of obtaining deposits from the public and originating one- to four-family mortgage loans. In addition, Sentinel Federal also pursued the objective of controlling operating expenses as a means of improving overall profitability.

     Throughout the period following the conversion, Sentinel also considered its strategic alternatives, taking into account its market area and size, in light of the increased rate of consolidation in the financial services industry. These alternatives included expansion into related businesses, expansion of loan and deposit products offered to the public and raising Sentinel Federal's profile in the local community through increased advertising and community involvement. In addition, consistent with the overall objective of maximizing the long-term value of shareholders' interests, management and the Sentinel Board considered unsolicited business combination proposals from various parties, including shareholders.

     Since the conversion, Sentinel management and the Sentinel Board have been aware of the significant and rapid consolidation that has been occurring among the providers of banking and financial services in Sentinel Federal's market. Management and the Sentinel Board have also been aware that the larger financial institutions that emerge from such consolidations may acquire substantial competitive advantages, including greater diversity in their loan portfolios, cost savings through the integration of redundant operations and support functions, improved access to capital and funding and the ability to spread the costs of developing new products and services over a wider customer base.

     Management and the Sentinel Board have also monitored other developments, such as the uncertainty surrounding the thrift industry due to the deposit insurance premium differential between institutions insured by the SAIF and those insured by the BIF, the anticipated effects on the thrift industry of regulatory agency consolidation and the attractiveness of thrift acquisition premiums.

     During the early part of 1996, management was approached by Roosevelt regarding a possible business combination and preliminary discussions were initiated regarding the terms and conditions of Roosevelt's proposal. Based upon these preliminary discussions, the Sentinel Board authorized management to pursue additional discussions with Roosevelt and to provide Roosevelt with information to facilitate Roosevelt's review of the business, assets and operations of Sentinel and Sentinel Federal.

     Additional discussions occurred in February and early March of 1996, during which period Roosevelt also conducted a due diligence review of Sentinel and Sentinel Federal. During the same period, management and the Sentinel Board reviewed with special legal counsel, Breyer & Aguggia, the legal ramifications of a business combination generally and initiated a survey of market data regarding other business combinations involving community financial institutions. Subsequently, on March 1, 1996, the Sentinel Board retained Trident to assist the Sentinel Board in evaluating whether the interests of the shareholders of Sentinel Common Stock would be best served by remaining independent or by pursuing a business combination with Roosevelt on the basis of the discussions held to date. Specifically, the Sentinel Board asked Trident to consider whether the proposed business combination would result in a return of value to Sentinel shareholders that could not be achieved through Sentinel's continued operation as an independent entity with continued emphasis on building shareholder value through expansion of operations, increasing earnings and enhancing operating efficiencies.

     A draft definitive agreement was submitted by Roosevelt in March 1996 and further negotiations were conducted with Roosevelt during March, with the involvement of Breyer & Aguggia regarding the terms and conditions of the definitive agreement, and Trident regarding the structure of the Merger Consideration (as defined herein). These negotiations resulted in the presentation of the Merger Agreement to the Sentinel Board on March 20, 1996. At this meeting, the Board received a comprehensive report on the course of the negotiations with Roosevelt and the terms and conditions of the Merger Agreement were reviewed extensively with the Sentinel Board by Breyer & Aguggia.

     The meeting was adjourned and reconvened on March 22, 1996 whereupon Trident reviewed with the Sentinel Board the proposed Merger Consideration and the collar and price adjustments relative to the Merger Consideration in the event of potential movements in the price of Roosevelt Common Stock. The Sentinel Board also extensively reviewed with legal counsel and Trident (i) the proposed terms of the transaction compared to other comparable transactions,
(ii) financial information regarding Roosevelt, (iii) the results of a due diligence analysis of Roosevelt, (iv) the proposed treatment of Sentinel Federal employees and (v) alternative valuations of Sentinel. The Sentinel Board also reviewed the prospects for realizing comparable shareholder returns by remaining an independent entity. Finally, the Sentinel Board reviewed and discussed the text of Trident's proposed opinion to the effect that the Merger Consideration, as of such date, was fair, from a financial point of view, to the holders of Sentinel Common Stock. The Sentinel Board also reviewed the anticipated tax consequences of the transaction. Thereafter, the Sentinel Board unanimously approved the Merger Agreement and authorized management, in consultation with legal counsel, to enter into and carry out the Merger Agreement.

Reasons for the Merger; Recommendation of the Board of Directors

     The Sentinel Board believes that the terms of the Merger Agreement, which are the product of arm's length negotiations between representatives of Roosevelt and Sentinel, are fair and in the best interests of Sentinel and its stockholders. Moreover, there is no affiliation between any of the directors and officers of the respective companies. In the course of reaching its determination, the Sentinel Board consulted with legal counsel with respect to its legal duties, the terms of the Merger Agreement and the issues related thereto, and with Trident with respect to the financial aspects and fairness of the transaction and with senior management regarding, among other things, operational matters.

     In reaching its determination to approve the Merger Agreement, the Sentinel Board considered all factors it deemed material, which include the following:

     (a) The Sentinel Board analyzed information with respect to the financial condition, results of operations, cash flow, businesses and prospects of Sentinel. In this regard, the Sentinel Board analyzed the options of selling Sentinel or continuing on a stand-alone basis. The range of values on a sale of control basis were determined to generally exceed the present value of Sentinel shares on a stand-alone basis under business strategies which could be reasonably implemented by Sentinel.

     (b) The Sentinel Board considered the written opinion of Trident that, as of March 22, 1995, the Merger Consideration to be received by holders of Sentinel Common Stock pursuant to the Merger Agreement was fair to Sentinel stockholders from a financial point of view. See "--Opinion of Financial Advisor."

     (c) The Sentinel Board considered the current operating environment, including, but not limited to, the continued consolidation and increasing competition in the banking and financial services industries, the prospect for further changes in these industries, the controversy pertaining to the BIF/SAIF deposit insurance premium differential and federal regulatory agency consolidation and the importance of being able to capitalize on developing opportunities in these industries. This information had been periodically reviewed by the Sentinel Board at its regular meetings in the months following Sentinel Federal's conversion to stock form and was also discussed between the Sentinel Board and Sentinel's various advisors.

     (d) The Sentinel Board considered the other terms of the Merger Agreement and exhibits thereto, including that the Merger would generally be income tax free to Sentinel shareholders.

     (e) The Sentinel Board considered detailed financial analyses, pro forma and other information with respect to Sentinel and Roosevelt discussed by Trident, as well as the Sentinel Board's own knowledge of Sentinel, Roosevelt and their respective businesses. In this regard, the latest publicly-available financial and other information for Sentinel and Roosevelt were analyzed, including a comparison to publicly-available financial and other information for other similar savings institutions. The Sentinel Board also considered the relative liquidity of Sentinel Common Stock and Roosevelt Common Stock.

     (f) The Sentinel Board considered the value of Sentinel continuing as a stand-alone entity compared to the effect of Sentinel combining with Roosevelt in light of the factors summarized above and the current economic and financial environment, including, but not limited to, other possible strategic alternatives.

     (g) The Sentinel Board considered the likelihood of the Merger being approved by the appropriate regulatory authorities, including factors such as market share analyses, Roosevelt's Community Reinvestment Act rating at that time and the estimated pro forma financial impact of the Merger on Roosevelt.

     (h) The Sentinel Board considered the fact that the Merger Agreement prohibits Sentinel from initiating, soliciting, or encouraging discussions with third parties relating to alternative transactions and requires the payment of a termination fee of $680,000 to Roosevelt in certain events, and the fact that Roosevelt required such provisions as a condition to entering into the Merger Agreement.

     The foregoing discussion of the information and factors considered by the Sentinel Board is not intended to be exhaustive, but constitutes the material factors considered by the Sentinel Board. In reaching its determination to approve and recommend the Merger Agreement, the Sentinel Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have weighed factors differently. After deliberating with respect to the Merger and the other transactions contemplated by the Merger Agreement and considering, among other things, the matters discussed above and the opinion of Trident referred to above, the Sentinel Board unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby as being in the best interests of Sentinel and its stockholders.

     FOR THE REASONS SET FORTH ABOVE, THE SENTINEL BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AS ADVISABLE AND IN THE BEST INTERESTS OF SENTINEL AND SENTINEL STOCKHOLDERS AND RECOMMENDS THAT THE STOCKHOLDERS OF SENTINEL VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT.
- ---

Merger Consideration

     Subject to the terms, conditions and procedures set forth in the Merger Agreement, each share of Sentinel Common Stock issued and outstanding immediately prior to the Merger (other than any shares of Sentinel Common Stock held by Roosevelt or Sentinel) will be converted into 1.4231 shares (the "Exchange Ratio") of Roosevelt Common Stock (the "Merger Consideration"). The Exchange Ratio is subject to adjustment, such that if the weighted average sale price of all Roosevelt Common Stock traded on the Nasdaq National Market during the ten trading day period ending on the date that is three trading days prior to the Closing Date of the Merger (the "Average Pre-Closing Trading Price") is less than $15.83 per share the Exchange Ratio shall be equal to $22.525 divided by the Average Pre-Closing Trading Price (in which case a greater number of shares of Roosevelt Common Stock will be issued than if there were no adjustment to the Exchange Ratio), and if the Average Pre-Closing Trading Price is greater than $21.42 per share the Exchange Ratio shall be equal to $30.475 divided by the Average Pre-Closing Trading Price (in which case fewer shares of Roosevelt Common Stock will be issued than if there were no adjustment to the Exchange Ratio). The Exchange Ratio was determined through arm's length negotiations between Roosevelt and Sentinel, which was advised during such negotiations by Trident.

     Each share of Roosevelt Common Stock issued and outstanding at the Effective Time will remain outstanding and unchanged as a result of the Merger. No fractional shares of Roosevelt Common Stock will be issued in the Merger, and Sentinel stockholders who otherwise would be entitled to receive a fractional share of Roosevelt Common Stock will receive a cash payment in lieu thereof. See "--Fractional Shares."

     The number of shares of Roosevelt Common Stock to be received for each share of Sentinel Common Stock is 1.4231, subject to adjustment as described above. Based on the last reported sale price for Roosevelt Common Stock on the Nasdaq National Market on ________, 1996 ($______ per share), the value of
1.4231 shares of Roosevelt Common Stock as of that date would have been approximately $________. At the present time, there is no established market in which shares of Sentinel Common Stock are regularly traded, nor are there any uniformly quoted prices for such shares. The last trade of shares of Sentinel Common Stock known by management of Sentinel occurred during April 1996. The closing bid price for Sentinel Common Stock on April 30, 1996 was $21.00 per share. The market value of Roosevelt Common Stock to be received in the Merger, however, is subject to fluctuation. Fluctuations in the market price of Roosevelt Common Stock would result in an increase or decrease in the value of the Merger Consideration to be received by Sentinel stockholders in the Merger. An increase in the market value of Roosevelt Common Stock would increase the market value of the Merger Consideration to be received by Sentinel stockholders in the Merger. A decrease in the market value of Roosevelt Common Stock would have the opposite effect. The market value of the Merger Consideration at the time of the Merger will depend upon various factors, including the market value of a share of Roosevelt Common Stock at such time and any effect of the Merger itself. Sentinel stockholders are urged to obtain a current price quotation of Roosevelt Common Stock. See "--Waiver and Amendment; Termination."

Treatment of Sentinel Stock Options

     At the Effective Time, the Sentinel Option Plan and each outstanding Sentinel Stock Option thereunder (including options granted to non-employee directors of Sentinel pursuant to any amendment of the Sentinel Option Plan) to purchase Sentinel Common Stock will be assumed by Roosevelt. Upon such assumption, each Sentinel Stock Option will become an option to purchase the number of shares of Roosevelt Common Stock equal to the product of the number of shares of Sentinel Common Stock subject to the original option and the Exchange Ratio, with the exercise price under each substituted option equal to the original exercise price of the corresponding Sentinel Stock Option divided by the Exchange Ratio, and otherwise subject to the terms of the Sentinel Option Plan.

Opinion of Financial Advisor

     Sentinel retained Trident to act as its financial advisor and to render a fairness opinion in connection with the Merger. As part of its engagement, Trident performed a valuation analysis of Sentinel in an acquisition context. On March 22, 1996, the day Sentinel executed the Merger Agreement, Trident presented its valuation report (the "Valuation Report") to the Sentinel Board. At that time, Trident reviewed the proposed terms of the Merger Agreement and presented a report (the "Merger Analysis and Due Diligence Report") summarizing the financial terms of the Merger and providing market information with respect to thrift mergers and acquisitions. Trident also compared Roosevelt's offer to the valuation of Sentinel set forth in the Valuation Report. Trident further reported on its financial analysis and on-site due diligence examination of Roosevelt. In addition, Trident rendered its written opinion to the Sentinel Board to the effect that, as of that date, the consideration to be received by Sentinel's stockholders pursuant to the Merger Agreement was fair from a financial point of view.

     Trident delivered its updated written opinion to the Sentinel Board as of the date of this Proxy Statement/Prospectus stating that, as of such date, the consideration to be received by the stockholders of Sentinel in the Merger is fair from a financial point of view. Trident has consented to the inclusion of such opinion and the related disclosure in this Proxy Statement/Prospectus, which will be circulated to Sentinel's stockholders.

     TRIDENT'S OPINION IS DIRECTED TO THE SENTINEL BOARD AND IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION TO BE RECEIVED BY SENTINEL'S STOCKHOLDERS BASED ON CONDITIONS AS THEY EXISTED AND COULD BE EVALUATED AS OF THE DATE OF THE OPINION. TRIDENT'S OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SENTINEL STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE SPECIAL MEETING, NOR DOES TRIDENT'S OPINION ADDRESS THE UNDERLYING BUSINESS DECISION TO EFFECT THE MERGER. THIS SUMMARY OF TRIDENT'S OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION, WHICH IS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS APPENDIX
II. STOCKHOLDERS ARE URGED TO READ TRIDENT'S OPINION IN ITS ENTIRETY FOR A DESCRIPTION OF THE ASSUMPTIONS MADE AND MATTERS CONSIDERED AND THE LIMITS ON THE REVIEW UNDERTAKEN IN RENDERING SUCH OPINION.

     In connection with rendering its opinion, Trident reviewed and analyzed, among other things, the following: (i) the Merger Agreement; (ii) this Proxy Statement/Prospectus; (iii) certain publicly available information concerning Sentinel, including the audited financial statements of Sentinel for each of the years in the three-year period ended June 30, 1995, and unaudited financial statements for the six months ended December 31, 1994 and 1995; (iv) certain publicly available information concerning Roosevelt, including the audited financial statements of Roosevelt for each of the years in the three-year period ended December 31, 1995; (v) certain other internal information, primarily financial in nature, concerning the business and operations of Sentinel and Roosevelt furnished to Trident by Sentinel and Roosevelt for purposes of Trident's analysis; (vi) certain information with respect to the pricing and trading of Sentinel Common Stock; (vii) certain information with respect to the pricing and trading of Roosevelt Common Stock; (viii) certain publicly available information with respect to other companies that Trident believed to be comparable to Sentinel and Roosevelt and the trading markets for such other companies' securities; and (ix) certain publicly available information concerning the nature and terms of other transactions that Trident considered relevant to its inquiry. Trident also met with certain officers and employees of Sentinel and Roosevelt to discuss the foregoing, as well as other matters which it believed relevant to its inquiry.

     In its review and analysis, and in arriving at its opinion, Trident assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it or that was publicly available and did not attempt independently to verify any such information. Trident did not conduct a physical inspection of the properties or facilities of Sentinel or Roosevelt, nor did it make or obtain any independent evaluations or appraisals of any of such properties or facilities.

     In conducting its analysis and arriving at its opinion, Trident considered such financial and other factors as it deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial condition and results of operations of Sentinel and Roosevelt, including interest income, interest expense, net interest income, net interest margin, interest sensitivity, non-interest expense, earnings, dividends, book value, return on assets, return on equity, capitalization, the amount and type of non-performing assets and the reserve for loan losses; (ii) the business prospects of Sentinel and Roosevelt; (iii) the economies in Sentinel's and Roosevelt's market areas; (iv) the historical and current market for Sentinel Common Stock and Roosevelt Common Stock and for the equity securities of certain other companies that Trident believed to be comparable to Sentinel and Roosevelt; and (v) the nature and terms of certain other acquisition transactions that Trident believed to be relevant. Trident also took into account its assessment of general economic, market, financial and regulatory conditions and trends, as well as its knowledge of the financial institutions industry, its experience in connection with similar transactions, and its knowledge of securities valuation generally. Trident's opinion necessarily was based upon conditions in existence and subject to evaluation on the respective dates of its opinion. Trident's opinion is, in any event, limited to the fairness, from a financial point of view, of the consideration to be received by the holders of Sentinel Common Stock in the Merger and does not address Sentinel's underlying business decision to effect the Merger.

     Trident met with the Sentinel Board on March 22, 1996 to present its analyses, which serve as the basis for Trident's opinion. At this time, Trident presented the Valuation Report and the Merger Analysis and Due Diligence Report. The following is a brief summary of the Valuation Report presented by Trident to the Sentinel Board on March 22, 1996.

     Financial Analysis of Sentinel. Trident examined Sentinel's financial performance for the period June 30, 1992 through December 31, 1995 by analyzing the composition of its balance sheet, adjusting and normalizing its earnings, and calculating a variety of operating and financial ratios for Sentinel.

     Peer Group Analysis. Trident evaluated Sentinel's strengths and weaknesses by comparing the financial performance of Sentinel to that of the following groups of OTS-regulated thrift institutions insured by the SAIF: (i) all United States institutions; (ii) all institutions in the Midwest; (iii) all Missouri institutions; (iv) all United States institutions with total assets between $0 million and $250 million; and (v) Midwest institutions with total assets between $0 million and $250 million (the "Aggregates"). This analysis compared a number of Sentinel's historical financial ratios to those of the Aggregates, including but not limited to: (i) the balance sheet composition as a percentage of total assets at September 30, 1995; (ii) the loan portfolio as a percentage of total assets at September 30, 1995; (iii) the investment portfolio as a percentage of total assets at September 30, 1995; and (iv) asset quality at September 30, 1995. Trident also compared Sentinel's growth rates between December 31, 1992 and September 30, 1995, its yields on assets and costs of liabilities and its income and expense data for 1994 and the nine months ended September 30, 1995 to those of the Aggregates.

     Valuation of Sentinel. Trident estimated the fair market value of Sentinel in an acquisition context. In valuing Sentinel, Trident considered three different approaches to value: the asset approach, the income approach and the market approach.

     The asset approach considers the market value of a company's assets and liabilities, as well as any intangible value the company may have. Trident estimated Sentinel's net asset value by adjusting the carrying value of its assets and liabilities to reflect current market values (rather than liquidation values). In addition, the net asset value of Sentinel was adjusted downward based on an estimate of the impact of the expected assessment to recapitalize the SAIF and estimated transaction and other costs. Finally, Trident increased Sentinel's net asset value for the expected reversal of previously accrued taxes and for the assumed exercise of outstanding options to purchase Sentinel Common Stock. Based on the adjustments discussed above, Trident estimated Sentinel's fully-diluted net asset value to be approximately $10.7 million or $18.97 per share. After determining Sentinel's net asset value, Trident added an intangible premium to reflect the estimated value of its customer relationships. According to the asset approach, the total value of Sentinel is the sum of its net asset value and its intangible value. Based on a branch purchase methodology and intangible ("core deposit") premiums observed in the market for thrift acquisitions, as well as Trident's knowledge of Sentinel, Trident applied premiums equal to 3% and 5% of core deposits to Sentinel's estimated fully-diluted net asset value. Using the asset approach, Trident established a reference range of $25.50 to $29.75 per share of Sentinel Common Stock.

     Trident also used an income approach in its valuation of Sentinel by capitalizing Sentinel's previous 12 months earnings (adjusted to exclude non-recurring income) plus merger cost savings of 35% to 50% as a result of an assumed acquisition of Sentinel (the "normalized earnings"). The normalized earnings were capitalized at rates of 10%, 11% and 12%. The capitalization rates chosen were estimates of the required rates of return for holders or prospective holders of shares of financial institutions similar to Sentinel, based on a number of factors, including prevailing interest rates, the pricing ratios of publicly traded financial institutions, the financial condition and operating results of Sentinel, as well as Trident's general knowledge of valuation, the securities markets, and acquisition values in other mergers of financial institutions. Trident adjusted the resulting values to reflect the expected assessment to recapitalize the SAIF, the recovery of previously accrued taxes, and certain merger-related expenses. Using the income approach, Trident established a reference range of $16.00 to $23.25 per share of Sentinel Common Stock.

     In using the market approach, Trident analyzed certain median pricing ratios (e.g., price to book value, price to tangible book value, price to reported earnings, price to assets, and the premium paid over tangible book value as a percentage of core deposits) resulting from selected completed thrift merger transactions, as well as recently announced pending transactions. In applying the market approach, Trident considered the pricing ratios for the following groups of thrift merger transactions: (i) all pending thrift merger transactions (50 transactions); (ii) all pending thrift mergers announced during the 90 days prior to March 15, 1996 (the date of the market data) (15 transactions); (iii) all pending thrift mergers involving thrifts located in the Midwest (19 transactions); (iv) all pending thrift mergers involving thrifts located in Missouri (two transactions); (v) all pending thrift mergers in which the aggregate consideration was between $12 million and $18 million (eight transactions); (vi) all pending thrift mergers in which the target thrift had assets between $100 million and $250 million (nine transactions); (vii) all pending thrift mergers in which the target thrift had a return on assets of between 0.25% and 0.50% (eight transactions); (viii) all pending thrift mergers in which the target thrift had a return on equity of between 5% and 7% (nine transactions); (ix) all pending thrift mergers in which the target thrift had a tangible equity ratio of between 6% and 8% of assets (nine transactions); and
(x) all pending thrift mergers in which the target thrift had a nonperforming assets to assets ratio of between 0.00% and 0.50% (26 transactions). Trident also considered the pricing ratios for fourteen pending or completed thrift merger transactions in which the target thrift was of similar size and capital structure as Sentinel, and in which the target thrift had similar profitability and asset quality. Trident then performed a comparison of a number of financial ratios for Sentinel to those of the target thrift institutions. Based on Sentinel's financial condition and results of operations, as well as other factors, relative to the groups of thrift mergers noted above, Trident chose ranges of pricing ratios to apply to Sentinel. Trident chose price to book value ratios of 120% to 130%, resulting in per share values of $25.75 to $27.75; price to tangible book value ratios of 120% to 130%, resulting in per share values of $25.75 to $27.75; price to earnings multiples of 16.0 to 20.0 times earnings, resulting in per share values of $21.50 to $27.00; price to assets ratios of 8% to 10%, resulting in per share values of $23.50 to $29.50; and premiums over tangible book value as a percentage of core deposits of 2% to 4%, resulting in per share values of $26.00 to $30.75. Based on these derived ranges of value, Trident established a reference range of $24.00 to $28.00 per share using the market approach.

     Trident then reviewed the results from the three approaches, and after consideration of all relevant facts, reconciled the acquisition values generated by each approach and determined a final range of $23.00 to $27.00 per share for the acquisition value of Sentinel. Trident did not apply specific weights to the three individual approaches, but rather gave greater consideration to the asset and market approaches which were tempered by the income approach in reconciling the reference ranges and estimating the final range of value for Sentinel.

     The following is a brief summary of the Merger Analysis and Due Diligence Report presented to the Sentinel Board on March 22, 1996:

     Summary of Proposed Transaction. Trident presented a summary of the financial terms of the Merger. Trident also compared the pricing ratios for the Merger with the median pricing ratios for selected groups of pending thrift mergers and acquisitions.

     Review of Due Diligence Examination of Roosevelt. Trident presented a summary of its on-site due diligence examination of Roosevelt. Roosevelt's historical balance sheets and income statements were presented, along with a variety of financial ratios that analyzed Roosevelt's financial condition and operating results through December 31, 1995. Trident discussed Roosevelt's current operating strategy, strengths and weaknesses, peer group comparisons, profitability, dividends, financial condition, loan portfolio composition, asset quality, loan loss reserve coverage, stock price, growth, Roosevelt's previous mergers and acquisitions, recent regulatory examinations of Roosevelt, recent analysts' reports on Roosevelt, and other issues. Trident reported that during its investigation Trident did not discover any conditions that would prevent it from rendering its fairness opinion to the Sentinel Board. As discussed above, Trident relied, without independent verification, upon the accuracy and completeness of all of the financial and other information provided by Roosevelt.

     Roosevelt's Stock Pricing. Trident examined the trading of activity of Roosevelt Common Stock between March 20, 1995 and March 19, 1996, and compared the performance of Roosevelt's Common Stock to certain stock indices. Trident also compared Roosevelt and the pricing of its common stock to other regional thrifts, thrifts of a similar size and all actively-traded thrifts as of March 19, 1996.

     The summaries of Trident's Valuation Report, Merger Analysis and Due Diligence Report, and opinion set forth above reflect all the material analyses, factors and assumptions considered by Trident and the material valuation methodologies used by Trident in arriving at its opinion as to fairness described above. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial or summary description. Trident believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses, without considering all of the analyses, or all of the above summary, without considering all factors and analyses, would create an incomplete view of the processes underlying the analyses set forth in Trident's reports and its opinion. Therefore, the ranges of valuations resulting from any single analysis described above should not be taken to be Trident's view of the actual value of Sentinel or the combined company. In performing its analyses, Trident made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Sentinel and Roosevelt. The results of the specific analyses performed by Trident may differ from Sentinel's actual values or actual future results as a result of changing economic conditions, changes in company strategy and policies, as well as a number of other factors. Such analyses were prepared to provide valuation guidance solely as part of Trident's overall valuation analysis and the determination of the fairness of the consideration to be received by Sentinel's stockholders, and were provided to the Sentinel Board in connection with the delivery of Trident's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, Trident's opinion and presentations to the Sentinel Board were among the many factors taken into consideration by the Sentinel Board in making its determination to approve the Merger Agreement.

     Trident, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwriting, and valuations for corporate and other purposes. Trident has extensive experience with the valuation of financial institutions. The Sentinel Board selected Trident as its financial advisor because of its previous experience with Trident, because Trident is a nationally recognized investment banking firm specializing in financial institutions and because of its substantial experience in transactions similar to the Merger. Trident is not affiliated with either Sentinel or Roosevelt.

     For its services as financial advisor, Sentinel paid Trident a retainer of $7,500 and a fee of $10,000 upon the execution of the Merger Agreement. An additional fee of $17,500 will be payable to Trident upon consummation of the Merger. Sentinel has also agreed to reimburse Trident for its reasonable out-of-pocket expenses and to indemnify Trident against certain liabilities, including certain liabilities under federal securities laws.

Effective Time and Closing Date

     The Company Merger will become effective at the time the certificate of merger for such merger is filed with the Secretary of State of the State of Delaware and the Bank Merger will become effective at the time the articles of combination of such merger are endorsed by the Secretary of the OTS. Such filing and endorsement will occur only after the receipt of all requisite regulatory approvals, the approval of the Merger Agreement by the requisite vote of Sentinel's stockholders and the satisfaction or waiver of all other conditions to the Merger. The closing of the Merger shall occur no later than 10:00 a.m. on the last business day of the first calendar month following the satisfaction or waiver of all conditions and obligations precedent of Roosevelt and Sentinel to consummate the Merger, or at another time agreed to by Roosevelt and Sentinel (the "Closing Date").

Appraisal Rights

     Pursuant to Section 262 of the DGCL, any holder of Sentinel Common Stock who does not wish to accept the Merger Consideration may dissent from the Merger and elect to have the fair value of his or her shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) judicially determined and paid in cash, provided that such stockholder complies with the provisions of Section 262.

     The following is a brief summary of the statutory procedures to be followed by a holder of Sentinel Common Stock in order to dissent from the Merger and perfect appraisal rights under the DGCL. This summary is not intended to be complete and is qualified in its entirety by reference to Section 262, the text of which is attached as Appendix III to this Proxy Statement/Prospectus and incorporated by reference herein.

     If any holder of Sentinel Common Stock elects to exercise his or her right to dissent from the Merger and demand appraisal, such stockholder must satisfy each of the following conditions:

          (i) such stockholder must deliver a written demand for appraisal of his or her shares to Sentinel before the stockholder vote with respect to the Merger Agreement (the written demand for appraisal must be in addition to and separate from any proxy or vote against the Merger Agreement; neither voting against, abstaining from voting nor failing to vote on the Merger Agreement will constitute a demand for appraisal within the meaning of Section 262);

          (ii) such stockholder must not vote in favor of the Merger Agreement (a failure to vote will satisfy this requirement, but a vote in favor of the Merger Agreement, by proxy or in person, or the return of a signed proxy which does not specify a vote against approval and adoption of the Merger Agreement or a direction to abstain, will constitute a waiver of such stockholder's right of appraisal and will nullify any previously filed written demand for appraisal); and

          (iii) such stockholder must continuously hold such shares from the date of the making of the demand through the Effective Time.

     If any holder of Sentinel Common Stock fails to comply with any of these conditions and the Merger occurs, he or she will be entitled to receive the consideration provided in the Merger Agreement, and will have no appraisal rights with respect to his or her shares of Sentinel Common Stock.

     All written demands for appraisal should be addressed to Sentinel Financial Corporation, 1001 Walnut Street, Kansas City, Missouri 64106, Attention: Craig
D. Laemmli, President, before the taking of the vote concerning the Merger Agreement at the Special Meeting, and should be executed by, or on behalf of, the holder of record. Such demand must reasonably inform Sentinel of the identity of the stockholder and that such stockholder is thereby demanding appraisal of his or her shares.

     To be effective, a demand for appraisal must be executed by or for the stockholder of record who held such shares on the date of making such demand, and who continuously holds such shares through the Effective Time, fully and correctly, as such stockholder's name appears on his stock certificate(s) and cannot be made by the beneficial holder if he or she does not also hold the shares of record. The beneficial holder, in such case, must have the registered owner submit the required demand in respect of such shares.

     If Sentinel Common Stock is owned of record in a fiduciary capacity, as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in such capacity. If Sentinel Common Stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds Sentinel Common Stock as a nominee for others may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising such right for other beneficial owners. In such case, the written demand should set forth the number of shares as to which the record owner dissents. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares of Sentinel Common Stock in the name of such record owner.

     Within ten days after the Effective Time, Roosevelt (as the surviving corporation in the Merger) must give written notice that the Merger has become effective to each former Sentinel stockholder who so filed a written demand for appraisal and who did not vote in favor of the Merger Agreement. Any such stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from Roosevelt the appraisal of his or her shares of Sentinel Common Stock. Within 120 days after the Effective Time, but not thereafter, either Roosevelt or any holder of shares of Sentinel Common Stock who has complied with the requirements of Section 262, may file a petition in the Delaware Court of Chancery (the "Court of Chancery") demanding a determination of the value of the shares of Sentinel Common Stock held by all stockholders entitled to appraisal. Roosevelt does not presently intend to file such a petition. Inasmuch as Roosevelt has no obligation to file such a petition, the failure of a stockholder to do so within the period specified could nullify such stockholder's previous written demand for appraisal. In any event, at any time within 60 days after the Effective Time (or at any time thereafter with the written consent of Roosevelt), any stockholder who has demanded appraisal has the right to withdraw the demand and to accept payment of the consideration provided in the Merger Agreement.

     Within 120 days after the Effective Time, any stockholder who has complied with the provisions of Section 262 to that point in time will be entitled to receive from Roosevelt, upon written request, a statement setting forth the aggregate number of shares of Sentinel Common Stock not voted in favor of the Merger Agreement and with respect to which demands for appraisal have been received along with the aggregate number of holders of such shares. Roosevelt must mail such statement to the stockholder within ten days of receipt of such request.

     If a petition for appraisal is duly filed by a stockholder and a copy thereof is delivered to Roosevelt, Roosevelt will then be obligated within 20 days to provide the Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreement as to the value of such shares has not been reached. After notice to such stockholders, the Court of Chancery is empowered to conduct a hearing upon the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with such direction, the Court of Chancery may dismiss the proceedings as to such stockholder.

     After determination of the stockholders entitled to an appraisal, the Court of Chancery will appraise the shares of Sentinel Common Stock, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the Merger. When the value is so determined, the Court will direct the payment by Roosevelt of such value, with interest thereon, simple or compound, if the Court so determines, to the stockholders entitled to receive the same, upon surrender to Roosevelt by such stockholders of the certificates representing such Sentinel Common Stock.

     In determining fair value, the Court of Chancery will take into account all relevant factors, and may consider proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court. Under Delaware law, the Court of Chancery must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the Merger that shed any light on future prospects of the merged corporation.

     Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." The Delaware Supreme Court has construed Section 262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and are not the product of speculation, may be considered." Stockholders who are considering seeking an appraisal should bear in mind that the fair value of their shares of Sentinel Common Stock determined under Section 262 could be more than, the same as or less than the Merger Consideration, and that an opinion of an investment banking firm as to fairness is not an opinion as to fair value under Section 262.

     Costs of the appraisal proceeding may be assessed against the parties thereto (i.e., Roosevelt and the stockholders participating in the appraisal proceeding) by the Court of Chancery as the court deems equitable in the circumstances. Upon the application of any stockholder, the Court of Chancery may determine the amount of interest, if any, to be paid upon the value of the stock of stockholders entitled thereto. Upon application of a stockholder, the court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who has demanded appraisal rights will not be entitled, after the Effective Time, to vote the stock subject to such demand for any purpose or to receive payment of dividends or any other distribution with respect to such shares (other than dividends or distributions, if any, payable to holders of record as of a record date prior to the Effective Time) or to receive the payment of the Merger Consideration. However, if no petition for an appraisal is filed within 120 days after the Effective Time or if such stockholder delivers to Roosevelt a written withdrawal of his demand for an appraisal and an acceptance of the Merger, either within 60 days after the Effective Time or thereafter with the written approval of Roosevelt, then the right of such stockholder to an appraisal will cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery will be dismissed as to any stockholder without the approval of the court, and such approval may be conditioned upon such terms as the court deems just.

     Failure to comply strictly with these procedures may cause the stockholder to lose his or her appraisal rights. Consequently, any stockholder who desires to exercise his or her appraisal rights is urged to consult a legal advisor before attempting to exercise such rights.

Fractional Shares

     No certificates or scrip representing fractional shares of Roosevelt Common Stock will be issued upon the surrender for exchange of certificates representing Sentinel Common Stock, no dividend or distribution of Roosevelt will relate to any fractional shares, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Roosevelt. Each stockholder of Sentinel who otherwise would be entitled to a fractional share of Roosevelt Common Stock in the Merger will receive a cash payment in lieu thereof (without interest) in an amount determined by multiplying (i) the closing sale price of one share of Roosevelt Common Stock as reported on the Nasdaq National Market on the business day immediately preceding the Effective Time by (ii) the fractional share interest to which the holder would otherwise be entitled pursuant to the terms of the Merger Agreement.

Exchange of Certificates

     As soon as practicable after the Effective Time, an independent exchange agent designated by Roosevelt (the "Exchange Agent") will deliver to each Sentinel holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Sentinel Common Stock (the "Certificates"), a transmittal letter and instructions to be used in surrendering Certificates in exchange for (i) certificates representing the number of shares of Roosevelt Common Stock into which their shares of Sentinel Common Stock were converted pursuant to the Merger Agreement and (ii) a check representing the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, which such stockholder has the right to receive in respect of the Certificates surrendered in connection with the Merger. No interest will be paid or accrued on the cash in lieu of fractional shares or on the unpaid dividends and distributions, if any, payable to holders of Sentinel Common Stock.

  SENTINEL STOCKHOLDERS SHOULD NOT FORWARD THEIR SENTINEL STOCK CERTIFICATES
          UNTIL THEY RECEIVE THE TRANSMITTAL LETTER AND INSTRUCTIONS.

     Until such surrender and subject to the effect, if any, of applicable law, the Certificates will as of the Effective Time represent ownership of the number of shares of Roosevelt Common Stock into which such shares were converted in the Merger, and the holders will be entitled to all rights and privileges of holders of Roosevelt Common Stock, except that holders of Certificates will not be entitled to receive dividends or any other distributions declared by Roosevelt until the Certificates are so surrendered. Following surrender of the Certificates in accordance with the terms of the Merger Agreement, the holders of newly issued Roosevelt certificates will be paid, without interest, any dividends or other distributions with respect to the shares of Roosevelt Common Stock the record date for which is after the Effective Time (less any taxes that may have been imposed thereon).

     Any Certificate representing shares of Roosevelt Common Stock to be issued in a name other than that in which the Certificate is registered must be properly endorsed and otherwise in proper form for transfer, and the holder requesting such exchange must pay to the Exchange Agent in advance any transfer or other taxes in connection therewith.

     In the event any Certificate has been lost, stolen or destroyed, upon the mailing of an affidavit of that fact by the holder of such Certificate and the posting of any bond required by Roosevelt or the Exchange Agent, Roosevelt or the Exchange Agent will issue for such lost, stolen or destroyed Certificate, the shares of Roosevelt Common Stock and deliver cash due to the holder of such Certificate under the terms of the Merger Agreement.

     After the Effective Time, there will be no further transfers on the records of Sentinel of the Certificates, and, if such Certificates are presented to Roosevelt for transfer, they will be cancelled against delivery of certificates for Roosevelt Common Stock.

     After the Effective Time, holders of unsurrendered Certificates shall be entitled to vote at any meeting of Roosevelt stockholders at which holders of Roosevelt Common Stock are eligible to vote, regardless of whether such holders have exchanged their Certificates.

Interests of Certain Persons in the Merger

     Set forth below are descriptions of interests of directors and executive officers of Sentinel in the Merger in addition to their interests generally as stockholders of Sentinel. The Sentinel Board was aware of these interests and considered them in approving the Merger Agreement and the transactions contemplated thereby.

     Employment Agreements. At Closing, Roosevelt Bank will enter into an employment agreement (the "Employment Agreement") with Craig D. Laemmli, President and Chief Executive Officer of Sentinel and Sentinel Federal, who will assume the position of Vice President of Roosevelt Bank working at the current or currently planned offices of Sentinel Federal in the Kansas City, Missouri metropolitan area (for a six-month term at an annual salary of $61,559, the same as his current salary). Pursuant to the Employment Agreement, if Mr. Laemmli's employment is terminated during the term of such agreement, whether voluntarily by Mr. Laemmli or by Roosevelt Bank for any reason (other than for cause, as defined in the Employment Agreement), he will be entitled to receive (i) payment of his salary for the remaining term of the Employment Agreement plus (ii) an amount of cash equal to 299 percent of his "base amount" of compensation (as defined in Section 280G(b)(3) of the the Code) in two installments, the first such installment payable within 15 days after the date of termination and the second payable on the first anniversary of the date of termination (the "Termination Payment"). The amounts described in the preceding sentence will be reduced to the extent necessary to prevent any amount paid or benefit provided to Mr. Laemmli (including the amounts described in the preceding sentence and any other payments or benefits received by Mr. Laemmli in connection with a "change in control") from being nondeductible by Roosevelt and Roosevelt Bank for federal income tax purposes pursuant to Section 280G of the Code. It is estimated that if paid, the amount of the Termination Payment would be $162,644.

     Upon execution and delivery of the Employment Agreement by Roosevelt Bank and Mr. Laemmli, the Employment Agreement will replace and supersede in its entirety the existing employment agreement, dated as of January 7, 1994, between Mr. Laemmli and Sentinel and Sentinel Federal (the "1994 Agreement") and any other agreement or similar arrangement to which Mr. Laemmli is a party. Pursuant to the Merger Agreement, however, if the substantive terms of the form of the Employment Agreement agreed to by the parties to the Merger Agreement at the time of execution of the Merger Agreement are modified in any manner that would materially diminish the anticipated benefits of the Employment Agreement to Mr. Laemmli, he and Roosevelt Bank will be under no obligation to execute the Employment Agreement, and the 1994 Agreement will remain in effect. In such event, under the 1994 Agreement, the consummation of the Company Merger will constitute a "change in control," thereby entitling Mr. Laemmli to receive, in cash, 299 percent of his "base amount" of compensation (the same amount as the estimated amount of the Termination Payment, as provided in the last sentence of the preceding paragraph), provided that under the Merger Agreement, neither Roosevelt nor Roosevelt Bank will be obligated to make any payment or provide any benefit under the 1994 Agreement or otherwise that would not be deductible for federal income tax purposes pursuant to Section 280G of the Code.

     Directors. For at least one year after the Effective Time, and for so long thereafter as agreed to by Roosevelt Bank and the participating directors of Sentinel, the directors of Sentinel who wish to do so may serve as regional advisory directors of Roosevelt Bank with a retainer fee of $500 per month.

     Indemnification; Insurance. Roosevelt has agreed that from and after the Effective Time, it will indemnify, defend and hold harmless, to the fullest extent permitted under Sentinel's certificate of incorporation and bylaws (including provisions relating to the advancement of expenses incurred in the defense of any litigation) and the DGCL, the present and former officers, directors and employees of Sentinel and its subsidiaries against all liabilities, claims, losses, damages or judgments or amounts paid in settlement with the approval of Roosevelt in connection with any claim, action or suit arising out of actions or omissions occurring at or prior to the Effective Time (including without limitation the transactions contemplated by the Merger Agreement) regardless of whether such matter is asserted or claimed before or after the Effective Time. Roosevelt has further agreed to use its reasonable best efforts, for a period of three years after the Effective Time, to cause the persons serving as officers and directors of Sentinel Federal immediately prior to the Effective Time to be covered by single (one-time) premium tail coverage by Sentinel Federal's current directors' and officers' liability insurance policy (provided that Roosevelt may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not materially less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacities as such; provided, however, that in no event shall Roosevelt be required to expend more than 150% of the annual amount currently extended by Sentinel Federal (the "Insurance Amount") to maintain or procure such insurance coverage and further provided that if Roosevelt is unable to maintain or obtain such insurance coverage, Roosevelt will use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount.

Effect on Employees and Employee Benefit Plans of Sentinel

     Employee Severance Benefits; Continuing Employees. Roosevelt Bank anticipates retaining the employees of Sentinel Federal as employees of Roosevelt Bank after the Effective Time, subject to the needs of Roosevelt Bank and the qualifications of such employees. Those employees (other than Craig D. Laemmli and possibly John C. Spencer, for the reasons discussed below) who are not retained for at least six months after the Effective Time will be offered a severance arrangement of (i) four weeks' pay plus (ii) an additional week's pay for each year of service to Sentinel or any of its subsidiaries. Pursuant to a letter agreement entered into between the parties to the Merger Agreement subsequent to the date thereof, Roosevelt and Roosevelt Bank have agreed that in the event that the employment of John C. Spencer, Executive Vice President and Controller of Sentinel Federal, is terminated more than six months after the Effective Time, Mr. Spencer will be entitled to receive the severance arrangement described in the preceding sentence reduced by any regular salary payments received by Mr. Spencer during any period of employment with Roosevelt or Roosevelt Bank after the Effective Time. If Mr. Spencer's employment is terminated less than six months after the Effective Time, he will become entitled to receive the severance payments described above without reduction for any salary received during any period of employment with Roosevelt or Roosevelt Bank after the Effective Time. Employees of Sentinel and its subsidiaries who continue in employment with Roosevelt or any of its subsidiaries following the Effective Time shall be credited for prior years of service with Sentinel and its subsidiaries for purposes of eligibility and vesting (but not for the accrual of benefits) under the benefit plans and policies of Roosevelt and its subsidiaries (including, without limitation, vacation and sick leave policies), there shall be no exclusion from medical coverage as the result of pre-existing conditions that were covered under the medical plan of Sentinel or any applicable subsidiary thereof and such employees shall be entitled to participate on an equitable basis in the same benefit plans and policies as are generally available to Roosevelt and Roosevelt Bank employees of similar rank and status not later than January 1, 1998.

     Employee Stock Ownership Plan. At the Effective Time, all shares of Sentinel Common Stock under the control of the ESOP will be converted into the right to receive the Merger Consideration. Each ESOP participant will receive a number of shares of Roosevelt Common Stock equal to the number of shares of Sentinel Common Stock allocated to his or her account multiplied by the Exchange Ratio. In addition, with respect to shares of Roosevelt Common Stock received by the ESOP in exchange for shares of Sentinel Common Stock not allocated to accounts of participants, the trustees of the ESOP as soon as practicable after the Effective Time (but not prior to the publication of financial results covering at least 30 days of combined operations after the Merger) will liquidate the number of shares of such Roosevelt Common Stock necessary to retire the outstanding ESOP debt and distribute the remaining shares to participants in the ESOP in proportion to the account balances of such participants as they existed as of the Effective Time. At __________, 1996, there were __ participants in the ESOP.

     Restricted Stock. Restricted shares of Sentinel Common Stock (_____ shares as of __________, 1996) issued pursuant to the Sentinel Federal Management Recognition and Development Plans for officers, key employees and outside directors, will become unrestricted and such shares will be exchanged for the Merger Consideration.

Representations and Warranties

     In the Merger Agreement, each of Sentinel and Roosevelt has made certain representations and warranties relating to, among other things, the parties' respective organization, capitalization, qualification to do business and compliance with applicable law, authority relative to the Merger Agreement, the timely filing of all regulatory reports, reliability of financial statements, taxes, employee arrangements and benefits, Community Reinvestment Act compliance, the truth and accuracy of information prepared and provided by them in connection with the Merger and the absence of certain legal proceedings and other events, including material adverse changes in the parties' business, financial condition, operations or assets. For detailed information on such representations and warranties, see Articles II and III of the Merger Agreement attached hereto as Appendix I.

Conditions to the Merger

     The respective Obligations of Roosevelt, Roosevelt Bank, Sentinel and Sentinel Federal to consummate the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions: (i) the Merger Agreement shall have been approved by the stockholders of Sentinel; (ii) all requisite approvals of the Merger Agreement shall have been received from the OTS and all other applicable regulatory authorities, if any, without the imposition of any condition which differs from conditions customarily imposed by such regulatory authorities in orders approving acquisitions of the type contemplated by the Merger Agreement and compliance with which would materially diminish the reasonably anticipated benefits of the merger to Roosevelt Financial and Roosevelt Bank, and all applicable waiting periods shall have expired; (iii) the Registration Statement shall have been declared effective and shall not be subject to a stop order or any threatened stop order; (iv) neither Roosevelt, Roosevelt Bank, Sentinel nor Sentinel Federal shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger; (v) Roosevelt and Sentinel shall have received, from counsel or independent certified accountants mutually acceptable to them, an opinion to the effect that, among other things, the Merger will constitute a reorganization within the meaning of

Section 368 of the Code and that no gain or loss will be recognized by Roosevelt, Roosevelt Bank, Sentinel or Sentinel Federal, or by the stockholders of Sentinel (except in connection with the receipt of cash in lieu of a fractional share of Roosevelt Common Stock); and (vi) the shares of Roosevelt Common Stock to be issued in the Merger and to be reserved for issuance upon the exercise of Sentinel Stock Options after the Merger shall have been approved for listing on the Nasdaq National Market, subject to official notice of issuance. For additional information, see Section 6.1 of the Merger Agreement attached hereto as Appendix I.

     In addition, the obligations of Sentinel and Sentinel Federal to consummate the Merger are subject to the satisfaction by Roosevelt or waiver by Sentinel of the following conditions: (i) the representations and warranties of Roosevelt and Roosevelt Bank contained in the Merger Agreement shall be true and correct as of the date of the Merger Agreement and as of the Effective Time (as though made and as of the Effective Time except (A) to the extent such representations and warranties are by their express provisions made as of a specific date, (B) for the effect of the transactions contemplated by the Merger Agreement and (C) where the failure to be true and correct would not have a material adverse effect on the financial condition, assets, deposit liabilities, results of operations, or business (collectively the "Condition") of Roosevelt and its subsidiaries, taken as a whole) and Sentinel and Sentinel Federal shall have received a certificate of the president and chief executive officer of Roosevelt and Roosevelt Bank to that effect; (ii) Roosevelt and Roosevelt Bank shall have performed in all material respects all obligations required to be performed by them under the Merger Agreement prior to the Effective Time and Sentinel and Sentinel Federal shall have received a certificate of the president and chief executive officer of Roosevelt and Roosevelt Bank to that effect; (iii) Sentinel and Sentinel Federal shall have received an opinion from counsel to Roosevelt and Roosevelt Bank dated the Closing Date regarding certain legal matters; and
(iv) certificates for the number of shares of Roosevelt Common Stock and cash for fractional share interests necessary to effectuate the exchange of Sentinel Common Stock for the Merger Consideration shall have been delivered to the Exchange Agent. For additional information, see Section 6.2 of the Merger Agreement attached hereto as Appendix I.

     In addition, the obligations of Roosevelt and Roosevelt Bank to consummate the Merger are subject to the satisfaction by Sentinel or waiver by Roosevelt of the following conditions: (i) the representations and warranties of Sentinel and Sentinel Federal contained in the Merger Agreement shall be true and correct as of the date of the Merger Agreement and as of the Effective Time (as though made on and as of the Effective Time except (A) to the extent such representations and warranties are by their express provisions made as of a specific date, (B) for the effect of the transactions contemplated by the Merger Agreement and (C) where the failure to be true and correct would not have a material adverse effect on the Condition of Sentinel and its subsidiaries, taken as a whole) and Roosevelt and Roosevelt Bank shall have received a certificate of the president and chief executive officer of Sentinel and Sentinel Federal to that effect;
(ii) Sentinel and Sentinel Federal shall have performed in all material respects all obligations required to be performed by them under the Merger Agreement prior to the Effective Time and Roosevelt and Roosevelt Bank shall have received a certificate of the president and chief executive officer of Sentinel and Sentinel Federal to that effect; (iii) Roosevelt and Roosevelt Bank shall have received an opinion from counsel to Sentinel and Sentinel Federal dated the Closing Date regarding certain legal matters; (iv) simultaneous with the execution and delivery of the Merger Agreement (and in the case of any person who becomes a director of Sentinel after the execution and delivery of the Merger Agreement, promptly upon becoming such a director) each of the directors of Sentinel shall have executed and delivered to Roosevelt a Voting Agreement in the form attached to the Merger Agreement as Exhibit A; (v) Sentinel and Sentinel Federal shall have obtained all consents and approvals (other than regulatory approvals) required to be obtained in connection with the Merger other than those which, individually or in the aggregate, would not have a material adverse effect on the Condition of Roosevelt as the surviving corporation; (vi) Roosevelt shall have received a letter from its independent accountants to the effect that the Merger will qualify for pooling of interests accounting treatment; (vii) Roosevelt shall have received from the "affiliates" of Sentinel certain letters with respect to the resale of shares of Roosevelt Common Stock received by them in the Merger; and (viii) the Supervisory Agreement, dated December 20, 1989, between Sentinel Federal and the OTS shall have been terminated. For additional information, see Section 6.3 of the Merger Agreement attached hereto as Appendix I.

     There can be no assurance that the conditions to consummation of the Merger will be satisfied or waived. In the event the conditions to either party's obligations become impossible of satisfaction in any material respect, the other party may elect to terminate the Merger Agreement. See "Waiver and Amendment; Termination."

Regulatory Approvals

     The Merger is subject to the approval of the OTS. Roosevelt filed an application for approval of the Merger with the OTS on May 13, 1996, and anticipates receiving such approval in the third quarter of 1996. There can be no assurance as to the receipt or timing of such approval.

     It is a condition to the consummation of the Merger that all requisite regulatory approvals be obtained without the imposition of any condition which differs from conditions customarily imposed by the OTS in orders approving acquisitions of the type contemplated by the Merger Agreement. There can be no assurance that any such approval will not contain terms, conditions or requirements which cause such approval to fail to satisfy such condition to the consummation of the Merger.

     Under federal law a period of 30 days, subject to reduction to 15 days by the OTS with the concurrence of the Department of Justice, must expire following approval by the OTS within which period the Department of Justice may file objections to the Merger under the federal antitrust laws. The Department of Justice could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Merger unless acceptable accommodations are made. While the parties believe that the likelihood of such action by the Department of Justice is remote in this case, there can be no assurance that the Department of Justice will not initiate such a proceeding.

Waiver and Amendment; Termination

     The Boards of Directors of Roosevelt and Sentinel may waive compliance with any term, condition or provision of the Merger Agreement at any time.

     Subject to applicable law, the Merger Agreement may be amended by action of the Roosevelt and Sentinel Boards at any time before or after approval of the Merger Agreement by the stockholders of Sentinel; provided, however, that after approval by the stockholders of Sentinel, no amendment may (i) alter or change the amount or kind of consideration to be received by holders of Sentinel Common Stock as provided in the Merger Agreement or (ii) adversely affect the tax treatment to Sentinel stockholders of the stock portion of the Merger Consideration. In addition, Roosevelt may cause the Merger Agreement to be amended to change the method of effecting the Merger, to the extent permitted by applicable law. No such amendment, however, may (i) alter or change the amount or kind of the Merger Consideration or the treatment of Sentinel Stock Options and Restricted Sentinel Common Stock as set forth in the Merger Agreement, (ii) diminish the benefits to be received by the directors, officers or employees of Sentinel and Sentinel Federal as set forth in the Merger Agreement or in any other agreements between the parties made in connection with the Merger Agreement, (iii) materially impede or delay the consummation of the Merger or
(iv) adversely affect the tax treatment of Sentinel stockholders as a result of receiving the Merger Consideration.

     The Merger Agreement may be terminated at any time prior to the Effective Time, whether prior to or after approval of the matters presented herein by Sentinel's stockholders, (i) by mutual consent of the parties, (ii) by either party if the Merger is not consummated by January 31, 1997 (provided that the terminating party is not then in material breach of the Merger Agreement); (iii) by either party if the required regulatory approvals are not obtained; (iv) by either party if the required approval of Sentinel's stockholders is not obtained (provided that the terminating party is not then in material breach of the Merger Agreement); or (v) by either party if the other party has materially breached any representation, warranty, covenant or agreement set forth in the Merger Agreement and has failed to, or cannot, cure in a timely manner such breach after receiving written notice of such breach. In addition, the Sentinel Board may terminate the Merger Agreement if in the exercise of its good faith judgment in consultation with counsel it determines that termination is warranted upon the occurrence of certain events, provided a prior payment of $680,000 in cash has been made to Roosevelt. See "The Merger--Waiver and Amendment; Termination." Sentinel has also agreed to pay Roosevelt this amount in the event the Merger is not consummated and certain events occur by September 22, 1997. See "The Merger--Expenses; Termination Fee" and Section 7.2 of the Merger Agreement attached hereto as Appendix I.

     Subject to certain exceptions, the representations, warranties and agreements of the parties set forth in the Merger Agreement shall not survive the Effective Time, and shall be terminated and extinguished at such time. From and after the Effective Time, neither of the parties shall have any liability to the other on account of any breach or failure of any of the representations, warranties and agreements in the Merger Agreement, subject to certain exceptions.

Conduct of Business Pending the Merger

     Each of Roosevelt and Sentinel has agreed, with respect to it and its subsidiaries, that, prior to the Effective Time, it will (i) conduct its business only in the ordinary and usual course consistent with past practices, and (ii) use its best efforts to maintain and preserve its business organization, employees and advantageous business relationships and retain the services of its officers and key employees.

     In addition, Sentinel has agreed that, prior to the Effective Time, it and its subsidiaries will not, without the prior written consent of Roosevelt: (i) declare or pay any dividends or other distributions on its capital stock (other than certain inter-company dividends), (ii) enter into or amend any employment or similar agreement or arrangement, materially modify any employee benefit plan or security acquisition loans relating thereto or grant any salary or wage increase, other than increases (A) consistent with past practice or required by applicable law or contract, (B) as provided for in Section 5.8 of the Merger Agreement and (C) as to which Roosevelt does not disapprove after written notification by Sentinel; (iii) except as required in fulfillment of the fiduciary duties of the Sentinel Board (as determined in consultation with counsel), authorize, recommend, propose or announce an intention to authorize, so recommend or propose, or enter into an agreement in principle with respect to, any merger, consolidation or business combination (other than the Merger), any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities or any release or relinquishment of any material contractual rights; (iv) propose or adopt any amendments to its certificate of incorporation or other charter document or bylaws, other than as required by law or regulation; (v) issue or sell any shares of its capital stock other than pursuant to options outstanding on the date of the Merger Agreement, or effect any stock split or otherwise change its capitalization as it existed on the date of the Merger Agreement; (vi) purchase, exchange or otherwise acquire or dispose of any shares of its capital stock; (vii) except as provided for in the Merger Agreement or in honor of existing contractual obligations, enter into, increase or modify certain loan or credit commitments, without first consulting with Roosevelt or unless Roosevelt does not object after notification by Sentinel, as applicable, or enter into any agreement or engage in any transaction which reasonably could be construed as materially affecting the asset/liability management or interest rate risk management position of Sentinel or Sentinel Federal; (viii) directly or indirectly (A) initiate, solicit or encourage any discussions or proposals relating to the disposition of any significant portion of the business or assets of Sentinel or any subsidiary thereof or the acquisition of 10% or more of the shares of any class of capital stock of Sentinel or any subsidiary thereof or the merger of Sentinel or any subsidiary thereof with any person (other than Roosevelt) or any similar transaction or (B) except as required in fulfillment of the fiduciary duties of the Sentinel Board, and in consultation with outside counsel, provide any such person with information or assistance or negotiate with any such person with respect to any such transaction; (ix) take any action that would (A) materially impede or delay the consummation of the transactions contemplated by the Merger Agreement or the ability of Roosevelt or Sentinel to obtain any required approval of any regulatory authority or to perform its covenants and agreements under the Merger Agreement, (B) prevent the Merger from qualifying as a pooling of interests for accounting purposes or (C) prevent the Company Merger from qualifying as a reorganization within the meaning of Section 368(a)(1)(A) of the Code or the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a)(1)(A) or (D) of the Code; (x) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity; or (xi) agree in writing or otherwise take any of the foregoing actions or engage in any activity, enter into any transaction or take or omit to take any other act which would make any of the representations and warranties of Sentinel and Sentinel Federal in the Merger Agreement untrue or incorrect in any material respect if made anew after engaging in such activity, entering into such transaction or taking or omitting such other act.

Expenses; Termination Fee

     All expenses incurred in connection with the Merger Agreement and the consummation of the Merger are to be paid by the party incurring such expenses, except that Roosevelt will pay all printing and mailing expenses and filing fees associated with this Proxy Statement/Prospectus and all filings with the Regulatory Authorities for approval of the Merger Agreement.

     If the Merger is not consummated by September 22, 1997 and a Fee Event (as defined below) occurs prior thereto, Sentinel has agreed to pay Roosevelt on demand a fee of $680,000 in recognition of the expenses of, and other opportunities foregone by, Roosevelt in connection with the Merger Agreement. A Fee Event shall occur if: (i) any person other than Roosevelt or an affiliate of Roosevelt acquires beneficial ownership of 25% or more of the then-outstanding shares of Sentinel Common Stock; (ii) without having received Roosevelt's prior written consent, Sentinel or any of its affiliates enters into an agreement to engage in, or the Sentinel Board recommends that Sentinel's stockholders approve or accept, an Acquisition Transaction (as defined below) with any person other than Roosevelt or any of its subsidiaries; or (iii) Sentinel or any of its subsidiaries or stockholders receives a proposal from a third party to engage in an Acquisition Transaction and after such proposal (A) Sentinel willfully breaches the Merger Agreement entitling Roosevelt to terminate the Merger Agreement, (B) Sentinel stockholders do not approve the Merger Agreement at the Special Meeting, (C) the Special Meeting is not held or is canceled prior to termination of the Merger Agreement for reasons other than the fault of Roosevelt or (D) the Sentinel Board withdraws or modifies its recommendation with respect to the Merger Agreement in a manner adverse to Roosevelt. Notwithstanding the foregoing, Sentinel will not be obligated to pay such termination fee if, prior to a Fee Event, the Merger Agreement is terminated by mutual consent of the parties, or by Sentinel because a required regulatory approval is denied, or Roosevelt commits a material breach of a representation, warranty, covenant or agreement set forth in the Merger Agreement which Roosevelt fails to cure in a timely manner after receiving written notice of such breach.

     Under the Merger Agreement, each of the following will be deemed an Acquisition Transaction: (i) a merger or consolidation or similar transaction involving Sentinel or Sentinel Federal; (ii) the purchase, lease or other acquisition of all or substantially all of the assets of Sentinel or any if its subsidiaries; or (iii) the purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Sentinel or Sentinel Federal. The term "Acquisition Transaction" does not include any internal merger involving only Sentinel Financial and or its subsidiaries.

Accounting Treatment

     Consummation of the Merger is conditioned upon the receipt by Roosevelt of an opinion from its independent accountants to the effect that the Merger qualifies for pooling of interests accounting treatment if consummated in accordance with the terms of the Merger Agreement. Under the pooling of interests method of accounting, the historical cost basis of the assets and liabilities of Roosevelt and Sentinel will be combined and carried forward at their previously recorded amounts, and the stockholders' equity accounts of Roosevelt and Sentinel will be combined on Roosevelt's consolidated balance sheet. Income and other financial statements of Roosevelt issued after consummation of the Merger will be restated retroactively to reflect the consolidated operations of Roosevelt and Sentinel as if the Merger had taken place prior to the periods covered by such financial statements.
See "--Conditions to the Merger."

The Bank Merger Agreement

     In connection with the Merger, Roosevelt Bank and Sentinel Federal will execute an agreement pursuant to which Sentinel Federal will merge with Roosevelt Bank (the "Bank Merger Agreement"). Under the Bank Merger Agreement, the Bank Merger will occur at the date and time specified on the endorsement of the articles of combination that will be filed with the OTS by the parties to the Merger Agreement as soon as practicable after the satisfaction or waiver of the conditions of each party to effect the Merger. The name of the surviving institution will be "Roosevelt Bank."

Resales of Roosevelt Common Stock by Affiliates

     The shares of Roosevelt Common Stock to be issued in the Merger will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares issued to any stockholder who may be deemed to be an "affiliate" of Roosevelt or Sentinel for purposes of Rule 145 under the Securities Act as of the date of the Special Meeting. Affiliates of Roosevelt or Sentinel may not sell their shares of Roosevelt Common Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. Persons who may be deemed to be affiliates of Roosevelt or Sentinel generally include individuals or entities that control, are controlled by or are under common control with Roosevelt or Sentinel, and may include certain officers and directors of Roosevelt and Sentinel as well as certain principal stockholders of Roosevelt and Sentinel.

     SEC guidelines regarding qualifying for the pooling of interests method of accounting also limit sales by affiliates of Roosevelt or Sentinel in the Merger. SEC guidelines indicate that the pooling of interests method of accounting generally will not be challenged on the basis of sales by affiliates if they do not dispose of any of the shares of either combining company they owned prior to the consummation of a merger or shares of the surviving company received in connection with a merger during the period beginning thirty (30) days before the merger and ending when financial results covering at least thirty (30) days of post-merger operations of the surviving company have been published.

     It is a condition to Roosevelt's obligation to consummate the Merger that each person who may be deemed an affiliate (for purposes of Rule 145 and for purposes of qualifying the Merger for pooling of interests accounting treatment) of Sentinel execute and deliver to Roosevelt a written agreement intended to ensure compliance with the Securities Act and to ensure that the Merger will qualify as a pooling of interests.

Certain Federal Income Tax Consequences of the Merger

     Set forth below is a discussion of federal income tax consequences of the Merger to Roosevelt, Sentinel and Sentinel stockholders who are citizens or residents of the United States. The following discussion does not purport to be a complete analysis or listing of all potential tax effects relevant to a decision whether to vote in favor of approval of the Merger Agreement and the transactions contemplated thereby. Further, the discussion does not address the tax consequences that may be relevant to a particular Sentinel stockholder subject to special treatment under certain federal income tax laws, such as dealers in securities, banks, insurance companies, tax-exempt organizations, non-United States stockholders, and persons who acquired their shares as compensation, nor any consequences arising under the laws of any state, locality or foreign jurisdiction. The discussion is based upon the Code, Treasury regulations thereunder and administrative rulings and court decisions as of the date hereof. All of the foregoing are subject to change and any such change could affect the continuing validity of this discussion.

     HOLDERS OF SENTINEL COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISERS AS TO THE PARTICULAR EFFECT OF THEIR OWN PARTICULAR FACTS AND CIRCUMSTANCES ON THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO THEM, AND ALSO TO THE EFFECT OF ANY STATE, LOCAL, FOREIGN AND OTHER FEDERAL TAX LAWS.

     Under current federal income tax law, and based upon assumptions and representations of Roosevelt and Sentinel, and assuming that the Company Merger and the Bank Merger are each consummated in the manner set forth in the Merger Agreement, it is anticipated that the following federal income tax consequences would result:

          (i) the Company Merger and the Bank Merger will each qualify as a reorganization under Section 368(a) of the Code;

          (ii) no gain or loss will be recognized by Roosevelt, Roosevelt Bank, Sentinel or Sentinel Federal by reason of the Company Merger or the Bank Merger;

          (iii) no gain or loss will be recognized by any Sentinel stockholder upon the exchange of Sentinel Common Stock solely for Roosevelt Common Stock in the Merger (except in connection with the receipt of cash in lieu of a fractional share of Roosevelt Common Stock, as discussed below);

          (iv) the aggregate tax basis of the Roosevelt Common Stock received by each stockholder of Sentinel who exchanges Sentinel Common Stock for Roosevelt Common Stock in the Merger will be the same as the aggregate tax basis of the Sentinel Common Stock surrendered in exchange therefor (subject to any adjustments required as the result of receipt of cash in lieu of a fractional share of Roosevelt Common Stock);

          (v) the holding period of the shares of Roosevelt Common Stock received by a Sentinel stockholder in the Merger will include the holding period of the Sentinel Common Stock surrendered in exchange therefor (provided that such shares of Sentinel Common Stock were held as a capital asset by such stockholder at the Effective Time); and

          (vi) cash received in the Merger by a Sentinel stockholder in lieu of a fractional share interest of Roosevelt Common Stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of Roosevelt Common Stock which such stockholder would otherwise be entitled to receive, and will qualify as capital gain or loss (assuming the Sentinel Common Stock surrendered in exchange therefor was held as a capital asset by such stockholder at the Effective Time).

     Based upon representations to be made by Roosevelt and Sentinel as of the Effective Time, Roosevelt and Sentinel will receive an opinion of Silver, Freedman & Taff, L.L.P., counsel to Roosevelt, that the Company Merger and the Bank Merger will each qualify as a reorganization under the Code with the consequences set forth above. The opinion would be subject to various assumptions and qualifications, including that the Company Merger and the Bank Merger are consummated in the manner and in accordance with the terms of the Merger Agreement. The opinion would be based entirely upon the Code, regulations then in effect or proposed thereunder, then-current administrative rulings and practice and judicial authority, all of which would be subject to change, possibly with retroactive effect. Consummation of the Merger is conditioned upon the receipt by Roosevelt and Sentinel of such opinion. See "--Conditions to the Merger."

     No ruling has been or will be requested from the Internal Revenue Service ("IRS"), including any ruling as to federal income tax consequences of the Merger to Roosevelt, Sentinel or Sentinel stockholders. Unlike a ruling from the IRS, an opinion of counsel or independent certified accountants is not binding on the IRS. There can be no assurance that the IRS will not take a position contrary to the positions reflected in such opinion or that such opinion would be upheld by the courts if challenged.

Nasdaq Listing

     Roosevelt Common Stock currently is quoted on the Nasdaq National Market. It is a condition to consummation of the Merger that the Roosevelt Common Stock to be issued to stockholders of Sentinel in the Merger and to be reserved for issuance under the Sentinel Stock Options assumed by Roosevelt in the Merger also will be approved for listing on the Nasdaq National Market.
See "--Conditions to the Merger."

                          MANAGEMENT AFTER THE MERGER

     As of the Effective Time, the Boards of Directors of Roosevelt and Roosevelt Bank will consist of the current members of such Boards, and the executive officers of Roosevelt and Roosevelt Bank will include the current executive officers of Roosevelt and Roosevelt Bank. Craig D. Laemmli, President and Chief Executive Officer of Sentinel and Sentinel Federal will assume the position of Vice President of Roosevelt Bank pursuant to an employment agreement for a term of six months as described elsewhere in this Prospectus/Proxy Statement. See "The Merger--Interest of Certain Persons." In addition, for at least one year after the Effective Time, and for so long thereafter as agreed to by Roosevelt Bank and the participating directors of Sentinel, the directors of Sentinel who wish to do so may serve as regional advisory directors of Roosevelt Bank for a retainer fee of $500 per month. See also "The Merger--Interests of Certain Persons in the Merger."

                  BUSINESS OF SENTINEL FINANCIAL CORPORATION

General

     Sentinel was incorporated on September 23, 1993 for the purpose of becoming the holding company for Sentinel Federal upon Sentinel Federal's conversion from a federal mutual to a federal stock savings and loan association (the "Conversion"). The Conversion was completed on January 7, 1994. Sentinel has not engaged in any significant activity other than holding the stock of Sentinel Federal. Accordingly, the information set forth in this Proxy Statement/Prospectus, including financial statements and related data, relates primarily to Sentinel Federal and its subsidiaries.

     Sentinel Federal was organized in 1919 as a Missouri mutual savings and loan association under the name "Baptist Savings and Loan Association of Kansas City." In 1935, Sentinel Federal converted to a federally chartered savings and loan association and changed its name to "Sentinel Federal Savings and Loan Association of Kansas City." Sentinel Federal is regulated by the OTS and its deposits are insured up to applicable limits under the SAIF of the FDIC. Sentinel Federal also is a member of the FHLB system.

     At March 31, 1996, Sentinel had total assets of $148.8 million, deposits of $125.6 million and stockholders' equity of $11.5 million.

     Sentinel Federal's principal business consists of attracting deposits from the general public, originating loans secured primarily by owner-occupied residential properties and purchasing mortgage-related securities through the secondary market. Approximately 95.3% of Sentinel Federal's first mortgage loans are secured by properties located within Missouri. Sentinel Federal's residential real estate mortgage loans amounted to $78.2 million or 96.71% of Sentinel Federal's net loan portfolio at June 30, 1995. To a significantly lesser extent, Sentinel Federal also originates consumer, commercial real estate, and commercial business loans.

     On December 20, 1989, Sentinel Federal entered into a Supervisory Agreement with the OTS as a result of OTS criticisms of Sentinel Federal's policies and operations and its reduced capital position. In May 1990, Sentinel Federal also signed a Capital Plan agreement as a result of its low level of core capital. The Capital Plan was terminated on June 1, 1994 due to increases in capital levels primarily as a result of the initial public offering in connection with the Conversion. However, the Supervisory Agreement remains in effect until terminated by the OTS. The Supervisory Agreement requires Sentinel Federal to follow certain limitations primarily relating to Sentinel Federal's internal operations, lending activities and investments.

Yields Earned and Rates Paid

     The earnings of Sentinel Federal depend largely on the spread between the yield on interest-earning assets (primarily loans and investments) and the cost of interest-bearing liabilities (primarily deposit accounts), as well as the relative size of Sentinel Federal's interest-earning assets and interest-bearing liability portfolios.

     The following table sets forth, for the periods indicated, information regarding average balances of assets and liabilities as well as the total dollar amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities, resultant yields, interest rate spread, net interest margin, and ratio of average interest-earning assets to average interest-bearing liabilities. Average balances for a period have been calculated using the average of month-end balances during such period.


                                                                         Years Ended June 30,
                                     -----------------------------------------------------------------------------------------
                                                1993                              1994                       1995
                                     ----------------------------   ------------------------------ ---------------------------
                                                Interest                         Interest                    Interest
                                     Average    and        Yield/    Average     and        Yield/ Average   and        Yield/
                                     Balance    Dividends  Cost      Balance     Dividends  Cost   Balance   Dividends  Cost
                                     -----------------------------------------------------------------------------------------
                                                                        (Dollars in thousands)
Interest-earning assets(1):
Mortgage loans.....................  $ 86,265   $ 7,418    8.60%     $ 73,552    $5,682     7.73%  $ 74,249  $ 5,698    7.67%
Consumer loans.....................       643        50    7.78           710        51     7.18      1,045       79    7.56
Commercial business loans..........       894        73    8.17           739        57     7.71        978       78    7.98
                                     --------   -------    ----      --------    ------     ----   --------  -------    ----
  Total net loans..................    87,802     7,541    8.59%       75,001     5,790     7.72%    76,272    5,855    7.68%

Mortgage-related securities........    47,230     2,404    5.09        68,989     3,227     4.67     72,510    4,190    5.78
Investment securities..............     8,840       366    4.14         3,585       147     4.10      3,624      168    4.64
Interest-bearing deposits in
 other banks.......................     9,494       333    3.51         3,519       103     2.93      1,592       66    4.15
Other earning assets...............     1,769       149    8.42         1,848       151     8.17      1,848      143    7.74
                                      --------  -------    ----      --------    ------     ----   --------  -------    ----
  Total interest-earning assets....   $155,135  $10,793    6.96%     $153,242    $9,418     6.15%  $155,846  $10,422    6.69%
                                      ========  =======    ====      ========    ======     ====   ========  =======    ====

Non-interest-earning assets:
 Premises and equipment, net.......        966     --                    878       --                  810       --
 Real estate owned, net............        423     --                     52       --                    0
 Other non-interest-earning assets.      1,071     --                  1,034       --                1,219       --
                                      --------  -------              --------    ------            --------  -------
  Total assets.....................   $157,595  $10,793              $155,206    $9,418            $157,875  $10,422
                                      ========  =======              ========    ======            ========  =======

Interest-earning liabilities:
 Passbook accounts.................   $ 12,102  $   326    2.69%     $ 12,298    $  326     2.65%  $ 10,831  $   297    2.74%
 Negotiable order of withdrawal
  ("NOW") accounts.................      3,951      107    2.71         3,585        81     2.26      3,061       72    2.35
 Money market accounts.............     20,589      602    2.92        20,286       596     2.94     19,168      785    4.10
 Certificates of deposit...........    103,217    6,014    5.83        98,637     5,136     5.21     95,533    5,144    5.38
                                      --------  -------    ----      --------    ------     ----   --------  -------    ----
  Total deposits...................   $139,859  $ 7,049    5.04%     $134,806    $6,139     4.55%  $128,593  $ 6,298    4.90%
                                                                  (table continued on following page)

                                                                           Years Ended June 30,
                                         -----------------------------------------------------------------------------------------
                                                    1993                           1994                           1995
                                         ---------------------------    ---------------------------    ---------------------------
                                                   Interest                       Interest                       Interest
                                         Average   and        Yield/    Average   and        Yield/    Average   and        Yield/
                                         Balance   Dividends  Cost      Balance   Dividends  Cost      Balance   Dividends  Cost
                                         --------  ---------  ------    --------  ---------  ------    --------  ---------  ------
                                                                          (Dollars in thousands)
Other interest-bearing liabilities.....  $  8,833    $  691     7.82%   $  9,471    $  641     6.77%   $ 16,150    $1,046     6.48%
                                         --------    ------   ------    --------    ------   ------    --------    ------   ------
   Total interest-bearing liabilities..  $148,962    $7,740     5.21%   $144,277    $6,780     4.70%   $144,743    $7,344     5.07%
                                         ========    ======   ======    ========    ======   ======    ========    ======   ======

Non-interest-bearing liabilities:
 Non-interest-bearing deposits.........        --        --                   --        --                   --        --
 Other liabilities.....................     4,112        --                3,424        --                2,873        --
                                         --------    ------             --------    ------             --------    ------
   Total liabilities...................  $152,804    $7,740             $147,701    $6,780             $147,616    $7,344
                                         ========    ======             ========    ======             ========    ======

Stockholders' equity...................     4,791        --                7,505        --               10,259        --
                                         --------    ------             --------    ------             --------    ------

Total liabilities and
  stockholders' equity.................  $157,595    $7,740             $155,206    $6,780             $157,875    $7,344
                                         ========    ======             ========    ======             ========    ======

Net interest income....................              $3,053                         $2,638                         $3,078

Interest rate spread...................                         1.75%                          1.45%                          1.61%

Net interest margin....................                         1.97                           1.72                           1.98

Ratio of average interest-earning
 assets to average interest-bearing
 liabilities...........................                       104.33                         106.21                         107.67

- -----------------------------
(1) Does not include interest on nonaccrual loans or loans 90 days or more past due.

     The following table sets forth (on a consolidated basis) for the periods and at the date indicated, the weighted average yields earned on Sentinel Federal's assets and the weighted average interest rates paid on Sentinel Federal's liabilities, together with the net interest margin.

                                              Year Ended June 30,
                                           --------------------------    At June 30,
                                           1993       1994       1995       1995
                                           ----       ----       ----    -----------
Weighted average yield on
  loan portfolio.......................... 8.59%      7.72%      7.68%      7.99%
Weighted average yield on mortgage-
  related securities...................... 5.09       4.67       5.78       6.42
Weighted average yield on
  investment portfolio.................... 4.14       4.29       5.34       5.67
  Weighted average yield on
    all interest-earning assets........... 6.96       6.15       6.69       7.18
Weighted average rate paid on
  deposits................................ 5.04       4.55       4.90       5.47
Weighted average rate paid on
  advances from FHLB...................... 7.82       6.77       6.48       6.26
  Weighted average rate paid on
    all interest-bearing liabilities...... 5.21       4.70       5.07       5.58
Interest rate spread (spread between
  weighted average rate on all interest-
  earning assets and all interest-
  bearing liabilities).................... 1.75       1.45       1.61       1.59
Net interest margin (net interest income
  (expense) as a percentage of average
  interest-earning assets)................ 1.97       1.72       1.98       1.98

     The following table sets forth the effects of changing rates and volumes on net interest income of Sentinel Federal. Information is provided with respect to
(i) effects on interest income attributable to changes in volume (changes in volume multiplied by prior rate); (ii) effects on interest income attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) changes in rate/volume (change in rate multiplied by change in volume).

                                        1994 Compared to 1993              1995 Compared to 1994
                                 -----------------------------------    ----------------------------
                                         Increase (Decrease)                Increase (Decrease)
                                               Due to                              Due to
                                 -----------------------------------    ----------------------------
                                                      Rate/                          Rate/
                                  Rate     Volume    Volume    Net      Rate  Volume  Volume   Net
                                 -------   -------   ------  -------    ----  ------  ------  ------
                                                           (In thousands)
Interest-earning assets:
Mortgage loans(1)..............  $  (751)  $(1,093)   $111   $(1,733)   $(44)  $  54   $  6   $   16
 Consumer loans(1).............       (4)        5      --         1       3      24      1       28
 Commercial business
  loans(1).....................       (4)      (13)      1       (16)      2      18      1       21
                                 -------   -------    ----   -------    ----   -----   ----   ------
  Total loans(1)...............     (759)   (1,101)    112    (1,748)    (39)     96     (8)      65
 Mortgage-related securities...     (198)    1,108     (86)      824     766     164     32      962
 Investment and trading
  securities...................       13      (230)     (8)     (225)     19       2     45       66
 Interest-bearing deposits.....      (64)     (197)     36      (225)     43     (56)   (68)     (81)
 Other earning assets..........       (4)        7      --         3      (8)     --     --       (8)
                                 -------   -------    ----   -------    ----   -----   ----   ------

Total net change in
 income on interest-
 earning assets................   (1,012)     (413)     54    (1,371)    781     206     17    1,004
                                 -------   -------    ----   -------    ----   -----   ----   ------


Interest-bearing liabilities:
 Interest-bearing
  deposits.....................     (685)     (250)     25      (910)    472    (283)   (30)     159
 FHLB advances.................      (93)       50      (7)      (50)    (27)    452    (19)     405
                                 -------   -------    ----   -------    ----   -----   ----   ------
Total net change in
 expense on interest-
 bearing liabilities...........     (778)     (200)     18      (960)    444     169    (49)     564
                                 -------   -------    ----   -------    ----   -----   ----   ------

Net change in net
 interest income...............  $  (234)  $  (213)   $ 36   $  (411)   $337   $  37   $ 66   $  440
                                 =======   =======    ====   =======    ====   =====   ====   ======

- --------------------
(1)  Does not include interest on loans 90 days or more past due.

Asset and Liability Management

     The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets anticipated, based upon certain assumptions, to mature or reprice within a specific time period and the amount of interest-bearing liabilities anticipated, based upon certain assumptions, to mature or reprice within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income while a positive gap would tend to adversely affect net interest income.

     Prior to June 30, 1991, Sentinel Federal had typically maintained a negative one-year gap position. This position had generally resulted in a positive impact during a declining rate environment and a negative impact during a rising rate environment. Since that period Sentinel Federal has typically maintained a positive gap position. The one-year gap can be described as the difference between interest-earning assets and interest-bearing liabilities that reprice during a one-year time frame. Sentinel Federal's one-year adjusted gap position has moved from a negative 3.4% as of June 30, 1991, to a positive 22.79% as of June 30, 1995. The change from a negative to a positive gap position was the result of several factors including among other items, substantially increased capital levels, significant prepayment of fixed rate mortgage loans and investment in adjustable rate mortgage related securities. Although the one-year gap ratio is used as a measure of interest rate risk, Sentinel Federal also employs other asset liability techniques including measuring the market value of Sentinel Federal's portfolio equity position and the use of a planning model to project Sentinel Federal's activities under a given interest rate environment. The use of several separate techniques helps reduce the risks associated with using one monitoring tool. There can be no assurance that any of Sentinel Federal's monitoring techniques can or will reflect market conditions due to the impact of external events such as market competition, the Treasury yield curve and other market forces. The models are used, however, to assist management in evaluating the risks relative to net income expectations. Mortgage prepayment rates and core deposit decay rates are based on OTS tables with some variance based on Sentinel Federal's portfolio experience.

     Certain shortcomings are inherent in the method of analysis presented in the following table. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable rate mortgage ("ARM") loans, have features that restrict changes in interest rates on a short-term basis over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

     Sentinel Federal's analysis of its interest-rate sensitivity incorporates certain assumptions concerning the amortization of loans and other interest-earning assets and the withdrawal of deposits. The interest-rate sensitivity of Sentinel Federal's assets and liabilities illustrated in the table could vary substantially if different assumptions were used or if actual experience differs from the assumptions used. Sentinel Federal relies upon an internal gap report and an internal market value of portfolio equity ("MVPE") analysis which utilize OTS and management assumptions. These assumptions include a fixed rate mortgage loan constant prepayment rate approximating 12.50%. Adjustable-rate mortgage loans and mortgage-related securities are also assigned constant prepayment rates; however, these instruments generally reprice in one year or less and appear in the appropriate gap column.

     The following table presents Sentinel Federal's interest sensitivity gap between interest-earning assets and interest-bearing liabilities at June 30, 1995.

                                            Within                                                 Over
                                             Six          6 Months    1-3        3-6     6-10       10
                                            Months      to One Year  Years      Years    Years     Years     Total
                                            -------     ----------- --------   -------   ------   -------   --------
                                                                    (Dollars in thousands)
Interest-earning assets:

 Fixed-rate mortgage loans(1).............  $ 3,185       $ 3,117   $ 10,464   $ 8,895   $6,354   $ 1,286   $ 33,300
 ARM loans(1).............................   21,551        16,749      4,490     4,330       66        --     47,186
 Mortgage-related securities..............   41,028        26,486      1,360        --       --        --     68,874
 Other loans(1)...........................      310           133         64       892       25        31      1,455
 Investment securities and
  interest-bearing deposits...............    2,111            --      2,000        --       --        --      4,111
                                            -------       -------   --------   -------   ------   -------   --------

   Total rate sensitive assets............   68,186        46,484     18,378    14,117    6,445     1,317    154,926
                                            -------       -------   --------   -------   ------   -------   --------

Interest-bearing liabilities:

 Deposits:
  Regular savings and NOW accounts........    1,580         1,432      4,073     2,953    1,809     1,783     13,631
  Money market deposit accounts...........    7,032         7,032      2,808     1,437      204    50,948     18,564
  Certificates of deposit.................   27,976        15,462     38,775     9,143    2,889        --     94,245
  Other...................................   10,850         4,000      4,500     2,500       --        --     21,850
                                            -------       -------   --------   -------   ------   -------   --------

   Total rate sensitive liabilities.......   47,437        27,927     50,156    16,033    4,902     1,834    148,290
                                            -------       -------   --------   -------   ------   -------   --------

Excess (deficiency) of interest
 sensitive assets over interest
 sensitive liabilities....................  $20,748       $18,557   $(31,778)  $(1,917)  $1,543   $  (518)  $  6,637
                                            =======       =======   ========   =======   ======   =======   ========
Cumulative excess (deficiency) of
 interest sensitive assets................  $20,748       $39,306   $  7,528   $ 5,611   $7,154   $ 6,637   $  6,637
                                            =======       =======   ========   =======   ======   =======   ========
Cumulative ratio of interest-earning
 assets to interest-bearing liabilities...     1.44%         1.52%      1.06%     1.04%    1.05%     1.05%      1.05%
Interest sensitivity gap to total assets..    12.81         11.46     (19.62)    (1.18)    0.95     (0.32)      4.10
Ratio of interest-earning assets to
  interest-bearing liabilities............     1.44          1.67       0.37      0.88     1.32      0.72       1.05
Ratio of cumulative gap
  to total assets.........................    12.81         24.27       4.65      3.47     4.42      4.10       4.10

- --------------------
(1) Excludes undisbursed loan funds, unearned loan fees, net and allowance for loan losses.

Lending Activities

     General. The primary lending activity of Sentinel Federal is originating one- to four-family adjustable and fixed-rate residential loans, based on Sentinel Federal's and Federal Home Loan Mortgage Corporation ("FHLMC")/Federal National Mortgage Association ("FNMA") underwriting standards.

     The types of loans historically originated by Sentinel Federal include single-family and multi-family residential loans, residential lot and construction loans, home equity loans, commercial real estate loans and savings account loans. Sentinel Federal attracts retail deposits from the general public and invests those deposits, together with funds generated from operating income, primarily in one- to four-family mortgage loans and mortgage-related securities. Sentinel Federal's revenues are derived principally from interest on its mortgage loan and mortgage-related securities portfolios. Sentinel Federal's primary sources of funds are proceeds from deposits, FHLB advances and from principal and interest payments on loans and mortgage-related securities.

     Sentinel Federal requires that mortgage loans be secured by first or second liens on one - to four-family residential dwellings. The primary purpose of the loans is for the purchase or refinancing or construction of these properties. As of June 30, 1995, $75.6 million, or 93.3% of Sentinel Federal's loan portfolio, consisted of loans secured by one - to four-family residential properties, $2.2 million, or 2.71% of loans, consisted of commercial real estate and $2.7 million, or 3.4%, consisted of multi-family permanent loans.

     Among other things, the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") imposed new lending limitations on savings institutions concerning loans made to one borrower which are equivalent to those applicable to national banks. The current general limitation is 15% of the unimpaired capital and unimpaired surplus of an association. For Sentinel Federal, this limits loans permitted to one borrower to approximately $1.6 million. At June 30, 1995, Sentinel Federal had no borrowers with balances in excess of current loan-to-one borrower limits.

     Loan Portfolio Analysis. The following table sets forth the composition of Sentinel Federal's loan portfolio by type of loan as of the dates indicated.

                                                          At June 30,
                                  -----------------------------------------------------------
                                         1993               1994                  1995
                                  -----------------  ------------------    ------------------
                                  Amount    Percent   Amount    Percent    Amount     Percent
                                  -------   -------   -------   -------    -------    -------
                                                    (Dollars in thousands)
Type of Loan:
- -------------
Conventional mortgage...........  $69,169      86%    $64,162      80%     $70,680       86%
Federal Housing Administration
 and Veterans' Administration...    9,682      12       7,098      10        6,377        8
Commercial......................      872       1         604       1        2,195        3
Construction....................       --      --         267      --        1,235        1
                                  -------     ---     -------     ---      -------      ---
  Total mortgage loans...........  79,723      99      72,131      99       80,487       98
                                  -------     ---     -------     ---      -------      ---

Other Loans:
 Home equity and second
  mortgage loans.................     250      --         286      --          864        1
 Automobile loans................      76      --          47      --           47       --
 Other...........................     514       1         386       1          477        1
                                  -------     ---     -------     ---      -------      ---
  Total other loans.............      840       1         719       1        1,388        2
                                  -------     ---     -------     ---      -------      ---

  Total loans...................   80,563     100%     72,850     100%      81,875      100%
                                  =======     ===     =======     ===      =======      ===

Less:
 Undisbursed loan funds..........      --                 121                  452
 Unearned loan fees, net.........     242                 132                  148
 Allowance for loan losses.......     278                 319                  319
                                  -------             -------              -------
 Total loans receivable, net..... $80,043             $72,278              $80,956
                                  =======             =======              =======


Type of Security:
- -----------------

Residential real estate
  Single-family.................. $75,169      94%    $68,739      94%     $75,555       92%
  Other dwellings................   3,682       4       2,788       4        2,737        3
Commercial or industrial
  real estate....................     872       1         604       1        2,195        3
Other loans......................     840       1         719       1        1,388        2
                                  -------     ---     -------     ---      -------      ---
Total.......................       80,563     100%     72,850     100%      81,875      100%
                                  =======     ===     =======     ===      =======      ===
Less:
 Undisbursed loan funds..........      --                 121                  452
 Unearned loan fees..............     242                 132                  148
 Allowance for loan losses.......     278                 319                  319
                                  -------             -------              -------
 Total loans receivable, net..... $80,043             $72,278              $80,956
                                  =======             =======              =======

     One- to Four-Family Residential Loans. The primary lending activity of Sentinel Federal is the origination of mortgage loans to enable borrowers to purchase, refinance or construct single family homes. Management believes that the policy of focusing on one- to four-family residential mortgage loans has been successful in contributing to interest income while keeping delinquencies and losses to a minimum. At June 30, 1995, approximately $75.6 million, or 93.3%, of Sentinel Federal's total loan portfolio consisted of loans secured by single-family residential real estate.

     Sentinel Federal presently originates both fixed and adjustable rate mortgage loans secured by one- to four-family properties with loan terms of 15 to 30 years. In 1985, Sentinel Federal began originating "ARMs" indexed to various indices. Until 1989, Sentinel Federal used primarily the monthly media cost of funds index. Since 1989, all ARMs have been indexed to the U.S. Treasury Index, with margins ranging from 250% to 300% over the index, repricing annually with no negative amortization. Minimum and maximum lifetime rates are established based on competitive factors at the time of origination and collateral type. Borrower demand for ARMs versus fixed rate mortgage loans is a function of the level of interest rates, the expectations of changes in the level of interest rates and the difference between the interest rates and loan fees offered for fixed rate mortgage loans and the first year interest rates and loan fees for ARMs. The relative amount of fixed rate mortgage loans and ARMs that can be originated at any time is largely determined by the demand for each in a competitive environment.

     Additionally, all of Sentinel Federal's adjustable rate loans using the U.S. Treasury one year constant maturity index contain provisions allowing conversion of the loan to a fixed rate loan, subject to certain qualifying conditions. While this particular feature permits the borrower to convert to a fixed rate loan, Sentinel Federal has not experienced significant prepayment as a result of this option. Converted loans that do not meet Sentinel Federal's yield requirements are sold to the FHLMC to limit interest rate risk.

     During the year ended June 30, 1995, Sentinel Federal's total mortgage loan originations were $19.1 million of which 74% were subject to periodic interest rate adjustments and 26% were long-term, fixed rate loans. See "--Loan Originations, Sales and Purchases."

     Sentinel Federal's long-term, fixed-rate loans are originated with terms of between 15 to 30 years, amortized on a monthly basis with principal and interest due each month. At June 30, 1995, Sentinel Federal had $34.69 million of long-term, fixed-rate mortgage loans in its portfolio or 42.37% of its total loan portfolio.

     Sentinel Federal also engages in mortgage banking activities. These activities include the origination and sale of whole loans to investors and the FHLMC. Loans are sold to generate fee income and maintain market share. During the fiscal years ended June 30, 1993, 1994 and 1995 Sentinel Federal sold $5.8 million, $6.6 million and $3.6 million of originated loans.

     The loan fees charged, interest rates and other provisions of Sentinel Federal's ARM loans are determined by Sentinel Federal on the basis of its own pricing criteria and competitive market conditions. At June 30, 1995, Sentinel Federal charged an origination fee on its ARMs ranging from 0% to 2% of the principal amount of the loan. Interest rates and payments on Sentinel Federal's ARMs generally are adjusted annually, to a rate typically equal to 200 to 300 basis points above the monthly median cost of funds or U.S. Treasury Index. Sentinel Federal also originates adjustable rate loans that adjust after either the third or fifth year and thereafter adjust annually.

     Sentinel Federal offers ARMs at market rates that may be below the fully indexed rate. At June 30, 1995, the initial interest rate being offered on Sentinel Federal's ARMs ranged from 5.63% to 7.75% per annum. The periodic interest rate cap (the maximum amount by which the interest rate may be increased or decreased in a given period) on Sentinel Federal's ARMs is generally 200 basis points annually and the lifetime interest rate cap is generally 600 basis points over the initial interest rate of the loan. Sentinel Federal underwrites ARMs based on the borrower's ability to repay the loan using the first year adjusted rate to qualify the borrower or second year adjusted rate to qualify the borrower at fully indexed rates based on various underwriting criteria. As a result, the potential for delinquencies and defaults on ARMs is lessened.

     Sentinel Federal's fixed rate loan portfolio contains due-on-sale clauses providing that Sentinel Federal may declare the unpaid amount due and payable upon the sale of the property securing the loan. Sentinel Federal enforces these due-on-sale clauses to the extent permitted by law. Thus, the average loan maturity, which Sentinel

Federal estimates is between eight to ten years, is a function of, among other factors, the level of purchase and sale activity in the real estate market, prevailing interest rates and the interest rates payable on outstanding loans.

     Sentinel Federal requires title insurance insuring the status of its lien on all of the real estate secured loans and also requires that fire and extended coverage casualty insurance (and, if appropriate, flood insurance) be maintained in an amount at least equal to the lesser of the loan balance or the replacement cost of the improvements. Where the value of the land, exclusive of the improvements, exceeds the amount of the loan on the real estate, Sentinel Federal may make exceptions to its property insurance requirements.

     Multi-Family Loans. In addition to originating single-family residential real estate loans, Sentinel Federal also originates loans secured by multi-family dwelling units (five or more units). At June 30, 1995, Sentinel Federal's total multi-family loans were $2.7 million, or 3.4% of Sentinel Federal's total loan portfolio, secured by multi-family dwelling units located in Sentinel Federal's primary market area. The loan-to-value and equity standards imposed by Sentinel Federal are determined on a case-by-case basis. Loans secured by multi-family residential real estate are generally larger and involve a greater degree of risk than single-family residential mortgage loans.

     Certain types of lending are considered to be more risk adverse than others and, in determination of an institution's capital ratios, are accorded a lower risk weight. The effect of applying this lower rate of risk is to reduce the capital requirements for the amount of the particular loan. For instance, a loan with a 100% risk weight requires that the institution satisfy the full capital requirement for such lending; while a loan with a 50% risk weight needs only one-half the capital of the 100% weighted loan. Since the lower risk weights are accorded to more secure lending, this weighing encourages safe, non-speculative lending.

     Multi-family housing loans are normally assigned a 100% risk weight by federal regulations. However, OTS regulations accord a 50% risk weight to "qualifying multi-family mortgage loans," i.e., loans with an existing property having five to 36 dwelling units with an initial loan-to-value ratio of not more than 80% where an average annual occupancy rate of 80% or more has existed for at least one year. See "Regulation of Sentinel Federal--Capital Requirements."

     Multi-family lending is generally considered to involve a higher degree of risk than permanent residential one- to four-family lending. Such lending typically involves large loan balances concentrated in a single borrower or groups of related borrowers. In addition, the payment experience on loans secured by income-producing properties is typically dependent on the successful operation of the related real estate project and thus may be subject to a greater extent to adverse conditions in the real estate market or in the economy generally. Sentinel Federal generally attempts to mitigate the risks associated with multi-family lending by, among other things, lending on collateral located in its market area and generally to individuals who reside in its market.

     Construction Loans. Sentinel Federal originates residential construction mortgage loans to residential owner-occupants (custom construction loans) and to local contractors building residential properties for resale (speculative construction loans). At June 30, 1995, Sentinel Federal had construction loans of $1.2 million outstanding.

     Construction lending is generally considered to involve a higher degree of credit risk than long-term financing of residential properties. An institution's risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property's value at completion of construction or the borrower's ability to absorb additional expenses in the event that costs to complete construction are in excess of the initial cost estimate. If the estimate of construction cost and the marketability of the property upon completion of the project prove to be inaccurate, the institution may be compelled to advance additional funds to complete the structure. If estimated costs or value proves to be inaccurate, the institution may be confronted with a property as collateral which is insufficient to assure full repayment.

     Commercial Real Estate Loans. Sentinel Federal had $2.2 million in commercial real estate loans at June 30, 1995. Sentinel Federal's commercial loan activity is limited in scope and activity at this time.

     Loan Maturity and Repricing. The following table sets forth certain information at June 30, 1995 regarding the dollar amount of loans maturing or repricing in Sentinel Federal's portfolio based on their contractual terms to maturity, but does not include scheduled payments or potential prepayments. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as due in one year or less. Mortgage loans which have adjustable rates are shown as maturing at their next repricing date. Loan balances do not include undisbursed loan proceeds, unearned discounts, unearned income and allowance for loan losses.

                          Within One      After One Year       After 3 Years     After 5 Years
                            Year          Through 3 Years     Through 5 Years   Through 10 Years   Beyond 10 Years        Total
                           -----          ---------------    ---------------    ---------------    ---------------        -----
                                                                   (In thousands)
Real estate mortgage....  $27,411             $14,787             $4,623             $5,109            $25,250            $77,180
Commercial real estate..      536                 129                 --              1,368                162              2,195
Construction............    1,000                 235                 --                 --                 --              1,235
Mobile home.............       --                  --                 --                 --                 --                 --
Automobile..............        7                  29                 11                 --                 --                 47
Savings account loans...      265                  49                 25                 16                 --                355
Other...................        4                  47                295                473                 44                863
                          -------             -------             ------             ------            -------            -------
     Total loans........  $29,223             $15,276             $4,954             $6,966            $25,456            $81,875
                          =======             =======             ======             ======            =======            =======

     The following table sets forth the dollar amount of all loans due one year after June 30, 1994, which have fixed interest rates and have floating or adjustable interest rates.

                          Fixed-          Floating- or
                          Rates        Adjustable-Rates
                          ------       ----------------
                                 (In thousands)

Real estate mortgage....    $  7           $27,404
Commercial real estate..      --               536
Construction............     107               893
Mobile home.............      --                --
Automobile..............       7                --
Savings account loans...     265                --
Other...................       4                --
                            ----           -------
     Total                  $390           $28,833
                            ====           =======

     Loan Solicitation and Processing. Sentinel Federal's primary sources of loans include referrals, brokers, contractors, repeat business from existing and former borrowers.

     Once an application for a mortgage loan is received by Sentinel Federal, a credit and property analysis is completed, including obtaining a credit report from reporting agencies, verification of income and deposits, and assets and liabilities. An appraisal of the property offered as collateral is undertaken by a fee appraiser approved by Sentinel Federal and licensed or certified by the State of Missouri.

     The completed loan file is then submitted for underwriting. Once underwritten, the loan is submitted to the appropriate committee for review and approval. Single-family residential loans up to $250,000 may be approved by the Loan Committee. Approval of the Board of Directors of Sentinel Federal is required for Sentinel Federal to make a loan in excess of $250,000.

     Loan Originations, Sales and Purchases. Sentinel Federal originates fixed- and adjustable-rate residential mortgage loans that meet or exceed the applicable underwriting requirements of Sentinel Federal or FNMA and FHLMC. In addition, as a portfolio lender, Sentinel Federal also originates fixed and adjustable-rate loans that are underwritten to Sentinel Federal's standards, but may not immediately qualify for sale in the secondary market.

     The following table shows total loans originated, purchased, sold and repaid during the periods indicated.



                                           Year Ended June 30,
                                      -----------------------------
                                        1993       1994       1995
                                      --------   --------   -------
                                              (In thousands)

Total loans at beginning of period..  $ 96,075   $ 80,563   $72,850
Loans originated:
 Single-family residential..........    13,291     18,364    19,121
 Multi-family residential and
  commercial real estate............        --         --     1,491
 Other loans........................         3        129       578
                                      --------   --------   -------
   Total loans originated...........    13,294     18,493    21,190

Loans sold..........................    (5,772)    (6,518)   (3,636)
Loan principal repayments...........   (23,034)   (19,688)   (8,529)
                                      --------   --------   -------

Net loan activity...................   (15,512)    (7,713)    9,025
                                      --------   --------   -------

Total gross loans
 at end of period...................  $ 80,563   $ 72,850   $81,875
                                      ========   ========   =======

     Loan Commitments. Sentinel Federal issues commitments for fixed- and adjustable-rate single-family residential mortgage loans conditioned upon the occurrence of certain events. Such commitments are made on specified terms and conditions and are honored for up to 180 days from approval. Sentinel Federal had outstanding net loan commitments of approximately $1.7 million at June 30, 1995.

     Loan Origination and Other Fees. Sentinel Federal, in most instances, receives loan origination fees which are a percentage of the principal amount of the mortgage loan charged to the borrower for funding the loan. The amount of points charged by Sentinel Federal varies, though the range generally is between one and two and one half points. Current accounting standards require fees received (net of certain loan origination costs) for originating loans to be deferred and amortized into interest income over the contractual life of the loan. Net deferred fees associated with loans that are sold are recognized as an adjustment to gain or loss at the time of sale. On loans not sold, Sentinel Federal had $147,685 of net deferred loan fees at June 30, 1995.

     Delinquencies. A report containing delinquencies of all loans is reviewed monthly by the Board of Directors of Sentinel Federal. Procedures taken with respect to delinquent loans differ depending on the particular circumstances of the loan. Sentinel Federal's procedures provide that when a loan becomes delinquent, the borrower is contacted, usually by phone, within 15 to 30 days. When the loan is over 30 days delinquent, the borrower is contacted in writing. Typically, Sentinel Federal will initiate foreclosure action against the borrower when principal and interest become 90 days or more delinquent. In any event, interest income is reduced by the full amount of accrued and uncollected interest on most loans once they become 90 days delinquent, go into foreclosure or are otherwise determined to be uncollectible. An allowance for loss is established when, in the opinion of management, the net fair value of the property collateralizing the loan is less than the outstanding principal and the collectibility of the loan's principal becomes uncertain. In some instances, the collateral underlying residential and commercial real estate loans in Sentinel Federal's portfolio has been insufficient to cover the book value and cost of selling the property. As of June 30, 1995, Sentinel Federal had $14,000 of loans accounted for on a nonaccrual basis (i.e., loans upon which management believes the future collectability of interest is uncertain).

     If interest on nonaccrual loans at the end of the period had been accrued, interest income of approximately $4,000, $4,000 and $300 would have been recorded for the fiscal years ended June 30, 1993, 1994 and 1995, respectively.

     The majority of Sentinel Federal's loans accounted for on a nonaccrual basis over the past three fiscal years ended June 30, 1994 were the result of delinquent payments from one borrower. Total outstanding debt attributed to this borrower totalled $569,465, $133,767 and $0, respectively, for the years ended June 30, 1992, 1993 and 1994.

     On June 30, 1993, $363,184 of the remaining debt was assumed by a third party. As a result of this assumption, all loans related to the assumption were current during fiscal year ending June 30, 1995.

     The following table sets forth information with respect to Sentinel Federal's nonperforming assets at the dates indicated. At the dates shown, Sentinel Federal had no restructured loans within the meaning of Statement of Financial Accounting Standards No. 15 titled "Accounting by Debtors and Creditors of Troubled Debt Restructurings."



                                                  At June 30,
                                  ------------------------------------------
                                   1991     1992     1993     1994     1995
                                  ------   ------   ------   ------   ------
                                            (Dollars in thousands)
Loans accounted for on
 a nonaccrual basis:
  Real estate -
   Residential..................  $  500   $  657   $  508   $  243   $   14
                                  ------   ------   ------   ------   ------

      Total.....................     500      657      508      243       14

Accruing loans which
 are contractually past
 due 90 days or more:
  Real estate -
   Residential..................     520       82       --       28      121
                                  ------   ------   ------   ------   ------

       Total....................     520       82       --       28      121
                                  ------   ------   ------   ------   ------

  Total of nonaccrual and 90
    days past due loans.........   1,020      739      508      271      135

Real estate owned (net).........   1,108      741      104       --       --
                                  ------   ------   ------   ------   ------

       Total nonperforming
           assets...............  $2,128   $1,480   $  612   $  271   $  135
                                  ======   ======   ======   ======   ======

Total loans delinquent 90 days
  or more to net loans..........    0.99%    0.77%    0.64%    0.14%    0.15%

Total loans delinquent 90 days
  or more to total assets.......    0.65     0.46     0.32     0.06     0.07

Total nonperforming assets
  to total assets...............    1.36     0.92     0.39     0.18     0.08

     Asset Classifications. The OTS has adopted regulations that require each insured savings association to review and classify its assets on a regular basis. In addition, in connection with examinations of insured institutions, OTS examiners have authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. Substandard assets must have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified as loss is considered uncollectible and of such little value that its continuance as an asset of the institution is not warranted. Assets classified as substandard or doubtful require the institution to establish general allowances for these asset losses. If an asset or portion thereof is classified as loss, the insured institution must either establish specific allowances for the portion of the asset classified as loss in the amount of 100% of the portion of the asset classified loss or charge off such amount. A portion of general loss allowances established to cover possible losses related to assets classified as substandard or doubtful may be included in determining an institution's regulatory capital, while specific valuation allowances for loan losses generally do not qualify as regulatory capital.

     At June 30, 1994 and 1995 the aggregate amounts of Sentinel Federal's classified assets, and of Sentinel Federal's general and specific loss allowances and charge-offs for the period then ended, were as follows:

                              At June 30,
                            --------------
                            1994      1995
                            -----     ----
                            (In thousands)

Doubtful..................  $  --     $ --
Substandard assets........    276       --
Special mention...........    355       58

General loss allowances...    318      318
Specific loss allowances..     --       --
Charge-offs...............      2       --

     Real Estate Owned. Real estate acquired by Sentinel Federal as a result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned until it is sold. When property is acquired it is recorded at the lower of the cost or fair value. At June 30, 1995, Sentinel Federal had no properties classified as real estate owned.

     Allowance for Loan Losses. It is management's policy to maintain adequate allowances for estimated losses on known and inherent risks in the loan portfolio. Generally, the allowances are based on, among other things, the size and composition of the loan portfolio, historical loan loss experience, evaluation of economic conditions in general and in various sectors of Sentinel Federal's customer base, detailed analysis of individual loans for which collectibility may not be assured and determination of the existence and realizable value of the collateral and guarantees securing the loan.

     Sentinel Federal's management evaluates the need to establish an allowance for loan losses based on a review of all loans for which full collectibility may not be reasonably assured and considers, among other matters, the estimated market value of the underlying collateral of problem loans, prior loss experience, economic conditions and overall portfolio quality. These provisions for losses are charged against income in the year they are established.

     Sentinel Federal believes it has established its existing allowance for loan losses in accordance with generally accepted accounting principles ("GAAP") as of June 30, 1995. However, there can be no assurance that the loan portfolio will not require Sentinel Federal to increase its allowance for loan losses in the future, thereby adversely affecting its financial condition and earnings.

     Sentinel Federal recorded provisions for losses on loans for the years ended June 30, 1993, 1994 and 1995 of $154,000, $42,000 and $0, respectively.
At June 30, 1995, Sentinel Federal had an allowance for loan losses of $318,000.

     New Accounting Standards. In October 1994, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures which will become effective for Sentinel beginning July 1, 1995. This Statement amends SFAS No. 114, Accounting by Creditors for Impairment of a Loan, which requires a lender to consider a loan to be impaired if the lender believes it is probable that it will be unable to collect all principal and interest due according to the contractual terms of the loan. If a loan is impaired, the lender will be required to record a loss valuation allowance equal to the present value of the estimated future cash flows discounted at the loan's effective rate or based on the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. This accounting change may significantly change the accounting by lenders presently allowed under SFAS No. 15. Based upon the present status of Sentinel Federal's loan portfolio, management believes that the implementation of this Statement will have minimal effect on Sentinel.

     In October 1994, the FASB issued SFAS No. 119, Disclosure About Derivative Instruments and Fair Value of Financial Instruments. This Statement requires disclosures about derivative financial instrument such as futures, forward, swap, and option contracts, and other financial instruments with similar characteristics. SFAS No. 119 requires disclosures about the amounts, nature and terms of derivative financial instruments regardless of whether they result in off-balance sheet risk of accounting loss. Adoption of this standard in fiscal 1995 had no effect on Sentinel.

     In May 1995, the FASB issued SFAS No. 122, Accounting of Mortgage Servicing Rights, which will become effective for Sentinel beginning July 1, 1996. This Statement amends SFAS No. 65. Accounting for Certain Mortgage Banking Activities, to require that a mortgage banking enterprise recognize as separate assets rights to service mortgage loans for others, however those servicing rights are acquired. This Statement requires that a company assess its capitalized mortgage servicing rights for impairment based on the fair value of those rights. Based upon the present status of Sentinel Federal's servicing portfolio, management believes that the implementation of this Statement will have a minimal effect on Sentinel.

Allowance for Loan Losses

     The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated.


                                                                      At June 30,
                             ----------------------------------------------------------------------------------------------
                                   1991                1992               1993               1994                1995
                             ------------------  ----------------   -----------------  -----------------   ----------------

                                       As a %             As a %              As a %             As a %             As a %
                                       of Out-            of Out-             of Out-            of Out-            of Out-
                                      standing           standing            standing           standing           standing
                                      Loans in           Loans in            Loans in           Loans in           Loans in
                             Amount   Category   Amount  Category   Amount   Category  Amount   Category   Amount  Category
                             ------   --------   ------  --------   ------   --------  ------   ---------  ------  --------
                                                                  (Dollars in thousands)
Real estate -- mortgage:
  Residential..............   $103      0.50%    $ 107     0.50%     $ 78      0.50%    $ 51      0.50%     $ 38     0.50%
  Commercial...............     15      0.50        14     0.50        23      0.50       17      0.50        49     1.00
  Construction.............      4      0.50         7     0.50        --      0.50        1      0.50        12     1.00
Consumer...................     33      0.50         2     0.50         1      0.50        2      0.50         5     0.50
Unallocated................     35      0.03        60     0.06       204      0.25      247      0.34       214     0.26
                              ----      ----     -----     ----      ----      ----     ----      ----      ----     ----

  Total allowance for loan
   losses..................   $190      0.18%    $ 190     0.15%     $306      0.35%    $318      0.44%     $318     0.39%
                              ====      ====     =====     ====      ====      ====     ====      ====      ====     ====

     The following table sets forth an analysis of Sentinel Federal's gross allowance for possible loan losses for the periods indicated. Where specific loan loss reserves have been established, any difference between the loss reserve and the amount of loss realized has been charged or credited to current income.

                                                  Year Ended June 30,
                                        ----------------------------------------
                                        1991     1992     1993     1994     1995
                                        ----     ----     ----     ----     ----
                                                 (Dollars in thousands)
Allowance at beginning of
 period....................             $105     $155     $147     $278     $318
                                        ----     ----     ----     ----     ----
Provision for loan losses..              130       27      154       42       --
                                        ----     ----     ----     ----     ----
Recoveries:
 Residential real estate...               --       --       --       --       --
 Commercial real estate....               --       --       --       --       --
 Consumer..................               --       --       --       --       --
                                        ----     ----     ----     ----     ----
   Total recoveries........               --       --       --       --       --
                                        ----     ----     ----     ----     ----

Charge-offs:
 Residential real estate...               49       27       23        2       --
 Commercial real estate....               --       --       --       --       --
 Construction..............               --       --       --       --       --
 Consumer..................               31        8       --       --       --
                                        ----     ----     ----     ----     ----
   Total charge-offs.......               80       35       23        2       --
                                        ----     ----     ----     ----     ----
   Net charge-offs.........               80       35       23        2       --
                                        ----     ----     ----     ----     ----
    Balance at end of
     period................             $155     $147     $278     $318     $318
                                        ====     ====     ====     ====     ====

Ratio of allowance to total
 loans outstanding at the
 end of the period.........             0.10%    0.15%    0.15%    0.44%    0.39%
Ratio of net charge-offs to
 average loans outstanding
 during the period.........                --    0.08     0.04     0.003     --

Mortgage-Related Securities

     To supplement lending activities in periods of deposit growth, declining loan demand or significant prepayments, Sentinel Federal has invested in residential mortgage-related securities. Although such securities are held for investment, they can serve as collateral for borrowings and, through repayments, as a source of liquidity. For information regarding the carrying and market values of Sentinel Federal's mortgage-related securities portfolio, see Note 4 to the Notes to Consolidated Financial Statements of Sentinel for the years ended June 30, 1993, 1994 and 1995 contained in this Proxy Statement/Prospectus. Sentinel Federal generally invests in mortgaged-backed securities guaranteed by FHLMC and the FNMA.

     As of June 30, 1995, Sentinel Federal's portfolio included $68.9 million of mortgage-related securities purchased as investments to supplement Sentinel Federal's mortgage lending activities. All mortgage-related securities are comprised of adjustable-rates. As of June 30, 1995, Sentinel Federal owned no collateralized mortgage obligations.

     The following table sets forth scheduled contractual amortization of loans and mortgage-related securities at June 30, 1995 and the dollar amount of such securities and loans at the date which are scheduled to mature after one year which have fixed or adjustable interest rates. Demand loans, loans having no stated schedule of repayments and no stated maturity and overdraft loans are reported as due in one year or less. Mortgage-related securities listed below are entirely adjustable-rate in nature. Because of this contractual provision, the weighted average yield of each category reprices at least annually. Amounts listed as amounts due within one year, after one year through three years, and after three years through five years consist of contractual amortization only, since all mortgage-related securities contractually mature after five years. As of June 30, 1995, the weighted average yield on mortgage-related securities listed below was 6.42%.

                                          At June 30, 1995
                         --------------------------------------------------
                                                 Commercial      Mortgage-
                         Mortgage  Consumer  Business   Total     Related
                          Loans     Loans     Loans     Loans    Securities
                         --------  --------  --------  --------  ----------
                                           (In thousands)

Amounts due:
 Within one year.......   $ 2,370    $  211    $  356  $  2,937     $ 1,050
 After one year
  through three years..     5,331       481       811     6,623       2,334
 After three years
  through five years...     6,229       573       963     7,765       2,685
 After five years......    63,250        --     1,300    64,550      62,872
                          -------    ------    ------  --------     -------
     Total.............   $77,180    $1,265    $3,430  $ 81,875     $68,941
                          =======    ======    ======  ========     =======

Interest rate terms
 on amounts due after
 one year:
   Fixed...............   $30,729    $1,052    $2,307  $ 34,088     $ 1,567
   Adjustable..........    44,081        --       768   444,849      66,324
                          -------    ------    ------  --------     -------
                          $    --    $   --    $   --  $     --     $    --
                          =======    ======    ======  --------     =======

Investment Activities

     Federally chartered savings institutions have authority to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various federal agencies and of state and municipal governments, deposits at the FHLB, certificates of deposit of federally insured institutions, certain bankers' acceptances and federal funds. Subject to various restrictions, such savings institutions may also invest a portion of their assets in commercial paper, corporate debt securities and mutual funds, the assets of which conform to the investments that federally chartered savings institutions are otherwise authorized to make directly. Savings institutions are also required to maintain minimum levels of liquid assets which vary from time to time. See "Regulation of Sentinel Federal --

Federal Home Loan Bank System." Sentinel Federal may decide to increase its liquidity above the required levels depending upon the availability of funds and comparative yields on investments in relation to return on loans.

     Sentinel Federal is required under federal regulations to maintain a minimum amount of liquid assets and is also permitted to make certain other securities investments. See "Regulation of Sentinel Federal" herein. At June 30, 1995, Sentinel Federal's regulatory liquidity was 5.33% which is in excess of the required 5.0%.

     The Board of Directors of Sentinel Federal sets the investment policy of Sentinel Federal. This policy dictates that investments will be made with the intent of holding them to maturity and will be made based on the safety of the principal amount, liquidity requirements of Sentinel Federal and the return on the investments. Sentinel Federal's policy does not permit investment in non-investment grade bonds. It permits investment in various types of liquid assets permissible under OTS regulation, which include U.S. Treasury obligations, securities of various federal agencies, certain certificates of deposits of insured banks, repurchase agreements and federal funds.

     Sentinel Federal invests in secondary market securities. These products may include but are not limited to: government bonds and agency securities insured by a government-sponsored agency. However, since 1989, Sentinel Federal has focused its investment activity on the purchase of short-term or adjustable-rate instruments. Management intends to continue to concentrate investments in adjustable rate products subject to adequate liquidity and investment margins. As a result of this activity, as of June 30, 1995 over 77.5% of Sentinel Federal's mortgage-related investments, including portfolio single-family loans, are adjustable in nature.

     Sentinel Federal's investment portfolio is an important component of Sentinel Federal's overall operations. The portfolio is segregated by the intended holding period of a particular investment in accordance with Sentinel Federal's policy, GAAP and applicable federal regulations. As of June 30, 1995, all of Sentinel Federal's mortgage-related portfolio was classified as held for investment. These assets were originated or purchased with the intent to hold to maturity. Sentinel Federal has also invested from time to time in assets to be held for sale. The securities in the "held for sale portfolio" are generally adjustable rate in nature or have relatively short maturity horizons. All assets held for sale are recorded at the lower of cost or current market value on a quarterly basis. All investment class assets are extensively monitored on a regular basis with current market valuation reviewed at least quarterly. By internal policy, Sentinel Federal limits assets held for sale to 15% of total assets and a stop loss limit of $250,000 applies to all assets in this category.

     Investment decisions are approved by the Asset Liability Committee which meets on a regular basis. The Asset Liability Committee acts within policies established by the Board of Directors of Sentinel Federal. Securities are generally purchased to be held until maturity.

     The following table sets forth Sentinel Federal's investment securities portfolio at carrying value at the dates indicated.

                                                             At June 30,
                                ---------------------------------------------------------------------
                                        1993                    1994                     1995
                                --------------------   ---------------------   ----------------------
                                  Book    Percent of     Book     Percent of     Book      Percent of
                                Value(1)   Portfolio   Value(1)    Portfolio   Value(1)     Portfolio
                                --------  ----------   --------   ----------   --------    ----------
                                                        (Dollars in thousands)
U.S. Government treasury and
  obligations of U.S.
  Government agencies.........  $  --           --%    $2,494        99.88%    $2,498        100.00%
Other.........................    399       100.00          3         0.12         --            --
                                -----       ------     ------       ------     ------        ------
Total.........................  $ 399       100.00%    $2,497       100.00%    $2,498        100.00%
                                =====       ======     ======       ======     ======        ======

________________________________
(1) The market value of Sentinel Federal's investment securities portfolio amounted to $399,000, $2.5 million and $2.5 million at June 30, 1993, 1994 and 1995, respectively.

Deposit Activities and Other Sources of Funds

     General. Sentinel Federal's primary sources of funds are deposits, FHLB advances, proceeds from principal and interest payments on loans and mortgage-related securities and proceeds from loan sales. Deposits and loan repayments are the major source of Sentinel Federal's funds for lending and other investment purposes. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general level of interest rates and money market conditions. Borrowings may be used on a short-term basis to compensate for reductions in the availability of funds from other sources, or on a longer term basis for interest rate risk management.

     Deposit Accounts. Sentinel Federal's goal for savings activity is to retain its current deposit base while attempting to reduce the overall cost of the current deposit base. Any deposit growth is limited to not more than interest credited or the total balance sheet projection in Sentinel Federal's original Capital Plan and the amount of interest credited as required under the Supervisory Agreement. Sentinel Federal offers a variety of deposit accounts having a range of interest rates and terms. Sentinel Federal's deposits consist of passbook, money market, and certificate accounts. The flow of deposits is influenced significantly by general economic conditions, changes in the money market and prevailing interest rates, and competition. The interest rates Sentinel Federal pays on its deposits is determined at least weekly and is based on market conditions. Sentinel Federal relies primarily on customer service and long-standing relationships with customers to attract and retain these deposits. Individual certificate accounts in excess of $100,000 are not actively solicited by Sentinel Federal or by any agent or broker acting on behalf of Sentinel Federal nor does Sentinel Federal pay substantially higher interest rates on such accounts.

     In the unlikely event Sentinel Federal is liquidated, depositors will be entitled to full payment of their deposit accounts prior to any payment being made to the shareholders. The majority of Sentinel Federal's depositors are residents of the State of Missouri.

     The following table sets forth information concerning Sentinel Federal's time deposits and other interest-bearing deposits at June 30, 1995.

                                                                                                       Percentage
Interest                                                             Minimum                           of Total
Rate           Term                Category                          Amount             Balance        Deposits
- --------       ----                --------                          -------            -------        ----------
                                                                                    (In thousands)

2.50%          None                NOW Accounts                            $100         $  3,236         2.56%
4.95           None                Money Market and
                                    Super NOW Accounts                    1,000           18,564        14.68
2.72           None                Statement, Christmas Club,        50, 20, 50           10,247         8.10
                                    Passbook

                                   Certificates of Deposit
                                   -----------------------

2.72           90 Days             90-day passbook                          500              148          .12
5.41           4 - 6 Months        Fixed term, fixed rate                   500           11,138         8.81
5.56           7 - 12 Months       Fixed term, fixed rate                   500           17,884        14.14
5.84           13 - 24 Months      Fixed term, fixed rate                   500           10,258         8.11
6.13           25 - 48 Months      Fixed term, fixed rate                   500           21,398        16.92
6.31           49 - 120 Months     Fixed term, fixed rate                   500           33,567        26.55
                                                                                        --------       ------
                                                                                        $126,440       100.00%
                                                                                        ========       ======

     As of June 30, 1995, Sentinel Federal did not have any "jumbo" certificates of deposit (i.e., certificate of deposits with minimum balances of $100,000 and negotiable interest rates).

     Deposit Flow. The following table sets forth the balances of savings deposits in the various types of savings accounts offered by Sentinel Federal at the dates indicated.

                                                                           At June 30,
                                       ------------------------------------------------------------------------------------
                                              1993                      1994                              1995
                                       ------------------  -------------------------------  --------------------------------
                                                  Percent               Percent                          Percent
                                                    of                    of     Increase                  of      Increase
                                        Amount     Total    Amount       Total  (Decrease)   Amount       Total   (Decrease)
                                       --------   -------  --------     ------- ----------  --------     -------  ----------
                                                                      (Dollars in thousands)
Non-interest-bearing.................  $     --       --%  $     --         --%  $     --   $     --         --%   $    --
NOW checking.........................     2,897     2.09      3,178       2.42        281      3,236       2.56         58
Regular savings accounts.............    12,114     8.74     11,751       8.66       (363)    10,395       8.22     (1,356)
Money market deposit.................    20,501    14.79     20,385      15.50       (116)    18,564      14.68     (1,821)
Fixed-rate certificates which
 mature in the year ending:
  Within 1 year......................    54,993    39.69     47,548      36.43     (7,445)    43,807      34.65     (3,741)
  After 1 year, but within 2 years...    13,502     9.74     18,691      14.21      5,189     23,759      18.79      5,068
  After 2 years, but within 5 years..    28,399    20.49     29,480      22.42      1,081     22,760      18.00     (6,720)
  Certificates maturing thereafter...     6,179     4.46        471       0.36     (5,708)     3,919       3.10      3,448
                                       --------   ------   --------     ------   --------   --------     ------    -------

   Total.............................  $138,585   100.00%  $131,504     100.00%   $(7,081)  $126,440     100.00%   $(5,064)
                                       ========   ======   ========     ======   =========  ========     ======    ========

     The following table sets forth the savings activities of Sentinel Federal for the periods indicated.

                                                  Year Ended June 30,
                                             ------------------------------
                                               1993       1994       1995
                                             --------   --------   --------
                                                     (In thousands)

Beginning balance.....................       $144,685   $138,585   $131,504
                                             --------   --------   --------

Net increase (decrease) before
 interest credited....................        (11,707)   (13,219)   (10,189)
Interest credited.....................          5,607      6,138      5,125
                                             --------   --------   --------

Net increase (decrease)
 in savings deposits..................         (6,100)    (7,081)    (5,064)
                                             --------   --------   --------

Ending balance........................       $138,585   $131,504   $126,440
                                             ========   ========   ========

     Time Deposits by Rates. The following table sets forth the time deposits in Sentinel Federal classified by rates as of the dates indicated.


                                                       At June 30,
                                             ------------------------------
                                               1993       1994       1995
                                             --------   --------   --------
                                                     (In thousands)

Below  5.00%..........................       $ 49,674    $56,679   $22,064
5.01 - 6.00%..........................          9,233     10,585    25,583
6.01 - 7.00%..........................         16,516     12,032    32,519
7.01 - 11.00%.........................         27,601     16,848    14,078
11.01 - 13.00%........................             49         46        --
                                             --------    -------   -------

  Total...............................       $103,073    $96,190   $94,244
                                             ========    =======   =======

     The following table sets forth the amount and maturities of time deposits at June 30, 1995.

                                                             Amount Due
                                       -------------------------------------------------------
                                                                                                    Percent
                                                                                                    of Total
                                       Less Than   1-2      2-3      3-4       After              Certificate
                                        One Year  Years    Years    Years     4 Years   Total       Accounts
                                       --------- -------  -------   ------    -------  -------    -----------
                                                           (In thousands)
Below 5.00%...........................  $15,642  $ 5,847  $   352   $  223    $   --   $22,064         23%
5.01 - 6.00%..........................   16,535    1,755    5,049    1,190     1,054    25,583         27
6.01 - 7.00%..........................    7,453   13,707    6,010      530     4,819    32,519         35
7.01 - 11.00%.........................    4,177    2,450    3,616    2,444     1,391    14,079         15
                                        -------  -------  -------   ------    ------   -------        ---

  Total...............................  $43,807  $23,759  $15,027   $4,387    $7,264   $94,245        100%
                                        =======  =======  =======   ======    ======   =======        ===

     Borrowings. Savings deposits are the primary source of funds for Sentinel Federal's lending and investment activities and for its general business purposes. Sentinel Federal has in the past, however, relied upon advances from the FHLB-Des Moines to supplement its supply of lendable funds and to meet deposit withdrawal requirements. The FHLB-Des Moines has served as one of Sentinel Federal's primary borrowing sources. Advances from the FHLB-Des Moines are typically secured by Sentinel Federal's mortgage-backed securities which is held by Sentinel Federal. At June 30, 1995, Sentinel Federal had $21.9 million in advances from the FHLB-Des Moines.

     The FHLB functions as a central reserve bank providing credit for savings and loan associations and certain other member financial institutions. As a member, Sentinel Federal is required to own capital stock in the FHLB and is authorized to apply for advances on the security of such stock and certain of its mortgage loans and other assets (principally securities which are obligations of, or guaranteed by, the United States) provided certain standards related to creditworthiness have been met. Advances are made pursuant to several different programs. Each credit program has its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of an institution's net worth or on the FHLB's assessment of the institution's creditworthiness. The FHLB-Des Moines determines specific lines of credit for each member institution.

     The following table sets forth certain information regarding borrowed funds for the dates indicated:

                                              At or For the Year
                                                Ended June 30,
                                          ---------------------------
                                           1993      1994      1995
                                          -------   -------   -------
                                            (Dollars in thousands)

FHLB-Des Moines advances:
 Average balance outstanding............  $ 8,833   $ 9,471   $16,150
 Maximum amount outstanding at any
  month end during the period...........   10,000    11,000    21,850
 Balance outstanding at end of period...   10,000    10,450    21,850
 Weighted average interest rate during
  the period............................     7.82%     6.77%     6.05%
 Weighted average interest rate at the
  end of period.........................     7.06      5.42      6.26

     The following table sets forth the repayment schedule interest rates and amounts of FHLB-Des Moines advances and line of credit obtained as of June 30, 1995:

                         Weighted
 Fiscal                  Average
Year Due               Interest Rate       Amount
- --------               -------------      -------
                                       (In thousands)
1996............           6.33%          $14,850
1997............           6.52             2,500
1998............           5.80             2,000
2000............           5.95             2,500
                           ----           -------

 Total..........           6.26%          $21,850
                           ====           =======

Subsidiaries

     Sentinel Insurance Agency, Inc. ("Sentinel Insurance") is the wholly-owned subsidiary of Sentinel Federal. As of June 30, 1995, Sentinel Federal's equity investment in the subsidiary was approximately $5,000. Currently, the only activity of Sentinel Insurance is the sale of tax deferred annuities. Sentinel Insurance sold its remaining book of property and casualty insurance during fiscal 1993, which represented an insignificant portion of its insurance operations. For the years ended June 30, 1993, 1994 and 1995 sales of annuities resulted in additional income from insurance commissions of $278,000, $163,000 and $101,000.

     Claywood Financial Services, Sentinel Federal's other wholly-owned subsidiary, is inactive.

Personnel

     As of June 30, 1995, Sentinel Federal had 39 full-time employees and three part-time employees. Sentinel Federal believes that employees play a vital role in the success of a service company and that Sentinel Federal's relationship with its employees is good. The employees are not represented by a collective bargaining unit.

                  PROPERTIES OF SENTINEL FINANCIAL CORPORATION

     The following table sets forth Sentinel Federal's offices, as well as certain additional information relating to these offices as of June 30, 1995. For more information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations of Sentinel Financial Corporation--Provision for Loss on Real Estate Investment" and Note 8 of the Notes to Consolidated Financial Statements of Sentinel for the years ended June 30, 1993, 1994 and 1995 contained in this Proxy Statement/Prospectus.

                              Total Investment
                                 Including
Full Service                   Land, Building                   Owned/
  Offices                       and Fixtures    Net Book Value  Leased  Deposits
- ------------                  ----------------  --------------  ------  --------
                                                (In thousands)

1001 Walnut Street                  $1,839           $769       Owned   $30,416
Kansas City, Missouri 64106

1804 Swift Street                   $  339           $ 21       Leased  $96,024
N. Kansas City, Missouri 64116



        LEGAL PROCEEDINGS INVOLVING SENTINEL FINANCIAL CORPORATION AND
         SENTINEL FEDERAL SAVINGS AND LOAN ASSOCIATION OF KANSAS CITY

     Periodically, there have been various claims and lawsuits involving Sentinel or Sentinel Federal as a defendant, such as claims to enforce liens, condemnation proceedings on properties in which Sentinel or Sentinel Federal holds security interests, claims involving the making and servicing of real property loans and other issues incident to Sentinel Federal's business. On September 11, 1995, a former employee of Sentinel Federal alleging that she was sexually harassed and wrongfully discharged filed an action against Sentinel Federal in the United States District Court for the Western District of Missouri, Western Division, alleging violations of her rights under Missouri and Federal law, seeking compensatory and punitive damages. The management of Sentinel believes that the suit is without merit. In the opinion of management of Sentinel and Sentinel and Sentinel Federal's legal counsel, no significant loss is expected from any of such pending claims or lawsuits, except possibly the lawsuit filed by the former employee described above.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
            RESULTS OF OPERATIONS OF SENTINEL FINANCIAL CORPORATION

General

     Introduction. Management's discussion and analysis of financial condition and results of operations is intended to assist in understanding the financial condition and results of operations of Sentinel. The information contained in this section should be read in conjunction with the Consolidated Financial Statements of Sentinel for the years ended June 30, 1993, 1994 and 1995 and the financial statements for the period ended March 31, 1996 and the accompanying notes for such periods.

     Merger-Related Expenses. During the March 1996 quarter, Sentinel incurred expenses relating to the evaluation and negotiation of the Merger Agreement. These expenses included, among other things, legal fees of approximately $63,000. Sentinel consulted with special counsel with respect to its legal duties, the terms of the Merger Agreement and related issues.

     Sentinel retained Trident to act as its financial advisor and to render a fairness opinion in connection with the Merger. Fees totaling $35,000 were incurred for Trident's services.

     Provision for Loss on Real Estate Investment. On October 1, 1995, Sentinel submitted an application to the OTS to relocate Sentinel Federal's North Kansas City office to another location in North Kansas City, close Sentinel Federal's Kansas City office, and merge Sentinel Federal's home office functions into its new North Kansas City office. On January 11, 1996, Sentinel Federal received notification that the OTS does not take supervisory objection to the application. As a result of final OTS approval and the pending closing of Sentinel Federal's Kansas City office, Sentinel established a $242,000 loss provision to reflect the difference between the current market value of the Kansas City office and its recorded book value.

     Income Tax Benefit. During the March 1996 Quarter, Sentinel reversed previously established tax accruals relating to the treatment of net operating loss carry forwards ("NOLs"). Sentinel's 1991 and 1992 tax returns were filed with appropriate notice of the use of these NOLs. As of March 15, 1996, the applicable three year statute of limitations expired. As a result of the reversal of previously established tax accruals, Sentinel recorded an after tax benefit of $601,245. Sentinel also recorded a $137,323 increase in interest income to reflect the reversal of previously recorded interest expense related to the NOL treatment.

     Provision for Loss from Litigation. On September 11, 1995, a former employee of Sentinel Federal filed a sexual harassment suit against Sentinel Federal. Based on discussions with counsel, a provision of $150,000 was established to provide for anticipated defense costs. While Sentinel believes that the suit is without merit, the magnitude of the claim could be substantial and the outcome of the litigation cannot be determined at this time. For more information, see "Legal Proceedings Involving Sentinel Financial Corporation and Sentinel Federal Savings and Loan Association of Kansas City."

Financial Condition

     Total assets increased $7.3 million from $154.6 million at June 30, 1994 to $161.9 million at June 30, 1995. Sentinel's asset size primarily reflects management's efforts to fund mortgage loan production and comply with the growth restrictions in Sentinel Federal's Supervisory Agreement with the OTS. Sentinel's loans receivable increased $8.7 million from $72.3 million at June 30, 1994 to $81.0 million at June 30, 1995. During this period, mortgage-related securities decreased $4.2 million.

     As of June 30, 1994, total deposits were $131.5 million compared to $126.4 million as of June 30, 1995. This reduction was primarily the result of management's efforts to reduce the overall cost of deposits, the OTS operating restrictions noted above and capital accumulations over the period noted. During fiscal year 1995, total account withdrawals exceeded deposits by $10.2 million. Approximately $5.1 million of interest was credited to accounts resulting in a net decrease of $5.1 million in total deposits. Advance balances from the FHLB - Des Moines increased from $10.5 million at June 30, 1994 to $21.9 million at June 30, 1995.

Operating Strategy

     The primary goal of the management of Sentinel is to enhance operations through increased profitability, while minimizing risk factors. Sentinel's results of operations are dependent primarily on net interest income, which is the difference between the income earned on its interest-earning assets, such as loans and investments, and the cost of its interest-bearing liabilities, consisting of deposits and borrowings. Sentinel's net income is also affected by, among other things, fee income, insurance commissions, provisions for loan losses and operating expenses. Sentinel's results of operations are also significantly impacted by general economic and competitive conditions, particularly changes in market interest rates, government policies and local housing activity.

     In guiding the operations of Sentinel, its management has implemented various strategies designed to continue its profitability while maintaining the safety and soundness of Sentinel Federal. These strategies include: (i) emphasizing increased production of one- to four-family loans; (ii) controlling operating expenses; and (iii) improving customer service. Historically, Sentinel has been predominately a one- to four-family lender. As such, it has developed expertise in mortgage loan underwriting and origination. Sentinel has established methods to expand its loan origination through contacts with realtors, and past and present customers. Sentinel also uses advertising and community involvement to gain exposure within the communities it operates. Sentinel emphasizes the origination of adjustable rate mortgage ("ARM") and fixed rate loans. Loan originations are primarily concentrated in Sentinel's local community.

     At June 30, 1995, Sentinel's ratio of non-performing assets to total assets was 0.083%. Since June 30, 1993, non-performing assets have not exceeded 0.39% of total assets. Sentinel continues to remain focused on maintaining acceptable asset quality through sound underwriting and effective collection procedures.

     Managing the Balance Sheet. Historically, Sentinel has sought to maintain a stable growth pattern. Since 1989, and the implementation of the Supervisory Agreement, growth has been significantly restricted. As a result, Sentinel incurred shrinkage of total assets between June 30, 1988 and June 30, 1995 of 2.2%. This lack of asset growth coupled with improved earnings and the January 7, 1994 mutual-to-stock conversion has allowed total capital to increase from 1.51% to 6.56% of total assets as of June 30, 1995.

     Controlling Operating Expenses. Sentinel monitors its operating expenses and seeks to control them while maintaining the necessary personnel to service its customers through its two office locations. Historically, operating expenses have been kept at or below 1.70% of average assets. During the period ending June 30, 1995, non-interest expenses averaged 1.65% of average assets.

     Managing Interest-Rate Risk. In order to reduce the impact of fluctuating interest rates on Sentinel's net interest income, Sentinel's management utilizes several techniques. These techniques include (i) emphasizing the origination of adjustable rate loans; (ii) maintaining a short-term investment portfolio; (iii) investing primarily in adjustable rate mortgage-related securities; and (iv) lengthening deposit maturities when warranted.

     This business strategy is consistent with an operating philosophy that includes: (i) increasing lending department production and efficiency, (ii) increasing market share and improving customer services and (iii) improving Sentinel's retail marketing strategy.

Results of Operations

     The operating results of Sentinel depend primarily on its net interest income, which is the difference between interest income on interest-earning assets (primarily loans, mortgage related securities and investment securities) and interest expense on interest-bearing liabilities (primarily deposits and FHLB advances).

Comparison of Operating Results for the Three Months Ended March 31, 1996 and
1995

     General. Sentinel's net income for the three months ended March 31, 1996 was $512,171 compared with $136,036 for the three months ended March 31, 1995. The increase is attributed to certain non-recurring items discussed above. Net interest income increased from $749,536 for the three month period ended March 31, 1995 to $957,868 for the three month period ended March 31, 1996.

     Net Interest Income. Net interest income for the three month period ended March 31, 1996 was $957,868 representing a 27.79% increase from the period ended March 31, 1995. The increase in net interest income reflects an increase in Sentinel's net interest income as a percentage of assets from 1.86% for the three month period ending March 31, 1995 to 2.57% for the three month period ended March 31, 1996. The increase in net interest income is primarily attributable to the non-recurring income related to the NOLs as discussed above. During the three month period ended March 31, 1996, upward repricing yields on adjustable rate loans and a significant reduction in the level of FHLB advances also contributed to improved core earnings.

     Interest Income. Interest income for the three months ended March 31, 1996 was $2.7 million compared with $2.6 million for the three months ended March 31, 1995, representing an increase of $69,832 or 2.66%. The average yield on interest-earning assets increased from 6.92% as of March 31, 1995 to 7.44% as of March 31, 1996.

     Sentinel's interest on loans receivable increased $177,204 from $1.5 million during the three months ended March 31, 1995 to $1.6 million during the three months ended March 31, 1996. Yield increased during this period from 7.81% in 1995 to 8.13% in 1996.

     Interest income on mortgage-backed securities decreased $122,328. The average balance of mortgage-backed securities decreased approximately $15.9 million in the three months ended March 31, 1996 compared to the three months ended March 31, 1995. The decline in the balance of the mortgage-backed securities portfolio is the result of normal scheduled amortization and unscheduled prepayments. Sentinel did not purchase any additional securities during the period. The average yield on mortgage-backed securities increased from 6.1% as of March 31, 1995 to 6.7% as of March 31, 1996. Income from Sentinel's investment portfolio decreased by $5,225.

     Interest Expense. Interest expense for the three months ended March 31, 1996 was $1.7 million compared with $1.9 million for the three months ended March 31, 1995, representing an decrease of $138,500 or 7.39%. The lower interest expense for the period was the result of lower FHLB advance balances and the reversal of previous interest expense related to the NOLs as discussed above.

     Provisions for Loan Losses. Provisions for loan losses are charged to earnings to bring the total loss allowance to a level considered adequate by management. During the three month period ended March 31, 1996, no additional loan loss provisions were established.

     Other Income. Other income for the three month period ended March 31, 1996 was $137,676 compared to $83,474 for the three month period ended March 31, 1995. The gain on assets held for sale was $34,906 for the three month period ended March 31, 1996 compared to $5,900 for the three month period ended March 31, 1995.

     Other Expense. Other expenses for the three month period ended March 31, 1996 totaled $1.2 million compared with $664,535 for the three month period ended March 31, 1995. Other expenses consist of compensation related expenses, building and maintenance expenses, federal deposit insurance premiums, audit and OTS examination fees, and other general and administrative expenses.

     Other non-recurring expenses incurred during the period are discussed above and include expenses related to the Merger and provisions for losses on loans and for legal expenses.

     Income Taxes. During the three-month period ended March 31, 1996, Sentinel recorded a net tax benefit to reflect the reversal of previous tax accruals as noted above. Exclusive of the reversal, the effective income tax rate was 38.5%.

Comparison of Operating Results for the Nine Months Ended March 31, 1996 and
1995

     General. Sentinel's net income for the nine months ended March 31, 1996 was $828,088 compared with $430,967 for the nine months ended March 31, 1995. The increase was primarily attributable to certain non-recurring items as discussed above. Net interest income rose from $2.2 million for the nine month period ended March 31, 1995 to $2.5 million for the nine month period ended March 31, 1996.

     Net Interest Income. Net interest income for the nine month period ended March 31, 1996 was $2.5 million, representing a 13.02% increase from the period ended March 31, 1995. The increase in net interest income reflects an increase in Sentinel's net interest income as a percentage of assets from 1.86% for the nine month period ended March 31, 1995 to 2.27% for the nine month period ended March 31, 1996. The increase in net interest income is attributable to several factors, including the reversal of previously accrued interest expense related to the NOLs. During the nine month period ended March 31, 1996, upward repricing yields on adjustable rate loans and mortgage-backed securities contributed to improved net interest income.

     Interest Income. Interest income for the nine months ended March 31, 1996 was $8.3 million compared with $7.6 million for the nine months ended March 31, 1995, representing an increase of $685,542 or 9.04%. The average yield on interest-earning assets increased from 6.92% for the nine months ended March 31, 1995 to 7.44% for the nine months ended March 31, 1996.

     Sentinel's interest on loans receivable increased $658,808 during the nine months ended March 31, 1996. Yield increased during the period from 7.81% in 1994 to 8.13% in 1995.

     Interest on mortgage-backed securities decreased $9,075. The average balance of mortgage-backed securities decreased approximately $15.9 million in the nine months ended March 31, 1996 compared to the nine months ended March 31, 1995. The decline in the balance of the mortgage-backed securities portfolio is the result of normal scheduled amortization and unscheduled prepayments. Sentinel has not purchased any additional securities during the period. The average yield on mortgage-backed securities increased from 6.1% as of March 31, 1995 to 6.7% as of March 31, 1996. Income from the investment portfolio decreased by $15,235.

     Interest Expense. Interest expense for the nine months ended March 31, 1996 was $5.7 million compared with $5.3 million for the nine months ended March 31, 1995, representing an increase of $393,377 or 7.37%. The higher interest expense for the period was the result of higher prevailing interest rates during the period. The increase in interest expense was offset by the reversal of previously recorded interest expense related to the NOLs.

     Provisions for Losses. Provisions for loan losses are charged to earnings to bring the total loss allowance to a level considered adequate by management. During the nine month period ended March 31, 1996, no additional loan loss provisions were established.

     Other Income. Other income for the nine month period ended March 31, 1996 was $373,137 compared with $258,803 for the nine month period ended March 31, 1995. Income from gain on sale of assets held for sale was $117,252 for the nine month period ended March 31, 1996 compared with $12,135 for the nine month period ended March 31, 1995.

     Other Expense. Other expenses for the nine month period ended March 31, 1996 totaled $2.5 million compared with $1.9 million for the nine month period ended March 31, 1995. Other expenses consist of compensation related expenses, building and maintenance expenses, federal deposit insurance premiums, audit and OTS examination fees, and other general and administrative expenses.

     Other non-recurring expenses incurred during the nine-month period ended March 31, 1996 are discussed above, and include expenses related to the Merger and provisions for losses on real estate investment and from litigation.

     Income Taxes. During the nine-month period ended March 31, 1996, Sentinel recorded a net tax benefit to reflect the reversal of previous tax accruals noted above. Exclusive of the reversal, the effective income tax rate was 38.5%.

Comparison of Operating Results for the Fiscal Years Ended June 30, 1995 and
1994

     General. Net income for the fiscal year ended June 30, 1995 was $630,000 compared with $564,000 for fiscal year 1994, representing an 11.70% increase. The increase was primarily attributable to Sentinel's efforts to reduce overall liability costs and increase loan balances during the period. Non-interest expense decreased $25,000 or .95% during the fiscal year ended June 30, 1995.

     Net Interest Income. Net interest income increased $382,000 to $3.1 million for the year ended June 30, 1995, compared with $2.6 million for fiscal year 1994. The increase in net interest income reflects an increase in Sentinel's net interest margin from 1.72% for the fiscal year ended June 30, 1994 to 1.98% for the fiscal year ended June 30, 1995. The increase in net interest income was primarily the result of two areas of operations. First, portfolio loan balances have increased $8.7 million or 12.01%. Second, lower rate, ARM mortgage-backed securities balances declined $4.2 million or 5.68%. While interest expense increased during the period, Sentinel was less aggressive in pricing retail deposits and utilized lower costs, FHLB advances and an open line of credit to lessen the impact of a rising interest rate environment during the fiscal year ended June 30, 1995.

     Interest Income. Interest income for the year ended June 30, 1995 was $10.4 million compared with $9.4 million for fiscal year 1994, representing an increase of $1.0 million, or 10.64%. The average yield on interest-earning assets increased from 6.15% for the year ended June 30, 1994 to 6.69% for fiscal year 1995. Net loans receivable increased $8.7 million for the year ended June 30, 1995 as a result of higher origination levels and significantly lower loan prepayments during the period. Portfolio loan prepayments declined from $19.7 million during fiscal year ended June 30, 1994 to $8.5 million during the period ended June 30, 1995. During these same periods, total portfolio loan production rose from $12.0 million during fiscal year ended June 30, 1994 to $ 17.6 million for the year ended June 30, 1995.

     Interest on mortgage-related securities increased $963,000 or 29.84%, as a result of increased interest rates during the period. While the average balance of mortgage-related securities increased approximately $3.5 million, in the year ended June 30, 1995, the actual balance declined from $73.1 million as of June 30, 1994 to $68.9 million as of June 30, 1995. Sentinel continued to purchase mortgage-related securities through the fiscal year ended June 30, 1995.

     Income from the investment portfolio increased $58,000 or 22.75% from $253,941 in 1994 to $311,710 in 1995 primarily as the result of the purchase of United States Treasury securities in February and March 1994.

     Interest Expense. Interest expense increased $564,000 or 8.32%, for the year ended June 30, 1995, compared with fiscal year 1994. The increase is primarily attributable to increased interest rates during the period. Average interest-bearing liabilities were $144.7 million for the year ended June 30, 1995 compared with $144.3 million for fiscal year 1994. The average rate paid increased from 4.70% in the year ended June 30, 1994 to 5.07% in the year ended June 30, 1995. The rise in interest expense was less than the increase in interest income due to Sentinel's efforts to reduce deposit costs and the increased use of shorter term FHLB advances.

     Provisions for Loan Losses. Provisions for loan losses are charged to earnings to bring the total loss allowance to a level considered adequate by management to provide for losses based on prior loss experience, volume and type of lending conducted by Sentinel, industry standards and past due loans in Sentinel's portfolio. Management also considers general economic conditions and other factors relating to the collectibility of Sentinel's loan portfolio.

     For June 30, 1995 and 1994, Sentinel provided $0 and $42,000, respectively, for losses. During the fiscal year ended June 30, 1995, Sentinel provided no additional allowance for loan losses. Thus the total allowance for loan losses remained $318,000 or .39% of total loans outstanding. These provisions were made based on management's analysis of the various factors which affect the loan portfolio and management's desire to hold the allowance at a level considered adequate to provide for losses and meet industry standards. Management performs a detailed analysis of Sentinel's loan portfolio, including a review of Sentinel's write-off history and an analysis of Sentinel's allowance for losses as compared with industry and peer averages. At June 30, 1995, the allowance for possible loan losses was $318,000 and represented 235.56% of total non-accrual loans and loans past due more than 90 days. At June 30, 1994, the allowance for loan losses was $318,000 and represented 117.34% of total non-accrual loans and loans past due more than 90 days. While management believes the allowance for loan losses at June 30, 1995 is adequate to cover all losses inherent in the loan portfolio, there can be no assurance that Sentinel's provisions will not require further increases in the future.

     Other Income. Other income decreased $39,000 from $449,000 for the fiscal year ended June 30, 1994 to $410,000 for the fiscal year ended June 30, 1995. This decrease was principally the result of reduced commissions earned on the sales of tax deferred annuity products by Sentinel's second-tier subsidiary, Sentinel Insurance Agency Inc. Gains on sales of assets held for sale and securities available for sale, net were $84,000 in the year ended June 30, 1995 as compared to $35,000 in the year ended June 30, 1994. As of June 30, 1995, Sentinel's available for sale portfolio included one $1.1 million adjustable rate FHLB debenture.

     Other Expense. Other expenses decreased from $2.6 million as of June 30, 1994 to $2.5 million as of June 30, 1995. This $83,000 decrease resulted from decreased federal insurance premiums of $60,000 during fiscal year ended June 30, 1995 due to lower deposit balances and decreased premium rates. These decreases were offset by a $113,000 increase in salaries and employee benefits attributable to a full year of amortization of deferred compensation on Sentinel's ESOP and Sentinel Federal's MDRP's. During fiscal year ended June 30, 1994, a $168,361 expense related to the termination of Sentinel's interest rate swap agreements accounted for a significant portion of the variance noted above. As of June 30, 1994, Sentinel eliminated all interest rate swap agreements.

     Income Taxes. Sentinel's income tax expense increased $238,000 from $45,000 for fiscal year ended June 30, 1994 to $283,000 for fiscal year ended June 30, 1995 as a result of increased taxable income from $418,000 for fiscal year ended June 30, 1994 to $886,000 for fiscal year ended June 30, 1995, a reduction in the utilization of Missouri intangible tax credit carry forwards, and a reduction in the amount of valuation allowance on deferred tax assets. Management expects to resolve certain income tax issues during fiscal 1996 which may substantially reduce Sentinel's income tax expense for 1996. However, there can be no assurance that such income tax benefit will occur.

Comparison of Operating Results for the Fiscal Years Ended June 30, 1994 and
1993

     General. Sentinel's net income for the fiscal year ended June 30, 1994 was $564,000 compared with $852,000 for the fiscal year ended June 30, 1993. This decrease of $288,000 represented the net effect of differences in several income and expense items.

     Net Interest Income. Net interest income decreased $415,000 to $2.6 million for fiscal year 1994 compared with $3.1 million for fiscal year 1993. The decline in net interest income reflects a decrease in Sentinel's net interest margin from 1.97% for fiscal year 1993 to 1.72% for fiscal year 1994, which resulted from a decline in market interest rates. Because Sentinel's interest-bearing liabilities were less rate-sensitive than its interest-earning assets, the average cost of interest-bearing liabilities decreased 51 basis points compared to an 81 basis point decrease in the average yield on interest-earning assets.

     Interest Income. Interest income for fiscal year 1994 decreased $1.4 million to $9.4 million from $10.8 million for fiscal year 1993. Interest income from loans for fiscal year 1994 declined $1.8 million or 23.22%. The decline in interest on mortgage loans was attributable to a 14.74% decline in the average balance of mortgage loans from $86.3 million to $73.6 million and an 87 basis point decline in the average rate of the mortgage loan portfolio from 8.60% to 7.73%. Sentinel's loan portfolio for fiscal year 1994 decreased $7.7 million to $72.9 million from $80.6 million for fiscal year 1993 as a result of the principal repayment of $19.7 million. This decline was offset partially by originated portfolio loans of $12.0 million during the period.

     Interest earned on mortgage-related securities increased $823,000 from $2.4 million for fiscal year 1993 to $3.2 million for fiscal year 1994. This increase was primarily due to an increase in total mortgage related security balances during the period.

     Interest income on investments decreased $219,000 or 59.84% from $516,000 for fiscal year 1993 to $254,000 for fiscal year 1994. This decrease was mainly the result of a reduction in average investment securities from $8.8 million in 1993 to $3.6 million in 1994. The yield on these investments decreased from 4.14% in fiscal year 1993 to 4.10% for fiscal year 1994. The decrease in the yield on investment securities was partially offset by a $21.8 million increase in the average balance of mortgage-related securities.

     Interest Expense. Interest expense decreased $1.0 million, or 12.40% for fiscal year 1994 compared with fiscal year 1993. The lower deposit costs reflected decreases in prevailing interest rates during fiscal year 1994. The average rate paid on deposits in fiscal year 1994 of 4.55% was 49 basis points lower than the average rate paid in fiscal year 1993 of 5.04%. Total average interest-bearing liabilities declined $4.4 million from $148.7 million as of June 30, 1993 to $144.3 million as of June 30, 1994.

     Provisions for Loan Losses. For fiscal years 1994 and 1993, Sentinel provided approximately $42,000 and $154,000, respectively, for losses on loans. During the fiscal year ended June 30, 1993, Sentinel made additional provisions approximating $122,000 to increase the allowance. These provisions were established to reflect changes in industry practices and to reflect increased classified assets during the period. The remaining $32,000 provisions during fiscal year ended June 30, 1993 were for the establishment of specific allowances to reflect the fair market value of individual assets. During fiscal year ended June 30, 1993, all additional provisions reflected fair market value adjustments. Charge-offs during fiscal years 1994 and 1993 were $2,000 and $39,000, respectively. At June 30, 1993, the allowance for loan losses represented 54.72% of total non-accrual loans and loans past due more than 90 days. At June 30, 1994, the allowance represented 117.34% of total non-accrual loans and loans past due more than 90 days.

     Other Income. Other income decreased from $864,000 for fiscal year 1993 to $449,000 for fiscal year 1994. Other income in fiscal year 1993 included a $239,000 gain on the sale of assets held for sale, and a recovery of deposit insurance premiums of $147,000.

     Other Expenses. Other expenses increased $209,000 or 8.66% for fiscal year 1994 compared with fiscal year 1993. Compensation and employee benefit costs, the largest overhead expense, increased approximately $46,000 for fiscal year 1994 from $1.14 million in fiscal year 1993 to $1.18 million in fiscal year 1994.

     Deposit insurance premiums increased $42,000 for fiscal year 1994 compared with fiscal year 1993, primarily as the result of an increase in the SAIF deposit insurance premium rate in the second half of 1992 from 23 basis points to 31 basis points.

     Income Taxes. Income tax expense decreased $503,000 for the year ended June 30, 1994 compared with fiscal year 1993 primarily as a result of decreased taxable income.

Liquidity and Capital Resources

     Liquidity. Sentinel Federal's primary sources of funds are deposits, FHLB advances and proceeds from principal and interest payments on loans, mortgage-backed securities and investment securities. While maturities and scheduled amortization of loans and mortgage-backed securities are a predictable source of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. Dependent on the current economic conditions, Sentinel Federal receives additional funds through unscheduled prepayments of mortgage loans and mortgage-backed securities.

     To support Sentinel's liquid asset position, Sentinel Federal purchases liquidity-qualified instruments as an investment function. These instruments may include FDIC insured certificates of deposits, bankers' acceptances and U.S. Government or agency instruments that are liquidity-qualified under OTS regulations.

     The primary investment activity of Sentinel Federal is the origination and purchase of mortgage loans and mortgage-backed securities for investment purposes.

     The OTS requires a savings institution to maintain an average daily balance of liquid assets (cash and eligible investments) equal to at least 5% of the average daily balance of its net withdrawable deposits and short-term borrowings. In addition, short-term liquid assets must constitute one percent of the sum of net withdrawable deposit accounts plus short-term borrowings. Sentinel Federal's actual liquidity ratios were 5.14% and 6.17% as of the period ended March 31, 1995 and 1996, respectively. Sentinel Federal's short-term liquidity ratios were 1.36% and 3.30%, respectively.

     Managing Sentinel Federal's liquidity levels is a daily and a long-term function of Sentinel Federal and its Asset Liability Committee. Cash flows are monitored by Sentinel Federal on a regular basis. Cash flow planning is utilized to enhance Sentinel Federal's earnings where possible. Management maintains that Sentinel Federal has access to ample funds to meet any unforeseen liquidity needs of the near future.

     Capital Resources. In accordance with FIRREA, Sentinel Federal is required to maintain specific amounts of capital. As of March 31, 1996, Sentinel Federal was in compliance with all regulatory capital requirements which were effective as of such date.

     Sentinel Federal's capital requirements and actual capital under Office of Thrift Supervision (OTS) regulations are as follows as of March 31, 1996.

                                      % of
                            Amount   Assets
                            -------  ------
                        (Dollars in thousands)
TANGIBLE CAPITAL:
  Actual                    $11,013   7.39%
  Required                    2,235   1.50
                            -------  -----
  Excess                    $ 8,778   5.89%
                            =======  =====

CORE CAPITAL:
  Actual                    $11,013   7.39%
  Required                    4,110   3.00
                            -------  -----
  Excess                    $ 6,543   4.39%
                            =======  =====

RISK-BASED CAPITAL:
  Actual                    $11,332  20.01%
  Required                    4,517   8.00
                            -------  -----
  Excess                    $ 6,815  12.01%
                            =======  =====


REGULATION OF SENTINEL FEDERAL SAVINGS AND LOAN ASSOCIATION OF KANSAS CITY

     As a federally chartered and federally insured savings and loan association, Sentinel Federal is subject to extensive regulation by the OTS. In addition, as a result of its membership in the SAIF, it is subject to the examination, supervision and enforcement authority of the FDIC. Lending activities and other investments must comply with various statutory and regulatory capital requirements. Sentinel Federal is regularly examined by its federal regulators and files periodic reports concerning Sentinel Federal's activities and financial condition. Sentinel Federal's relationship with its depositors and borrowers also is regulated to a great extent by federal and state laws, especially in such matters as the ownership of savings accounts and the form and content of Sentinel Federal's mortgage documents.

Federal Regulation of Savings Associations

     The OTS has extensive authority over the operations of all federal savings associations. As part of this authority, Sentinel Federal is required to file periodic reports with the OTS and is subject to periodic examinations by the OTS and the FDIC.

     The OTS has established a schedule for the assessment of fees upon all savings associations to fund the operations of the OTS. A schedule of fees has also been established for the various types of applications and filings made by savings associations with the OTS. The general assessment, to be paid on a semi-annual basis, is computed upon the savings association's total assets, including consolidated subsidiaries, as reported in the association's latest quarterly thrift financial report. Savings associations that are classified as "troubled" (i.e., having a supervisory rating of "4" or "5" or subject to a conservatorship) are required to pay a 50% premium over the standard assessment. For the first half of 1995, Sentinel Federal's assessment under the semi-annual assessment procedure was $24,155. Sentinel Federal was required to pay a semi-annual assessment of $24,262 for the second half of calendar year 1995.

     The investment and lending authority of Sentinel Federal is prescribed by federal laws and regulations, and Sentinel Federal is prohibited from engaging in any activities not permitted by such laws and regulations. These laws and regulations generally are applicable to all federally chartered savings associations and many also apply to state-chartered savings associations.

     Among other things, OTS regulations provide that no savings association may invest in corporate debt securities not rated in one of the four highest rating categories by a nationally recognized rating organization. In addition, the HOLA provides that loans secured by nonresidential real property may not exceed 400% of regulatory capital, subject to increase by the OTS on a case-by-case basis.

     Sentinel Federal is subject to limitations on the aggregate amount of loans that it can make to any one borrower, including related entities. Applicable regulations generally do not permit loans-to-one borrower to exceed 15% of unimpaired capital and surplus, provided that loans in an amount equal to an additional 10% of unimpaired capital and surplus also may be made to a borrower if the loans are fully secured by readily marketable securities. The OTS by regulation has amended the loans-to-one borrower rule to permit savings associations meeting certain requirements to extend loans-to-one borrower in additional amounts under circumstances limited essentially to loans to develop or complete residential housing units. At June 30, 1995, Sentinel Federal's lending limit under this restriction was $1.6 million.

Proposed Federal Legislation

     Currently, Congress has under consideration various proposals which, if implemented, would have a material effect on financial institutions in general, and Sentinel Federal in particular. These proposals include, among others: (i) the consolidation of the four Federal banking agencies (the FRB , OTS, FDIC, and OCC), (ii) the imposition of a one-time assessment on all SAIF-member institutions, including Sentinel Federal (See "--Insurance of Accounts") and
(iii) requiring all thrifts, including Sentinel Federal, to convert to a national or state depository institution charter. The outcome of these various proposals is uncertain and Sentinel Federal is unable to determine the extent to which legislation, if enacted, would affect its business.

Federal Home Loan Bank System

     The FHLB System, consisting of 12 FHLBs, now is under the jurisdiction of the Federal Housing Finance Board (the "FHFB"). The designated duties of the FHFB are to: supervise the FHLBs; ensure that the FHLBs carry out their housing finance mission; ensure that the FHLBs remain adequately capitalized and able to raise funds in the capital market; and ensure that the FHLBs operate in a safe and sound manner.

     Sentinel Federal, as a member of the FHLB-Des Moines, is required to acquire and hold shares of capital stock in the FHLB-Des Moines equal to the greater of (i) 1.0% of the aggregate outstanding principal amount of residential mortgage loans, home purchase contracts and similar obligations at the beginning of each year, or (ii) 1/20 of its advances (borrowings) from the FHLB-Des Moines. Sentinel Federal complied with this requirement with an investment in FHLB-Des Moines stock of $1.8 million at June 30, 1995.

     Among other benefits, the FHLB provides a central credit facility primarily for member institutions. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes advances to members in accordance with policies and procedures established by the FHFB and the Board of Directors of the FHLB-Des Moines. At June 30, 1995, Sentinel Federal had $21.9 million in advances from the FHLB-Des Moines.

Liquidity

     Under OTS regulations, a thrift institution is required to maintain an average daily balance of liquid assets (cash, certain time deposits and savings accounts, bankers' acceptances, and specified U.S. Government, state or federal agency obligations and certain other investments) equal to a monthly average of not less than a specified percentage of its net withdrawable accounts plus short-term borrowings. This liquidity requirement, which is currently 5.0% may be changed from time to time by the OTS depending upon economic conditions and the deposit flows of associations. Existing OTS regulations also require each institution to maintain an average daily balance of short-term liquid assets at a specified percentage (currently 1.0%) of the total of its net withdrawable savings accounts and borrowings payable in one year or less. Monetary penalties may be imposed for failure to meet liquidity requirements. The short- and long-term liquidity ratios of Sentinel Federal at June 30, 1995 were 1.62% and 5.33%, respectively.

Supervisory Agreement

     On December 20, 1989, Sentinel Federal entered into a Supervisory Agreement with the OTS as a result of OTS criticisms of Sentinel Federal's policies and operations and its reduced capital position. In May 1990, Sentinel Federal also signed a Capital Plan agreement as a result of its low level of core capital. The Capital Plan was terminated on June 1, 1994 due to an increase in capital levels primarily as a result of the initial public offering. However, the Supervisory Agreement will remain in effect until terminated by the OTS. The Supervisory Agreement requires Sentinel Federal to follow certain limitations primarily relating to Sentinel Federal's internal operations, lending activities and investments.

Insurance of Accounts

     The deposits of Sentinel Federal are presently insured by the SAIF, which together with the BIF are the two insurance funds administered by the FDIC. As a result of the BIF reaching its statutory reserve ratio, the FDIC revised the premium schedule for BIF insured institutions to provide a range of .04% to .31% of deposits. The revisions became effective in the third quarter of 1995. The BIF premium schedule was further revised, effective January 1996, to provide a range of 0% to .27% with an annual minimum assessment of $2,000, essentially eliminating deposit insurance premiums for many BIF-insured institutions. As a result of these adjustments, BIF insured institutions now generally pay lower premiums than SAIF insured institutions.

     The FDIC has stated that the SAIF is not expected to attain its designated reserve ratio until the year 2002. As a result, SAIF insured members will generally be subject to higher deposit insurance premiums than BIF insured institutions until, all things being equal, the SAIF attains its required reserve ratio.

     The effect of this disparity on Sentinel Federal and other SAIF members is uncertain at this time. It may have the effect of permitting BIF member banks to offer loan and deposit products on more attractive terms than SAIF members due to the cost savings achieved through lower premiums, thereby placing SAIF members at a competitive disadvantage. In order to eliminate this disparity, a number of proposals to recapitalize the SAIF have been considered recently by the United States Congress. One plan under current consideration by the United States Congress provides for a one-time assessment to be imposed on all deposits assessed at the SAIF rates, as of March 31, 1995, in order to recapitalize the SAIF and eliminate the disparity. The BIF and SAIF would be merged into one fund as soon as practicable but no later than January 1, 1998. The special assessment rate under such plan is anticipated to range from .80% to .90%. Based on Sentinel Federal's level of SAIF deposits at March 31, 1995, and assuming a special assessment of .90%, Sentinel Federal's assessment would be approximately $1.15 million on a pre-tax basis. If the legislation containing such plan is enacted, it is anticipated the assessment would be payable in 1996. Accordingly, this special assessment would significantly increase noninterest expense and adversely affect Sentinel Federal's results of operations. Conversely, depending on Sentinel Federal's capital level and supervisory rating, and assuming, although there can be no assurance, that if the insurance premium levels for BIF and SAIF members are again equalized, deposits insurance premiums could decrease significantly to the minimum assessment for future periods.

     The United States Congress is also considering legislation that would require all Federal thrift institutions, such as Sentinel Federal, to either convert to a national bank or a state chartered depository institution by January 1, 1998. In addition, Sentinel would no longer be regulated as a thrift holding company, but rather as a bank holding company. The OTS would also be abolished and its functions transferred among the other federal banking regulators. Certain aspects of the legislation remain to be resolved and therefore no assurance can be given as to whether or in what form the legislation will be enacted or its effect on Sentinel and Sentinel Federal.

     The FDIC may terminate the deposit insurance of any insured depository institution if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed by an agreement with the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If insurance of accounts is terminated, the accounts at the institution at the time of termination, less subsequent withdrawals, shall continue to be insured for a period of six months to two years, as determined by the FDIC. Management is aware of no existing circumstances which could result in termination of the deposit insurance of Sentinel Federal.

Prompt Corrective Action

     Under Section 38 of the FDIA, as added by the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), each federal banking agency is required to implement a system of prompt corrective action for institutions which it regulates. In September 1992, the federal banking agencies adopted substantially similar regulations which are intended to implement the system of prompt corrective action established by Section 38 of the FDIA, which became effective on December 19, 1992. Under the regulations, an institution shall be deemed to be (i) "well capitalized" if it has a total risk-based capital ratio of 10.0% or more, has a Tier I risk-based capital ratio of 6.0% or more, has a Tier I leverage capital ratio of 5.0% or more and is not subject to specified requirements to meet and maintain as specific capital level for any capital measure; (ii) "adequately capitalized" if it has a total risk-based capital ratio of 8.0% or more, a Tier I risk-based capital ratio of 4.0% or more and a Tier I leverage capital ratio of 4.0% or more (3.0% under certain circumstances) and does not meet the definition of "well capitalized;" (iii) "undercapitalized" if it has a total risk-based capital ratio that is less than 8.0%, a Tier I risk-based capital ratio that is less than 1.0% or a Tier I leverage capital ratio that is less than 4.0% (3.0% under certain circumstances); (iv) "significantly undercapitalized" if it has a total risk-based capital ratio that is less than 6.0%, a Tier I risk-based capital ratio that is less than 3.0% or a Tier I leverage capital ratio that is less than 3.0%; and (v) "critically undercapitalized" if it has a ratio of tangible equity to total assets that is equal to or less than 2.0%.

     Section 38 of the FDIA and the implementing regulations also provide that a federal banking agency may, after notice and an opportunity for a hearing, reclassify a well capitalized institution as adequately capitalized and may require an adequately capitalized institution or an undercapitalized institution to comply with supervisory actions as if it were in the next lower category if the institution is in an unsafe or unsound condition or engaging in an unsafe or unsound practice. (The FDIC may not, however, reclassify a significantly undercapitalized institution as critically undercapitalized.)

     An institution generally must file a written capital restoration plan which meets specified requirements, as well as a performance guaranty by each company that controls the institution, with the appropriate federal banking agency within 45 days of the date that the institution receives notice or is deemed to have notice that it is undercapitalized, significantly undercapitalized or critically undercapitalized. Immediately upon becoming undercapitalized, an institution shall become subject to the provisions of Section 38 of the FDIA, which sets forth various mandatory and discretionary restrictions on many aspects of its operations.

     At June 30, 1995, Sentinel Federal was a "well capitalized" institution under the prompt corrective action regulations of the OTS.

Standards for Safety and Soundness

     Federal law requires the federal banking regulatory agencies to prescribe, by regulation or guideline, standards for all insured depository institutions and depository institution holding companies relating to: (i) internal controls, information systems and internal audit systems; (ii) loan documentation; (iii) credit underwriting; (iv) interest rate risk exposure; (v) asset growth; and
(vi) compensation, fees and benefits. The OTS, as well as the other federal banking agencies, has adopted safety and soundness guidelines on matters such as loan underwriting and documentation, internal controls and audit systems, interest rate risk exposure and compensation and other employee benefits. Any institution which fails to comply with these standards must submit a compliance plan. A failure to submit a compliance plan or to comply with an approved compliance plan will result in further enforcement action against the institution. Savings and loan holding companies are also required to ensure that transactions and relationship with their subsidiary savings associations do not have a detrimental effect on the safe and sound operation of Sentinel Federal.

Qualified Thrift Lender Test

     All savings associations are required to meet a Qualified Thrift Lender ("QTL") test under federal law to avoid certain restrictions on their operations. A savings institution that fails to become or remain a QTL shall either become a national bank or be subject to the investment, activity, branching and dividend restrictions applicable to national banks. In addition, the association shall not be eligible to obtain new advances from any FHLB. Also, beginning three years after the date on which the savings institution ceases to be a QTL, the savings institution would be prohibited from retaining any investment or engaging in any activity not permissible for a national bank and would be required to repay any outstanding advances to any FHLB. In addition, within one year of the date on which a savings association controlled by a company ceases to be a QTL, Sentinel must register as a bank holding company and become subject to the rules applicable to such companies. A savings institution may requalify as a QTL if it thereafter always complies with the QTL test.

     Currently, the QTL test requires that 65% of an institution's "portfolio assets" (as defined) consist of certain housing and consumer-related assets on a monthly average basis in nine out of every 12 months. Portfolio assets consist of total assets minus the sum of (i) goodwill and other intangible assets, (ii) property used by the savings institution to conduct its business, and (iii) liquid assets up to 20% of the institution's total assets.

     At June 30, 1995, Sentinel Federal complied with the current QTL requirement.

Capital Requirements

     Under OTS regulations a savings association must satisfy three minimum capital requirements: core capital, tangible capital and risk-based capital. Savings associations must meet all of the standards in order to comply with the capital requirements.

     OTS capital regulations establish a 3% core capital ratio (defined as the ratio of core capital to adjusted total assets). Core capital is defined to include common stockholders' equity, noncumulative perpetual preferred stock and any related surplus, and minority interests in equity accounts of consolidated subsidiaries, less (i) certain intangible assets; and (ii) equity and debt investments in subsidiaries that are not "includable subsidiaries," which is defined as subsidiaries engaged solely in activities not impermissible for a national bank, engaged in activities impermissible for a national bank but only as an agent for its customers, or engaged solely in mortgage-banking activities. In calculating adjusted total assets, adjustments are made to total assets to give effect to the exclusion of certain assets from capital and to appropriately account for the investments in and assets of both includable and nonincludable subsidiaries. Institutions that fail to meet the core capital requirement would be required to file with the OTS a capital plan that details the steps they will take to reach compliance. In addition, the OTS prompt corrective action regulation provides that a savings institution that has a core capital leverage ratio of less than 4% (3% for institutions receiving the highest CAMEL examination rating) will be deemed to be "undercapitalized" and may be subject to certain restrictions. See "- Prompt Corrective Action."

     A savings association also must maintain "tangible capital" not less than 1.5% of its adjusted total assets. "Tangible capital" is defined, generally, as core capital minus any "intangible assets other than purchased mortgage servicing rights."

     Each savings institution must maintain total capital equal to at least 8% of risk-weighted assets. Total capital consists of the sum of core and supplementary capital, provided that supplementary capital cannot exceed core capital, as previously defined. Supplementary capital includes (i) permanent capital instruments such as cumulative perpetual preferred stock, perpetual subordinated debt, and mandatory convertible subordinated debt, (ii) maturing capital instruments such as subordinated debt, intermediate-term preferred stock and mandatory redeemable preferred stock, subject to an amortization schedule, and (iii) general valuation loan and lease loss allowances up to 1.25% of risk-weighted assets.

     The risk-based capital regulation assigns each balance sheet asset held by a savings institution to one of four risk categories based on the amount of credit risk associated with that particular class of assets. Assets not included for purposes of calculating capital are not included in calculating risk-weighted assets. The categories range from 0% for cash and securities that are backed by the full faith and credit of the U.S. Government to 100% for repossessed assets or assets more than 90 days past due. Qualifying residential mortgage loans (including multi-family mortgage loans), for example, are assigned a 50% risk weight. Off-balance sheet items are included in risk-weighted assets by converting them to an approximate balance sheet "credit equivalent amount" based on a conversion schedule. These credit equivalent amounts are then assigned to risk categories in the same manner as balance sheet assets and included risk-weighted assets.

     The OTS has incorporated an interest rate risk component into its regulatory capital rule. Under the rule, savings associations with "above normal" interest rate risk exposure would be subject to a deduction from total capital for purposes of calculating their risk-based capital requirements. A savings association's interest rate risk is measured by the decline in the net portfolio value of its assets (i.e., the difference between incoming and outgoing discounted cash flows from assets, liabilities and off-balance sheet contracts) that would result from a hypothetical 200 basis point increase or decrease in market interest rates divided by the estimated economic value of the association's assets, as calculated in accordance with guidelines set forth by the OTS. A savings association with a measured interest rate risk exposure in excess of 2% must deduct an interest rate component in calculating its total capital under the risk-based capital rule. The interest rate risk component is an amount equal to one-half of the difference between the institution's measured interest rate risk and 2%, multiplied by the estimated economic value of the institution's assets. That dollar amount is deducted from the institution's total capital in determining compliance with its risk-based capital requirement. Under the rule, there is a two quarter lag between the reporting date of an institution's financial data and the effective date for the new capital requirement based on that data. A savings association with assets of less than $300 million and a risk-based capital ratio in excess of 12% is not subject to the interest rate risk component, unless the OTS determines otherwise. The rule also provides that the Director of the OTS may waive or defer an association's interest rate risk component on a case-by-case basis. The OTS has recently postponed the date that the component will first be deducted from an institution's total capital until the appeals process developed for the measurement of an institution's interest rate risk is evaluated.

      The following table presents Sentinel Federal's capital levels as of June 30, 1995.

                            At June 30, 1995
                         -----------------------
                                      Percent of
                          Amount        Assets
                          -------     ----------
                          (Dollars in thousands)

Tangible capital.......   $10,116         6.23%
Minimum required
 tangible capital......     2,434          1.5
                          -------        -----
Excess.................   $ 7,682         4.73%
                          =======        =====

Core capital...........   $10,116         6.23%
Minimum required core
 capital...............     4,867         3.00
                          -------        -----
Excess.................   $ 5,249         3.23%
                          =======        =====

Risk-based capital.....   $10,408        17.98%
Minimum risk-based
 capital requirement...     4,631         8.00
                          -------        -----
Excess.................   $ 5,777         9.98%
                          =======        =====

Dividend Limitations

     OTS regulations require Sentinel Federal to give the OTS 30 days' advance notice of any proposed declaration of dividends to Sentinel, and the OTS has the authority under its supervisory powers to prohibit the payment of dividends to Sentinel. In addition, Sentinel Federal may not declare or pay a cash dividend on its capital stock if the effect thereof would be to reduce the regulatory capital of Sentinel Federal below the amount required for the liquidation account.

     OTS regulations impose uniform limitations on the ability of all savings associations to engage in various distributions of capital such as dividends, stock repurchases and cash-out mergers. The regulation utilizes a three-tiered approach which permits various levels of distributions based primarily upon a savings association's capital level.

     A Tier 1 savings association generally has capital in excess of its capital requirement (both before and after the proposed capital distribution) and has not been notified by the OTS that it is in need of more than normal supervision. A Tier 1 savings association may make (without application but upon prior notice to, and no objection made by, the OTS) capital distributions during a calendar year up to the greater of 100% of its net income to date during the calendar year plus one-half its surplus capital ratio (i.e., the amount of capital in excess of its capital requirements) at the beginning of the calendar year or the amount authorized for a Tier 2 association. Capital distributions in excess of such amount also require advance notice to the OTS.

     A savings association which has been notified by the OTS that it is in need of more than normal supervision may be designated by the OTS as a Tier 2 association. Such an association may make (without application) capital distributions up to an amount equal to 75% of its net income during the previous four quarters. Capital distributions exceeding this amount require prior OTS approval.

     Tier 3 associations include any savings association with either (i) capital below the minimum capital requirement (either before or after the proposed capital distribution), or (ii) which has been notified by the OTS that it shall be treated as a Tier 3 association because it is in need of more than normal supervision. Tier 3 associations may not make any capital distributions without prior approval from the OTS.

     The OTS issued a proposed rule in December 1994 that would amend its capital distributions regulation to incorporate the definition of "capital distributions" used under the system of prompt corrective action established by FDICIA. The proposed rule would allow capital distributions without notice to the OTS by associations that are adequately capitalized that receive a composite rating of 1 or 2, and that are not held by a holding company. Remaining associations that are at least adequately capitalized after making a capital distribution would be permitted to make a capital distribution upon notice to the OTS. Applications for capital distributions would be accepted from troubled associations and undercapitalized associations but would be approved only under certain restrictive conditions.

Activities of Savings Associations and Their Subsidiaries

     OTS regulations provide that, when a savings association establishes or acquires a subsidiary or elects to conduct any new activity through a subsidiary that the association controls, the association shall notify the FDIC and the OTS 30 days in advance and provide the information each agency may, by regulation, require. Savings associations also must conduct the activities of subsidiaries in accordance with existing regulations and orders.

Accounting and Regulatory Standards

     An OTS policy statement applicable to all savings associations clarifies and re-emphasizes that the investment activities of a savings associations must be in compliance with approved and documented investment policies and strategies, and must be accounted for in accordance with generally accepted accounting principles. Under the policy statement, management must support its classification of an accounting for loans and securities (i.e., whether held for investment, sale or trading) with appropriate documentation. Sentinel Federal is in compliance with these amended rules.

     The OTS has adopted an amendment to its accounting regulations, which may be made more stringent than generally accepted accounting principles by the OTS, to require that transactions be reported in a manner that best reflects their underlying economic substance and inherent risk and that financial reports must incorporate any other accounting regulations or orders prescribed by the OTS.

Investment Portfolio Policy

     OTS supervisory policy requires that securities owned by thrift institutions must be classified and reported in accordance with FASB 115.

Transactions with Affiliates

     Savings associations must comply with Sections 23A and 23B of the Federal Reserve Act ("Sections 23A and 23B") relative to transactions with affiliates in the same manner and to the same extent as if the savings association were a Federal Reserve member bank. Generally, Sections 23A and 23B: (i) limit the extent to which the insured institution or its subsidiaries may engage in certain covered transactions with an affiliate to an amount equal to 10% of such institution's capital and surplus and place an aggregate limit on all such transactions with affiliates to an amount equal to 20% of such capital and surplus, and (ii) require that all such transactions be on terms substantially the same, or at least as favorable to the institution or subsidiary, as those provided to a non-affiliate. The term "covered transaction" includes the making of loans, purchase of assets, issuance of a guaranty and similar other types of transactions.

     Three additional rules apply to savings associations: (i) a savings association may not make any loan or other extension of credit to an affiliate unless that affiliate is engaged only in activities permissible for bank holding companies; (ii) a savings association may not purchase or invest in securities issued by an affiliate (other than securities of a subsidiary); and (iii) the OTS may, for reasons of safety and soundness, impose more stringent restrictions on savings associations but may not exempt transactions from or otherwise abridge Section 23A or 23B. Exemptions from Section 23A or 23B may be granted only by the FRB, as is currently the case with respect to all FDIC-insured banks. Sentinel Federal has not been significantly affected by the rules regarding transactions with affiliates.

                  REGULATION OF SENTINEL FINANCIAL CORPORATION

     Sentinel is a unitary savings and loan holding company within the meaning of the HOLA. As such, Sentinel is registered with the OTS and subject to OTS regulations, examinations, supervision and reporting requirements. Sentinel is required to file certain reports with, and otherwise comply with the regulations of, the OTS and the Securities and Exchange Commission. As a subsidiary of a savings and loan holding company, Sentinel Federal is subject to certain restrictions in its dealings with Sentinel and with other companies affiliated with Sentinel and also are subject to regulatory requirements and provisions as federal institutions.

Holding Company Acquisitions

     The HOLA and OTS regulations issued thereunder generally prohibit a savings and loan holding company, without prior OTS approval, from acquiring more than 5% of the voting stock of any other savings association or savings and loan holding company or controlling the assets thereof. They also prohibit, among other things, any director or officer of a savings and loan holding company, or any individual who owns or controls more than 25% of the voting shares of such holding company, from acquiring control of any savings association not a subsidiary of such savings and loan holding company, unless the acquisition is approved by the OTS.

Holding Company Activities

     As a unitary savings and loan holding company, Sentinel generally is not subject to activity restrictions. If Sentinel acquires control of another savings association as a separate subsidiary, it would become a multiple savings and loan holding company, and the activities of Sentinel and any of its subsidiaries (other than Sentinel

Federal or any other SAIF-insured savings association) would become subject to such restrictions unless such other associations each qualify as a QTL or were acquired in a supervisory acquisition.

     If Sentinel Federal fails the QTL test, Sentinel must obtain the approval of the OTS prior to continuing after such failure, directly or through its other subsidiaries, any business activity other than those approved for multiple savings and loan holding companies or their subsidiaries. In addition, within one year of such failure Sentinel must register as, and will become subject to, the restrictions applicable to bank holding companies. The activities authorized for a bank holding company are more limited than are the activities authorized for a unitary or multiple savings and loan holding company. See "-- Qualified Thrift Lender Test."

     Sentinel must obtain approval from the OTS before acquiring control of more than 5% of the voting shares of any other SAIF-insured institution. Such acquisitions generally are prohibited if they result in a multiple savings and loan holding company controlling savings associations in more than one state. However, such interstate acquisitions are permitted based on specific state authorization or in a supervisory acquisition of a failing savings association.

Qualified Thrift Lender Test

     The HOLA requires that any savings and loan holding company that controls a savings association that fails the QTL test, as explained under "Regulation of Sentinel Federal -- Qualified Thrift Lender Test," must, within one year after the date on which the association ceases to be a QTL, register as and be deemed a bank holding company subject to all applicable laws and regulations.

    COMPARISON OF RIGHTS OF STOCKHOLDERS OF ROOSEVELT FINANCIAL GROUP, INC.
                       AND SENTINEL FINANCIAL CORPORATION

Introduction

     Upon the consummation of the Merger, holders of Sentinel Common Stock, whose rights are presently governed by Delaware law and Sentinel's certificate of incorporation and bylaws (the "Sentinel Certificate" and "Sentinel Bylaws," respectively) and, indirectly, Sentinel Federal's charter and bylaws, will become stockholders of Roosevelt, also a Delaware corporation. Accordingly, their rights will be governed by the DGCL and the certificate of incorporation and bylaws of Roosevelt (the "Roosevelt Certificate" and "Roosevelt Bylaws," respectively) and, indirectly, Roosevelt Bank's charter and bylaws. Certain differences arise from the differences between the Sentinel Certificate and Bylaws and the Roosevelt Certificate and Bylaws and between the charter and bylaws of Sentinel Federal and Roosevelt Bank. The following discussion summarizes material differences affecting the rights of stockholders but is not intended to be a complete statement of all differences and is qualified in its entirety by reference to the DGCL, the Roosevelt Certificate and Bylaws, the Sentinel Certificate and Bylaws and the respective charters and bylaws of Sentinel Federal and Roosevelt Bank.

     Each Sentinel stockholder should carefully consider these differences in connection with the decision to vote for or against the adoption and approval of the Merger Agreement.

Capital Stock

     The Sentinel Certificate authorizes the issuance of 2,000,000 shares of common stock, $.01 par value per share, and 500,000 shares of serial preferred stock, $.01 par value per share, and provides that the Sentinel Board may issue such preferred stock in one or more series, may fix the designations, powers, preferences, rights, qualifications, limitations and restrictions with respect to such shares and may specify the number of shares of any such series, all without stockholder action. As of __________, 1996 there were a total of ________ shares of Sentinel Common Stock and no shares of Sentinel preferred stock issued and outstanding.

     The Roosevelt Certificate authorizes the issuance of 90,000,000 shares of common stock, $.01 par value per share, 1,000,000 shares of Class I serial preferred stock, $.01 par value per share, and 2,000,000 shares of Class II serial preferred stock, no par value, and provides that the Roosevelt Board may issue any authorized shares from time to time and may fix the rights and preferences of the serial preferred stock, all without stockholder action. At ___________, 1996, there were __________ shares of Roosevelt Common Stock, ___________ shares of 6 1/2% Non-Cumulative Convertible Preferred Stock, Series A (Class I) and _______________ shares of 6 1/2% Non-Cumulative Convertible Preferred Stock, Series F (Class II) issued and outstanding.

Special Meetings of Stockholders

     The Sentinel Certificate and Sentinel Bylaws provide that special meetings of stockholders of Sentinel may be called only by a majority of the Sentinel Board or by a committee of the Sentinel Board which has been duly designated by the Sentinel Board, upon a resolution adopted by a majority of the Board. The Roosevelt Certificate and the Roosevelt Bylaws provide that special meetings of stockholders of Roosevelt may be called only by the chairman of the board or the president and shall be called by either individual at the written request of a majority of the directors of Roosevelt then in office. Such request must state the purpose or purposes of the proposed meeting.

Advance Notice Requirements for Nominations of Directors and Presentation of New Business at Annual Meetings of Stockholders

     The Sentinel Certificate provides that if a stockholder of Sentinel desires to make nominations for the election of directors or proposals for new business at any annual or special meeting of stockholders, he must give notice in writing to the secretary of Sentinel not less than thirty days nor more than sixty days prior to any such meeting; provided however, that if less than 31 days' notice
                           -------- -------
of the meeting is given to stockholders, such written notice by a stockholder must be provided to the secretary of Sentinel not later than the close of the tenth day following the day on which notice of the meeting was given to the stockholders. The stockholder's notice with respect to nominations for elections of directors must include (i) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee, (iii) the number of shares of stock of Sentinel which are beneficially owned by each such nominee,
(iv) such other information required under the Exchange Act to be disclosed in proxy solicitation materials and (v) the stockholder's name and address as they appear on Sentinel's books and the class and a number of shares which are beneficially owned by such stockholder. A stockholder's notice of a business proposal must set forth (i) a brief description of the business desired to be brought before the meeting and the reasons therefor, (ii) the name and address, as they appear on Sentinel's books, of the stockholder proposing such business,
(iii) the class and number of shares which are beneficially owned by the stockholder and (iv) a disclosure of any material interest of the stockholder in such business.

     The Roosevelt Bylaws provide that Roosevelt stockholders may make nominations for the election of directors by delivering written notice of such nominations to the secretary of Roosevelt at least 15 days prior to the date of the annual meeting of stockholders. Furthermore, if the Roosevelt Board fails to nominate candidates for the board at least 20 days prior to the annual meeting, then nominations may be made at the meeting by any stockholder entitled to vote and such nominations shall be voted upon. The Roosevelt Bylaws generally provide that any stockholder desiring to make a proposal for new business at the annual meeting of stockholders must submit a written statement of the proposal which must be received by the secretary of Roosevelt at least 20 days in advance of the meeting; provided, however, if less than 30 days notice of the date of the meeting is given to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed. The stockholder's notice must include a brief description of the proposal, the stockholder's name and address and the class and number of shares owned of record by the stockholder. If a stockholder fails to comply with these advance notice requirements, no action will be taken on the proposal at the meeting.

Number and Term of Directors

     The Sentinel Certificate provides that the number of directors shall consist of not less than five nor more than 25 members, as set forth in the
Sentinel Bylaws.   The Sentinel Bylaws presently set the number of directors at six persons. The Roosevelt Certificate provides that the Roosevelt Board shall consist of not less than six nor more than 18 members, as set forth in the Roosevelt Bylaws. The Roosevelt Bylaws presently set the number of directors at ten persons.

     The Sentinel Certificate and Sentinel Bylaws and the Roosevelt Certificate and Roosevelt Bylaws require the Boards of Directors of Sentinel and Roosevelt, respectively, to be divided into three classes as nearly equal in number as possible and that the members of each class shall be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually.

Removal of Directors

     The DGCL provides that directors serving on a classified board may be removed only for cause unless the corporation's charter provides otherwise. The Sentinel Certificate provides that the entire Sentinel Board, or any individual director or directors, may be removed, but only for cause, by the affirmative vote of the holders of at least 80% of the outstanding shares entitled to vote generally in an election of directors. Under the Roosevelt Certificate, a member of the Roosevelt Board may be removed, but only for cause as defined under OTS regulations, by the affirmative vote of (i) not less than a majority of the directors then in office and (ii) the holders of not less than a majority of the then outstanding shares of capital stock entitled to vote generally in the election of directors, voting as a single class. If less than the entire Roosevelt Board is to be removed, no individual director may be removed from office if the votes cast against the removal would be sufficient to elect a director if the shares were cumulatively voted at an election for the class of directors of which such director is a part.

Business Combinations with Certain Persons

     The Sentinel Certificate provides that the affirmative vote of 80% of the total outstanding shares of voting stock of Sentinel is required to approve any of the following transactions, each of which is deemed a "Business Combination" under the Sentinel Certificate: (i) any merger or consolidation of Sentinel or any subsidiary thereof with a Related Person (generally any person or entity controlling more than 10% of the outstanding shares of the common stock of Sentinel or any affiliate of such person or entity); (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition to a Related Person of all or any substantial part (generally more than 25%) of the assets of Sentinel;
(iii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition to Sentinel or any subsidiary thereof of all or any substantial part of the assets of a Related Person; (iv) the issuance of any securities of Sentinel or any subsidiary thereof to any Related Person; (v) the acquisition by Sentinel or any subsidiary thereof of any securities of a Related Person; (vi) any reclassification of or involving the common stock of Sentinel; or (vii) any agreement, contract or other arrangement providing for any of the transactions described above. The supermajority voting provision will become inapplicable if the Business Combination is approved by a two-thirds vote of the Continuing Directors (generally those directors who are unaffiliated with the Related Person and were members of the Board prior to the time the Related Person became a Related Person).

     In connection with certain "Business Combinations" (as defined below) and related transactions between Roosevelt and a "Related Person" (generally any person or entity who, together with affiliates, controls 10% or more of the outstanding shares of voting stock of Roosevelt), the Roosevelt Certificate requires the approval of the holders of at least 75% of Roosevelt's outstanding shares of voting stock voting as a single class unless the transaction is approved by the affirmative vote of at least 75% of the directors who are not affiliated with the Related Person and who were directors at the time the Related Person became such or unless certain fair price criteria are met. The Roosevelt Certificate defines Business Combination as: (i) any merger or consolidation of Roosevelt or any of its subsidiaries with or into any Related Person; (ii) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition other than in the ordinary course of business to or with a Related Person of any assets of Roosevelt having an aggregate fair market value of $1,000,000 or more; (iii) the issuance or transfer by Roosevelt of any shares of its voting stock or securities convertible into such shares (other than by way of a pro rata distribution to all stockholders) to a Related Person; (iv) the adoption of any plan or proposal for the liquidation or dissolution of Roosevelt or any of its subsidiaries proposed, directly or indirectly, by or on behalf of a Related Person; (v) any recapitalization, merger or consolidation that would have the effect of increasing the voting power of a Related Person; (vi) any merger or consolidation of Roosevelt with another person proposed, directly or indirectly, by or on behalf of a Related Person unless the surviving or resulting entity has a provision in its governing instrument which is substantially identical to this provision of the Roosevelt Certificate; and
(vii) any agreement, contract or other arrangement or understanding providing, directly or indirectly, for any of the transactions described in this paragraph.

Amendment of Certificate of Incorporation and Bylaws

     The DGCL provides that the certificate of incorporation of a Delaware corporation may be amended only if first approved by the corporation's board of directors and thereafter by a majority of the outstanding stock entitled to vote thereon, and, if applicable, a majority of each class of shares entitled to vote thereon as a class. The Sentinel Certificate states that Sentinel reserves the right to amend or repeal any provision in the Sentinel Certificate as provided by Delaware law, and that any rights given to stockholders therein are granted subject to this reservation. Notwithstanding such reservation, the Sentinel Certificate requires the affirmative vote of the holders of at least 80% of the total votes eligible to be cast by Sentinel stockholders for approval of any amendment of provisions set forth in the Sentinel Certificate governing (i) action without a meeting of stockholders, (ii) the calling of special meetings of stockholders, (iii) notice for nomination for elections of directors and proposals for business, (iv) the number of members of, vacancies on and structure of the Sentinel Board (v) removal of directors, (vi) certain acquisitions of the capital stock of Sentinel, (vii) the approval of certain business combinations with principal stockholders and the evaluation of business combinations generally, (viii) indemnification of directors, officers, employees and certain agents of Sentinel, (ix) elimination of directors' liability, (x) amendment of the Sentinel Bylaws and (xi) amendment of the Sentinel Certificate.

     The Roosevelt Certificate may be amended only if first approved by two-thirds of the directors then in office at a duly constituted meeting called expressly for that purpose and if thereafter approved by the affirmative vote of a majority of the total votes eligible to be cast at a duly constituted meeting of stockholders called expressly for that purpose, except that the affirmative vote of the holders of at least 75% of the total votes eligible to be cast at such meeting shall be required to amend, add to, change or repeal the provisions of the Roosevelt Certificate governing (i) Roosevelt's internal affairs, (ii) the calling of special meetings of stockholders, (iii) indemnification, (iv) limitation on the personal liability of directors, (v) approval for acquisitions of control and offers to acquire control, and (vi) amendment of the Roosevelt Certificate, and that the provisions of the Roosevelt Certificate governing Business Combinations may be amended, added to, changed or repealed only as set forth therein.

     The Sentinel Certificate provides that the Sentinel Bylaws may be amended or repealed by either the affirmative vote of at least two-thirds of the Sentinel Board or by the affirmative vote of the holders of at least 80% of the stock entitled to vote generally in the election of directors. The Roosevelt Certificate provides that the Roosevelt Bylaws may be amended or repealed by a two-thirds vote of the entire Roosevelt Board then in office at a meeting called expressly for such purpose or by the holders of at least 75% of the outstanding capital stock of Roosevelt entitled to vote thereon at a meeting called expressly for such purpose.

Control Share Acquisitions

     The Sentinel Certificate provides that, with certain exceptions, for a period of five years from the effective date of the mutual-to-stock conversion of Sentinel Federal, no person may directly or indirectly offer to acquire or acquire beneficial ownership of more than 10% of any class of stock of Sentinel, unless such offer or acquisition has been approved in advance by a two-thirds vote of the Continuing Directors. If such provision is violated, the securities in excess of the 10% limit may not be voted or counted as shares entitled to vote.

     In addition, the Sentinel Certificate provides that if, any time after five years from the effective date of the conversion of Sentinel Federal, any person acquires the beneficial ownership of more than 10% of any class of stock of Sentinel, without the prior approval by a two-thirds vote of the Continuing Directors, then with respect to each vote in excess of 10% of the outstanding voting power of such stock, the acquiring person shall be entitled to cast only one-hundredth of a vote.

     The Roosevelt Certificate provides that, for as long as Roosevelt Bank remains a majority-owned subsidiary of Roosevelt, no person shall acquire beneficial ownership of 10% or more of the voting stock of Roosevelt unless (i) the acquisition received prior approval, either by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock or, if first approved by two-thirds of the directors then in office at a meeting of the directors called for such purpose, then by the affirmative vote of holders of at least a majority of the outstanding voting stock (in either case at a stockholder meeting called for such purpose); and (ii) the acquisition received prior approval by the proper federal regulatory agencies as provided under federal law.

     In the event that beneficial ownership of 10% or more of the voting stock of Roosevelt is acquired by any person in violation of the aforementioned provisions, (i) Roosevelt may institute a private right of action to enforce the relevant statutory and regulatory provisions under federal law, and (ii) all voting stock of Roosevelt held by such person in excess of 10% of the outstanding voting stock of Roosevelt shall no longer, from and after the date of its acquisition (A) be entitled to vote on any matter, (B) be entitled to take other stockholder action, (C) be counted in determining the total outstanding shares of Roosevelt for purposes of any stockholder action, or (D) be transferable except with the approval of the Roosevelt Board or of an independent trustee appointed thereby (with the proceeds of such sale to be paid
(x) first, to the trustee, for its reasonable fees and expenses, (y) second, to the acquiring person to cover its tax liability upon such sale, and (z) third, to Roosevelt as to any remaining balance).

                                 LEGAL MATTERS

     The validity of the shares of Roosevelt Common Stock offered hereby will be passed upon for Roosevelt by Silver, Freedman & Taff, L.L.P. (a limited liability partnership including professional corporations), Washington, D.C. Certain other legal matters in connection with the Merger will be passed upon for Roosevelt by Silver, Freedman & Taff, L.L.P., and for Sentinel by Breyer & Aguggia, Washington, D.C.

                                    EXPERTS

     The consolidated financial statements of Roosevelt as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, included in Roosevelt's Annual Report on Form 10-K for the year ended December 31, 1995, as amended, and incorporated by reference in this Proxy Statement/Prospectus, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Sentinel as of June 30, 1995 and 1994, and for each of the three years in the period ended June 30, 1995, included in this Proxy Statement/Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes explanatory paragraphs referring to the operation of Sentinel Federal under a supervisory agreement with the OTS and changes in methods of accounting for certain investments in debt and equity securities during the year ended June 30, 1995 and income taxes during the year ended June 30, 1994), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             STOCKHOLDER PROPOSALS

     Sentinel will hold a 1996 Annual Meeting of Stockholders only if the Merger is not consummated before the time of such meeting, which it is presently expected would be held in late-October 1996. In such event, as disclosed in the proxy materials for Sentinel's 1995 Annual Meeting of Stockholders, in order to be eligible for inclusion in Sentinel's proxy materials for the 1996 Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the main office of Sentinel, 1001 Walnut Street, Kansas City, Missouri 64106, no later than May 31, 1996. However, if such 1996 Annual Meeting is held after late-July 1996, any stockholder proposal must be received by Sentinel a reasonable time before the solicitation of proxies for such Annual Meeting is made. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

     As disclosed in the proxy materials for Roosevelt's 1996 Annual Meeting of Stockholders, in order to be eligible for inclusion in Roosevelt's proxy materials for the 1997 Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the main office of Roosevelt, 900 Roosevelt Parkway, Chesterfield, Missouri 63017, no later than November 26, 1996. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

                            INDEPENDENT ACCOUNTANTS

     Representatives of Deloitte & Touche LLP, Sentinel's independent accountants, are expected to be present at the Special Meeting. They will be afforded the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                                 OTHER MATTERS

     The Sentinel Board is not aware of any business to come before the Special Meeting other than those matters described above in this Proxy
Statement/Prospectus. However, if any other matter should properly come before the Special Meeting, it is intended that holders of the proxies will act in accordance with their best judgment.


                                   BY ORDER OF THE BOARD OF DIRECTORS
                                    OF SENTINEL FINANCIAL CORPORATION



                                   John C. Spencer
                                   Secretary

                         SENTINEL FINANCIAL CORPORATION


                         INDEX TO FINANCIAL STATEMENTS

                                                                     Page Number
                                                                     -----------
CONSOLIDATED FINANCIAL STATEMENTS AND
INDEPENDENT AUDITORS' REPORT FOR THE
YEARS ENDED JUNE 30, 1993, 1994, AND 1995

Independent Auditors' Report..............................................  F-2
Consolidated Balance Sheets for the Years Ended June 30, 1994 and 1995....  F-3
Consolidated Statements of Income for the Years Ended June 30, 1993, 1994
 and 1995.................................................................  F-5
Consolidated Statements of Stockholders' Equity for the Years Ended June
 30, 1993, 1994 and 1995..................................................  F-7
Consolidated Statements of Cash Flows for the Years Ended June 30, 1993,
 1994 and 1995............................................................  F-8
Notes to Consolidated Financial Statements for the Years Ended June 30,
 1993, 1994 and 1995......................................................  F-10

CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE AND NINE MONTHS ENDED
MARCH 31, 1996

Consolidated Balance Sheets for the Nine Months Ended March 31, 1996
 (unaudited) and for the Year Ended June 30, 1995.........................  F-31
Consolidated Statements of Income for the Three and Nine Months Ended
  March 31, 1996 and 1995 (unaudited).....................................  F-33
Consolidated Statements of Stockholders' Equity for the Nine Months Ended
  March 31, 1996 (unaudited)..............................................  F-35
Consolidated Statements of Cash Flows for the Nine Months Ended March 31,
 1996 and 1995 (unaudited)................................................  F-36
Notes to Consolidated Financial Statements for the Three and Nine Months
 Ended March 31, 1996 (unaudited).........................................  F-38


                     [LETTERHEAD OF DELOITTE & TOUCHE LLP]

INDEPENDENT AUDITORS' REPORT

Board of Directors
Sentinel Financial Corporation
Kansas City, Missouri

We have audited the accompanying consolidated balance sheets of Sentinel Financial Corporation and subsidiary (the "Company") as of June 30, 1994 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended June 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 1994 and 1995, and the results of its operations and cash flows for each of the three years in the period ended June 30, 1995 in conformity with generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, Sentinel Federal Savings and Loan Association of Kansas City (the "Association"), a wholly owned subsidiary of the Company, is operating under a supervisory agreement with the Office of Thrift Supervision ("OTS") dated December 20, 1989 restricting the Association, without prior written consent of OTS, from entering into certain types of transactions as described in Note 2. Any failure on the part of the Association to comply with the provisions of the agreement may subject the Association to further regulatory actions.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for certain investments in debt and equity securities during the year ended June 30, 1995 and changed its method of accounting for income taxes during the year ended June 30, 1994.


/s/ Deloitte & Touche LLP
August 11, 1995

SENTINEL FINANCIAL CORPORATION
AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
JUNE 30, 1994 AND 1995
- --------------------------------------------------------------------------------


ASSETS                                                                    1994          1995
CASH AND CASH EQUIVALENTS:
 Cash and amounts due from depository institutions                    $    967,694   $  2,775,381
 Interest bearing deposits in other banks                                  807,255        922,738
 Federal funds sold                                                         50,000         50,000
                                                                      ------------   ------------

      Total cash and cash equivalents                                    1,824,949      3,748,119

INVESTMENTS (Market value of $2,456,690 and $2,468,435)                  2,497,100      2,498,094

CAPITAL STOCK OF FEDERAL HOME LOAN BANK, At cost                         1,848,300      1,848,300

SECURITIES AVAILABLE FOR SALE (Cost of $1,100,000)                                      1,082,814

MORTGAGE-RELATED SECURITIES (Market value of
 $72,029,716 and $68,663,736)                                           73,095,618     68,940,693

ASSETS HELD FOR SALE, (Cost of $1,100,000 and $773,026)                  1,058,234        773,026

LOANS RECEIVABLE, (Less allowance for loan losses
 of $318,114 in both years)                                             72,277,782     80,956,440

PREMISES AND EQUIPMENT, net                                                830,421        790,241

REAL ESTATE OWNED

ACCRUED INTEREST RECEIVABLE:
 Loans receivable                                                          399,582        444,221
 Mortgage-related securities                                               472,733        535,371
 Investment securities                                                      52,088         54,704
                                                                      ------------   ------------

      Total accrued interest receivable                                    924,403      1,034,296

DEFERRED INCOME TAXES                                                      117,000         77,000

OTHER ASSETS                                                                86,664        165,147
                                                                      ------------   ------------

TOTAL ASSETS                                                          $154,560,471   $161,914,170
                                                                      ============   ============

                                                                                      (Continued)

SENTINEL FINANCIAL CORPORATION
AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
JUNE 30, 1994 AND 1995
- --------------------------------------------------------------------------------


LIABILITIES AND STOCKHOLDERS' EQUITY                                    1994          1995
DEPOSITS                                                              $131,503,690   $126,439,826

ADVANCE PAYMENTS BY BORROWERS FOR TAXES
 AND INSURANCE                                                           1,267,177      1,352,340

INCOME TAXES PAYABLE                                                       739,192        751,426

ACCRUED AND OTHER LIABILITIES                                              696,909        905,345

ADVANCES FROM FEDERAL HOME LOAN BANK                                    10,450,000     21,850,000
                                                                      ------------   ------------

      Total liabilities                                                144,656,968    151,298,937

COMMITMENTS AND CONTINGENT LIABILITIES

STOCKHOLDERS' EQUITY:
 Serial preferred stock, $.01 par value; 500,000 shares authorized, no shares issued or outstanding as of June 30, 1995
 Common stock, $.01 par value; 2,000,000 shares authorized,
  513,423 shares issued                                                      5,134          5,134
 Additional paid-in capital                                              4,596,853      4,602,678
 Unearned compensation - Employee Stock Ownership Plan                    (240,625)      (206,114)
 Unearned compensation - Management Recognition Plan                      (127,500)       (76,500)
 Net unrealized loss on securities available for sale                                      (9,433)
 Retained earnings, substantially restricted                             5,669,641      6,299,468
                                                                      ------------   ------------

      Total stockholders' equity                                         9,903,503     10,615,233
                                                                      ------------   ------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                            $154,560,471   $161,914,170
                                                                      ============   ============

                                                                                      (Concluded)

See notes to consolidated financial statements.

SENTINEL FINANCIAL CORPORATION
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED JUNE 30, 1993, 1994 AND 1995
- --------------------------------------------------------------------------------

                                                          1993          1994         1995
INTEREST INCOME:
 Loans receivable                                     $ 7,540,961   $5,789,923   $ 5,854,921
 Mortgage-related securities                            2,404,366    3,227,457     4,189,699
 Investment securities                                    515,577      253,941       311,710
 Other interest - cash and cash equivalents               332,532      146,900        66,164
                                                      -----------   ----------   -----------
      Total interest income                            10,793,436    9,418,221    10,422,494
                                                      -----------   ----------   -----------
INTEREST EXPENSE:
 Deposits                                               7,049,011    6,138,725     6,298,360
 Advances from Federal Home Loan Bank                     690,966      641,329     1,045,895
                                                      -----------   ----------   -----------
      Total interest expense                            7,739,977    6,780,054     7,344,255
                                                      -----------   ----------   -----------
NET INTEREST INCOME                                     3,053,459    2,638,167     3,078,239

PROVISION FOR LOAN LOSSES                                 154,061       41,778
                                                      -----------   ----------   -----------
NET INTEREST INCOME AFTER
 PROVISION FOR LOAN LOSSES                              2,899,398    2,596,389     3,078,239

OTHER INCOME:
 Loan servicing and other fees, net                       155,951      146,711       123,874
 Insurance commissions                                    278,278      163,494       101,120
 Gain on sale of securities available for sale                                        53,509
 Gain on sale of assets held for sale, net                274,569       35,094        30,281
 Recovery of Savings Association Insurance
  Fund secondary reserve                                  146,522
 Other                                                      8,404      103,757       101,481
                                                      -----------   ----------   -----------
      Total other income                                  863,724      449,056       410,265
                                                      -----------   ----------   -----------
OTHER EXPENSE:
 Salaries and employee benefits                         1,138,346    1,184,376     1,297,531
 Federal insurance premiums                               430,627      472,302       412,059
 Professional and other outside services                  301,832      299,249       309,541
 Occupancy of premises                                    280,704      279,762       265,916
 Office supplies and related expenses                     147,612      123,867       132,236
 Loss related to termination of interest
  rate swap agreements                                                 168,361
 Provision for (recovery of) losses on
  real estate owned                                        24,370      (42,677)
 Other                                                     95,004      142,670       184,946
                                                      -----------   ----------   -----------
      Total other expenses                              2,418,495    2,627,910     2,602,229
                                                      -----------   ----------   -----------

                                                                                 (Continued)

SENTINEL FINANCIAL CORPORATION
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED JUNE 30, 1993, 1994 AND 1995
- --------------------------------------------------------------------------------

                                                          1993          1994         1995
INCOME BEFORE INCOME TAX EXPENSE,
 EXTRAORDINARY ITEM AND CUMULATIVE
 EFFECT OF CHANGE IN ACCOUNTING FOR
 INCOME TAXES                                         $ 1,344,627   $  417,535   $   886,275

 INCOME TAX EXPENSE                                       548,085       45,000       283,448
                                                      -----------   ----------   -----------
INCOME BEFORE EXTRAORDINARY ITEM
 AND CUMULATIVE EFFECT OF CHANGE IN
 ACCOUNTING PRINCIPLES                                    796,542      372,535       602,827

EXTRAORDINARY ITEM:
 Refund and credits for Missouri Intangible Tax:
  Cash receipts, net of income tax expense of $6,400       12,304
  Credits against state income taxes payable               42,861
                                                      -----------   ----------   -----------

      Total extraordinary item                             55,165
                                                      -----------   ----------   -----------

INCOME BEFORE CUMULATIVE EFFECT OF
 CHANGE IN ACCOUNTING PRINCIPLES                          851,707      372,535       602,827

CUMULATIVE EFFECT OF CHANGE IN
 ACCOUNTING PRINCIPLES                                                 191,000        27,000
                                                      -----------   ----------   -----------

NET INCOME                                            $   851,707   $  563,535   $   629,827
                                                      ===========   ==========   ===========

EARNINGS PER SHARE (FROM JANUARY 7, 1994):
 Income before cumulative effect of change
  in accounting principles                                          $     0.52   $      1.25
                                                                    ==========   ===========

 Net income                                                         $     0.52   $      1.31
                                                                    ==========   ===========

                                                                                 (Concluded)

See notes to consolidated financial statements.

SENTINEL FINANCIAL CORPORATION
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED JUNE 30, 1993, 1994 AND 1995
- --------------------------------------------------------------------------------

                                                                   Unearned                     Net
                                                                 Compensation-  Unearned    Unrealized
                                                                   Employee   Compensation-  Loss on       Retained
                                      Common Stock    Additional    Stock      Management   Securities     Earnings,       Total
                                    ----------------   Paid-In    Ownership   Recognition   Available   Substantially  Stockholders'
                                    Shares   Amount    Capital      Plan          Plan       for Sale     Restricted       Equity
BALANCE, JULY 1, 1992                                                                                    $4,254,399     $ 4,254,399

 Net income                                                                                                 851,707         851,707
                                                                                                         ----------     -----------
BALANCE, JUNE 30, 1993                                                                                    5,106,106       5,106,106

 Issuance of common stock           472,623  $ 4,726  $4,189,261                                                          4,193,987
 Common stock issued to
  Employee Stock Ownership Plan      25,500      255     254,745  $(255,000)
 Common stock issued to
  Management Recognition Plan        15,300      153     152,847               $(153,000)
 Common stock committed to be
  released for allocation -
  Employee Stock Ownership Plan                                      14,375                                                  14,375
 Amortization of unearned
  compensation -
  Management Recognition Plan                                                     25,500                                     25,500
 Net income                                                                                                 563,535         563,535
                                    -------  -------  ----------  ---------    ---------                 ----------     -----------
BALANCE, JUNE 30, 1994              513,423    5,134   4,596,853   (240,625)    (127,500)                 5,669,641       9,903,503

 Common stock committed to be
  released for allocation -
  Employee Stock Ownership Plan                                      34,511                                                  34,511
 Amortization of unearned
  compensation -
  Management Recognition Plan                                                     51,000                                     51,000
 Cumulative effect of change in
  accounting principle for
  securities available for
  sale, net                                                                                  $(27,000)                      (27,000)

 Net decrease in unrealized loss
  on securities available
  for sale                                                                                     17,567                        17,567
 Increase in fair market value of
  Employee Stock Ownership Plan
  shares committed to be released
  for allocation                                           5,825                                                              5,825
 Net income                                                                                                 629,827         629,827
                                    -------  -------  ----------  ---------    ---------     --------    ----------     -----------
BALANCE, JUNE 30, 1995              513,423  $ 5,134  $4,602,678  $(206,114)   $ (76,500)    $ (9,433)   $6,299,468     $10,615,233
                                    =======  =======  ==========  =========    =========     ========    ==========     ===========


See notes to consolidated financial statements.

SENTINEL FINANCIAL CORPORATION
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED JUNE 30, 1993, 1994 AND 1995
- --------------------------------------------------------------------------------

                                                                         1993            1994            1995
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income                                                          $    851,707    $    563,535    $    629,827
 Adjustments to reconcile net income to net cash
  provided by operating activities:
  Cumulative effect of change in accounting principle                                    (191,000)        (27,000)
  Amortization of premiums and discounts on mortgage-
   related securities and investment securities, net                      311,997         462,845         300,107
  Common stock committed to be released for allocation - ESOP                              14,375          34,511
  Increase in fair market value of ESOP shares committed
   to be released for allocation                                                                            5,825
  Amortization of unearned compensation related to
   Management Recognition Plan                                                             25,500          51,000
  Depreciation and amortization                                           100,733         135,310         114,903
  Federal Home Loan Bank stock dividends                                 (148,800)
  Provision for loan losses                                               154,061          41,778
  Provision (recovery) for losses on real estate owned                     24,370         (42,677)
  Net loan origination fees capitalized                                   164,226         166,861          48,396
  Amortization of net deferred loan origination fees                     (172,225)        (58,188)        (29,334)
  Gain on sale of assets held for sale, net                              (274,569)        (35,094)        (30,281)
  Gain on sale of securities available for sale, net                                                      (53,509)
  (Gain) loss on sale of real estate owned                                  5,302         (33,572)
  Unrealized losses on assets held for sale                                 9,625          32,141
  Provision (benefit) for deferred income taxes                            52,000         (78,000)         40,000
  Origination of loans held for sale                                   (5,641,000)     (6,518,000)     (4,066,850)
  Proceeds from sale of loans held for sale                             5,802,724       6,553,094       3,293,824
  Changes in:
   Accrued interest receivable                                            196,198         (76,457)       (109,893)
   Other assets                                                            65,637           5,052         (78,483)
   Income taxes payable                                                   407,699         (61,908)         12,234
   Accrued and other liabilities                                          (39,100)        117,648         208,436
   Other, net                                                               3,627                          (7,014)
                                                                     ------------    ------------    ------------
       Net cash provided by operating activities                        1,874,212       1,023,243         336,699
                                                                     ------------    ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Proceeds from maturities of investment securities                      6,696,705         396,000
 Proceeds from sale of securities available for sale                                                       56,940
 Purchases of investment securities                                    (1,684,000)     (2,492,266)
 Principal collected on mortgage-related securities                    12,919,159      18,159,956      13,849,776
 Purchases of mortgage-related securities                             (41,994,474)    (30,994,557)     (9,999,383)
 Purchases of assets held for sale                                     (7,484,296)
 Proceeds from sales of assets held for sale                           19,816,521
 Principal collected on loans receivable, net of loan originations     15,404,044       7,614,890      (8,777,320)
 Purchases of premiums and equipment                                      (23,902)        (39,629)        (74,723)
 Proceeds from sales of real estate owned                                 543,781         180,265         109,882
                                                                     ------------    ------------    ------------
       Net cash provided by (used in) investing activities              4,193,538      (7,175,341)     (4,834,828)
                                                                     ------------    ------------    ------------

                                                                                                      (Continued)


SENTINEL FINANCIAL CORPORATION
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED JUNE 30, 1993, 1994 AND 1995
- --------------------------------------------------------------------------------

                                                                         1993            1994            1995
CASH FLOWS FROM FINANCING ACTIVITIES:
 Payments for deposits, net                                          $ (6,099,929)   $ (7,081,191)   $ (5,063,864)
 Net increase (decrease) in advance payments
  by borrowers for taxes and insurance                                   (125,664)       (109,900)         85,163
 Proceeds from advances from Federal Home Loan Bank                     2,500,000      19,900,000      66,935,500
 Repayments on advances from Federal Home Loan Bank                    (2,000,000)    (19,450,000)    (55,535,500)
 Issuance of common stock                                                               4,193,987
                                                                     ------------    ------------    ------------

       Net cash provided by (used in) financing activities             (5,725,593)     (2,547,104)      6,421,299
                                                                     ------------    ------------    ------------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                          342,157      (8,699,202)      1,923,170

CASH AND CASH EQUIVALENTS:
 Beginning of year                                                     10,181,994      10,524,151       1,824,949
                                                                     ------------    ------------    ------------

 End of year                                                         $ 10,524,151    $  1,824,949    $  3,748,119
                                                                     ============    ============    ============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
 Income tax payments                                                 $     43,887    $     55,920    $    231,214
                                                                     ============    ============    ============

 Interest payments                                                   $  7,758,323    $  6,785,874    $  7,201,278
                                                                     ============    ============    ============

SUPPLEMENTAL DISCLOSURES OF NONCASH
 INVESTING AND FINANCING ACTIVITIES:
  Common stock issued to Employee Stock Ownership Plan                               $    255,000
                                                                                     ============

  Issuance of common stock for noncash consideration to
   Management Recognition Plan Trust                                                 $    153,000
                                                                                     ============

  Loans transferred to real estate owned                             $     49,106                    $    109,882
                                                                     ============                    ============

  Loans made upon the sale of real estate owned                      $    113,090
                                                                     ============

  Change in net unrealized loss on securities available for sale                                     $     24,580
                                                                                                     ============

                                                                                                      (Concluded)


See notes to consolidated financial statements.

SENTINEL FINANCIAL CORPORATION
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JUNE 30, 1993, 1994 AND 1995
- --------------------------------------------------------------------------------

1. ACCOUNTING POLICIES AND PROCEDURES

   Organization - In September 1993, Sentinel Federal Savings and Loan Association of Kansas City ("the Association") formed Sentinel Financial Corporation ("the Company") to acquire 100% of the common stock of the Association upon its conversion from the mutual-to-stock form of ownership. The Association's conversion and an initial public offering of the Company's common stock were completed on January 7, 1994 with the sale of 513,423 shares of the Company's common stock (inclusive of 25,500 and 15,300 shares acquired by the Company's employee stock ownership plan - ESOP and the Company's management recognition plan - MRP, respectively). The Company received net proceeds of $4,601,987 (inclusive of $408,000 associated with the shares issued to the ESOP and MRP), of which $4,093,987 was simultaneously transferred to the Association in exchange for all of the Association's common stock. As a result, the Company is a holding company which owns 100% of the Association's common stock.

   On January 7, 1994, the Association segregated and restricted $5,000,179 of retained earnings, which was the amount of its regulatory capital at March 31, 1993, in a liquidation account for the benefit of eligible savings account holders who continue to maintain their accounts at the Association after the conversion. In the event of a complete liquidation of the Association (and only in such an event), each eligible account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted balances of all qualifying deposits then held. The liquidation account will be reduced annually to the extent that eligible account holders have reduced their qualifying deposits.

   Subsequent to the conversion, the Company or the Association may not declare or pay cash dividends on any of its shares of common stock if the effect would be to reduce stockholders' equity below either the amount required for the liquidation account discussed above or the applicable regulatory capital requirements or if such declaration and payment would otherwise violate regulatory requirements. In addition, the supervisory agreement described in
   Note 2 further restricts the payment of dividends by the Association.

   Principles of Consolidation - The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Sentinel Federal Savings and Loan Association of Kansas City. The Association has two wholly owned subsidiaries, Claywood Financial Services, Inc. and Sentinel Insurance Agency, Inc. Significant intercompany accounts and transactions have been eliminated.

   Cash and Cash Equivalents - Cash and cash equivalents include cash on hand, amounts due from depository institutions, federal funds sold and interest bearing deposits in other banks purchased with an original maturity of three months or less.

   The Association is required by regulation to maintain liquid assets in the form of cash and securities approved by Federal regulations, at a monthly average of not less than 5% of customer deposits and short-term borrowings.

   Securities Available for Sale - On July 1, 1994, the Company adopted Statement of Financial Accounting Standard ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities. This Statement addresses the accounting and reporting treatment for certain investments in debt and equity securities by requiring such investments to be classified in held-to-maturity, available-for-sale or trading categories. Securities classified as held-to-maturity are carried at amortized cost, and securities classified as available-for-sale are carried at market with unrealized gains (losses) included in equity. This change resulted in a decrease to stockholders' equity of $27,000 (net of taxes) which is reflected as a cumulative effect of change in accounting principle in the consolidated statement of income for the year ended June 30, 1995.

   Assets Held for Sale - Management has designated certain loans receivable, investment securities and mortgage-related securities as held for sale as management does not intend to hold such assets to maturity. Accordingly, such assets are carried at the lower of amortized cost (outstanding principal, adjusted for unamortized premiums and unaccreted discounts) or market value. Interest on these assets (including amortization and accretion of premiums and discounts) is included in interest income on loans receivable, investment securities or mortgage related securities.

   Gains or losses on sales are determined utilizing the specific identification method for financial reporting and income tax purposes.

   Investments - Securities of the United States Government and agencies are recorded at amortized cost based on management's intention, and the Company's ability to hold them to maturity. Related premiums and discounts are accreted and amortized into income over the lives of the securities using the level-yield method.

   Mortgage-Related Securities - Mortgage-related securities are recorded at amortized cost based on management's intention, and the Company's ability to hold them to maturity. The related premiums and discounts are accreted and amortized over the estimated lives of the underlying securities using the level-yield method.

   New Statements of Financial Accounting Standards - In October 1994, the Financial Accounting Standards Board ("FASB") issued SFAS No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures which will become effective for the Company beginning July 1, 1995. This Statement amends SFAS No. 114, Accounting by Creditors for Impairment of a Loan, which requires a lender to consider a loan to be impaired if the lender believes it is probable that it will be unable to collect all principal and interest due according to the contractual terms of the loan. If a loan is impaired, the lender will be required to record a loss valuation allowance equal to the present value of the estimated future cash flows discounted at the loan's effective rate or based on the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. This accounting change may significantly change the accounting by lenders presently allowed under SFAS No. 15. Based upon the present status of the Association's loan portfolio, management believes that the implementation of this Statement will have minimal effect on the Company.

   In October 1994, the FASB issued SFAS No. 119, Disclosure About Derivative Instruments and Fair Value of Financial Instruments. This Statement requires disclosures about derivative financial instruments such as futures, forward, swap, and option contracts, and other financial instruments with similar characteristics. SFAS No. 119 requires disclosures about the amounts, nature and terms of derivative financial instruments regardless of whether they result in off-balance sheet risk of accounting loss. Adoption of this standard in fiscal 1995 had no effect on the Company.

   In May 1995, the FASB issued SFAS No. 122, Accounting for Mortgage Servicing Rights, which will become effective for the Company beginning July 1, 1996. This Statement amends SFAS No. 65, Accounting for Certain Mortgage Banking Activities, to require that a mortgage banking enterprise recognize as separate assets rights to service mortgage loans for others, however those servicing rights are acquired. This Statement requires that a company assess its capitalized mortgage servicing rights for impairment based on the fair value of those rights. Based upon the present status of the Associations' servicing portfolio, management believes that the implementation of this Statement will have minimal effect on the Company.

   Interest Rate Swap Agreements - The Association utilized interest rate swap agreements as part of its asset and liability management strategy. The swaps were matched with a group of short-term deposits. The Association utilized settlement accounting relative to the interest differential on the swaps.
   Net settlements, on a quarterly or semi-annual basis, were accrued over the term of the swap agreement and the net interest differential was recorded as an adjustment to interest expense on deposits. During 1994, the Association terminated the interest rate swap agreements due to the liquidation of the matched liabilities. The losses incurred as a result of the termination of these swaps were charged to operations as other expense.

   Loans Receivable - Loans are stated at the amount of unpaid principal less an allowance for loan losses, undisbursed loan funds and unearned loan fees, net of certain direct loan origination costs. Interest on loans is credited to income as earned and accrued only if deemed collectible. Loans are placed on nonaccrual status when, in the opinion of management, the full timely collection of principal or interest is in doubt. As a general rule, the accrual of interest is discontinued when principal or interest payments become 90 days past due or earlier if conditions warrant. When a loan is placed on nonaccrual status, previously accrued but unpaid interest is reversed against current income. Subsequent collections of cash may be applied as reductions to the principal balance or recorded as income, depending on management's assessment of the ultimate collectibility of the loan. Nonaccrual loans may be restored to accrual status when principal and interest become current and full payment of principal and interest is expected.

   Net loan origination and commitment fees are amortized as a yield adjustment to interest income using the level-yield method over the contractual lives of the related loans.

   The Association is principally engaged in single family home lending in the state of Missouri. The Association also makes consumer loans depending on the demand and management's assessment as to the quality of such loans.

   Real Estate Owned - Real estate owned represents foreclosed assets held for sale and is recorded at fair value as of the date of foreclosure or transfer and is subsequently carried at the lower of the new basis (fair value at foreclosure or transfer) or fair value. Subsequently, properties are evaluated and any additional declines which reduce the fair value to less than carrying value are provided for as an allowance for losses on real estate owned. Costs and expenses related to major additions and improvements are capitalized while maintenance and repairs which do not improve or extend the lives of the assets are expensed currently.

   Provision for Loan Losses - Provision for loan losses include charges to reduce the recorded balances of loans receivable to their estimated net realizable value. Such provisions are based on management's estimates of the net realizable value of the collateral, which take into consideration current and anticipated future operating or sales conditions. These estimates are susceptible to changes that could result in a material adjustment to operations. Recovery of the carrying value of such loans is dependent to a great extent upon economic, operating and other conditions that may be beyond the Company's control.

   Premises and Equipment - Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed primarily on the straight-line method over the estimated useful lives of the related assets. The following represents a summary of estimated useful lives:


                                                                      Years
   Building and improvements                                         7 - 14
   Furniture and fixtures                                             5 - 7
   Leasehold improvements                                                10
   Computer equipment and software                                    3 - 5


   Capital Stock of Federal Home Loan Bank - Capital stock of Federal Home Loan Bank is carried at cost. Dividends received on such stock is reflected as interest income on investment securities in the consolidated statements of income.

   Income Taxes - The Company, the Association and its subsidiaries file a consolidated Federal income tax return. State income tax returns are individually filed for each of the entities.

   On July 1, 1993, the Company changed its method of accounting for income taxes to conform to the requirements of SFAS No. 109, Accounting for Income Taxes, which specifies the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are established for the temporary differences between the financial accounting basis and tax basis of the Company's assets and liabilities at the current statutory tax rates. A valuation allowance is established for deferred tax assets when their realization is in doubt based on a "more likely than not" analysis. The cumulative effect of the change in accounting for income taxes was to increase net income by $191,000 for the year ended June 30, 1994. The Company reflected this cumulative effect in operations during the year ended June 30, 1994 and prior year financial statements were not restated. In prior years, the Company computed its provision for income taxes under the deferral method as prescribed in Accounting Principles Board Opinion No. 11.

   The Association is permitted under the Internal Revenue Code to deduct an annual addition to a reserve for bad debts in determining taxable income, subject to certain limitations. This addition differs from the bad debt experience used for financial accounting purposes. Bad debt deductions for income tax purposes are included in taxable income of later years only if the bad debt reserve is used subsequently for purposes other than to absorb bad debt losses. Under SFAS No. 109, a deferred tax liability is provided only to the extent the tax bad debt reserve exceeds the base year reserve. The base year reserve is the tax bad debt reserve as of June 30, 1988. Retained earnings as of June 30, 1995 includes approximately $1,887,000 representing such bad debt reserve as of the base year for which no deferred income taxes have been provided.

   Earnings Per Share - The Company completed its initial stock offering on January 7, 1994, and, accordingly, earnings per share for 1994 was computed on net income and common stock outstanding from that date. Earnings per share for 1994 was calculated by dividing net income since January 7, 1994, aggregating $254,388 by the weighted average number of common and common equivalent shares outstanding. The weighted average number of common and common equivalent shares outstanding include the vested shares held in the management recognition plan and shares issuable upon exercise of dilutive options outstanding. The Company accounts for the 25,500 shares acquired by its ESOP in accordance with Statement of Position 93-6; shares controlled by the ESOP are not considered in the weighted average shares outstanding until the shares are committed for allocation to an employee's individual account. The weighted number of common and common equivalent shares outstanding for the period January 7, 1994 through June 30, 1994 and the year ended June 30, 1995 was 487,923 and 480,886, respectively.

   Reclassifications - Certain items in the 1993 and 1994 financial statements have been reclassified to conform with the 1995 presentation.

2. REGULATORY COMPLIANCE

   Under the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), the Office of Thrift Supervision ("OTS") established capital regulations requiring savings associations to maintain: (i) core capital equal to 3% of adjusted total assets, (ii) tangible capital equal to 1.5% of adjusted total assets and (iii) risk based capital equal to 8.0% of risk-weighted assets.

   Any savings association that is not in compliance with the capital standards shall have 60 days from the date the savings association falls out of compliance to submit a capital plan acceptable to OTS demonstrating that the savings association can meet applicable capital standards. Any savings association that files and adheres to a capital plan that is acceptable to OTS and receives approval of a capital exception or exemption shall not be subject to sanctions or penalties for failure to meet its statutory capital standards, provided that the association complies with its plan. The Company's wholly owned subsidiary, Sentinel Federal Savings and Loan Association of Kansas City was operating under an OTS approved capital plan through May 31, 1994. As a result of the completion of a stock conversion and capital infusion during fiscal 1994, OTS terminated the capital plan requirement as of June 1, 1994, however the Association continues to operate under a supervisory agreement.

   The Association meets all of the minimum capital requirements as of June 30, 1995. The Association's capital amounts (in thousands) and ratios as of June 30, 1995 are as follows:

                                     Required          Actual           Excess
                                  --------------   --------------   -------------
                                  Amount   Ratio   Amount   Ratio   Amount  Ratio
   Tangible capital to adjusted
    total assets                  $2,434   1.5%    $10,116   6.2%   $7,682   4.7%
   Core capital to adjusted
    total assets                   4,867   3.0      10,116   6.2     5,249   3.2
   Total capital to risk-
    weighted assets                4,631   8.0      10,408  10.0     5,777  10.0


   Reconciliation of stockholders' equity of the Association under generally accepted accounting principles to risk based regulatory capital as of June 30, 1995 is as follows:


                                                                  (in thousands)
   Stockholders' equity                                              $10,183
   Unallowed management recognition plan                                 (76)
   Unrealized loss on certain available for sale securities                9
                                                                     -------

   Tangible/core capital                                              10,116

   General loan loss reserves                                            318
   Unallowable direct investment in service corporation                  (26)
                                                                     -------

   Risk-based capital                                                $10,408
                                                                     =======


   As a result of an OTS review of operations and financial condition, the Board of Directors of the Association executed a supervisory agreement with OTS dated December 20, 1989 restricting the Association, without prior written consent of OTS, from entering into certain types of transactions including, among others, the origination or refinancing of certain types of consumer loans in excess of $25,000, commercial and mortgage loans in excess of $250,000, and restricting the nature of investments in certain assets, the disposition of certain assets, the borrowing of money other than from a Federal Home Loan Bank, increases in certain liabilities and the involvement in leases and other contracts with affiliated parties. Sanctions would be imposed if the Association is unable to continue to comply with the provisions of the agreement as approved. Such actions may involve the appointment of a conservator to manage and direct the future operations of the Association. Exceptions to the above restrictions have been allowed under prior written approval of OTS.

   The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") required each federal banking agency to implement prompt corrective actions for institutions that it regulates. In response to this requirement, OTS adopted rules based upon FDICIA's five capital tiers. The rules provide that a savings association is "well capitalized" if its total risk-based capital ratio is 10% or greater, its Tier 1 risk-based capital ratio is 6% or greater, its leverage is 5% or greater and the institution is not subject to a capital directive. Under this regulation, the Association would be deemed to be "well capitalized" as of June 30, 1995.

3. INVESTMENTS

                                                               1994
                                         ------------------------------------------------
                                                        Gross        Gross      Estimated
                                         Amortized    Unrealized   Unrealized    Market
                                           Cost         Gains        Losses       Value
   U.S. Treasury Notes maturing after
    one year through three years         $2,493,669                  $81,795    $2,411,874
   Capital Stock of Federal Home
    Loan Mortgage Corporation                 3,431     $41,385                     44,816
                                         ----------     -------      -------    ----------
                                         $2,497,100     $41,385      $81,795    $2,456,690
                                         ==========     =======      =======    ==========


                                                               1995
                                         ------------------------------------------------
                                                        Gross        Gross      Estimated
                                         Amortized    Unrealized   Unrealized    Market
                                           Cost         Gains        Losses       Value
   U.S. Treasury Notes maturing within
    one year                             $  499,029                  $ 1,214    $  497,815
   U.S. Treasury Notes maturing after
    one year through two years            1,999,065                   28,445     1,970,620
                                         ----------                  -------    ----------
                                         $2,498,094                  $29,659    $2,468,435
                                         ==========                  =======    ==========


4. MORTGAGE-RELATED SECURITIES

                                                               1994
                                         ------------------------------------------------
                                                        Gross        Gross      Estimated
                                         Amortized    Unrealized   Unrealized    Market
                                           Cost         Gains        Losses       Value
   Pass-through certificates:
    Federal National Mortgage
     Association - adjustable rate       $45,647,803    $29,956    $  587,771   $45,089,988
    Federal Home Loan Mortgage
     Corporation - adjustable rate        27,330,710      8,111       511,928    26,826,893
    Small Business Administration            117,105                    4,270       112,835
                                         -----------    -------    ----------   -----------
                                         $73,095,618    $38,067    $1,103,969   $72,029,716
                                         ===========    =======    ==========   ===========

                                                               1995
                                         ------------------------------------------------
                                                        Gross        Gross      Estimated
                                         Amortized    Unrealized   Unrealized    Market
                                           Cost         Gains        Losses       Value
   Pass-through certificates:
    Federal National Mortgage
     Association - adjustable rate       $44,159,151   $204,395     $294,624    $44,068,922
    Federal Home Loan Mortgage
     Corporation - adjustable rate        24,714,380     86,365      271,530     24,529,215
    Small Business Administration             67,162                   1,563         65,599
                                         -----------   --------     --------    -----------
                                         $68,940,693   $290,760     $567,717    $68,663,736
                                         ===========   ========     ========    ===========

   Certain mortgage-related assets have been pledged as collateral for deposits and advances from Federal Home Loan Bank (see Notes 9 and 11).

   The adjustable rate securities have interest rate adjustment limitations and are generally indexed to the 1-year U.S. Treasury rate or a cost of funds index.

   Market prices are determined from independent sources and reflect estimated selling prices.

5. SECURITIES AVAILABLE FOR SALE

                                                               1995
                                         ------------------------------------------------
                                                        Gross        Gross      Estimated
                                         Amortized    Unrealized   Unrealized    Market
                                           Cost         Gains        Losses       Value
   U.S. Government agency securities     $1,100,000                 $17,186     $1,082,814
                                         ==========                 =======     ==========

   Market prices are determined from independent sources and reflect estimated selling prices.

   During fiscal 1995, the Association recorded a realized gain of $53,509 on the sale of a security available for sale.

6. ASSETS HELD FOR SALE

                                                               1994
                                         ------------------------------------------------
                                                        Gross        Gross      Estimated
                                         Amortized    Unrealized   Unrealized    Market
                                           Cost         Gains        Losses       Value
   U.S. Government agency securities     $1,100,000                 $41,766     $1,058,234
                                         ==========                 =======     ==========


                                                               1995
                                         ------------------------------------------------
                                                        Gross        Gross      Estimated
                                         Amortized    Unrealized   Unrealized    Market
                                           Cost         Gains        Losses       Value
   Loans                                 $  773,026                             $  773,026
                                         ==========                             ==========

   Market prices are determined from independent sources and reflect estimated selling prices.

   A summary of gross realized gains (losses) on sales of assets held for sale for the years ended June 30, 1993, 1994 and 1995 is as follows:

                                     1993      1994      1995
   Gross realized gains:
    Loans receivable               $ 41,249   $36,847   $30,281
    Mortgage-related securities     236,892
                                   --------   -------   -------

                                    278,141    36,847    30,281


   Gross realized losses:
    Loans receivable                           (1,753)
    Mortgage-related securities      (3,572)
                                   --------   -------   -------

                                     (3,572)   (1,753)
                                   --------   -------   -------

                                   $274,569   $35,094   $30,281
                                   ========   =======   =======



7. LOANS RECEIVABLE

                                                     1994           1995
   Real estate mortgage loans:
    Residential - one to four units               $68,472,030    $74,444,100
    Residential - five or more units                2,787,721      2,736,506
    Construction                                      266,500      1,234,970
    Commercial properties                             604,351      2,195,008
                                                  -----------    -----------

                                                   72,130,602     80,610,584

   Other installment loans:
    Property improvements, automobile and other       339,610        909,547
    Deposits                                          379,457        354,619
                                                  -----------    -----------

                                                      719,067      1,264,166

   Less:
    Undisbursed loan funds                            121,452        452,511
    Unearned loan fees                                132,321        147,685
    Allowance for loan losses                         318,114        318,114
                                                  -----------    -----------

                                                  $72,277,782    $80,956,440
                                                  ===========    ===========

   There were no commercial loans purchased during the three years in the period ended June 30, 1995. There were no commercial loans originated during 1993 or 1994. During 1995, approximately $1,675,000 of commercial loans were originated.

   As of June 30, 1994 and 1995, loans totaling approximately $243,000 and $14,000, respectively, were on nonaccrual status. The balance of the reserve for uncollectible interest on nonaccrual status loans was approximately $3,800 and $300 as of June 30, 1994 and 1995, respectively.

   As of June 30, 1993, 1994 and 1995, the Association was servicing loans for others aggregating $12,526,171, $12,877,460 and $11,918,471, respectively.
   Such loans are not included in the accompanying consolidated balance sheets. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing. Loan servicing income includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees. The Association held borrowers' escrow balances of $272,203, $324,829 and $302,277 as of June 30, 1993, 1994 and 1995, respectively, related to loans serviced for others.

   The Association originates and purchases both adjustable and fixed interest rate loans. As of June 30, 1995, the composition of these loans was as follows:

          Fixed Rate                                   Adjustable Rate
   -------------------------------            -----------------------------
    Term to                                    Term to Rate
    Maturity         Book Value                 Adjustment       Book Value
   1 mo. - 1 yr.       $   389,675            1 mo. - 1 yr.     $28,833,889
   1 yr. - 3 yrs.        1,643,463            1 yr. - 3 yrs.     13,633,405
   3 yrs. - 5 yrs.       1,089,401            3 yrs. - 5 yrs.     3,864,144
   5 yrs. - 10 yrs.      6,110,772            5 yrs. - 7 yrs.       854,841
   10 yrs. - 20 yrs.    14,779,806
   Over 20 years        10,675,354
                       -----------                              -----------

                       $34,688,471                              $47,186,279
                       ===========                              ===========


   The adjustable rate loans have interest rate adjustment limitations and are generally indexed to the national monthly median cost of funds to Savings Association Insurance Fund ("SAIF")-insured institutions or the weekly average yield on United States Treasury securities adjusted to a constant maturity of 1 year.

   The Association is subject to numerous lending-related regulations. Under FIRREA, the Association may not make real estate loans to one borrower in excess of the greater of 15% of its unimpaired capital and surplus or $500,000, whichever is greater. This limitation is further restricted by the Association's supervisory agreement as described in Note 2. As of June 30, 1995, management of the Association believes it is in compliance with this limitation.

   Under FIRREA, a federally-chartered savings and loan association's aggregate commercial real estate loans may not exceed 400% of its capital as determined under the capital standard provisions of FIRREA. The Association is federally-chartered and subject to this limitation. This limitation is further restricted by the Association's supervisory agreement as described in
   Note 2. As of June 30, 1995, the Association believes it is in compliance with this limitation.

   A summary of the activity in the allowance for loan losses is as follows:


                                               1993       1994        1995
   Balance, beginning of year               $ 147,437   $ 277,712   $318,114
    Provision charged to expense              154,061      41,778
    Losses charged against the allowance      (23,786)     (1,376)
                                            ---------   ---------   --------

   Balance, end of year                     $ 277,712   $ 318,114   $318,114
                                            =========   =========   ========


   Aggregate loans to officers, directors and employees are summarized as follows:


                                              1993        1994        1995
   Balance, beginning of year               $ 538,003   $ 590,866   $ 596,470

    New loans                                 268,930     317,100     159,177

    Principal payments                       (216,067)   (311,496)   (142,231)
                                            ---------   ---------   ---------

   Balance, end of year                     $ 590,866   $ 596,470   $ 613,416
                                            =========   =========   =========


   Management believes such loans were made under terms and conditions substantially the same as loans made to parties not affiliated with the Company.

   The Company did not engage in any troubled debt restructuring during the years ended June 30, 1993, 1994 and 1995.

8. PREMISES AND EQUIPMENT


                                         1994          1995
   Land                              $  429,525    $  429,525
   Building and improvements            998,987     1,057,971
   Furniture and fixtures               242,852       221,310
   Leasehold improvements               241,079       241,079
   Computer equipment and software      237,434       227,698
                                     ----------    ----------

                                      2,149,877     2,177,583
   Less accumulated depreciation      1,319,456     1,387,342
                                     ----------    ----------

                                     $  830,421    $  790,241
                                     ==========    ==========


 9. REAL ESTATE OWNED

    A summary of the activity in the allowance for losses on real estate owned is as follows:

                                                              1993       1994       1995
    Balance, beginning of year                              $110,077   $119,433   $
    Provision (recovery) charged (credited) to expense        24,370    (42,677)
    Losses charged against the allowance                     (15,014)   (76,756)
                                                            --------   --------   --------
    Balance, end of year                                    $119,433   $          $
                                                            ========   ========   ========

10. DEPOSITS

                                                                      1994                            1995
                                                            -------------------------       -------------------------
                                                               Amount           %               Amount          %
    Passbook and checking accounts:
     Passbook 2.72% as of June 30, 1994 and 1995             $ 11,751,064        9           $ 10,394,792        8
     NOW 2.50% as of June 30, 1994 and 1995                     3,177,544        2              3,236,496        3
     Money market demand deposits with an average rate
      of 3.33% and 4.95% as of June 30, 1994 and 1995,
      respectively                                             20,385,290       16             18,563,814       15
                                                             ------------     ----           ------------     ----
                                                               35,313,898       27             32,195,102       26
                                                             ------------     ----           ------------     ----
    Certificate accounts:
     2.00% to  3.00%                                               10,000
     3.01  to  4.00                                            40,289,118       31              5,185,334        4
     4.01  to  5.00                                            16,379,764       12             16,878,626       13
     5.01  to  6.00                                            10,584,685        8             25,582,590       20
     6.01  to  7.00                                            12,031,702        9             32,519,483       26
     7.01  to  8.00                                            10,959,546        8              8,725,578        7
     8.01  to  9.00                                             5,165,434        4              4,647,321        4
     9.01  to 10.00                                               602,348        1                605,792
    10.01  to 11.00                                               121,047                         100,000
    11.01  to 12.00                                                46,148
                                                             ------------     ----           ------------     ----
                                                               96,189,792       73             94,244,724       74
                                                             ------------     ----           ------------     ----
                                                             $131,503,690      100           $126,439,826      100
                                                             ============     ====           ============     ====
     Weighted average interest rate paid on
      deposits during the year                                                4.51%                           5.47%
                                                                              ====                            ====

    As of June 30, 1994 and 1995, individual customer's deposits were collateralized by mortgage-related securities with an amortized cost of approximately $304,173 and $275,946 and a market value of approximately $297,206 and $273,684, respectively.

    Certificate accounts mature as follows:


      Fiscal Year                                   Amount
      1996                                       $43,806,522
      1997                                        23,758,875
      1998                                        15,027,219
      1999                                         4,387,369
      2000                                         3,345,441
      Thereafter                                   3,919,298
                                                 -----------
                                                 $94,244,724
                                                 ===========

    A summary of interest expense by deposit type is as follows:

                                                             1993         1994         1995
    Passbook savings deposits                             $  326,390   $  326,080   $  296,669
    NOW accounts and money market demand deposits            708,695      677,188      857,681
    Certificate accounts                                   6,013,926    5,135,457    5,144,010
                                                          ----------   ----------   ----------
                                                          $7,049,011   $6,138,725   $6,298,360
                                                          ==========   ==========   ==========

11. INCOME TAXES

                                                              1993       1994       1995
    Currently paid or payable                               $496,085   $123,000   $243,448
    Deferred                                                  52,000    (78,000)    40,000
                                                            --------   --------   --------
                                                            $548,085   $ 45,000   $283,448
                                                            ========   ========   ========

    Income tax expense has been provided at effective rates of 40.8%, 10.8% and 32.0% for the years ended June 30, 1993, 1994 and 1995, respectively. The differences between such effective rates and the statutory Federal income tax rate computed on income before income tax expense and extraordinary items result from the following:

                                                         1993                          1994                          1995
                                                 --------------------           -------------------           -------------------
                                                  Amount          %              Amount        %               Amount         %
    Federal income tax expense computed
     at statutory rate                           $457,173        34.0           $141,962       34.0           $301,334       34.0
    Increases (decreases) in taxes
     resulting from:
     Allowance for bad debts                       25,244         1.9            (25,610)      (6.1)           (21,418)      (2.4)
     State income taxes                            61,964         4.6             21,597        5.2             40,788        4.6
    Change in deferred tax asset
     valuation allowance                                                         (99,807)     (23.9)           (54,584)      (6.2)
    Other                                           3,704         0.3              6,858        1.6             17,328        2.0
                                                 --------        ----           --------      -----           --------       ----
                                                 $548,085        40.8           $ 45,000       10.8           $283,448       32.0
                                                 ========        ====           ========      =====          =========       ====

   Deferred tax expense (benefit) results from temporary differences in the recognition of revenue and expense for tax and financial statement purposes. The sources of these differences and the tax effect of each were as follows:


                                                   1993       1994      1995
   Missouri intangible tax credit carryforward                        $ 49,146
   Accrued liabilities                                     $(88,560)    44,600
   Unrealized loss on assets held for sale                  (16,300)    16,300
   Valuation allowance                                                 (54,584)
   Depreciation                                                         (2,899)
   Allowance for loan losses                                 30,820
   Federal Home Loan Bank stock dividends        $58,000
   Provision for loss on regulatory matter         1,000
   Other                                          (7,000)    (3,960)   (12,563)
                                                 -------   --------   --------

                                                 $52,000   $(78,000)  $ 40,000
                                                 =======   ========   ========


   The components of deferred tax assets and liabilities as of June 30, 1994 and 1995 are as follows:


                                                              1994      1995
   Deferred tax assets:
    Allowance for loan losses                              $124,060   $124,060
    Accrued liabilities                                     149,790    105,190
    Deferred compensation                                     9,950     17,733
    Missouri intangible tax credit carryforward              66,702     17,556
    Provision for loss on regulatory matter                  12,120     12,120
    Unrealized loss on securities available for sale                     6,700
    Unrealized loss on assets held for sale                  16,290
    Other                                                     1,930
                                                           --------   --------

                                                            380,842    283,359
   Valuation allowance                                      (66,702)   (12,118)
                                                           --------   --------

   Deferred tax asset                                       314,140    271,241
                                                           --------   --------

   Deferred tax liabilities:
    Federal Home Loan Bank stock dividends                  157,870    157,870
    Depreciation                                             33,330     30,431
    Prepaid expenses                                          5,940      5,940
                                                           --------   --------

   Deferred tax liability                                   197,140    194,241
                                                           --------   --------

   Deferred tax asset, net                                 $117,000   $ 77,000
                                                           ========   ========


12. ADVANCES FROM FEDERAL HOME LOAN BANK

   A summary of advances is as follows:


             June 30, 1994                             June 30, 1995
   --------------------------------          --------------------------------
                           Weighted                                  Weighted
    Fiscal                 Average            Fiscal                 Average
     Year                  Interest            Year                  Interest
   Maturity   Amount         Rate            Maturity   Amount         Rate
     1995    $ 5,450,000     4.49%             1996    $14,850,000     6.33%
     1996      2,000,000     6.85              1997      2,500,000     6.52
     1997        500,000     7.13              1998      2,000,000     5.80
     2000      2,500,000     5.95              2000      2,500,000     5.95
             -----------     ----                      -----------     ----

             $10,450,000     5.42%                     $21,850,000     6.26%
             ===========     ====                      ===========     ====


   The advances are collateralized as of June 30, 1994 and 1995 by the pledge of certain mortgage-related securities with an amortized cost of approximately $15,009,148 and $32,009,840 and a market value of approximately $15,654,249 and $31,720,215, respectively.

   During 1994, the Association entered into a line-of-credit agreement with the Federal Home Loan Bank wherein the Association can borrow up to $7,000,000. As of June 30, 1994 and 1995, there is an outstanding balance of $5,450,000 and $2,850,000, respectively. The interest rate related to the line-of-credit reprices daily and had a weighted average rate of 4.49% and 5.56% during the year ended June 30, 1994 and 1995. The line of credit agreement expires January 25, 1996.

13. BENEFIT PLANS

   Investment Plan Under Section 401(k) - The Association sponsors an investment Plan under Section 401(k) of the Internal Revenue Code which is available to eligible employees. Employees may contribute up to a specified percentage of their annual salary and the Association will match the employee contributions in an amount equal to 75% of the first 3% of annual compensation contributed by the employees. The Association's contributions under the Plan for the years ended June 30, 1993, 1994 and 1995 were $18,628, $19,343 and $19,317, respectively.

   Employee Stock Ownership Plan - The Company has an ESOP for the benefit of Association employees who meet the eligibility requirement which includes having completed 1,000 hours of service within a 12 month period with the Company and having attained age 21. The ESOP Trust purchased 25,500 shares of common stock in the Company's initial public offering with proceeds from a loan from the Company. The Association makes cash contributions to the ESOP on a quarterly basis sufficient to enable the ESOP to make the required loan payments to the Company.

   The note payable referred to above bears interest at prime rate adjustable annually with interest payable annually and principal payable in equal annual installments over seven years. The loan is secured by the shares of the stock purchased.

   As the debt is repaid, shares are released from collateral and allocated to qualified employees based on the proportion of debt service paid in the year. The Company accounts for its ESOP in accordance with Statement of Position 93-6. Accordingly, the shares pledged as collateral are reported as a reduction of stockholders' equity in the consolidated balance sheet. As shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as a reduction of debt.

   Compensation expense for the ESOP was $14,375 and $34,511 for the year ended June 30, 1994 and 1995.


   Shares released for allocation                         1,913

   Allocated shares                                       2,976

   Unreleased shares                                     20,611
                                                       --------

   Total ESOP shares                                     25,500
                                                       ========

   Fair value of unreleased shares at June 30, 1995    $252,485
                                                       ========


   Management Recognition Plan - The Association has adopted an MRP for officers and directors to enable the Association to attract and retain experienced and capable personnel in key positions of responsibility. A total of 15,300 shares of restricted stock were awarded on January 7, 1994 and remain outstanding at June 30, 1995. The MRP shares purchased in the conversion are excluded from stockholders' equity until the shares vest to the participants. The Association recognizes compensation expense in the amount of the fair market value of the common stock, which was fixed at the grant date (January 7, 1994), pro rata over the three years during which the shares vest and records an addition to stockholders' equity. Compensation expense attributable to the MRP was $25,500 and $51,000 in 1994 and 1995, respectively. The shares are entitled to all voting and other stockholder rights, except that the shares, while restricted, cannot be sold, pledged or otherwise disposed of, and are required to be held in escrow.

   If a holder of restricted stock under the MRP terminates employment for reasons other than death, disability, retirement or change of control in the Company, such employee forfeits all rights to any allocated shares which are still restricted. If termination is caused by death, disability, retirement or change in control of the Company, all allocated shares become unrestricted.

   Stock Option and Incentive Plan - In connection with the conversion, the Company's Board of Directors adopted the 1993 Stock Option and Incentive Plan (the "Plan"). Pursuant to the Plan, stock options for 51,342 shares of common stock have been reserved and may be granted to employees and nonemployee directors of the Company and its subsidiary. Options granted under the Plan may be either incentive stock options as defined in the Internal Revenue Code or options that do not so qualify. Options issued under the Plan are exercisable for a ten year period (five years under certain circumstances) and the exercise price may not be less than 100% (110% under certain circumstances) of the market value of the shares at the date of grant.

    Information relative to the Plan is as follows:

                                                           1993    1994    1995
    Shares under option at beginning of period                            38,453
      Granted ($10.00 per share exercise price)                   38,453
      Exercised
      Cancelled
                                                          ------  ------  ------
    Shares under option at end of period                          38,453  38,453
                                                          ------  ------  ------
    Options exercisable at end of period                          33,050  38,453
                                                          ------  ------  ------
    Options available for grant at end of period                  12,889  12,889
                                                          ------  ------  ------

14. EXTRAORDINARY ITEM

    The State of Missouri and the Association reached a settlement agreement during 1989 concerning the Association's claim for refund of intangible taxes. The settlement agreement provided for the Association to recover its initial claim of $523,500 through cash payments from a special fund or credits against future state tax liabilities (without expiration). As of June 30, 1995, approximately $18,000 in state tax credits remain to be received in cash or to offset future state tax liabilities.

    In 1993, the Association received cash payments of $18,704 net of income tax expense of $6,400. During 1993, the Association applied $42,861 of the remaining credits against the current state income tax liability. Such cash refunds and credits applied were reflected as extraordinary income in the consolidated statements of income in accordance with APB No. 11.

    In 1994 and 1995, the Association received cash refunds of $84,180 and $40,662, respectively and applied $15,627 and $32,600 of the remaining credits against current state income tax liabilities. In accordance with SFAS No. 109, the Missouri intangible tax credit carryforward is considered a temporary difference and is included as a component of the deferred tax provision.

15. COMMITMENTS AND CONTINGENT LIABILITIES

    As of June 30, 1995, the Association had commitments to originate loans approximating $1,674,865 of which approximately $924,800 were fixed-rate (interest ranging from 7.625% to 9.25%) and $750,082 were floating rate commitments. As of June 30, 1994, the Association had commitments to originate loans approximating $2,306,210 of which approximately $546,600 were fixed-rate (interest ranging from 7.65% to 9.814%) and $1,759,610 were floating rate commitments.

    These commitments are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Certain of the commitments are expected to expire without being fully drawn upon; the total commitments amount disclosed above does not necessarily represent future cash requirements. The Association evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if considered necessary by the Association upon extension of credit is based on management's credit evaluation of the counterparty.

16. INTEREST RATE SWAP AGREEMENTS

    The Association was a party to two interest rate swap agreements which were undertaken to manage the Association's exposure to interest rate risk with respect to a group of short-term deposits.

    As of June 30, 1993, the Association had two interest rate swap agreements outstanding with aggregate notional amounts of $5,000,000. The Association was the fixed rate payor on both interest rate swap agreements. The weighted average fixed rate payable was 6.74% and the weighted average variable rate receivable was 3.125% as of June 30, 1993 on these interest rate swap agreements. The swaps had a weighted average maturity of four years and two months at inception and had a remaining weighted average maturity of two years and seven months as of June 30, 1993.

    During 1994, the Association terminated both of the swap agreements and incurred related losses of $168,361. Such losses have been reflected as other expense in the consolidated statement of income during the year ended June 30, 1994.

17. FAIR VALUE OF FINANCIAL INSTRUMENTS

    Estimated fair value amounts have been determined by the Association using available market information and a selection from appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented are not necessarily indicative of the amount the Association could realize in a current market exchange. The use of different market assumptions and estimation methodologies may have a material effect on the estimated fair value amounts.

    The estimated fair value of the Association's financial instruments as of June 30, 1994 and 1995 are as follows (in thousands):

                                       June 30, 1994          June 30, 1995
                                   ---------------------  ---------------------
                                               Estimated              Estimated
                                   Carrying       Fair    Carrying       Fair
                                    Amount        Value    Amount        Value
    Assets:
     Cash and cash equivalents     $  1,825    $  1,825   $  3,748    $  3,748
     Investments                      2,497       2,457      2,498       2,468
     Capital stock of Federal
      Home Loan Bank                  1,848       1,848      1,848       1,848
     Securities available for
      sale                                                  1,083       1,083
     Mortgage-related securities     73,096      72,030     68,941      68,664
     Assets held for sale             1,058       1,058        773         773
     Loans receivable                72,278      78,740     80,956      84,034

    Liabilities:
     Deposits                       131,650     133,819    126,440     127,145
     Accrued and other liabilities      697         697        905         905
     Advanced from Federal Home
      Loan Bank                      10,450      10,325     21,850      21,780

                                                        June 30, 1994             June 30, 1995
                                                   ----------------------    ----------------------
                                                   Contract     Estimated    Contract     Estimated
                                                      or       Unrealized       or       Unrealized
                                                   Notional       Gain       Notional       Gain
                                                    Amount       (Loss)       Amount       (Loss)
    Off-balance sheet financial instruments:
      Commitments to originate loans               $2,306                    $1,675
      Interest rate swaps

    The following methods and assumptions were used to estimate the fair value of the financial instruments.

    Cash and Cash Equivalents and Accrued and Other Liabilities - The carrying amounts of these items are a reasonable estimate of their fair value.

    Investments, Mortgage-Related Securities and Assets Available for Sale - Estimated fair values of investments, mortgage-related securities and assets available for sale are based on quoted market prices where available. If quoted market prices are not available, fair values are estimated using quoted market prices for similar instruments.

    Capital Stock of Federal Home Loan Bank - The carrying value of capital stock of Federal Home Loan Bank approximates its fair value.

    Loans Receivable - Fair values are estimated for portfolios with similar financial characteristics. Loans are segregated by type, such as single family residential mortgage, multi-family residential mortgage, nonresidential, commercial business and installment. Each loan category is further segmented into fixed and variable interest rate categories. Future cash flows of these loans are discounted using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

    Deposits - The estimated fair value of demand deposits and savings accounts is the amount payable on demand at the reporting date. The estimated fair value of fixed-maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

    Advances from Federal Home Loan Bank - The estimated fair value of advances from Federal Home Loan Bank is determined by discounting the future cash flows of existing advances using rates currently available on advances from Federal Home Loan Bank having similar characteristics.

    Commitments to Originate Loans - The estimated fair value of commitments to originate fixed-rate loans is determined based on the fees currently charged to enter into similar agreements and the difference between current levels of interest rates and the committed rates. Based on that analysis, the estimated fair value of such commitments is a reasonable estimate of the loans commitments at par.

    Interest Rate Swaps - The estimated fair value of interest rate swaps is the estimated amount the Association would receive or pay to terminate the swap agreements at the reporting date, taking into account current interest rates and the current creditworthiness of the swap counterparties.

    The fair value estimates presented herein are based on pertinent information available to management as of June 30, 1995. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date. Therefore, current estimates of fair value may differ significantly from the amounts presented herein.

18. PARENT COMPANY FINANCIAL INFORMATION (Parent Company Only)

    Sentinel Financial Corporation was organized in September 1993 and began operations on January 7, 1994. The Company's balance sheets as of June 30, 1994 and 1995 and related statements of income and cash flows for the period from inception to June 30, 1994 and the year ended June 30, 1995 are as follows:


    Condensed Balance Sheets
    June 30, 1994 and 1995                               1994          1995

    Assets:
     Cash                                             $   145,850   $   227,183
     Due from subsidiary                                  368,125       282,614
     Investment in Sentinel Federal Savings and Loan
      Association of Kansas City                        9,519,028    10,192,590
                                                      -----------   -----------
    Total assets                                      $10,033,003   $10,702,387
                                                      ===========   ===========
    Liability and stockholders' equity:
     Liability - income taxes payable                 $     2,000   $     1,221

     Stockholders' equity:
      Serial preferred stock, $.01 par value;
       500,000 shares authorized, no shares issued
       or outstanding
      Common stock, $.01 par value; 2,000,000 shares
       authorized, 513,423 shares issued                   5,134         5,134
      Additional paid-in capital                        4,596,853     4,602,678
      Unearned compensation -
       Employee Stock Ownership Plan                     (240,625)     (206,114)
      Retained earnings, substantially restricted       5,669,641     6,299,468
                                                      -----------   -----------
          Total stockholders' equity                   10,031,003    10,701,166
                                                      -----------   -----------
     Total liability and stockholders' equity         $10,033,003   $10,702,387
                                                      ===========   ===========

    Condensed Statement of Income
    For the Period from inception (January 7, 1994)
    to June 30, 1994 and the year ended June 30, 1995                        1994            1995

    Interest income                                                       $     8,717     $    16,750
    General and administrative expenses                                        (2,742)        (20,149)

         Income (loss) before income tax expense and equity in
          undistributed earnings of Sentinel Federal Savings
          and Loan Association of Kansas City                                   5,975           3,399
    Income tax expense                                                         (2,000)
                                                                          -----------     -----------
    Income (loss) before equity in undistributed earnings of
     Sentinel Federal Savings and Loan Association of Kansas City               3,975          (3,399)
    Equity in undistributed earnings of Sentinel Federal Savings and
     Loan Association of Kansas City                                          559,560         633,226
                                                                          -----------     -----------
           Net income                                                     $   563,535     $   629,827
                                                                          ===========     ===========

     Condensed Statement of Cash Flows
     For the period from inception (January 7, 1994)
     to June 30, 1994 and the year ended June 30, 1995
                                                                             1994            1995
     Cash flows from operating activities:
      Net income                                                           $  563,535     $   629,827
      Adjustments to reconcile net income to net cash provided
       by operating activities:
       Equity in undistributed earnings of Sentinel Federal Savings
        and Loan Association of Kansas City                                  (559,560)       (633,226)
       Change in income taxes payable                                           2,000            (779)
                                                                          -----------     -----------
           Net cash provided by (used in) operating activities                  5,975          (4,178)
                                                                          -----------     -----------

    Cash flows from investing activities -
     Purchase of Sentinel Federal Savings and Loan Association of
      Kansas City common stock                                             (4,093,987)
                                                                          -----------     -----------
    Cash flows from financing activities:
     Proceeds from sale of common stock                                     4,193,987
     Reimbursement related to ESOP                                             14,375          34,511
     Reimbursement related to Management Recognition Plan                      25,500          51,000
                                                                          -----------     -----------
           Net cash provided by financing activities                        4,233,862          85,511
                                                                          -----------     -----------
    Increase in cash and cash equivalents                                     145,850          81,333

    Cash and cash equivalents at inception and as of June 30, 1994                            145,850
                                                                          -----------     -----------
    Cash and cash equivalents as of June 30, 1995                         $   145,850     $   227,183
                                                                          ===========     ===========

   These statements should be read in conjunction with the other notes related to the consolidated financial statements.

                                     ******

               SENTINEL FINANCIAL CORPORATION AND SUBSIDIARY
                        CONSOLIDATED BALANCE SHEETS

                                          MARCH 31, 1996   JUNE 30, 1995
                                            (Unaudited)
ASSETS:
CASH AND CASH EQUIVALENTS                   $  4,317,812    $  3,748,119
INVESTMENT SECURITIES
      - HELD TO MATURITY                       1,999,496       2,498,094
      - AVAILABLE FOR SALE                     1,093,125       1,082,814
CAPITAL STOCK OF FEDERAL HOME
       LOAN BANK, AT COST                      1,885,500       1,848,300
MORTGAGE-BACKED SECURITIES
      - HELD TO MATURITY                      55,423,644      68,940,693
ASSETS HELD FOR SALE, NET                        799,991         773,026
LOANS RECEIVABLE, NET                         81,321,335      80,956,440
PREMISES AND EQUIPMENT, NET                      777,697         790,241
ACCRUED INTEREST RECEIVABLE                      977,891       1,034,296
DEFERRED INCOME TAXES                             73,494          77,000
OTHER ASSETS                                      55,579         165,147
TOTAL ASSETS                                $148,725,564    $161,914,170

LIABILITIES AND STOCKHOLDERS'
 EQUITY

LIABILITIES:
DEPOSITS                                    $125,558,567    $126,439,826
ADVANCE PAYMENTS BY BORROWERS
 FOR TAXES AND INSURANCE                         778,826       1,352,340
INCOME TAXES PAYABLE                              32,345         751,426
ACCRUED AND OTHER LIABILITIES                    834,372         905,345
ADVANCES FROM FEDERAL HOME LOAN BANK          10,000,000      21,850,000
TOTAL LIABILITIES                            137,204,110     151,298,937
COMMITMENTS AND CONTINGENT
 LIABILITIES

STOCKHOLDERS' EQUITY:
PREFERRED STOCK, NO PAR, 500,000
 SHARES AUTHORIZED, NO SHARES
 ISSUED OR OUTSTANDING                                 -               -
COMMON STOCK, $.01 PAR VALUE,
 2,000,000 SHARES AUTHORIZED,
 513,423 SHARES ISSUED AND OUTSTANDING             5,134           5,134
ADDITIONAL PAID-IN CAPITAL                     4,602,678       4,602,678
RETAINED EARNINGS-SUBSTANTIALLY
 RESTRICTED                                    7,127,556       6,299,468
UNREALIZED LOSS ON INVESTMENT
 SECURITIES - AVAILABLE FOR SALE,
 NET OF TAX                                       (2,628)         (9,433)



UNEARNED COMPENSATION-EMPLOYEE STOCK
 OWNERSHIP PLAN                             (173,036)      (206,114)
UNEARNED COMPENSATION-MANAGEMENT
 RECOGNITION PLANS                           (38,250)       (76,500)
TOTAL STOCKHOLDERS' EQUITY                11,521,454     10,615,233

TOTAL LIABILITIES AND STOCKHOLDERS'
 EQUITY                                 $148,725,564   $161,914,170


                SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE THREE AND NINE MONTHS ENDED MARCH 31, 1996.

                SENTINEL FINANCIAL CORPORATION AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF INCOME

                                THREE MONTHS ENDED      NINE MONTHS ENDED
                                     MARCH 31                MARCH 31
                                 1996        1995        1996        1995
                                   (Unaudited)             (Unaudited)
INTEREST INCOME:
LOANS RECEIVABLE              $1,639,895  $1,462,691  $4,897,768  $4,238,960
MORTGAGE-RELATED
 SECURITIES                      947,411   1,069,739   3,051,649   3,060,724
INVESTMENT SECURITIES             69,451      74,676     221,234     236,469
OTHER INTEREST-CASH AND
 CASH EQUIVALENTS                 37,403      17,222      95,489      44,445

  TOTAL INTEREST INCOME        2,694,160   2,624,328   8,266,140   7,580,598

INTEREST EXPENSE:
DEPOSITS                       1,679,600   1,579,748   5,132,431   4,617,971
ADVANCES FROM FEDERAL
 HOME LOAN BANK AND
 OTHER INTEREST EXPENSE           56,692     295,044     597,087     718,170

  TOTAL INTEREST EXPENSE       1,736,292   1,874,792   5,729,518   5,336,141

NET INTEREST INCOME              957,868     749,536   2,536,622   2,244,457
PROVISION FOR LOSSES ON
 LOANS                                 0           0           0           0

NET INTEREST INCOME AFTER
 PROVISION FOR LOSSES
 ON LOANS                        957,868     749,536   2,536,622   2,244,457

OTHER INCOME:
INSURANCE COMMISSIONS              6,353      15,685      25,624      86,216
GAIN ON SALE OF LOANS
 HELD FOR SALE, NET               34,906       5,900     117,252      12,135
LOAN SERVICING AND OTHER
 FEES, NET                        35,770      29,566      96,858      92,206
OTHER                             60,647      32,323     133,403      68,246

  TOTAL OTHER INCOME             137,676      83,474     373,137     258,803

OTHER EXPENSE:
SALARIES AND EMPLOYEE
 BENEFITS                        342,482     311,680     965,769     928,261
FEDERAL INSURANCE PREMIUMS        91,128      95,315     276,709     317,178
PROFESSIONAL AND OTHER
 OUTSIDE SERVICES                166,497      94,021     326,544     237,894
OCCUPANCY OF PREMISES             70,793      77,354     197,065     204,038



PROVISION FOR (RECOVERY OF)
 LOSSES ON REAL ESTATE
 OWNED                                  0          0           0            0

OFFICE SUPPLIES AND RELATED
 EXPENSES                          35,943     38,153     113,276      102,145

LOCOM ADJUSTMENT ON
 PREMISES AND EQUIPMENT           242,000          0     242,000            0
OTHER, NET                        292,257     48,012     420,515      131,526

  TOTAL OTHER EXPENSES          1,241,100    664,535   2,541,878    1,921,042

INCOME (LOSS) BEFORE
 INCOME TAX EXPENSE,
 EXTRAORDINARY ITEMS
 AND CUMULATIVE EFFECT
 OF CHANGE IN ACCOUNTING
 PRINCIPLE                       (145,556)   168,475     367,881      582,218
INCOME TAX EXPENSE
  (BENEFIT)                      (657,727)    32,439    (460,207)     178,251

INCOME BEFORE CUMULATIVE
 EFFECT OF CHANGE IN
 ACCOUNTING PRINCIPLE             512,171    136,036     828,088      403,967

CUMULATIVE EFFECT OF
 CHANGE IN ACCOUNTING
 PRINCIPLE                              0          0           0       27,000

NET INCOME                        512,171   $136,036  $  828,088   $  430,967

INCOME BEFORE CUMULATIVE
 EFFECT OF CHANGE IN
 ACCOUNTING PRINCIPLE          $     1.04   $   0.28  $     1.69   $     0.84

CUMULATIVE EFFECT OF
 CHANGE IN ACCOUNTING
 PRINCIPLE                                                         $     0.06

NET INCOME                           1.04   $   0.28  $     1.69   $     0.90

WEIGHTED AVERAGE SHARES
 OUTSTANDING                      490,583    481,669     488,800      479,643




                SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             FOR THE THREE AND NINE MONTHS ENDED MARCH 31, 1996.

                SENTINEL FINANCIAL CORPORATION AND SUBSIDIARY
               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (Unaudited)

                                                                 NET
                                                              UNREALIZED
                                                               LOSS ON       UNEARNED
                                                               RETAINED     INVESTMENT   COMPENSATION
                                                ADDITIONAL     EARNINGS-    SECURITIES     UNEARNED     MANAGEMENT        TOTAL
                                COMMON STOCK     PAID-IN    SUBSTANTIALLY   AVAILABLE    COMPENSATION   RECOGNITION   STOCKHOLDERS'
                             SHARES    AMOUNT    CAPITAL      RESTRICTED     FOR SALE        ESOP          PLANS         EQUITY

BALANCE, JULY 1, 1995        513,423   $5,134   $4,602,678    $6,299,468     ($9,433)     ($206,114)     ($76,500)    $10,615,233

NET INCOME                       -        -            -        $828,088         -              -             -           828,088

COMPENSATION RELATED TO
 MANAGEMENT RECOGNITION
 PLANS                           -        -            -             -           -              -         $38,250          38,250

COMPENSATION RELATED TO
 EMPLOYEE STOCK OWNERSHIP
 PLAN                            -        -            -             -           -           33,078            -           33,078

CHANGE IN UNREALIZED
 LOSS ON INVESTMENT
 SECURITIES-AVAILABLE
 FOR SALE, NET OF TAX            -        -            -             -        $6,805            -              -            6,805

                             -------   ------   ----------    ----------     -------       --------      --------     -----------
BALANCE
MARCH 31, 1996               513,423   $5,134   $4,602,678    $7,127,556     ($2,628)     ($173,036)     ($38,250)    $11,521,454



                SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE THREE AND NINE MONTHS ENDED MARCH 31, 1996.

               SENTINEL FINANCIAL CORPORATION AND SUBSIDIARY
                   CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                   NINE MONTHS ENDED
                                                       MARCH  31
                                                      (Unaudited)
                                                  1996          1995

CASH FLOWS FROM OPERATING ACTIVITIES:
NET INCOME                                    $    828,088   $   430,967
ADJUSTMENTS TO RECONCILE NET INCOME TO NET
 CASH PROVIDED BY OPERATING ACTIVITIES:
AMORTIZATION OF PREMIUMS AND DISCOUNTS
 ON MORTGAGE-RELATED BACKED SECURITIES AND
 INVESTMENT SECURITIES, NET                        276,777       245,582
CUMULATIVE EFFECT OF CHANGE IN
 ACCOUNTING PRINCIPLE                                    0       (27,000)
NET LOAN ORIGINATION FEES CAPITALIZED               97,946        15,288
AMORTIZATION OF NET DEFERRED LOAN
 ORIGINATION FEES                                 (148,641)      (14,384)
GAIN ON SALE OF LOANS HELD FOR SALE, NET          (117,262)      (12,135)
DEPRECIATION                                        91,209        86,753
LOCOM ADJUSTMENT ON PREMISES AND EQUIPMENT         242,000             0
AMORTIZATION OF UNEARNED COMPENSATION
 EXPENSE RELATED
   TO MANAGEMENT RECOGNITION PLANS                  38,250        38,250
COMPENSATION EXPENSE RELATED TO ESOP                33,078             0
ORIGINATION OF LOANS HELD FOR SALE             (10,180,367)   (1,709,668)
PROCEEDS FROM SALE OF LOANS HELD FOR SALE       10,153,402     1,437,478
PROVISION FOR DEFERRED INCOME TAXES                      0             0
CHANGES IN:
    ACCRUED INTEREST RECEIVABLE                     56,405       (40,381)
    OTHER ASSETS                                   109,568      (103,450)
    INCOME TAXES PAYABLE                          (719,081)       (8,830)
    ACCRUED AND OTHER LIABILITIES                  (70,973)        5,332
    OTHER, NET                                     (37,200)      105,330

NET CASH PROVIDED BY OPERATING ACTIVITIES          653,199       449,132

CASH FLOWS FROM INVESTING ACTIVITIES:
PROCEEDS FROM MATURITIES OF INVESTMENT
 SECURITIES                                        500,000             0
PRINCIPAL COLLECTED ON MORTGAGE-
 RELATED SECURITIES                             13,238,870    11,491,949
PURCHASES OF MORTGAGE-RELATED SECURITIES                 0    (9,999,383)
PRINCIPAL COLLECTED ON LOANS
 RECEIVABLE, NET OF LOAN ORIGINATION              (196,938)   (4,009,647)
PURCHASES OF PREMISES AND EQUIPMENT               (320,665)      (62,283)
PROCEEDS FROM SALES OF REAL ESTATE OWNED                 0       109,882

NET CASH PROVIDED BY (USED IN)
  INVESTING ACTIVITIES                          13,221,267    (2,469,482)



CASH FLOWS FROM FINANCING ACTIVITIES:
INTEREST CREDITED                             3,876,907     3,821,616
PAYMENTS FOR DEPOSITS, NET                   (4,758,166)   (7,585,122)

NET DECREASE IN ADVANCE PAYMENTS BY
 BORROWERS FOR TAXES AND INSURANCE             (573,514)     (334,260)

PROCEEDS FROM ADVANCES FROM FEDERAL
 HOME LOAN BANK                              24,050,000    45,535,500

REPAYMENTS ON ADVANCES FROM
 FEDERAL HOME LOAN BANK                     (35,900,000)  (35,735,500)
PRINCIPAL COLLECTED ON NOTE RECEIVABLE
 FROM ESOP                                            0        22,525

NET CASH PROVIDED BY (USED IN) FINANCING
 ACTIVITIES                                 (13,304,773)    5,724,759

INCREASE IN CASH AND CASH EQUIVALENTS           569,693     3,704,409

CASH AND CASH EQUIVALENTS:
 BEGINNING OF PERIOD                          3,748,119     1,824,949

END OF PERIOD                               $ 4,317,812   $ 5,529,358

SUPPLEMENTAL DISCLOSURES OF
 CASH FLOW INFORMATION:
INCOME TAX PAYMENTS                         $   192,653   $   110,938

INTEREST PAYMENTS                           $ 3,811,149   $ 3,821,616

LOANS TRANSFERRED TO REAL ESTATE OWNED      $         0   $   272,192

TRANSFERS OF LOANS RECEIVABLE TO
 ASSETS HELD FOR SALE                       $   799,991   $    77,600

SUPPLEMENTAL DISCLOSURES OF NONCASH
 INVESTING AND FINANCING ACTIVITIES:

CHANGE IN UNREALIZED LOSS ON
 INVESTMENTS                                $    10,311      ($18,963)


                SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE THREE AND NINE MONTHS ENDED MARCH 31, 1996.

                  SENTINEL FINANCIAL CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           (UNAUDITED)


1.  Organization

The Consolidated Financial Statements include the accounts of Sentinel Financial Corporation (the "Company"), and its wholly-owned subsidiary, Sentinel Federal Savings and Loan Association of Kansas, (the
"Association"). All significant intercompany accounts and transactions have been eliminated in consolidation.

The Company was organized on September 29, 1993 for the purpose of serving as a holding company by acquiring all of the capital stock of the Association upon its conversion from a mutual to a stock savings and loan. The Company did not engage in any significant business activities from the time of its organization (September 29, 1993) through the completion of the Association's mutual to stock conversion (January 1994) at which time it acquired all of the capital stock of the Association.

The Company concurrently completed an initial public offering of its common stock, the proceeds of which were substantially utilized to acquire all the capital stock issued by the Association in connection with its mutual to stock conversion.

The conversion of the Association from the mutual to stock form of organization, which was completed on January 7, 1994, did not result in any intangible assets, including goodwill. The Company's acquisition of the Association, which was completed on January 7, 1994, is accounted for at historical cost, in a manner similar to the "pooling-of- interest" method of accounting for business combinations. The application of the "pooling-of-interest" accounting method records the assets and liabilities of the merged companies on a historical cost basis. Therefore, intangible assets, including goodwill, were not recorded as a result of this transaction.

The Company's loan to the ESOP is reflected as a reduction of stockholders' equity and will be reduced as principal repayment of the loan is made. The loan is to be repaid in seven equal annual installments. The Company is expected to make discretionary contributions to the ESOP in at least an amount equal to the principal and interest payments on the associated loan. Such contributions will be reflected as employee compensation expense.

The restricted stock awards to the management recognition plans is considered unearned compensation and is deducted from stockholders' equity. The awards vest ratably over a three year period and will result in a charge to compensation expense ratably over the vesting period and a corresponding reduction of the charge against stockholders' equity.

2.  Basis of Presentation

The Consolidated Balance Sheet as of March 31, 1996, the Consolidated Statements of Operations for the three and nine month periods ending March 31, 1996 and 1995, and the Consolidated Statements of Cash Flows for the nine month periods ended March 31, 1996 and 1995 have been prepared by the Company, without audit, and therefore do not include information or footnotes necessary for a complete presentation of consolidated financial condition, results of operations, and cash flows in conformity with generally accepted accounting principles. It is suggested that these Consolidated Financial Statements be read in conjunction with the June 30, 1995 Financial Statements and notes thereto included herein. However, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary for the fair presentation of the consolidated financial statements have been included. The results of operations for the nine months ended March 31, 1996 are not necessarily indicative of the results which may be expected for the entire year.

II.  Earnings Per Share

Earnings per share for the period ended March 31, 1996 has been calculated based on the weighted average number of shares outstanding during the period.

3.  Statement of Financial Accounting Standards No. 114 & No. 118

In October, 1994, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures which became effective for the Association beginning July 1, 1995. This Statement amends SFAS No. 114, Accounting by Creditors For Impairment of a Loan, which requires a lender to consider a loan to be impaired if the lender believes it is probable that it will be unable to collect all principal and interest due according to the contractual terms of the loan. If a loan is impaired, the lender will be required to record a loss valuation allowance equal to the present value of the estimated future cash flows discounted at the loan's effective rate or based on the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. This accounting change significantly changed the accounting by lenders previously allowed under SFAS No. 15. The imple-mentation of this Statement had no effect on the Association.

4.  Statement of Financial Accounting Standards No. 122

In May 1995, the FASB issued SFAS No. 122, Accounting for Mortgage Servicing Rights, which will become effective for the Company beginning July 1, 1996. This statement amends SFAS No. 65, Accounting for Certain Mortgage Banking Activities, to require that a mortgage banking enterprise recognize as separate assets rights to service mortgage loans for others, however those servicing rights are acquired. This statement requires that a company assess its capitalized mortgage servicing rights for impairment based on the fair value of those rights. Based upon the present status of the Association's servicing portfolio, management believes that the implementation of this statement will have minimal effect on the Company.


5.  Statement of Financial Accounting Standards No. 123

In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation" which requires increased disclosure of compensation expense arising from both fixed and performance stock compensation plans. Such expense will be measured as the fair value of the award at the date it is granted using an option-pricing model that takes into account the exercise price and expected term of the option, the current price of the underlying stock and its expected volatility, expected dividends on the stock and the expected risk-free rate of return during the term of the option. The compensation cost would be recognized over the service period, usually the period from the grant date to the vesting date. SFAS No. 123 encourages rather than requires, companies to adopt a new method that accounts for stock compensation awards based on their estimated fair value at the date they are granted. Companies would be permitted, however, to continue accounting under APB Opinion No. 25 which requires compensation cost for stock based employee compensation plans be recognized based on the difference, if any, between the quoted market price of the stock and the amount an employee must pay to acquire the stock. The Company will continue to apply APB Opinion No. 25 in its financial statements and will disclose pro forma net income and earnings per share in a footnote to the 1996 annual report, determined as if the Company applied the new method. Management has not yet completed its evaluation of the effect this statement will have on financial statement disclosures.

6.  Loans Receivable

As of June 30, 1995, loans totaling approximately $14,000 were on nonaccrual status and as of March 31, 1996 there were no loans on non-accrual status. Gross interest income would have been increased by $300 and $0 as of June 30, 1995 and March 31, 1996, respectively, for nonaccrual loans. Loans are placed on nonaccrual status when, in the opinion of management, the full timely collection of principal or interest is in doubt.

The Association did not engage in any troubled debt restructurings during the year ended June 30, 1995 or the nine months ended March 31, 1996.

At June 30, 1995 and March 31, 1996, the Association has an allowance for loan losses of approximately $318,000.

                                                                      APPENDIX I

                            ------------------------

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                  by and among

                        ROOSEVELT FINANCIAL GROUP, INC.,

                                ROOSEVELT BANK,

                         SENTINEL FINANCIAL CORPORATION

                                      and

          SENTINEL FEDERAL SAVINGS AND LOAN ASSOCIATION OF KANSAS CITY

                            ------------------------



                                ----------------

                                 MARCH 22, 1996

                                ----------------

                               TABLE OF CONTENTS

                                                                           Page
RECITALS     ............................................................    1

ARTICLE I.   THE MERGER AND RELATED MATTERS..............................    1

        1.1  Merger;  Resulting Institution..............................    1
        1.2  Effective Time of the Merger................................    2
        1.3  Company Merger..............................................    2
        1.4  Closing.....................................................    6
        1.5  Reservation of Right to Revise Transaction..................    6

ARTICLE II.  REPRESENTATIONS, WARRANTIES AND COVENANTS OF
             SENTINEL FINANCIAL AND SENTINEL FEDERAL.....................    6

        2.1  Organization and Authority..................................    6
        2.2  Subsidiaries................................................    7
        2.3  Capitalization..............................................    7
        2.4  Authorization...............................................    8
        2.5  Sentinel Financial Statements...............................    9
        2.6  Sentinel Reports............................................    9
        2.7  Properties and Leases.......................................    9
        2.8  Taxes.......................................................   10
        2.9  Material Adverse Change.....................................   10
       2.10  Commitments and Contracts...................................   11
       2.11  Litigation and Other Proceedings............................   12
       2.12  Insurance...................................................   12
       2.13  Compliance with Laws........................................   12
       2.14  Labor.......................................................   14
       2.15  Material Interests of Certain Persons.......................   14
       2.16  Allowance for Loan Losses; Nonperforming Assets.............   14
       2.17  Employee Benefit Plans......................................   15
       2.18  Conduct to Date.............................................   17
       2.19  Prospectus/Proxy Statement, etc.............................   17
       2.20  Registration Obligations....................................   18
       2.21  Takeover Provisions Not Applicable..........................   18
       2.22  Regulatory, Tax and Accounting Matters......................   18
       2.23  Brokers and Finders.........................................   18
       2.24  Community Reinvestment Act Compliance.......................   19
       2.25  Fairness Opinion............................................   19

ARTICLE III. REPRESENTATIONS, WARRANTIES AND COVENANTS OF
             ROOSEVELT FINANCIAL AND ROOSEVELT BANK......................   19

        3.1  Organization and Authority..................................   19
        3.2  Capitalization of Roosevelt Financial.......................   19
        3.3  Authorization...............................................   20
        3.4  Roosevelt Financial Statements..............................   21
        3.5  Roosevelt Reports...........................................   21
        3.6  Material Adverse Change.....................................   21
        3.7  Litigation and Other Proceedings............................   22
        3.8  Compliance with Laws........................................   22
        3.9  Registration Statement, etc.................................   23
       3.10  Brokers and Finders.........................................   24
       3.11  Community Reinvestment Act Compliance.......................   24

ARTICLE IV.   CONDUCT OF BUSINESSES PRIOR TO THE EFFECTIVE TIME...........  24

        4.1   Conduct of Businesses Prior to the Effective Time...........  24
        4.2   Forbearances................................................  24

ARTICLE V.    ADDITIONAL AGREEMENTS.......................................  26

        5.1   Access and Information......................................  26
        5.2   Registration Statement; Regulatory Matters..................  27
        5.3   Stockholder Approval........................................  27
        5.4   Current Information.........................................  28
        5.5   Agreements of Affiliates....................................  28
        5.6   Expenses....................................................  28
        5.7   Miscellaneous Agreements and Consents.......................  28
        5.8   Employee Agreements and Benefits............................  29
        5.9   Press Releases..............................................  32
       5.10   D&O Indemnification and Insurance...........................  32
       5.11   Third Parties...............................................  32
       5.12   Schedule 13D or 13G Filings.................................  32
       5.13   Dissenting Shareholders' Appraisal Rights...................  33
       5.14   Reservation of Shares.......................................  33
       5.15   Nasdaq Listing..............................................  33
       5.16   Assistance with Third-Party Agreements......................  33
       5.17   Notices and Communications..................................  33
       5.18   Insurance Policies Assignment...............................  33

ARTICLE VI.   CONDITIONS..................................................  34

        6.1   Conditions to Each Party's Obligation to Effect the Merger..  34
        6.2   Conditions to Obligations of Sentinel Financial and
              Sentinel Federal to Effect the Merger.......................  35
        6.3   Conditions to Obligations of Roosevelt Financial and
              Roosevelt Bank to Effect the Merger.........................  36

ARTICLE VII.  TERMINATION, AMENDMENT AND WAIVER...........................  37

        7.1   Termination.................................................  37
        7.2   Effect of Termination.......................................  37
        7.3   Amendment...................................................  38
        7.4   Severability................................................  39
        7.5   Waiver......................................................  39

ARTICLE VIII. GENERAL PROVISIONS..........................................  39

        8.1   Non-Survival of Representations, Warranties and Agreements..  39
        8.2   Notices.....................................................  39
        8.3   Miscellaneous...............................................  40

Exhibit A - Form of Voting Agreement (intentionally omitted)
Exhibit B - Subsidiary Agreement and Plan of Merger (intentionally omitted)

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
                -----------------------------------------------


     THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this "Agreement"), dated March 22, 1996, is by and among ROOSEVELT FINANCIAL GROUP, INC., a Delaware corporation ("Roosevelt Financial"), ROOSEVELT BANK, a federally chartered savings bank and a wholly owned subsidiary of Roosevelt Financial ("Roosevelt Bank"), SENTINEL FINANCIAL CORPORATION, a Delaware corporation ("Sentinel Financial"), and SENTINEL FEDERAL SAVINGS AND LOAN ASSOCIATION OF KANSAS CITY, a federally chartered savings association and a wholly owned subsidiary of Sentinel Financial ("Sentinel Federal").

     A. Roosevelt Financial, Roosevelt Bank, Sentinel Financial and Sentinel Federal wish to provide for the terms and conditions of the following described business combination in which Sentinel Financial will be merged with Roosevelt Financial (the "Company Merger"), followed immediately by the merger of Sentinel Federal with Roosevelt Bank (the "Bank Merger") pursuant to the Subsidiary Agreement and Plan of Merger, attached hereto as Exhibit B (the "Subsidiary Merger Agreement"). The surviving entity of the Bank Merger shall sometimes be referred to herein as the "Surviving Bank." The Company Merger and the Bank Merger are collectively referred to herein as the "Merger."

     B. For federal income tax purposes, it is intended that the Company Merger shall qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), the Bank Merger shall qualify as a reorganization within the meaning of Section 368(a)(1)(A) or (D) of the Code and this Agreement shall constitute a plan of reorganization pursuant to Section 368 of the Code.

     C. For accounting purposes, it is intended that the Merger shall be accounted for as a pooling of interests.

     D . The parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     E. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Roosevelt Financial's willingness to enter into this Agreement, Roosevelt Financial and each of the directors of Sentinel Financial have entered into voting agreements in the form attached hereto as Exhibit A (the "Voting Agreements").

     Accordingly, and in consideration of the representations, warranties, covenants, agreements and conditions herein contained, the parties hereto agree as follows:


                                   ARTICLE I

                         THE MERGER AND RELATED MATTERS


     1.1  Merger; Resulting Institution. Subject to the terms and conditions of
          -----------------------------
this Agreement, and pursuant to the provisions of the Delaware General Corporation Law (the "DGCL"), the Federal Deposit Insurance Act (the "FDIA"), the Home Owners' Loan Act (the "HOLA") and the rules and regulations promulgated under the HOLA (the "Thrift Regulations"), (a) at the Effective Time (as hereinafter defined), Sentinel Financial shall be merged with and into Roosevelt Financial pursuant to the terms and conditions set forth herein and (b) thereafter, at the Bank Merger Effective Time (as hereinafter defined), Sentinel Federal shall be merged with Roosevelt Bank pursuant to the terms and conditions set forth in the Subsidiary Merger Agreement. Upon the consummation of the Company Merger, the separate corporate existence of Sentinel Financial shall cease and Roosevelt Financial shall continue as the surviving corporation. The name of Roosevelt Financial, as the resulting institution of the Company Merger shall remain "Roosevelt Financial Group, Inc." From and after the Effective Time, Roosevelt Financial, as the surviving corporation of the Company Merger, shall possess all of the properties and rights and be subject to all of the liabilities and obligations of Roosevelt Financial and Sentinel Financial, all as more fully described in the DGCL. The Bank Merger will be consummated pursuant to the terms and conditions set forth in the Subsidiary Merger Agreement.

     1.2  Effective Time of the Merger.  As soon as practicable after each of
          ----------------------------
the conditions set forth in Article 6 hereof have been satisfied or waived, the parties will file, or cause to be filed, with the Secretary of State of the State of Delaware and the Office of Thrift Supervision (the "OTS") such certificates of merger, articles of combination and other documents as they may deem necessary or appropriate for the Company Merger and the Bank Merger, which certificates of merger, articles of combination and other documents shall in each case be in the form required by and executed in accordance with the applicable provisions of the DGCL and the Thrift Regulations, respectively. The Company Merger shall become effective at the time the certificate of merger for such merger is filed with the Secretary of State of the State of Delaware (the "Effective Time"), which, if practicable, shall be on the same day as the Closing (as defined in Section 1.4 hereof) or at such other date and time as may be agreed to by the parties and specified in the certificate of merger in accordance with applicable law. The Bank Merger shall become effective at the time the articles of combination for such merger are endorsed by the Secretary of the OTS pursuant to the Thrift Regulations (the "Bank Merger Effective Time"). The parties shall cause the Company Merger to become effective immediately prior to the Bank Merger.

     1.3  Company Merger.
          --------------

          (a) Conversion of Sentinel Financial Common Stock.  At the Effective
              ---------------------------------------------
          Time:

              (i) Each share of common stock of Sentinel Financial, $.01 par value per share (the "Sentinel Financial Common Stock"), issued and outstanding immediately prior thereto (except for Dissenting Shares, if applicable, as defined in Section 1.3(c) hereof) shall, by virtue of the Company Merger and without any action on the part of the holder thereof, but subject to Section 1.3(e) hereof, be converted into the right to receive from Roosevelt Financial 1.4231 shares (the "Exchange Ratio") of common stock of Roosevelt Financial, par value $.01 per share ("Roosevelt Financial Common Stock"). The foregoing sentence notwithstanding:

                   (A) if the weighted average sale price of all Roosevelt Financial Common Stock traded on the Nasdaq National Market during the ten trading days ending on the date that is three trading days prior to the Closing Date (the "Average Pre-Closing Trading Price") is less than $15.83 per share (the "Minimum Average Price"), the Exchange Ratio shall be equal to $22.525 divided by the Average Pre-Closing Trading Price; and

                   (B) if the Average Pre-Closing Trading Price is greater than $21.42 per share (the "Maximum Average Price"), the Exchange Ratio shall be equal to $30.475 divided by the Average Pre-Closing Trading Price.

              In the event, subsequent to the date of this Agreement but prior to the Effective Time, of a reclassification, recapitalization, stock dividend, stock split or reverse stock split with respect to the outstanding shares of Roosevelt Financial Common Stock, a conversion of the outstanding shares of Roosevelt Financial Common Stock into other securities, or the establishment of a date during such period as the record date for determining holders of Roosevelt Financial Common Stock with respect to any of the foregoing, then the Exchange Ratio, the Minimum Average Price and/or the Maximum Average Price, as appropriate, shall be appropriately adjusted.

              Notwithstanding any other provision of this Agreement, any shares of Sentinel Financial Common Stock issued and outstanding immediately prior to the Effective Time which are then owned beneficially or of record by Roosevelt Financial, Roosevelt Bank, Sentinel Financial, Sentinel Federal or by any direct or indirect Subsidiary (as hereinafter defined) of any of them or held in the treasury of Sentinel Financial (other than any shares of Sentinel Financial Common Stock held (A) directly or indirectly in trust accounts, managed accounts and the like, or otherwise held in a fiduciary capacity, that are beneficially owned by third parties or (B) in respect of a debt previously contracted) shall, by virtue of the Company Merger, be canceled without payment of any consideration therefor and without any conversion thereof.

              (ii) Each share of Roosevelt Financial Common Stock issued and outstanding or held in treasury immediately prior to the Effective Time shall remain issued and outstanding or held in treasury and continue to be an identical issued and outstanding or treasury share of Roosevelt Financial Common Stock after the Effective Time.

              (iii) The holders of certificates representing shares of Sentinel Financial Common Stock shall cease to have any rights as stockholders of Sentinel Financial, except such rights, if any, as they may have pursuant to the DGCL. Except as provided above, until certificates representing shares of Sentinel Financial Common Stock are surrendered for exchange, each such certificate shall, after the Effective Time, represent for all purposes only the right to receive the number of whole shares of Roosevelt Financial Common Stock into which their shares of Sentinel Financial Common Stock shall have been converted by the Company Merger as provided above and the right to receive the cash value of any fraction of a share of Roosevelt Financial Common Stock as provided below (collectively, the "Merger Consideration").

          (b) Reservation of Shares.  Prior to the Effective Time, the Board of
              ---------------------
     Directors of Roosevelt Financial shall reserve for issuance a sufficient number of shares of Roosevelt Financial Common Stock for the purpose of issuing its shares to Sentinel Financial's stockholders in accordance herewith.

          (c) Dissenting Shares.  Any shares of Sentinel Financial Common
              -----------------
     Stock held by a holder who shall not have voted such shares in favor of the Company Merger and who shall have complied with the applicable procedures of Section 262 of the DGCL (if applicable) and becomes entitled to obtain payment for the appraised value of such shares pursuant to Section 262 of the DGCL (if applicable) shall be herein called "Dissenting Shares." Notwithstanding any other provision of this Agreement, any Dissenting Shares shall not, after the Effective Time, be entitled to vote for any purpose or receive any dividends or other distributions and shall be entitled only to such rights as are afforded in respect of Dissenting Shares pursuant to the DGCL. All payments in respect of Dissenting Shares shall be from funds of Roosevelt Financial and not from the acquired assets of Sentinel Financial.

          (d) Exchange of Sentinel Financial Common Stock
              -------------------------------------------

              (i) As soon as reasonably practicable after the Effective Time, but in no event later than ten days after the Effective Time, holders of record of certificates formerly representing shares of Sentinel Financial Common Stock (the "Certificates") shall be instructed to tender such Certificates to an independent exchange agent to be selected by Roosevelt Financial (the "Exchange Agent") pursuant to a letter of transmittal that Roosevelt Financial shall deliver or cause to be delivered to such holders. Such letter of transmittal shall specify that risk of loss and title to Certificates shall pass only upon acceptance of such Certificates by the Exchange Agent.

              (ii) After the Effective Time, each holder of a Certificate that surrenders such Certificate to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to the Merger Consideration payable in respect of the shares represented thereby.

              (iii) The Exchange Agent shall accept Certificates upon compliance with such reasonable terms and conditions as Roosevelt Financial or the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Certificates shall be appropriately endorsed or accompanied by such instruments of transfer as Roosevelt Financial or the Exchange Agent may reasonably require.

              (iv) Each outstanding Certificate, other than those representing Dissenting Shares, shall, until duly surrendered to Roosevelt Financial or the Exchange Agent, be deemed to evidence the right to receive the Merger Consideration.

              (v) After the Effective Time, holders of Certificates shall cease to have rights with respect to the Sentinel Financial Common Stock previously represented by such Certificates, and their sole rights (other than the holders of Certificates representing Dissenting Shares) shall be to exchange such Certificates for the Merger Consideration. After the Effective Time, there shall be no further transfer on the records of Sentinel Financial of Certificates, and if such Certificates are presented to Sentinel Financial for transfer, they shall be canceled against delivery of the Merger Consideration. Roosevelt Financial shall not be obligated to deliver the Merger Consideration to any holder of Sentinel Financial Common Stock until such holder surrenders the Certificates as provided herein. No dividends declared will be remitted to any person entitled to receive Roosevelt Financial Common Stock under this Agreement until such person surrenders the Certificate representing the right to receive such Roosevelt Financial Common Stock, at which time such dividends shall be remitted to such person, without interest and less any taxes that may have been imposed thereon. Certificates surrendered for exchange by any person constituting an "affiliate" of Sentinel Financial for purposes of Rule 145 under the Securities Act of 1933 and the rules and regulations thereunder (the "Securities Act") shall not be exchanged for certificates representing Roosevelt Financial Common Stock until Roosevelt Financial has received a written agreement from such person as specified in Section 5.5. Neither the Exchange Agent nor any party to this Agreement nor any affiliate thereof shall be liable to any holder of Sentinel Financial Common Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Roosevelt Financial and the Exchange Agent shall be entitled to rely upon the stock transfer books of Sentinel Financial to establish the identity of those persons entitled to receive consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, Roosevelt Financial and the Exchange Agent shall be entitled to deposit any consideration in respect thereof in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

          (e) No Fractional Shares. Notwithstanding any other provision of this
              --------------------
     Agreement, neither certificates nor scrip for fractional shares of Roosevelt Financial Common Stock shall be issued in the Company Merger. Each holder who otherwise would have been entitled to a fraction of a share of Roosevelt Financial Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the Roosevelt Share Price on the last business day preceding the Effective Time. The "Roosevelt Share Price" shall mean the closing sale price of one share of Roosevelt Financial Common Stock as reported on the Nasdaq National Market. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional shares interest.

          (f) Stock Options. The Sentinel Financial Corporation 1994 Stock
              -------------
     Option Plan and all amendments thereto included in Schedule 2.3 (the "Sentinel Financial Option Plan") and each option granted thereunder outstanding on the date hereof (including options granted to the non-employee directors of Sentinel Financial pursuant to any amendment of the Sentinel Financial Option Plan), included in Schedule 2.3, and remaining outstanding immediately prior to the Effective Time shall, at the Effective Time, be assumed by Roosevelt Financial and each such option shall be converted automatically into an option to purchase shares of Roosevelt Financial Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the Sentinel Financial Option Plan):

              (i) The number of shares of Roosevelt Financial Common Stock to be subject to the new option shall be equal to the product of the number of shares of Sentinel Financial Common Stock subject to the original option and the Exchange Ratio, provided that any fractional shares of Roosevelt Financial Common Stock resulting from such multiplication shall be rounded to the nearest share; and

              (ii) The exercise price per share of Roosevelt Financial Common Stock under the new option shall be equal to the exercise price per share of Sentinel Financial Common Stock under the original option divided by the Exchange Ratio, provided that such exercise price shall be rounded to the nearest cent.

          The adjustment provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Code) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code. The duration and other terms of the new option shall be the same as the original option, except that all references to Sentinel Financial shall be deemed to be references to Roosevelt Financial.

          (g)  Certificate of Incorporation and Bylaws of the Surviving
               --------------------------------------------------------
     Corporation. The Certificate of Incorporation and bylaws of Roosevelt
     -----------
     Financial, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and bylaws of Roosevelt Financial, as the surviving corporation of the Company Merger, until either is thereafter amended in accordance with applicable law.

          (h)  Directors and Officers of the Surviving Corporation. The
               ---------------------------------------------------
     directors and officers of Roosevelt Financial immediately prior to the Effective Time shall be the directors and officers of Roosevelt Financial, as the surviving corporation of the Company Merger, until their respective successors shall be duly elected and qualified or otherwise duly selected.

     1.4  Closing. Subject to the provisions of Article 6 hereof, the closing
          -------
of the transactions contemplated by this Agreement (the "Closing") shall take place as soon as practicable after satisfaction or waiver of all of the conditions to Closing, and shall occur no later than 10:00 a.m. on the last business day of the first calendar month following the satisfaction of all of the conditions to Closing, at the executive offices of Roosevelt Financial or at such other date, time and location as is mutually agreed to by Roosevelt Financial and Sentinel Financial. The date on which the Closing actually occurs is herein referred to as the "Closing Date".

     1.5  Reservation of Right to Revise Transaction.  Roosevelt Financial shall
          ------------------------------------------
have the unilateral right to change the method of effecting the Merger (including without limitation the provisions of this Article I), to the extent permitted by applicable law and to the extent it deems such change to be desirable, provided, however, that no such change shall (a) alter or change the amount or kind of the Merger Consideration or the treatment of stock options as set forth in Section 1.3(f) and shares subject to forfeiture restrictions as set forth in Section 5.8(b) hereof, (b) diminish the benefits to be received by the directors, officers or employees of Sentinel Financial and Sentinel Federal as set forth in this Agreement or in any other agreements between the parties made in connection with this Agreement, (c) materially impede or delay the consummation of the Company Merger or (d) adversely affect the tax treatment of Sentinel Financial stockholders as a result of receiving the Merger Consideration. Roosevelt may exercise this right of revision by giving written notice thereof in the manner provided in Section 8.2 of this Agreement. Roosevelt Financial may make, and Sentinel Financial's Board of Director's shall approve and its duly authorized representative shall execute, such amendments as are permitted by this Section 1.5.


                                   ARTICLE II

                   REPRESENTATIONS, WARRANTIES AND COVENANTS
                   OF SENTINEL FINANCIAL AND SENTINEL FEDERAL

     Sentinel Financial and Sentinel Federal represent and warrant to and covenant with Roosevelt Financial and Roosevelt Bank as follows:

     2.1  Organization and Authority.  Sentinel Financial is a corporation duly
          --------------------------
organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a material adverse effect on the financial condition, assets, deposit liabilities, results of operations or business (collectively, the "Condition") of Sentinel Financial and the Sentinel Financial Subsidiaries, taken as a whole, and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. The term "Subsidiary" when used with respect to any party means any entity (including without limitation any corporation, partnership, joint venture or other organization, whether incorporated or unincorporated) which is consolidated with such party for financial reporting purposes. Sentinel Financial is registered as a savings and loan holding company with the OTS under the HOLA. True and complete copies of the Certificate of Incorporation and Bylaws of Sentinel Financial and of the Charter and Bylaws of Sentinel Federal, each as in effect on the date of this Agreement, are set forth in Schedule 2.1 hereto.

     2.2  Subsidiaries.  Set forth in Schedule 2.2 is a complete and correct
          ------------
list of all Subsidiaries of Sentinel Financial (each a "Sentinel Financial Subsidiary" and collectively the "Sentinel Financial Subsidiaries"). Other than the Sentinel Financial Subsidiaries, there are no entities in which Sentinel Financial has a five percent or greater direct or indirect equity or ownership interest. All outstanding Equity Securities (as defined in Section 2.3) of each Sentinel Financial Subsidiary, except as set forth on Schedule 2.2, are owned directly or indirectly by Sentinel Financial. Except as set forth on Schedule 2.2, all of the outstanding shares of capital stock of the Sentinel Financial Subsidiaries are validly issued, fully paid and nonassessable and are owned directly or indirectly by Sentinel Financial free and clear of any lien, claim, charge, option, encumbrance, agreement, mortgage, pledge, security interest or restriction (each a "Lien") with respect thereto. Each of the Sentinel Financial Subsidiaries is a corporation, savings association, or other entity duly incorporated or organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or organization, and has the corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted. Each of the Sentinel Financial Subsidiaries is duly qualified to do business in each jurisdiction where its ownership or leasing of property or the conduct of its business requires it so to be qualified, except where the failure to be so qualified, individually or in the aggregate, would not have a material adverse effect on the Condition of Sentinel Financial and the Sentinel Financial Subsidiaries, taken as a whole. Except as set forth on Schedule 2.2 and except for shares of stock of the Federal Home Loan Bank of Des Moines (the "FHL Bank"), Sentinel Financial does not own beneficially, directly or indirectly, any shares of any class of Equity Securities or similar interests of any corporation, bank, business trust, association or similar organization. Sentinel Federal is a federally chartered stock savings association. The deposits of Sentinel Federal are insured up to applicable limits by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation (the "FDIC"). Sentinel Federal is a member of the FHL Bank. Sentinel Federal is a "domestic building and loan association" as defined in Section 7701(a)(19) of the Code. Except as set forth on Schedule 2.2, neither Sentinel Financial nor any Sentinel Financial Subsidiary holds any interest in a partnership or joint venture of any kind.

     2.3  Capitalization.  The authorized capital stock of Sentinel Financial
          --------------
consists of (i) 2,000,000 shares of Sentinel Financial Common Stock, of which, as of the date hereof, 513,423 shares are issued and outstanding (exclusive of shares that are held in the treasury of Sentinel Financial and not subject to conversion pursuant to Section 1.3(a)(i) hereof) and (ii) 500,000 shares of preferred stock, $.01 par value per share, of which none are issued or
outstanding.   As of the date hereof, Sentinel Financial had reserved 51,342 shares of Sentinel Financial Common Stock for issuance under the Sentinel Financial Option Plan, pursuant to which options covering 48,453 shares of Sentinel Financial Common Stock are outstanding as of the date hereof (including 6,000 options granted to non-employee directors of Sentinel Financial on October 18, 1995). Schedule 2.3 includes a copy of the Sentinel Financial Option Plan, each form of agreement entered into by Sentinel Financial with respect thereto and a list of the names of all optionees and the numbers of shares, exercise prices and vesting and expiration dates of their respective options. Since June 30, 1995, no Equity Securities of Sentinel Financial have been issued, other than shares of Sentinel Financial Common Stock which may have been issued pursuant to the Sentinel Financial Option Plan. Except as set forth above, there are no other Equity Securities of Sentinel Financial outstanding. "Equity Securities" of an issuer means capital stock or other equity securities of such issuer, options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock or other equity securities of such issuer, or contracts, commitments, understandings or arrangements by which such issuer is or may become bound to issue additional shares of its capital stock or other equity securities of such issuer, or options, warrants, scrip or rights to purchase, acquire, subscribe to, calls on or commitments for any shares of its capital stock or other equity securities. All of the issued and outstanding shares of Sentinel Financial Common Stock are validly issued, fully paid, and nonassessable, and have not been issued in violation of any preemptive right of any stockholder of Sentinel Financial.

     2.4  Authorization.
          -------------

          (a) Sentinel Financial and Sentinel Federal have the corporate power and authority to enter into this Agreement and, subject to the approval of this Agreement by the stockholders of Sentinel Financial, to carry out their obligations hereunder. The only stockholder vote required for Sentinel Financial to approve this Agreement is the affirmative vote of the holders of at least a majority of the outstanding shares of Sentinel Financial Common Stock entitled to vote thereon. The execution, delivery and performance of this Agreement by Sentinel Financial and Sentinel Federal and the consummation by Sentinel Financial and Sentinel Federal of the transactions contemplated hereby have been duly authorized by the Boards of Directors of Sentinel Financial and Sentinel Federal. Subject to the approval of Sentinel Financial's stockholders and subject to the receipt of such approvals of Regulatory Authorities (as defined in Section 2.6) as may be required by statute or regulation, this Agreement is a valid and binding obligation of Sentinel Financial and Sentinel Federal enforceable against Sentinel Financial and Sentinel Federal in accordance with its terms, subject as to enforcement to bankruptcy, insolvency and other similar laws of general applicability affecting creditors' rights and to general equity principles.

          (b) Neither the execution, delivery or performance by Sentinel Financial and Sentinel Federal of this Agreement, nor the consummation by Sentinel Financial and Sentinel Federal of the transactions contemplated hereby, nor compliance by Sentinel Financial and Sentinel Federal with any of the provisions hereof, will (i) violate or conflict with any term, condition or provision of its certificate of incorporation, charter or bylaws, (ii) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the properties or assets of Sentinel Financial or any Sentinel Financial Subsidiary under any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Sentinel Financial or any Sentinel Financial Subsidiary is a party or by which it may be bound, or to which Sentinel Financial or any Sentinel Financial Subsidiary or any of their properties or assets may be subject, or (iii) subject to compliance with the statutes and regulations referred to in subsection (c) of this Section 2.4, to the best knowledge of Sentinel Financial and of each Sentinel Financial Subsidiary (collectively, the "Best Knowledge of Sentinel"), violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Sentinel Financial or any Sentinel Financial Subsidiary or any of their respective material properties or assets.

          (c) Other than in connection or in compliance with the provisions of the DGCL, the Securities Act, the Securities Exchange Act of 1934 and the rules and regulations thereunder (the "Exchange Act"), the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the Savings and Loan Holding Company Act (the "Holding Company Act"), the FDIA, the HOLA, the Thrift Regulations, the Bank Merger Act (the "BMA") and the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary on the part of Sentinel Financial or Sentinel Federal for the consummation by them of the transactions contemplated by this Agreement.

     2.5  Sentinel Financial Statements.  The consolidated balance sheets of
          -----------------------------
Sentinel Financial and the Sentinel Financial Subsidiaries as of June 30, 1995 and 1994 and the related consolidated statements of income, cash flows and changes in stockholders' equity for each of the three years in the three-year period ended June 30, 1995, together with the notes thereto, audited by Deloitte & Touche LLP and included in Sentinel Financial's annual report on Form 10-KSB for the year ended June 30, 1995 as filed with the Securities and Exchange Commission (the "SEC"), and the unaudited consolidated condensed balance sheets of Sentinel Financial and the Sentinel Financial Subsidiaries as of September 30 and December 31, 1995, and the related unaudited consolidated condensed statements of income and cash flows for the periods then ended, included in Sentinel Financial's quarterly reports on Form 10-QSB for the periods then ended (each, a "Sentinel Financial Form 10-QSB") as filed with the SEC (collectively, the "Sentinel Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP") (except for the omission of notes to unaudited statements and except for the adoption of FASB 115 for the year ended June 30, 1994), present fairly the consolidated financial position of Sentinel Financial and the Sentinel Financial Subsidiaries at such dates, and the consolidated results of operations, cash flows and changes in stockholders' equity of Sentinel Financial and the Sentinel Financial Subsidiaries for the periods stated therein and are derived from the books and records of Sentinel Financial and the Sentinel Financial Subsidiaries, which are complete and accurate in all material respects and have been maintained in accordance with good business practices. Neither Sentinel Financial nor any of the Sentinel Financial Subsidiaries has any material contingent liabilities that are not described in the financial statements described above.

     2.6  Sentinel Reports.  Since June 30, 1995, each of Sentinel Financial and
          ----------------
the Sentinel Financial Subsidiaries has filed all material reports, registrations and statements, together with any required material amendments thereto, including, but not limited to, Forms 10-KSB (including Sentinel Financial's Annual Report on Form 10-KSB for the fiscal year ended June 30,
1995), Forms 10-QSB, Forms 8-K and proxy statements, that it was required to file with (i) the SEC, (ii) the OTS, (iii) the FHL Bank and the Federal Home Loan Bank System, (iv) the FDIC and (v) any other federal, state, municipal, local or foreign government, securities, banking, savings and loan, insurance and other governmental or regulatory authority and the agencies and staffs thereof (the entities in the foregoing clauses (i) through (v) being referred to herein collectively as the "Regulatory Authorities" and individually as a "Regulatory Authority"). All such reports and statements filed with any such Regulatory Authority are collectively referred to herein as the "Sentinel Reports." As of its respective date, each Sentinel Report complied in all material respects with all of the rules and regulations promulgated by the applicable Regulatory Authority and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     2.7  Properties and Leases.  Except (i) as may be reflected in the Sentinel
          ---------------------
Financial Statements, (ii) any Lien for current taxes not yet delinquent and
(iii) with respect to assets classified as real estate owned, Sentinel Financial and the Sentinel Financial Subsidiaries have good title free and clear of any material Lien to all the real and personal property reflected in Sentinel Financial's consolidated balance sheet as of December 31, 1995 included in the most recent Sentinel Financial Form 10-QSB and, in each case, all real and personal property acquired since such date, except such real and personal property as has been disposed of in the ordinary course of business. All leases material to Sentinel Financial or any Sentinel Financial Subsidiary, pursuant to which Sentinel Financial or the Sentinel Financial Subsidiary is a lessee or lessor of real or personal property, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any material existing default by

Sentinel Financial or any Sentinel Financial Subsidiary or any event which, with notice or lapse of time or both, would constitute a material default by Sentinel Financial or any Sentinel Financial Subsidiary. Substantially all of Sentinel Financial's and the Sentinel Financial Subsidiaries' buildings, structures and equipment in regular use are in good and serviceable condition, normal wear and tear excepted. To the Best Knowledge of Sentinel, none of the buildings, structures and equipment of Sentinel Financial or any Sentinel Financial Subsidiary violates or fails to comply in any material respect with any applicable health, fire, environmental, safety, zoning or building laws or ordinances or any restrictive covenant pertaining thereto.

     2.8  Taxes.  Except as set forth on Schedule 2.8, Sentinel Financial and
          -----
each Sentinel Financial Subsidiary have timely filed or will timely (including extensions) file all tax returns and reports required to be filed at or prior to the Closing Date ("Sentinel Financial Returns"). Each of Sentinel Financial and the Sentinel Financial Subsidiaries has paid, or set up adequate reserves on the Sentinel Financial Statements for the payment of, all taxes required to be paid in respect of the periods covered by such returns and reports. To the Best Knowledge of Sentinel, neither Sentinel Financial nor any Sentinel Financial Subsidiary will have any liability material to the Condition of Sentinel Financial and the Sentinel Financial Subsidiaries, taken as a whole, for any such taxes in excess of the amounts so paid or reserves so established and no deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or definitely) against any of Sentinel Financial or any Sentinel Financial Subsidiary which would not be covered by existing reserves. Except as set forth on Schedule 2.8, neither Sentinel Financial nor any Sentinel Financial Subsidiary is delinquent in the payment of any tax, assessment or governmental charge, nor has it requested any extension of time within which to file any tax returns in respect of any fiscal year which have not since been filed and no requests for waivers of the time to assess any tax are pending. No federal and state income tax returns of Sentinel Financial and the Sentinel Financial Subsidiaries have been audited by the Internal Revenue Service (the "IRS") or appropriate state tax authorities for the five most recent full calendar years. There is no deficiency or refund litigation or matter in controversy with respect to Sentinel Financial's Returns. Except as set forth on Schedule 2.8, neither Sentinel Financial nor any Sentinel Financial Subsidiary (i) has extended or waived any statute of limitations on the assessment of any tax due; (ii) is a party to any agreement providing for the allocation or sharing of taxes (other than the allocation of federal income taxes as provided by regulation 1.1552-1(a)(1) under the Code); (iii) is required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of a voluntary change in accounting method (nor has the IRS has proposed any such adjustment or change of accounting method) or (iv) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

     2.9  Material Adverse Change.  Except as set forth on Schedule 2.9, since
          -----------------------
June 30, 1995, there has been no material adverse change in the Condition of Sentinel Financial and the Sentinel Financial Subsidiaries, taken as a whole; provided however, that in determining whether a material adverse change has occurred there shall be excluded any effect the cause of which is: (i) any change in banking, tax and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (ii) any change in GAAP or regulatory accounting requirements applicable to savings associations or their holding companies generally, (iii) any changes in general economic conditions affecting financial institutions generally, including, but not limited to, changes in interest and deposit rates, (iv) a special assessment on SAIF members or other action taken by the FDIC in connection with the funding of the SAIF, or (v) any action or omission of Sentinel Financial or any Sentinel Financial Subsidiary taken pursuant to the written request of Roosevelt Financial.

     2.10 Commitments and Contracts.
          -------------------------

          (a) Except as set forth on Schedule 2.10 (and with a true and correct copy of the document or other item in question attached to such Schedule), neither Sentinel Financial nor any Sentinel Financial Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

              (i) any agreement, arrangement or commitment (A) not made in the ordinary course of business, (B) by virtue of which the consent or approval of any third party (other than a Regulatory Authority) is required for or in connection with the execution, delivery and performance of this Agreement or the consummation of the Merger or (C) pursuant to which Sentinel Financial or any of the Sentinel Financial Subsidiaries is or may become obligated to invest in or contribute capital to any Sentinel Financial Subsidiary or any other entity;

              (ii) any agreement, indenture or other instrument not disclosed in the Sentinel Financial Statements relating to the borrowing of money by Sentinel Financial or any Sentinel Financial Subsidiary or the guarantee by Sentinel Financial or any Sentinel Financial Subsidiary of any such obligation (other than trade payables or instruments related to transactions entered into in the ordinary course of business by any Sentinel Financial Subsidiary, such as deposits, Fed Funds borrowings, FHL Bank advances and repurchase agreements);

              (iii) any contract, agreement or understanding with any labor union or collective bargaining organization;

              (iv) any contract containing covenants which limit the ability of Sentinel Financial or any Sentinel Financial Subsidiary to compete in any line of business or with any person or containing any restriction of the geographical area in which, or method by which, Sentinel Financial or any Sentinel Financial Subsidiary may carry on its business (other than as may be required by law or any applicable Regulatory Authority);

              (v) any off-balance sheet financial instruments, including without limitation letters of credit, unfunded commitments (other than unfunded commitments made in the ordinary course of business and consistent with past practice) and derivative financial instruments;

              (vi) any contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K promulgated by the SEC that is not listed under Item 13 of Sentinel Financial's Annual Report on Form 10-KSB for the year ended June 30, 1995; or

              (vii) any contract or agreement (A) not terminable by Sentinel Financial or any of its Subsidiaries on 30 or fewer days' notice or
          (B) involving annual payments by or to them aggregating $25,000 or more.

          (b) Neither Sentinel Financial nor any Sentinel Financial Subsidiary is in violation of its certificate of incorporation, charter or bylaws or in default under any agreement, commitment, arrangement, lease, insurance policy, or other instrument, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, except in each case where such violation or default would not have a material adverse effect on the Condition of Sentinel Financial and the Sentinel Financial Subsidiaries, taken as a whole.

     2.11 Litigation and Other Proceedings.  Other than as set forth on Schedule
          --------------------------------
2.11, there is no claim, action, suit, investigation or proceeding, pending or, to the Best Knowledge of Sentinel, threatened against Sentinel Financial or any Sentinel Financial Subsidiary, nor are they subject to any order, judgment or decree, except for matters which do not involve a claim for damages for more than $50,000 or for non-monetary relief, but not excepting any actions, suits or proceedings which purport or seek to enjoin or restrain the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, except as set forth on Schedule 2.11, there are no actions, suits, or proceedings pending or, to the Best Knowledge of Sentinel, threatened against Sentinel Financial or any Sentinel Financial Subsidiary or any of their respective officers or directors by any stockholder of Sentinel Financial or any Sentinel Financial Subsidiary (or by any former stockholder of Sentinel Financial or any Sentinel Financial Subsidiary relating to or arising out of such person's status as a stockholder or former stockholder) or involving claims under the Securities Act, the Exchange Act, the Community Reinvestment Act of 1977 (the "CRA") or the fair lending laws.

     2.12 Insurance.  Each of Sentinel Financial and the Sentinel Financial
          ---------
Subsidiaries has taken or will timely take all requisite action (including without limitation the making of claims and the giving of notices) pursuant to its directors' and officers' liability insurance policy or policies in order to preserve all rights thereunder with respect to all matters (other than matters arising in connection with this Agreement and the transactions contemplated hereby) occurring prior to the Effective Time that are known to Sentinel Financial. Set forth on Schedule 2.12 is a list of all insurance policies (excluding policies maintained on one- to four-family residential properties acquired through foreclosure) maintained by or for the benefit of Sentinel Financial or any of the Sentinel Financial Subsidiaries or their respective directors, officers, employees or agents. Neither Sentinel Financial nor any of the Sentinel Financial Subsidiaries has, during the past three years, had an insurance policy canceled or been denied insurance coverage for which any of such companies has applied.

     2.13 Compliance with Laws.
          --------------------

          (a) Sentinel Financial and each of the Sentinel Financial
     Subsidiaries have all material permits, licenses, authorizations, orders and approvals of, and have made all material filings, applications and registrations with, all Regulatory Authorities that are required in order to permit them to own or lease their properties and assets and to carry on their business as presently conducted, except where the failure to have all such permits, licenses, authorizations, orders and approvals or to have made all such filings would not have a material adverse effect on the Condition of Sentinel Financial and the Sentinel Financial Subsidiaries, taken as a whole; all such permits, licenses, authorizations, orders and approvals are in full force and effect and, to the Best Knowledge of Sentinel, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current.

          (b) (i) Each of Sentinel Financial and the Sentinel Financial Subsidiaries has complied with all laws, regulations and orders (including without limitation zoning ordinances, building codes, the Employee Retirement Income Security Act of 1974 ("ERISA"), and securities, tax, environmental, civil rights, and occupational health and safety laws and regulations, and including without limitation, in the case of any Sentinel Financial Subsidiary that is a savings bank or savings and loan association, banking organization, banking corporation or trust company, all statutes, rules, regulations and policy statements pertaining to the conduct of a banking, deposit-taking, lending or related business, or to the exercise of trust powers) and governing instruments applicable to them and to the conduct of their business, except such noncompliance as, individually and in the aggregate, would not have a material adverse effect on the Condition of Sentinel Financial and the Sentinel Financial Subsidiaries, taken as a whole, and (ii) neither Sentinel Financial nor any Sentinel Financial Subsidiary is in default under, and no event has occurred which, with the lapse of time or notice or both, could result in a default under, the terms of any judgment, order, writ, decree, permit, or license of any Regulatory Authority or court, whether federal, state, municipal, or local and whether at law or in equity, except such defaults as, individually and in the aggregate, would not have a material adverse effect on the Condition of Sentinel Financial and the Sentinel Financial Subsidiaries, taken as a whole. Except as set forth in Schedule 2.13B, neither Sentinel Financial nor any Sentinel Financial Subsidiary is subject to or reasonably likely to incur a liability as a result of its past or present ownership, operation, or use of any Property (as defined below) of Sentinel Financial or any Sentinel Financial Subsidiary (whether directly or, to the Best Knowledge of Sentinel, as a consequence of such Property being part of the investment portfolio of Sentinel Financial or any Sentinel Financial Subsidiary) (A) that is contaminated by or contains any hazardous waste, toxic substance, or related materials, including without limitation asbestos, PCBs, pesticides, herbicides, and any other substance or waste that is hazardous to human health or the environment (collectively, a "Toxic Substance"), or
     (B) on which any Toxic Substance has been stored, disposed of, placed, or used in the construction thereof; and which, in any such case or in the aggregate, reasonably could be expected to have a material adverse effect on the Condition of Sentinel Financial and the Sentinel Financial Subsidiaries, taken as a whole. "Property" of a person shall include all property (real or personal) owned, leased or controlled by such person, including without limitation property under foreclosure, property held by such person or any Subsidiary of such person in its capacity as a trustee and property in which any venture capital or similar unit of such person or any Subsidiary of such person has an interest. No claim, action, suit, or proceeding is pending against Sentinel Financial or any Sentinel Financial Subsidiary relating to Property of Sentinel Financial or any Sentinel Financial Subsidiary before any court or other Regulatory Authority or arbitration tribunal relating to hazardous substances, pollution, or the environment, and there is no outstanding judgment, order, writ, injunction, decree, or award against or, to the Best Knowledge of Sentinel, materially adversely affecting Sentinel Financial or any Sentinel Financial Subsidiary with respect to the same. Except for statutory or regulatory restrictions of general application, no Regulatory Authority has placed any restriction on the business of Sentinel Financial or any Sentinel Financial Subsidiary which reasonably could be expected to have a material adverse effect on the Condition of Sentinel Financial and the Sentinel Financial Subsidiaries, taken as a whole.

          (c) Since June 30, 1995, except as set forth on Schedule 2.13C, neither Sentinel Financial nor any Sentinel Financial Subsidiary has received any notification or communication as to any matter which has not been resolved from any Regulatory Authority (i) asserting that Sentinel Financial or any Sentinel Financial Subsidiary is not in substantial compliance with any of the statutes, regulations or ordinances that such Regulatory Authority enforces, except with respect to matters which reasonably could not be expected to have a material adverse effect on the Condition of Sentinel Financial and the Sentinel Financial Subsidiaries, taken as a whole, (ii) threatening to revoke any license, franchise, permit or governmental authorization that is material to the Condition of Sentinel Financial and the Sentinel Financial Subsidiaries, taken as a whole, including without limitation Sentinel Federal's status as an insured depositary institution under the FDIA, or (iii) requiring or threatening to require Sentinel Financial or any of the Sentinel Financial Subsidiaries, or indicating that Sentinel Financial or any of the Sentinel Financial Subsidiaries may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting or purporting to direct, restrict or limit in any manner the operations of Sentinel Financial or any of the Sentinel Financial Subsidiaries, including without limitation any restriction on the payment of dividends. No such cease and desist order, agreement or memorandum of understanding or other agreement is currently in effect.

          (d) Except as a result of the conversion of Sentinel Federal from mutual to stock form or the acquisition of control of Sentinel Federal by Sentinel Financial, neither Sentinel Financial nor any Sentinel Financial Subsidiary is required by Section 32 of the FDIA to give prior notice to any federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer.

     2.14 Labor.  No work stoppage involving Sentinel Financial or any Sentinel
          -----
Financial Subsidiary is pending or, to the Best Knowledge of Sentinel, threatened. Neither Sentinel Financial nor any Sentinel Financial Subsidiary is involved in, or, to the Best Knowledge of Sentinel, threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which reasonably could be expected to have a material adverse effect on the Condition of Sentinel Financial and the Sentinel Financial Subsidiaries, taken as a whole. No employees of Sentinel Financial or any Sentinel Financial Subsidiary are represented by any labor union or any collective bargaining organization.

     2.15 Material Interests of Certain Persons.
          -------------------------------------

          (a) Except as set forth in Sentinel Financial's Proxy Statement for its 1995 Annual Meeting of Stockholders, to the Best Knowledge of Sentinel, no officer or director of Sentinel Financial or any Subsidiary of Sentinel Financial, or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer or director, has any material interest in any material contract or property (real or personal, tangible or intangible), used in or pertaining to the business of Sentinel Financial or any Sentinel Financial Subsidiary, which in the case of Sentinel Financial is required to be disclosed by Item 404 of Regulation S-K promulgated by the SEC or in the case of any Sentinel Financial Subsidiary would be required to be so disclosed if such Sentinel Financial Subsidiary had a class of securities registered under Section 12 of the Exchange Act.

          (b) Except as set forth in Sentinel Financial's Proxy Statement for its 1995 Annual Meeting of Stockholders or on Schedule 2.15, there are no loans in excess of $100,000 from Sentinel Financial or any Sentinel Financial Subsidiary to any present officer, director, employee or any associate or related interest of any such person which was or would be required under any rule or regulation to be approved by or reported to Sentinel Financial's or any Sentinel Financial Subsidiary's Board of Directors ("Insider Loans"). All outstanding Insider Loans from Sentinel Financial or any Sentinel Financial Subsidiary were approved by or reported to the appropriate board of directors in accordance with applicable law and regulations.

     2.16 Allowance for Loan Losses; Nonperforming Assets.
          -----------------------------------------------

          (a) The allowances for loan losses contained in the Sentinel Financial Statements were established in accordance with the past practices and experiences of Sentinel Financial and the Sentinel Financial Subsidiaries, and the allowance for loan losses shown on the consolidated condensed balance sheet of Sentinel Financial and the Sentinel Financial Subsidiaries contained in the most recent Sentinel Financial Form 10-QSB is, in the opinion of management of Sentinel Financial, in compliance in all material respects with the requirements GAAP and the rules, regulations and policies of the OTS and is, in the opinion of management of Sentinel Financial, adequate to provide for possible losses on loans (including without limitation accrued interest receivable) and credit commitments (including without limitation stand-by letters of credit) outstanding as of the date of such balance sheet.

          (b) Except as set forth on Schedule 2.16B, the sum of the aggregate amount of all Nonperforming Assets (as defined below) and all troubled debt restructurings (as defined under GAAP) on the books of Sentinel Financial and the Sentinel Financial Subsidiaries does not exceed $500,000 at the date hereof. "Nonperforming Assets" shall mean (i) loans and leases classified as nonperforming, (ii) assets classified as real estate owned and other assets acquired through foreclosure, including in-substance foreclosed real estate, and (iii) loans and leases that are on non-accrual status, in each case under the definitions applied by the SEC, the OTS and under GAAP, as appropriate.

     2.17 Employee Benefit Plans.
          ----------------------

          (a) Schedule 2.17A lists all pension, retirement, supplemental retirement, stock option, restricted stock, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, employment, deferred compensation, consulting, bonus, medical, disability, workers' compensation, vacation, group insurance, severance and other material employee benefit, incentive and welfare policies, contracts, plans and arrangements, and all trust or loan agreements or arrangements related thereto, maintained, sponsored or contributed to by Sentinel Financial or any Sentinel Financial Subsidiary in respect of any of the present or former directors, officers, or other employees of and/or consultants to Sentinel Financial or any Sentinel Financial Subsidiary (collectively, "Sentinel Financial Employee Plans"). The following documents with respect to each Sentinel Financial Employee Plan are included in Schedule 2.17A:
     (i) a true and complete copy of all written documents comprising such Sentinel Financial Employee Plan (including amendments and individual agreements relating thereto) or, if there is no such written document, an accurate and complete description of the Sentinel Financial Employee Plan;
     (ii) the most recent Form 5500 or Form 5500-C (including all schedules thereto), if applicable; (iii) the most recent financial statements and actuarial reports, if any; (iv) the summary plan description currently in effect and all material modifications thereof, if any; and (v) the most recent IRS determination letter, if any. Without limiting the generality of the foregoing, Sentinel Financial has furnished Roosevelt Financial with true and complete copies of each form of stock option grant or stock option agreement that is outstanding under any stock option plan of Sentinel Financial or any Sentinel Financial Subsidiary. Craig D. Laemmli has heretofore acknowledged to and agreed with Roosevelt Financial, in consideration of its execution of this Agreement that, provided the employment agreement referred to in Section 5.8(a) has superseded the Existing Employment Arrangements (as defined below), (i) for purposes of any employment contract or similar agreement of Mr. Laemmli with Sentinel Financial or any of its Subsidiaries (an "Existing Employment Arrangement"), neither the Merger nor his employment by Roosevelt Bank after the Effective Time pursuant to the employment agreement referred to in Section 5.8(a) hereof will constitute either an involuntary termination or a change in control and neither will otherwise trigger, accelerate or increase the amount of any compensation, benefits or other consideration under any Existing Employment Arrangement and (ii) as of the Effective Time all such employment contracts or similar agreements shall terminate without any payment or penalty obligation and be superseded and replaced in their entirety by the employment agreement referred to in Section 5.8(a) hereof.

          (b) All Sentinel Financial Employee Plans have been maintained and operated materially in accordance with their terms and with the material requirements of all applicable statutes, orders, rules and final regulations, including without limitation ERISA and the Code. All contributions required to be made to Sentinel Financial Employee Plans have been made.

          (c) With respect to each of the Sentinel Financial Employee Plans which is a pension plan (as defined in Section 3(2) of ERISA) (the "Pension Plans"): (i) each Pension Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified and, to the extent a determination letter has been received from the IRS with respect to any such Pension Plan, such determination letter may still be relied upon, and each related trust is exempt from taxation under Section 501(a) of the Code; (ii) the present value of all benefits vested and all benefits accrued under each Pension Plan which is subject to Title IV of ERISA, valued using the assumptions in the most recent actuarial report, did not, in each case, as of the last applicable annual valuation date (as indicated on Schedule 2.17A), exceed the value of the assets of the Pension Plan allocable to benefits on a plan termination basis; (iii) there has been no "prohibited transaction," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could subject any Pension Plan or associated trust, or, to the Best Knowledge of Sentinel, Sentinel Financial or any Sentinel Financial Subsidiary, to any material tax or penalty; (iv) no Pension Plan or any trust created thereunder has been terminated, nor have there been any "reportable events" with respect to any Pension Plan, as that term is defined in Section 4043 of ERISA since January 1, 1986; and
     (v) no Pension Plan or any trust created thereunder has incurred any "accumulated funding deficiency", as such term is defined in Section 302 of ERISA (whether or not waived). No Pension Plan is a "multiemployer plan" as that term is defined in Section 3(37) of ERISA. With respect to each Pension Plan that is described in Section 4063(a) of ERISA (a "Multiple Employer Pension Plan"): (i) neither Sentinel Financial nor any Sentinel Financial Subsidiary would have any liability or obligation to post a bond under Section 4063 of ERISA if Sentinel Financial and all Sentinel Financial Subsidiaries were to withdraw from such Multiple Employer Pension Plan; and (ii) neither Sentinel Financial nor any Sentinel Financial Subsidiary would have any liability under Section 4064 of ERISA if such Multiple Employer Pension Plan were to terminate.

          (d) Neither Sentinel Financial nor any Sentinel Financial Subsidiary has any liability for any post-retirement health, medical or similar benefit of any kind whatsoever, except as required by statute or regulation.

          (e) Neither Sentinel Financial nor any Sentinel Financial Subsidiary has any material liability under ERISA or the Code as a result of its being a member of a group described in Sections 414(b), (c), (m) or (o) of the Code.

          (f) Neither Sentinel Financial nor any Sentinel Financial Subsidiary has any material liability under the continuation of health care provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 or any comparable state law.

          (g) Except as set forth on Schedule 2.17G, neither the execution nor delivery of this Agreement, nor the consummation of any of the transactions contemplated hereby, will (i) result in any material payment (including without limitation severance, unemployment compensation or golden parachute payment) becoming due to any director or employee of Sentinel Financial or any Sentinel Financial Subsidiary from any of such entities, (ii) materially increase any benefit otherwise payable under any of the Sentinel Financial Employee Plans or (iii) result in the acceleration of the time of payment of any such benefit. No holder of an option to acquire stock of Sentinel Financial has or will have at any time through the Effective Time the right to receive any cash or other payment (other than as contemplated by Section 1.3(f) hereof) in exchange for or with respect to all or any portion of such option. Sentinel Financial shall use its best efforts to ensure that no amounts paid or payable by Sentinel Financial, Sentinel Financial Subsidiaries or Roosevelt Financial to or with respect to any employee or former employee of Sentinel Financial or any Sentinel Financial Subsidiary will fail to be deductible for federal income tax purposes by reason of Section 280G of the Code or otherwise. No such option has an associated "Additional Option Right" or other "re-load" or "replacement option" feature.

     2.18 Conduct to Date.  From and after June 30, 1995 through the date of
          ---------------
this Agreement, except as set forth on Schedule 2.18 or in Sentinel Financial
Statements: (i) Sentinel Financial and the Sentinel Financial Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practices; (ii) neither Sentinel Financial nor any Sentinel Financial Subsidiary has issued, sold, granted, conferred or awarded any of its Equity Securities (except shares of Sentinel Financial Common Stock issued pursuant to the exercise of options granted prior to the date hereof under the Sentinel Financial Option Plan), or any corporate debt securities which would be classified under GAAP as long-term debt on the balance sheets of Sentinel Financial; (iii) Sentinel Financial has not effected any stock split or adjusted, combined, reclassified or otherwise changed its capitalization; (iv) Sentinel Financial has not declared, set aside or paid any dividend or other distribution in respect of its capital stock, or purchased, redeemed, retired, repurchased, or exchanged, or otherwise acquired or disposed of, directly or indirectly, any of its Equity Securities, whether pursuant to the terms of such Equity Securities or otherwise; (v) neither Sentinel Financial nor any Sentinel Financial Subsidiary has incurred any material obligation or liability (absolute or contingent), except normal trade or business obligations or liabilities incurred in the ordinary course of business, or subjected to Lien any of its assets or properties other than in the ordinary course of business, (vi) neither Sentinel Financial nor any Sentinel Financial Subsidiary has discharged or satisfied any material Lien or paid any material obligation or liability (absolute or contingent), other than in the ordinary course of business; (vii) neither Sentinel Financial nor any Sentinel Financial Subsidiary has sold, assigned, transferred, leased, exchanged, or otherwise disposed of any of its properties or assets other than for a fair consideration (in the reasonable opinion of management) and in the ordinary course of business; (viii) except as required by contract or law, neither Sentinel Financial nor any Sentinel Financial Subsidiary has (A) increased the rate of compensation of, or paid any bonus to, any of its directors, officers, or other employees, except merit or promotion increases applicable to individual employees and annual increases applicable to employees generally, all in accordance with past practice, or (B) entered into any new, or amended or supplemented any existing, employment, management, consulting, deferred compensation, severance, or other similar contract, (C) entered into, terminated, or substantially modified any of the Sentinel Financial Employee Plans or (D) agreed to do any of the foregoing; (ix) neither Sentinel Financial nor any Sentinel Financial Subsidiary has suffered any material damage, destruction, or loss, whether as the result of fire, explosion, earthquake, accident, casualty, labor trouble, requisition, or taking of property by any Regulatory Authority, flood, windstorm, embargo, riot, act of God or war, or other casualty or event, and whether or not covered by insurance;
(x) other than in the ordinary course of business consistent with past practice, neither Sentinel Financial nor any Sentinel Financial Subsidiary has canceled or compromised any debt; (xi) other than in the ordinary course of business, neither Sentinel Financial nor any Sentinel Financial Subsidiary has entered into any material transaction, contract or commitment and (xii) neither Sentinel Financial nor any Sentinel Financial Subsidiary has made or guaranteed any loan to any of the Sentinel Financial Employee Plans.

     2.19 Prospectus/Proxy Statement, etc.  None of the information regarding
          --------------------------------
Sentinel Financial or any Sentinel Financial Subsidiary supplied or to be supplied in writing by Sentinel Financial for inclusion in (i) the registration statement on Form S-4 to be filed with the SEC by Roosevelt Financial for the purpose of registering the shares of Roosevelt Financial Common Stock to be exchanged for shares of Sentinel Financial Common Stock pursuant to the provisions of this Agreement (the "Registration Statement"), (ii) the prospectus/proxy statement to be mailed to stockholders in accordance with Section

5.3 (the "Prospectus/Proxy Statement") or (iii) any other documents to be filed with any Regulatory Authority in connection with the transactions contemplated hereby will, at the respective times such documents are filed with any Regulatory Authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Prospectus/Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Prospectus/Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of Sentinel Financial's stockholders referred to in Section 5.3, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. All documents, if any, which Sentinel Financial or any Sentinel Financial Subsidiary is responsible for filing with any Regulatory Authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

     2.20 Registration Obligations.  Except as set forth on Schedule 2.20,
          ------------------------
neither Sentinel Financial nor any Sentinel Financial Subsidiary is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any of its securities under the Securities Act or other federal or state securities laws or regulations.

     2.21 Takeover Provisions Not Applicable.  The transactions contemplated by
          ----------------------------------
this Agreement and the Voting Agreements are exempt from Section 203 of the DGCL or any other Delaware takeover law. The Board of Directors of Sentinel Financial has determined pursuant to Section E of Article XIV of Sentinel Financial's Certificate of Incorporation, and hereby represents to Roosevelt Financial, that (i) neither Roosevelt Financial nor any of the Roosevelt Financial Subsidiaries are 10% or more "beneficial owners" of Sentinel Financial Common Stock for purposes of such Article by virtue of the Voting Agreements, this Agreement or any of the transactions contemplated hereby or thereby; and
(ii) Sentinel Financial has taken all steps necessary so that (a) neither Roosevelt Financial nor any of its Subsidiaries will be deemed a "Related Person" under Article XV of Sentinel Financial's Certificate of Incorporation and (b) any takeover or similar provisions in the charter documents or bylaws of Sentinel Financial or Sentinel Federal, including without limitation any provisions thereof restricting the ownership, acquisition or voting of securities or imposing any "fair price" or supermajority director or stockholder vote requirements, will not apply to the Voting Agreements, this Agreement or any of the transactions contemplated hereby or thereby.

     2.22 Regulatory, Tax and Accounting Matters.  Sentinel Financial has not
          --------------------------------------
taken or agreed to take any action, nor does it have knowledge of any fact or circumstance, that would (i) materially impede or delay the consummation of the transactions contemplated by this Agreement or the ability of the parties to obtain any approval of any Regulatory Authority required for the transactions contemplated by this Agreement or to perform their covenants and agreements under this Agreement or (ii) prevent the Merger from qualifying as a pooling of interests for accounting purposes, the Company Merger from qualifying as a reorganization within the meaning of Section 368(a)(1)(A) of the Code or the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a)(1)(A) or (D) of the Code.

     2.23 Brokers and Finders.  Except as set forth in the agreement with
          -------------------
Trident Financial Corporation ("Trident") dated March 1, 1996, which has not been amended since such date, neither Sentinel Financial nor any Sentinel Financial Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no other broker or finder has acted directly or indirectly for Sentinel Financial or any Sentinel Financial Subsidiary, in connection with this Agreement or the transactions contemplated hereby.

     2.24 Community Reinvestment Act Compliance.  Except as set forth on
          -------------------------------------
Schedule 2.24, Sentinel Federal is in material compliance with the applicable provisions of the CRA and the regulations promulgated thereunder, and, as of the date hereof, Sentinel Federal has a CRA rating of satisfactory or better from the OTS. To the Best Knowledge of Sentinel, there is no fact or circumstance or set of facts or circumstances which would cause Sentinel Financial or any Sentinel Financial Subsidiary to fail to comply with such provisions or cause the CRA rating of Sentinel Federal to fall below satisfactory.

     2.25 Fairness Opinion.  Sentinel Financial has received from Trident a
          ----------------
fairness opinion, dated as of the date of this Agreement, to the effect that the consideration to be received by the holders of Sentinel Financial Common Stock pursuant to this Agreement is fair to such holders from a financial point of view.

                                  ARTICLE III

                   REPRESENTATIONS, WARRANTIES AND COVENANTS
                   OF ROOSEVELT FINANCIAL AND ROOSEVELT BANK


     Roosevelt Financial and Roosevelt Bank represent and warrant to and covenant with Sentinel Financial and Sentinel Federal as follows:

     3.1  Organization and Authority.  Roosevelt Financial and each of its
          --------------------------
Subsidiaries (each a "Roosevelt Financial Subsidiary" and collectively the "Roosevelt Financial Subsidiaries") is a corporation, savings bank or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a material adverse effect on the Condition of Roosevelt Financial and the Roosevelt Financial Subsidiaries, taken as a whole, and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Roosevelt Financial is registered as a savings and loan holding company with the OTS under the HOLA. True and complete copies of the Certificate of Incorporation and Bylaws of Roosevelt Financial and of the Charter and Bylaws of Roosevelt Bank, each as in effect on the date of this Agreement, are set forth in Schedule 3.1.

     3.2  Capitalization of Roosevelt Financial.  The authorized capital stock
          -------------------------------------
of Roosevelt Financial consists of (i) 90,000,000 shares of Roosevelt Financial Common Stock, of which, as of December 31, 1995, 41,991,701 shares were issued and outstanding and (ii) 3,000,000 shares of preferred stock, issuable in series, of which 1,301,000 shares of 6 1/2% Non-Cumulative Convertible Preferred Stock (the "Convertible Preferred") were issued or outstanding on such date, and as of such date Roosevelt Financial had reserved 4,946,250 shares of Roosevelt Financial Common Stock for issuance upon conversion of the Convertible Preferred. As of the date hereof, Roosevelt Financial had reserved 4,650,000 shares of Roosevelt Financial Common Stock for issuance upon the exercise of options ("Roosevelt Stock Options") under the Roosevelt Financial stock option and incentive plans. Since December 31, 1994 through the date of this Agreement, no other Equity Securities of Roosevelt Financial have been issued, excluding any Roosevelt Stock Options and shares of Roosevelt Financial Common Stock which may have been issued upon exercise of Roosevelt Stock Options or conversion of the Convertible Preferred, any Restricted Stock and any shares of Roosevelt Financial Common Stock issued in connection with the acquisition of Kirksville Bancshares, Inc. Roosevelt Financial and its Subsidiaries continually evaluate possible business combinations and may prior to the Effective Time enter into one or more agreements providing for, and may consummate, business combinations with other savings and loan holding companies or other companies (or acquisitions of the assets thereof) for consideration that may include Equity Securities. In addition, prior to the Effective Time, Roosevelt Financial and its Subsidiaries may, depending on market conditions and other factors, otherwise determine to issue equity, equity-linked or other securities for financing purposes. Notwithstanding the foregoing, except as heretofore disclosed to Sentinel Financial, Roosevelt Financial has not taken and will not take any action and does not have knowledge of any fact or circumstance, that would (i) materially impede or delay the consummation of the transactions contemplated by this Agreement or the ability of Roosevelt Financial or Sentinel Financial to obtain any approval of any Regulatory Authority required for the transactions contemplated by this Agreement or to perform its covenants and agreements under this Agreement, (ii) prevent the Merger from qualifying as a pooling of interests for accounting purposes, the Company Merger from qualifying as a reorganization within the meaning of Section 368(a)(1)(A) of the Code or the Bank Merger from qualifying as a reorganization within the meaning of
Section 368(a)(1)(A) or (D) of the Code or (iii) make any of the representations and warranties in Article III of this Agreement untrue or incorrect in any material respect if made anew after engaging in such activity, entering into such transaction, or taking such other act. Except as set forth above, there are no other Equity Securities of Roosevelt Financial outstanding on the date hereof. All of the issued and outstanding shares of Roosevelt Financial Common Stock are validly issued, fully paid, and nonassessable, and have not been issued in violation of any preemptive right of any stockholder of Roosevelt Financial. At the Effective Time, the Roosevelt Financial Common Stock to be issued in the Company Merger will be duly authorized, validly issued, fully paid and non-assessable, and will not be issued in violation of any preemptive right of any stockholder of Roosevelt Financial.

     3.3  Authorization.
          -------------

          (a) Roosevelt Financial and Roosevelt Bank have the corporate power and authority to enter into this Agreement and to carry out their obligations hereunder. The execution, delivery and performance of this Agreement by Roosevelt Financial and Roosevelt Bank and the consummation by Roosevelt Financial and Roosevelt Bank of the transactions contemplated hereby have been duly authorized by all requisite corporate action of Roosevelt Financial and Roosevelt Bank. Subject to the receipt of such approvals of the Regulatory Authorities as may be required by statute or regulation, this Agreement is a valid and binding obligation of Roosevelt Financial and Roosevelt Bank enforceable against Roosevelt Financial and Roosevelt Bank in accordance with its terms, subject as to enforcement to bankruptcy, insolvency and other similar laws of general applicability affecting creditors' rights and to general equity principles.

          (b) Neither the execution, delivery or performance by Roosevelt Financial and Roosevelt Bank of this Agreement, nor the consummation by Roosevelt Financial and Roosevelt Bank of the transactions contemplated hereby, nor compliance by Roosevelt Financial and Roosevelt Bank with any of the provisions hereof, will (i) violate or conflict with any term, condition or provision of its certificate of incorporation, charter or bylaws, (ii) violate, conflict with or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the material properties or assets of Roosevelt Financial or any Roosevelt Financial Subsidiary under any of the terms, conditions or provisions of, (x) its articles or certificate of incorporation, charter or bylaws, or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation to which Roosevelt Financial or any Roosevelt Financial Subsidiary is a party or by which it may be bound, or to which Roosevelt Financial or any Roosevelt Financial Subsidiary or any of their material property or assets may be subject, or (ii) subject to compliance with the statutes and regulations referred to in subsection (c) of this Section 3.3, to the Best Knowledge of Roosevelt Financial and of each Roosevelt Financial Subsidiary (collectively, the "Best Knowledge of Roosevelt"), violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Roosevelt Financial or any of the Roosevelt Financial Subsidiaries or any of their respective material properties or assets.

          (c) Other than in connection with or in compliance with the provisions of the DGCL, the Securities Act, the Exchange Act, the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the Holding Company Act, the FDIA, the HOLA, the Thrift Regulations, the BMA and the HSR Act, or any required approvals of any other Regulatory Authority, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary on the part of Roosevelt Financial or Roosevelt Bank for the consummation by them of the transactions contemplated by this Agreement.

     3.4  Roosevelt Financial Statements.  The consolidated balance sheets of
          ------------------------------
Roosevelt Financial and the Roosevelt Financial Subsidiaries as of December 31, 1994 and related consolidated statements of income, cash flows and changes in stockholders' equity for each of the three years in the three-year period ended December 31, 1994, together with the notes thereto, audited by KPMG Peat Marwick LLP and included in Roosevelt Financial's annual report on Form 10-K for the year ended December 31, 1994 as filed with the SEC, and the unaudited consolidated condensed balance sheets of Roosevelt Financial and the Roosevelt Financial Subsidiaries as of September 30, 1995, and the related unaudited consolidated condensed statements of income and cash flows for the periods then ended included in Roosevelt Financial's quarterly report on Form 10-Q for the quarter ended September 30, 1995 as filed with the SEC (collectively, the "Roosevelt Financial Statements"), have been prepared in accordance with GAAP (except for the omission of notes to unaudited statements), present fairly the consolidated financial position of Roosevelt Financial and the Roosevelt Financial Subsidiaries at such dates, and the consolidated results of operations, cash flows and changes in stockholders' equity of Roosevelt Financial and the Roosevelt Financial Subsidiaries for the periods stated therein and are derived from the books and records of Roosevelt Financial and the Roosevelt Financial Subsidiaries, which are complete and accurate in all material respects and have been maintained in accordance with good business practices. Neither Roosevelt Financial nor any of the Roosevelt Financial Subsidiaries has any material contingent liabilities that are not described in the financial statements described above.

     3.5  Roosevelt Reports.  Since December 31, 1994, each of Roosevelt
          -----------------
Financial and the Roosevelt Financial Subsidiaries has filed all material reports, registrations and statements, together with any required material amendments thereto, that it was required to file with any Regulatory Authority. All such reports and statements filed with any such Regulatory Authority are collectively referred to herein as the "Roosevelt Reports." As of its respective date, each Roosevelt Report complied in all material respects with all of the applicable rules and regulations promulgated by the applicable Regulatory Authority and, in the case of Roosevelt Reports filed pursuant to the Securities Act or the Exchange Act, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     3.6  Material Adverse Change.  Except as set forth on Schedule 3.6, since
          -----------------------
December 31, 1994, there has been no material adverse change in the Condition of Roosevelt Financial and the Roosevelt Financial Subsidiaries, taken as a whole, except as may have resulted or may result from changes to laws and regulations, generally accepted accounting principles or regulatory accounting principles or changes in economic conditions applicable to depositary institutions generally.

     3.7  Litigation and Other Proceedings.  Except as to matters set forth in
          --------------------------------
the Roosevelt Reports, there is no claim, action, suit, investigation or proceeding, pending or, to the Best Knowledge of Roosevelt, threatened against Roosevelt Financial or any Roosevelt Financial Subsidiary, nor are they subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or reasonably could not be expected to have, a material adverse effect on the condition of Roosevelt Financial and the Roosevelt Financial Subsidiaries, taken as whole, but not excepting any actions, suits or proceedings which purport or seek to enjoin or restrain the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, except as to matters set forth in the Roosevelt Reports, there are no actions, suits, or proceedings pending or, to the Best Knowledge of Roosevelt Financial, threatened against Roosevelt Financial or any Roosevelt Financial Subsidiary or any of their respective officers or directors by any stockholder of Roosevelt Financial or any Roosevelt Financial Subsidiary (or by any former stockholder of Roosevelt Financial or any Roosevelt Financial Subsidiary relating to or arising out of such person's status as a stockholder or former stockholder) or involving claims under the Securities Act, the Exchange Act, the CRA or the fair lending laws.

     3.8  Compliance with Laws.
          --------------------

          (a) Roosevelt Financial and each of the Roosevelt Financial Subsidiaries have all material permits, licenses, authorizations, orders and approvals of, and have made all material filings, applications and registrations with, all Regulatory Authorities that are required in order to permit them to own or lease their properties and assets and to carry on their business as presently conducted, except where the failure to have all such permits, licenses, authorizations, orders and approvals or to have made all such filings would not have a material adverse effect on the Condition of Roosevelt Financial and the Roosevelt Financial Subsidiaries, taken as a whole; all such permits, licenses, authorizations, orders and approvals are in full force and effect and, to the Best Knowledge of Roosevelt, no suspension or cancellation of any of them is threatened and all such filings, applications and registrations are current.

          (b) Each of Roosevelt Financial and the Roosevelt Financial Subsidiaries has complied with all laws, regulations and orders (including without limitation zoning ordinances, building codes, ERISA, and securities, tax, environmental, civil rights, and occupational health and safety laws and regulations, and including without limitation, in the case of any Roosevelt Financial Subsidiary that is a savings bank, banking organization, banking corporation or trust company, all statutes, rules, regulations and policy statements pertaining to the conduct of a banking, deposit-taking, lending or related business, or to the exercise of trust powers) and governing instruments applicable to them and to the conduct of their business, except as to matters set forth in the Roosevelt Reports or where such failure to comply would not have a material adverse effect on the Condition of Roosevelt Financial and the Roosevelt Financial Subsidiaries, taken as a whole. Neither Roosevelt Financial nor any Roosevelt Financial Subsidiary is in default under, and no event has occurred which, with the lapse of time or notice or both, could result in a default under, the terms of any judgment, order, writ, decree, permit, or license of any Regulatory Authority or court, whether federal, state, municipal, or local and whether at law or in equity, except such defaults as, individually and in the aggregate, would not have a material adverse effect on the Condition of Roosevelt Financial and the Roosevelt Financial Subsidiaries, taken as a whole. Except as to matters set forth in the Roosevelt Reports, neither Roosevelt Financial nor any Roosevelt Financial Subsidiary is subject to or reasonably likely to incur a liability as a result of its past or present ownership, operation, or use of any Property of Roosevelt Financial or any Roosevelt Financial Subsidiary (whether directly or, to the Best Knowledge of Roosevelt Financial, as a consequence of such Property being part of the investment portfolio of Roosevelt Financial or any Roosevelt Financial Subsidiary) (A) that is contaminated by or contains any Toxic Substance, or (B) on which any Toxic Substance has been stored, disposed of, placed, or used in the construction thereof; and which, in any such case or in the aggregate, reasonably could be expected to have a material adverse effect on the Condition of Roosevelt Financial and the Roosevelt Financial Subsidiaries, taken as a whole. No claim, action, suit, or proceeding is pending against Roosevelt Financial or any Roosevelt Financial Subsidiary relating to Property of Roosevelt Financial or any Roosevelt Financial Subsidiary before any court or other Regulatory Authority or arbitration tribunal relating to hazardous substances, pollution, or the environment, and there is no outstanding judgment, order, writ, injunction, decree, or award against or materially adversely affecting Roosevelt Financial or any Roosevelt Financial Subsidiary with respect to the same. Except for statutory or regulatory restrictions of general application, no Regulatory Authority has placed any restriction on the business of Roosevelt Financial or any Roosevelt Financial Subsidiary which reasonably could be expected to have a material adverse effect on the Condition of Roosevelt Financial and the Roosevelt Financial Subsidiaries, taken as a whole.

          (c) Except as previously disclosed to Sentinel Financial, since December 31, 1994, neither Roosevelt Financial nor any Roosevelt Financial Subsidiary has received any notification or communication as to any matter which has not been resolved from any Regulatory Authority (i) asserting that Roosevelt Financial or any Roosevelt Financial Subsidiary is not in substantial compliance with any of the statutes, regulations or ordinances that such Regulatory Authority enforces, except with respect to matters which reasonably could not be expected to have a material adverse effect on the Condition of Roosevelt Financial and the Roosevelt Financial Subsidiaries, taken as a whole, (ii) threatening to revoke any license, franchise, permit or governmental authorization that is material to the Condition of Roosevelt Financial and the Roosevelt Financial Subsidiaries, taken as a whole, including without limitation Roosevelt Bank's status as an insured depositary institution under the FDIA, or (iii) requiring or threatening to require Roosevelt Financial or any of the Roosevelt Financial Subsidiaries, or indicating that Roosevelt Financial or any of the Roosevelt Financial Subsidiaries may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting or purporting to direct, restrict or limit in any manner the operations of Roosevelt Financial or any of the Roosevelt Financial Subsidiaries, including without limitation any restriction on the payment of dividends. No such cease and desist order, agreement or memorandum of understanding or other agreement is currently in effect.

     3.9  Registration Statement, etc.  None of the information regarding
          ---------------------------
Roosevelt Financial or any of the Roosevelt Financial Subsidiaries supplied or to be supplied by Roosevelt Financial for inclusion or included in (i) the Registration Statement, (ii) the Prospectus/Proxy Statement or (iii) any other documents to be filed with any Regulatory Authority in connection with the transactions contemplated hereby will, at the respective times such documents are filed with any Regulatory Authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Prospectus/Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Prospectus/Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of stockholders referred to in Section 5.3, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. All documents which Roosevelt Financial or any of the Roosevelt Financial Subsidiaries are responsible for filing with any Regulatory Authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

     3.10 Brokers and Finders.  Neither Roosevelt Financial nor any of the
          -------------------
Roosevelt Financial Subsidiaries nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Roosevelt Financial or any of the Roosevelt Financial Subsidiaries, in connection with this Agreement or the transactions contemplated hereby.

     3.11 Community Reinvestment Act Compliance. Roosevelt Bank is in material
          -------------------------------------
compliance with the applicable provisions of the CRA and the regulations promulgated thereunder, and Roosevelt Bank currently has a CRA rating of satisfactory or better from the OTS. To the Best Knowledge of Roosevelt, there is no fact or circumstance or set of facts or circumstances which would cause Roosevelt Financial or any Roosevelt Financial Subsidiary to fail to comply with such provisions or cause the CRA rating of Roosevelt Bank to fall below satisfactory.


                                   ARTICLE IV

               CONDUCT OF BUSINESSES PRIOR TO THE EFFECTIVE TIME


     4.1  Conduct of Businesses Prior to the Effective Time.  During the period
          -------------------------------------------------
from the date of this Agreement to the Effective Time, each of Roosevelt Financial and Sentinel Financial shall, and shall cause each of their respective Subsidiaries to, conduct its business only in the ordinary and usual course consistent with past practices (including in the case of Roosevelt Financial and its Subsidiaries the matters set forth in the fourth and fifth sentences of
Section 3.2 hereof) and shall, and shall cause each such Subsidiary to, use its best efforts to maintain and preserve its business organization, employees and advantageous business relationships and retain the services of its officers and key employees.

     4.2  Forbearances. Except as provided herein, during the period from the
          ------------
date of this Agreement to the Effective Time, Sentinel Financial shall not and shall not permit any of the Sentinel Financial Subsidiaries to, without the prior written consent of Roosevelt Financial:

          (a) declare, set aside or pay any dividends or other distributions, directly or indirectly, in respect of its capital stock (other than ordinary, normal dividends from a wholly owned Subsidiary of Sentinel Financial to Sentinel Financial or another wholly owned Subsidiary of Sentinel Financial);

          (b) enter into or amend any employment, severance or similar agreement or arrangement with any director or officer or employee, or materially modify any of the Sentinel Financial Employee Plans or security acquisition loans relating thereto (or prepay in whole or in part any such loans) or grant any salary or wage increase or materially increase any employee benefit (including incentive or bonus payments), except (i) normal individual bonuses and increases in compensation to employees, in each case and in the aggregate consistent with past practice or to the extent required by law or contract, (ii) as set forth in Section 5.8 of this Agreement and (iii) such increases of which Sentinel Financial notifies Roosevelt Financial in writing and which Roosevelt Financial does not disapprove in writing within ten days of the receipt of such notice;

          (c) except to the extent that the fulfillment of the fiduciary duties of Sentinel Financial's directors requires such action, as so advised in writing by Sentinel Financial's outside counsel, authorize, recommend, propose or announce an intention to authorize, so recommend or propose, or enter into an agreement in principle with respect to, any merger, consolidation or business combination (other than the Merger), any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities or any release or relinquishment of any material contract rights;

          (d) except as may be required by law or regulation, propose or adopt any amendments to its certificate of incorporation or other charter document or bylaws;

          (e) issue, sell, grant, confer or award any of its Equity Securities (except shares of Sentinel Financial Common Stock issued pursuant to options that were granted under the Sentinel Financial Option Plan and are outstanding on the date of this Agreement) or effect any stock split or adjust, combine, reclassify or otherwise change its capitalization as it exists on the date of this Agreement;

          (f) purchase, redeem, retire, repurchase, or exchange, or otherwise acquire or dispose of, directly or indirectly, any of its Equity Securities, whether pursuant to the terms of such Equity Securities or otherwise;

          (g) (i) without first consulting with Roosevelt Financial, enter into or increase any loan or credit commitment (including stand-by letters of credit) to, or invest or agree to invest in, any person or entity or modify any of the material provisions or renew or otherwise extend the maturity date of any existing loan or credit commitment (collectively, "Lend to") in an amount in excess of $100,000, provided no such consultation shall be required in respect of single-family residential loans or credits not exceeding $350,000 that are made in compliance with Sentinel Federal's lending policies as in effect on the date hereof; (ii) enter into, or increase in an amount in excess of $350,000 any commercial or multi-family real estate loan or credit commitment (including stand-by letters of credit) to, or invest or agree to invest in, any commercial or multi-family real estate project or entity, or Lend to any person other than in accordance with lending policies as in effect on the date hereof, provided that Sentinel Financial or any Sentinel Financial Subsidiary may make any such loan in the event (A) Sentinel Financial or any Sentinel Financial Subsidiary has delivered to Roosevelt Financial or its designated representative a notice of its intention to make such loan and such information as Roosevelt Financial or its designated representative may reasonably require in respect thereof and (B) Roosevelt Financial or its designated representative shall not have objected to such loan by giving written or facsimile notice of such objection within two business days following the delivery to Roosevelt Financial of the notice of intention and information as aforesaid; (iii) Lend to any person or entity, any of the loans or other extensions of credit to which or investments in which are on a "watch list" or similar internal report of Sentinel Financial or any Sentinel Financial Subsidiary (except those denoted "pass" or similar notation thereon), in an amount in excess of $100,000; or (iv) enter into any agreement or engage in any transaction which reasonably could be construed as materially affecting the asset/liability management or interest rate risk management position of Sentinel Financial or Sentinel Federal (in this regard, Sentinel Financial shall promptly telecopy to Roosevelt Financial copies of all Sentinel Financial or Sentinel Federal loan and deposit pricing reports as well as summaries of any proposed asset sales and secondary market transactions as soon as they are identified); provided, however, that nothing in this paragraph shall prohibit Sentinel Financial or any Sentinel Financial Subsidiary from honoring any contractual obligation in existence on the date of this Agreement or, with respect to loans described in clause (i) above, making such loans after consulting with Roosevelt Financial in accordance with the provisions of that clause.

          (h) directly or indirectly (including, without limitation, through its officers, directors, employees or other representatives) (i) initiate, solicit or encourage any discussions, inquiries or proposals with any third party relating to the disposition of any significant portion of the business or assets of Sentinel Financial or any Sentinel Financial Subsidiary or the acquisition of 10% or more of any class of Equity Securities of Sentinel Financial or any Sentinel Financial Subsidiary or the merger of Sentinel Financial or any Sentinel Financial Subsidiary with any person (other than Roosevelt Financial) or any similar transaction (each such transaction being referred to in this Section 4.2(h) as an "Acquisition Transaction") or (ii) except to the extent that the fulfillment of the fiduciary duties of Sentinel Financial's directors requires such action, as so advised in writing by Sentinel Financial's outside counsel, directly or indirectly, (including through its officers, directors, employees or other representatives), provide any such person with information or assistance or negotiate with any such person with respect to an Acquisition Transaction, and Sentinel Financial shall immediately notify Roosevelt Financial orally and in reasonable detail of all the relevant facts relating to all inquiries, indications of interest and proposals which it may receive with respect to any Acquisition Transaction and promptly confirm the same to Roosevelt Financial in writing;

          (i) take any action that would (A) materially impede or delay the consummation of the transactions contemplated by this Agreement or the ability of Roosevelt Financial or Sentinel Financial to obtain any approval of any Regulatory Authority required for the transactions contemplated by this Agreement or to perform its covenants and agreements under this Agreement or (B) prevent the Merger from qualifying as a pooling of interests for accounting purposes, the Company Merger from qualifying as a reorganization within the meaning of Section 368(a)(1)(A) of the Code or the Bank Merger from qualifying as a reorganization within the meaning of
     Section 368(a)(1)(A) or (D) of the Code;

          (j) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity; or

          (k) agree in writing or otherwise to take any of the foregoing actions or engage in any activity, enter into any transaction or take or omit to take any other act which would make any of the representations and warranties in Article II of this Agreement untrue or incorrect in any material respect if made anew after engaging in such activity, entering into such transaction, or taking or omitting such other act.


                                   ARTICLE V

                             ADDITIONAL AGREEMENTS


     5.1  Access and Information.  Roosevelt Financial and the Roosevelt
          ----------------------
Financial Subsidiaries, on the one hand, and Sentinel Financial and the Sentinel Financial Subsidiaries, on the other hand, shall each afford to each other, and to the other's accountants, counsel and other representatives, reasonable access during the period prior to the Effective Time, to all their respective properties, books, contracts, commitments and records and, during such period, each shall furnish promptly to the other (i) a copy of each report, schedule and other document filed or received by it during such period pursuant to the requirements of federal and state securities laws and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request. Except as may be required by law, each party hereto shall, and shall cause its advisors and representatives to, (A) hold confidential all information obtained in connection with any transaction contemplated hereby with respect to the other party which is not otherwise public knowledge, (B) return all documents (including copies thereof) obtained hereunder from the other party to such other party and (C) use its best efforts to cause all information obtained pursuant to this Agreement or in connection with the negotiation of this Agreement to be treated as confidential and not use, or knowingly permit others to use, any such information unless such information becomes generally available to the public.

     5.2  Registration Statement; Regulatory Matters.
          ------------------------------------------

          (a) Roosevelt Financial, in cooperation with Sentinel Financial, shall prepare and, subject to the review and consent of Sentinel Financial with respect to matters relating to Sentinel Financial (which consent shall not be unreasonably withheld), file with the SEC as soon as reasonably practicable, but in no event later than 90 days from the date of this Agreement, the Registration Statement (or the equivalent in the form of preliminary proxy material), with respect to the shares of Roosevelt Financial Common Stock to be issued in the Merger. Roosevelt Financial shall use its best efforts to cause the Registration Statement to become effective. Roosevelt Financial shall also take any reasonable action required to be taken under any applicable state blue sky or securities laws in connection with the issuance of such shares, and Sentinel Financial and the Sentinel Financial Subsidiaries shall furnish Roosevelt Financial all information concerning Sentinel Financial and the Sentinel Financial Subsidiaries and the stockholders thereof as Roosevelt Financial may reasonably request in connection with any such action. Sentinel Financial authorizes Roosevelt Financial to utilize in the Registration Statement the information concerning Sentinel Financial and the Sentinel Financial Subsidiaries provided to Roosevelt Financial for inclusion in the Prospectus/Proxy Statement. Roosevelt Financial shall advise Sentinel Financial promptly when the Registration Statement has become effective and of any supplements or amendments thereto, and shall furnish Sentinel Financial with copies of all such documents.

          (b) Sentinel Financial and Roosevelt Financial shall cooperate and use their respective best efforts to promptly prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement and, as and if directed by Roosevelt Financial, to consummate such other mergers, consolidations or asset transfers or other transactions by and among the Roosevelt Financial Subsidiaries and the Sentinel Financial Subsidiaries concurrently with or following the Effective Time, provided that such actions do not materially impede or delay the consummation of the transactions contemplated by this Agreement.

     5.3  Stockholder Approval.  Sentinel Financial shall call a meeting of its
          --------------------
stockholders to be held as soon as practicable on a mutually agreeable date for the purpose of voting upon the Merger. In connection with such meeting, Roosevelt Financial and Sentinel Financial shall cooperate in the preparation of the Prospectus/Proxy Statement and, with the approval of each of Roosevelt Financial and Sentinel Financial, which approvals will not be unreasonably withheld, the Prospectus/Proxy Statement shall be mailed to the stockholders of Sentinel Financial. The Board of Directors of Sentinel Financial shall submit for approval of Sentinel Financial's stockholders the matters to be voted upon at such meeting. The Board of Directors of Sentinel Financial hereby does and (except to the extent that the fulfillment of the fiduciary duties of Sentinel Financial's directors so requires, as so advised in writing by Sentinel Financial's outside counsel) will (i) recommend this Agreement and the transactions contemplated hereby to the stockholders of Sentinel Financial and
(ii) use its best efforts to obtain any
vote of Sentinel Financial's stockholders necessary for the approval and adoption of this Agreement and the Merger.

     5.4  Current Information.  During the period from the date of this
          -------------------
Agreement to the Effective Time, each party shall promptly furnish the other with copies of all monthly and other interim financial statements as the same become available and shall cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of the other party. Each party shall promptly notify the other party of any material change in its business or operations, of any fact, omission or condition which makes untrue or misleading or shows to have been untrue or misleading the information supplied by it for inclusion in the Registration Statement or the Prospectus/Proxy Statement, and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving such party, and shall keep the other party fully informed of such events.

     5.5  Agreements of Affiliates. As soon as practicable after the date of
          ------------------------
this Agreement, Sentinel Financial shall deliver to Roosevelt Financial a letter, reviewed by its counsel, identifying all persons whom Sentinel Financial believes to be "affiliates" of Sentinel Financial for purposes of Rule 145 under the Securities Act or for purposes of qualifying for pooling of interests accounting treatment for the Merger. Sentinel Financial shall use its best efforts to cause each person who is so identified as an "affiliate" to deliver to Roosevelt Financial, as soon as practicable thereafter, a written agreement, in form and substance reasonably satisfactory to Roosevelt Financial, providing that from the date of such agreement each such person will agree not to sell, pledge, transfer or otherwise dispose of any shares of stock of Sentinel Financial held by such person or any shares of Roosevelt Financial Common Stock to be received by such person in the Merger (i) during the period commencing 30 days prior to the Merger and ending at the time of publication of financial results covering at least 30 days of combined operations after the Merger and
(ii) at any time, except in compliance with the applicable provisions of the Securities Act and other applicable laws and regulations. Prior to the Effective Time, Sentinel Financial shall amend and supplement such letter and use its best efforts to cause each additional person who is identified as an "affiliate" to execute a written agreement as set forth in this Section 5.5.

     5.6  Expenses.  Each party hereto shall bear its own expenses incident to
          --------
preparing, entering into and carrying out this Agreement and to consummating the Merger, provided, however, that Roosevelt Financial shall pay all printing and mailing expenses and filing fees associated with the Registration Statement and the Prospectus/Proxy Statement and all filings with Regulatory Authorities for approval of this Agreement.

     5.7  Miscellaneous Agreements and Consents.  Subject to the terms and
          -------------------------------------
conditions herein provided, and except to the extent required for the fulfillment of the fiduciary duties of Sentinel Financial's directors as so advised in writing by Sentinel Financial's outside counsel, each of the parties hereto agrees to use its respective best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as possible, including without limitation using its respective best efforts to lift or rescind any injunction or restraining order adversely affecting the ability of the parties to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, each party shall, and shall cause each of its respective Subsidiaries to, use its best efforts to obtain consents of all third parties and Regulatory Authorities necessary or, in the reasonable opinion of Roosevelt Financial, desirable for the consummation of the transactions contemplated by this Agreement.

     5.8  Employee Agreements and Benefits.
          --------------------------------

          (a) Following the Effective Time, Roosevelt Financial or Roosevelt Bank shall honor in accordance with its terms the employment agreement to be entered into between Roosevelt Bank and Craig D. Laemmli in the form set forth in Schedule 5.8, which agreement shall be executed at the Closing. As of the Effective Time, all employment contracts or similar agreements theretofore existing between Sentinel Financial or any of its Subsidiaries and Craig D. Laemmli shall terminate without any payment or penalty obligation and be superseded and replaced in its entirety by the employment agreement referred to in the immediately preceding sentence of this Section 5.8(a). In the event that the substantive terms of the employment agreement between Craig D. Laemmli and Roosevelt Bank in the form set forth in
     Schedule 5.8 are modified in any manner that would materially diminish the anticipated benefits of such employment agreement to Mr. Laemmli, he and Roosevelt Bank shall be under no obligation to execute said agreement and Roosevelt Financial and Roosevelt Bank agree that, at and following the Effective Time, Craig D. Laemmli's existing employment agreement dated January 7, 1994 shall remain in effect. Roosevelt Financial and Roosevelt Bank further agree that, notwithstanding any other provision herein, in the event Mr. Laemmli's existing employment agreement remains in effect pursuant to the preceding sentence, the Company Merger shall constitute a change in control within the meaning of Section 5(a) of said agreement. Roosevelt Financial and Roosevelt Bank agree, and Mr. Laemmli has heretofore acknowledged and agreed with Roosevelt Financial and Roosevelt Bank, that upon the Company Merger, in the event that Mr. Laemmli's existing employment agreement remains in effect pursuant to the second preceding sentence, Mr. Laemmli shall be entitled to receive in full satisfaction of the obligations of Roosevelt Financial, Roosevelt Bank, Sentinel Financial and Sentinel Federal under such existing employment agreement, in cash, 299 percent of Mr. Laemmli's "base amount" of compensation, as defined in Section 280G(b)(3) of the Code; provided, however, that Mr. Laemmli has heretofore acknowledged and agreed that in no event shall Roosevelt Financial or Roosevelt Bank be obligated to make any payment or provide any benefits under his existing employment agreement or otherwise that would be nondeductible by Roosevelt Financial or Roosevelt Bank for federal tax purposes pursuant to Section 280G of the Code. Neither Sentinel Financial nor Sentinel Federal shall make, and neither Roosevelt Financial nor Roosevelt Federal shall be in any manner obligated to make, any payment whatsoever to any other Sentinel Financial or Sentinel Federal director or employee under any circumstance in which such payment is not or will not be deductible under Section 162(m) or Section 280G of the Code. For at least one year after the Effective Time, and for so long thereafter as the participating directors and Roosevelt Bank deem the relationship to be mutually beneficial and subject to compliance with the Thrift Regulations, the directors of Sentinel Financial who wish to do so may serve as regional Advisory Directors of Roosevelt Bank with a retainer fee for each such Advisory Director of $500 per month.

          (b) Except to the extent provided in Sections 1.3(f) and 5.8(d) hereof: (i) the provisions of each plan, program or arrangement providing for the issuance or grant of any interest in respect of the capital stock of Sentinel Financial or any Sentinel Financial Subsidiary shall be terminated as of the Effective Time and (ii) Sentinel Financial shall ensure that following the Effective Time no participant in any Sentinel Financial Employee Plan shall have any right thereunder to acquire any securities of Sentinel Financial, any Sentinel Financial Subsidiary, Roosevelt Financial, any Roosevelt Financial Subsidiary, or any successor in interest to any of such entities.

          Shares of Sentinel Financial Common Stock issued pursuant to the Sentinel Federal Savings and Loan Association of Kansas City Management Recognition and Development

     Plan and Trust Agreement for Officers and Key Employees and the Sentinel Federal Savings and Loan Association of Kansas City Management Recognition and Development Plan and Trust Agreement for Outside Directors (together, the "MRP Plans") that are subject to forfeiture restrictions shall no longer be subject to such restrictions upon the Effective Time and the certificates for Roosevelt Financial Common Stock issued in the exchange shall not contain any legend relating to the MRP Plans.

          (c) Roosevelt Bank anticipates retaining the employees of Sentinel Federal as employees of Roosevelt Bank after the Effective Time, subject to the needs of Roosevelt Bank and the qualifications of such employees. Those employees (other than Craig D. Laemmli) who are not retained for at least six months after the Effective Time will be offered a severance arrangement of (i) four weeks' pay plus (ii) an additional week's pay for each year of service to Sentinel Financial or any Sentinel Financial Subsidiary (and shall be entitled to receive in cash the value of their unused accrued vacation leave to the extent it has been expensed and accrued in the regular course of business for financial reporting purposes during the periods it was earned). Employees of Sentinel Financial or any Sentinel Financial Subsidiary who continue in employment with Roosevelt Financial or any Roosevelt Financial Subsidiary following the Effective Time shall be credited for prior years of service with Sentinel Financial or any Sentinel Financial Subsidiary for purposes of eligibility and vesting (but not for the accrual of benefits) under Roosevelt Financial and Roosevelt Financial Subsidiary benefit plans and policies (including, without limitation, vacation and sick leave policies), there shall be no exclusion from medical coverage as the result of pre-existing conditions that were covered under the medical plan of Sentinel Financial or the applicable Sentinel Financial Subsidiary, and such employees shall be entitled to participate on an equitable basis in the same benefit plans and policies as are generally available to Roosevelt Financial and Roosevelt Bank employees of similar rank and status not later than January 1, 1998.

          In the event that the combined benefits allocable under the Sentinel Qualified Plans (as hereinafter defined) and any qualified retirement plans of Roosevelt Financial or the Roosevelt Financial Subsidiaries, as applicable (the "Roosevelt Qualified Plans"), by virtue of the allocation under Section 5.8(d)(ii) hereof or otherwise, exceed the applicable limitations of Section 415 of the Code, any required reductions in allocations necessary to meet such limitations will be made first to the benefits allocable under the Roosevelt Qualified Plans.

          (d) Prior to the Effective Time, and except to the extent necessary to effectuate the intent of subparagraphs (i) and (ii) below, Sentinel Financial shall make no amendments to the Sentinel Federal Employee Stock Ownership Plan (the "Sentinel Federal ESOP") or any other tax-qualified retirement plan maintained by Sentinel Financial or any of its Subsidiaries (together with the Sentinel Federal ESOP, the "Sentinel Qualified Plans") without the prior written approval of Roosevelt Financial and shall make no additional contributions to the Sentinel Federal ESOP except for contributions that are (x) made on or before the earlier of June 30, 1996 or the Effective Time, at levels and with a frequency that is not in excess of prior practice, and (y) applied to the repayment of ESOP indebtedness ("Debt"); provided, however, that the Sentinel Federal ESOP may be amended
               --------- --------
     to provide for full vesting of participant accounts at the Effective Time.

               (i) As soon as practicable after the Effective Time (but not prior to the publication of financial results covering at least 30 days of combined operations after the Merger) and without adversely affecting the qualified status of the Sentinel Federal ESOP, the trustees of the Sentinel Federal ESOP shall convert to cash a portion of the

          Roosevelt Financial Common Stock received by the Sentinel Federal ESOP in the Company Merger with respect to unallocated Sentinel Financial Common Stock in order to repay the entire outstanding balance of the Sentinel Federal ESOP loan.

              (ii) As soon as practicable after the retirement of the Sentinel Federal ESOP loan as provided in subparagraph (i) above (but not later than 120 days after the publication of financial results covering at least 30 days of combined operations after the Merger) and without adversely affecting the qualified status of the Sentinel Federal ESOP, the trustees of the Sentinel Federal ESOP shall allocate the remaining Roosevelt Financial Common Stock received by the Sentinel Federal ESOP in the Company Merger with respect to unallocated shares of Sentinel Financial Common Stock to the accounts of all participants in the Sentinel Federal ESOP (whether or not such participants are then actively employed) and beneficiaries in proportion to the account balances of such participants and beneficiaries as they existed as of the Effective Time (and, if required, to the accounts of former participants or their beneficiaries) as investment earnings of the Sentinel Federal ESOP (except to the extent that any such allocations would be subject to the limitations of Section 415 of the Code for such year). Sentinel Financial, at its expense, may make an Application for Determination to the appropriate District Office of the Internal Revenue Service for a determination letter or ruling, relating to whether unallocated employer securities (or proceeds) remaining after full payment of the Sentinel Federal ESOP loan can be allocated as ESOP earnings to participants or former participants of the Sentinel Federal ESOP as of the Effective Time without any amount thereof being subject to limitation on allocation under Section 415 of the Code. In the event that a favorable determination or ruling is received by Sentinel Financial on or prior to 90 days following the Effective Time relating to the matters set forth in the preceding sentence, then the Sentinel Federal ESOP shall make allocation of unallocated employer securities in a manner consistent with the favorable determination letter or ruling. If a favorable determination letter or ruling is not received within the time period specified in the preceding sentence, then in that event, after full payment of the Sentinel Federal ESOP loan, unallocated employer securities shall be allocated as of the Effective Time subject to the limitation on allocation under Section 415 of the Code. No allocation of employer securities (or proceeds) shall be made under the Sentinel Federal ESOP relating to periods after the Effective Time and no employer contribution shall be made to the Sentinel Federal ESOP relating to periods after the Effective Time.

              (iii) As of the Effective Time, the administrative and other authority previously exercised with respect to the Sentinel Federal ESOP by the Board of Directors of Sentinel Financial shall be exercised solely by a Committee appointed and selected by the Board of Directors of Sentinel Financial and in place under the terms of the Sentinel Federal ESOP ("Committee"), which authority shall include the authority to appoint and remove trustees of the Sentinel Federal ESOP.

              (iv) Subject to Roosevelt Financial waiting 120 days after the publication of financial results covering at least 30 days of combined operations after the Merger with respect to the Sentinel Federal ESOP only to permit allocations to be made pursuant to subparagraph (ii), Roosevelt Financial may terminate the Sentinel Qualified Plans, continue the Sentinel Qualified Plans, or merge the Sentinel Qualified Plans with other tax-qualified retirement plans maintained by Roosevelt Financial or its Subsidiaries, all in its sole discretion, but in a manner consistent with the requirements of ERISA and the applicable provisions of the Code. The vested accrued benefits of participants in the Sentinel Qualified Plans shall not be reduced by virtue of any such termination, continuation or merger of the Sentinel Qualified Plans. Any such termination or merger may be effective as of the Effective Time.

              (v) Neither Roosevelt Financial nor any of its Subsidiaries shall have any obligation to make any contributions to the Sentinel Qualified Plans.

     5.9  Press Releases.  The initial press release announcing this Agreement
          --------------
shall be as previously agreed upon by Roosevelt Financial and Sentinel Financial. Except as deemed by Sentinel Financial, after consultation with its outside counsel, to be necessary to comply with applicable law, Sentinel Financial and its Subsidiaries shall not issue any press releases or written statements for general public circulation relating to this Agreement or any of the transactions contemplated hereby without the prior consent of Roosevelt Financial, which consent shall not be unreasonably withheld.

     5.10 D&O Indemnification and Insurance.  Roosevelt Financial (and any
          ---------------------------------
successor) shall indemnify, defend and hold harmless the present and former directors, officers and employees of Sentinel Financial and the Sentinel Financial Subsidiaries against all liabilities, claims, losses, damages or judgments, or amounts paid in settlement with the approval of Roosevelt Financial (which approval shall not be unreasonably withheld) of any claim, action, or suit, arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) regardless of whether such matter is asserted or claimed prior to, at or after the Effective Time, to the fullest extent such persons are indemnified under the DGCL and Sentinel Financial's Certificate of Incorporation and Bylaws as in effect on the date hereof, including provisions relating to the advancement of expenses incurred in the defense of any litigation. Roosevelt Financial shall use its reasonable best efforts to cause the persons serving as officers and directors of Sentinel Federal immediately prior to the Effective Time to be covered for a period of three years from the Effective Time by single (one-time) premium tail coverage under the directors' and officers' liability insurance policy maintained by Sentinel Federal (provided that Roosevelt Financial may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not materially less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall Roosevelt Financial be required to expend in the aggregate more than 150% of the annual amount currently expended by Sentinel Federal (the "Insurance Amount") to maintain or procure insurance coverage pursuant hereto and further provided that if Roosevelt Financial is unable to maintain or obtain the insurance called for by this Section 5.10, Roosevelt Financial shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount.

     5.11 Third Parties.  Sentinel Financial and each Sentinel Financial
          -------------
Subsidiary, as applicable, shall immediately terminate all negotiations or discussions concerning any Acquisition Transaction with parties other than Roosevelt Financial and enforce the terms of all confidentiality agreements with such other parties; provided, however, that nothing in this Section 5.11 is intended to preclude, after such termination, the ability of Sentinel Financial and the Sentinel Financial Subsidiaries to engage in the actions set forth in
Section 4.2(h)(ii), but only under the circumstances and to the extent permitted thereby.

     5.12 Schedule 13D or 13G Filings.  Sentinel Financial shall immediately
          ---------------------------
advise Roosevelt Financial of the receipt (and, to the Best Knowledge of Sentinel, the filing) after the date hereof of all Schedules 13D or 13G (and all
Schedule 13D or 13G amendments) under the Exchange Act with respect to Sentinel Financial Common Stock, and shall provide Roosevelt Financial with a copy of each such Schedule 13D or 13G or Schedule 13D or 13G amendment promptly after receipt thereof.

     5.13 Dissenting Shareholders' Appraisal Rights. Roosevelt Financial and
          -----------------------------------------
Sentinel Financial, as applicable, will comply with all applicable notification and other provisions of regulations or statutes relating to Dissenting Shares.

     5.14 Reservation of Shares.  Roosevelt Financial shall take all corporate
          ---------------------
action necessary to reserve for issuance a sufficient number of shares of Roosevelt Financial Common Stock for delivery upon exercise of Sentinel Financial stock options assumed by it in accordance with Section 1.3(f) hereof. As soon as practicable after the Effective Time, Roosevelt Financial shall file an appropriate registration statement with respect to the shares of Roosevelt Financial Common Stock subject to such options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

     5.15 Nasdaq Listing.  Roosevelt Financial shall use all reasonable efforts
          --------------
to cause the securities to be issued in the Merger, and to be reserved for issuance upon exercise of Sentinel Financial stock options, to be approved for listing on the Nasdaq Stock Market (or such other national securities exchange or stock market on which such securities shall then be traded), subject to official notice of issuance, prior to or as of the Closing.

     5.16 Assistance with Third-Party Agreements.  Sentinel Financial and
          ---------------------------------------
Sentinel Federal shall cooperate with, and use all reasonable efforts to assist, Roosevelt Financial and Roosevelt Bank in (i) gaining access to all of Sentinel Financial's and Sentinel Federal's third-party vendors, and the landlords of all of Sentinel Financial's and Sentinel Federal's leased properties, promptly after the date of this Agreement, and (b) obtaining the cooperation of such third-parties in a smooth transition in accordance with Roosevelt Financial's and Roosevelt Federal's timetable at or after the Effective Time. Sentinel Financial and Sentinel Federal shall also, at Roosevelt Financial's or Roosevelt Bank's request, give notice of termination of third-party contracts to be effective at or after the Effective Time, and take such additional action as may be necessary or reasonably appropriate to ensure that such contracts are terminated at the date requested.

     5.17 Notices and Communications.  Sentinel Financial and Sentinel Federal
          --------------------------
shall, if requested to do so by Roosevelt Financial or Roosevelt Bank following receipt of all approvals of governmental authorities to the transactions contemplated by this Agreement, but prior to the expiration of any statutory waiting periods, cooperate with Roosevelt Financial and Roosevelt Bank by sending necessary or appropriate customer notifications and communications to advise such customers of the impending transaction and of Roosevelt Financial's and Roosevelt Bank's plans for following the Effective Time.

     5.18 Insurance Policies Assignment.  Sentinel Financial and Sentinel
          -----------------------------
Federal agree to make commercially reasonable efforts to obtain consent to assignment of any insurance policies of Sentinel Financial or Sentinel Federal if requested to do so by Roosevelt Financial or Roosevelt Bank. Sentinel Financial and Sentinel Federal shall also inform Roosevelt Financial and Roosevelt Bank no later than the Effective Time of any material unfiled insurance claims of which they have knowledge and for which they believe coverage exists.

                                  ARTICLE VI

                                  CONDITIONS


     6.1  Conditions to Each Party's Obligation to Effect the Merger.  The
          ----------------------------------------------------------
respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

          (a) This Agreement and the Merger shall have received the requisite approval of the stockholders of Sentinel Financial at the meeting of stockholders called pursuant to Section 5.3 of this Agreement;

          (b) All requisite approvals of this Agreement and the transactions contemplated hereby shall have been received from the OTS and all other Regulatory Authorities, if any, having approval authority with respect to the Merger, without the imposition of any condition which differs from conditions customarily imposed by such Regulatory Authorities in orders approving acquisitions of the type contemplated hereby and compliance with which would materially diminish the reasonably anticipated benefits of the Merger to Roosevelt Financial or Roosevelt Bank, and all applicable waiting periods shall have expired.

          (c) The Registration Statement shall have been declared effective and shall not be subject to a stop order or any threatened stop order.

          (d) Neither Roosevelt Financial, Roosevelt Bank, Sentinel Financial nor Sentinel Federal shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger.

          (e) A tax opinion addressed to both Roosevelt Financial and Sentinel Financial by counsel or independent certified accountants mutually acceptable to Roosevelt Financial and Sentinel Financial shall have been obtained with respect to the Merger, based on customary reliance and subject to customary qualifications, to the effect that for federal income tax purposes:

              (i) The Company Merger and the Bank Merger will each qualify as a "reorganization" under Section 368(a) of the Code.

              (ii) No gain or loss will be recognized by Roosevelt Financial, Roosevelt Bank, Sentinel Financial or Sentinel Federal by reason of the Company Merger or the Bank Merger.

              (iii) No gain or loss will be recognized by any Sentinel Financial shareholder (except in connection with the receipt of cash in lieu of a fractional share of Roosevelt Financial Common Stock) upon the exchange of Sentinel Financial Common Stock solely for Roosevelt Financial Common Stock in the Merger .

              (iv) The basis of the Roosevelt Financial Common Stock received by a Sentinel Financial shareholder who exchanges Sentinel Financial Common Stock for Roosevelt Financial Common Stock will be the same as the basis of the Sentinel Financial Common Stock surrendered in exchange therefor (subject to any adjustments required as the result of receipt of cash in lieu of a fractional share of Roosevelt Financial Common Stock).

              (v) The holding period of the Roosevelt Financial Common Stock received by a Sentinel Financial shareholder receiving Roosevelt Financial Common Stock will include the period during which the Sentinel Financial Common Stock surrendered in exchange therefore was held (provided that such Common Stock of such Sentinel Financial shareholder was held as a capital asset at the Effective Time).

              (vi) Cash received by a Sentinel Financial shareholder in lieu of a fractional share interest of Roosevelt Financial Common Stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of Roosevelt Financial Common Stock which he would otherwise be entitled to receive and will qualify as capital gain or loss (assuming the Sentinel Financial stock was a capital asset in his hands at the Effective
          Time).

          (f) Listing of Shares. The securities to be issued in the Merger shall
              -----------------
     be approved for listing as contemplated by Section 5.15 hereof, subject to official notice of issuance.

     6.2  Conditions to Obligations of Sentinel Financial and Sentinel
          ------------------------------------------------------------
Federal to Effect the Merger. The obligations of Sentinel Financial and Sentinel
- ----------------------------
Federal to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:

              (a)  Representations and Warranties.  The representations and
                  ------------------------------
          warranties of Roosevelt Financial and Roosevelt Bank set forth in
          Article III of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time (as though made on and as of the Effective Time except
          (i) to the extent such representations and warranties are by their express provisions made as of a specified date, (ii) for the effect of transactions contemplated by this Agreement and (iii) where the failure to be true and correct would not have a material adverse effect on the Condition of Roosevelt Financial and its Subsidiaries taken as a whole) and Sentinel Financial and Sentinel Federal shall have received a certificate of the president and chief executive officer of Roosevelt Financial and Roosevelt Bank to that effect.

              (b)  Performance of Obligations.  Roosevelt Financial and
                   --------------------------
          Roosevelt Bank shall have performed in all material respects all obligations required to be performed by them under this Agreement prior to the Effective Time, and Sentinel Financial and Sentinel Federal shall have received a certificate of the president and chief executive officer of Roosevelt Financial and Roosevelt Bank to that effect.

              (c)  Opinion of Counsel.  Sentinel Financial and Sentinel
                   ------------------
          Federal shall have received an opinion from Silver, Freedman & Taff, L.L.P., counsel to Roosevelt Financial and Roosevelt Bank, dated the Closing Date, in form and substance substantially as heretofore provided to Sentinel Financial and Sentinel Federal.

               (d) Delivery of Merger Consideration. Roosevelt Financial shall
                   --------------------------------
          have provided to the Exchange Agent (i) certificates representing at least the aggregate number of shares of Roosevelt Financial Common Stock to be issued to the shareholders of Sentinel Financial pursuant to the provisions of Section 1.3(a) hereof and (ii) sufficient cash to pay to Sentinel Financial shareholders their fractional share interest as provided in Section 1.3(e) hereof.

     6.3  Conditions to Obligations of Roosevelt Financial and Roosevelt Bank
          -------------------------------------------------------------------
to Effect the Merger. The obligations of Roosevelt Financial and Roosevelt
- ---------------------
Bank to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:

          (a) Representations and Warranties.  The representations and
              ------------------------------
     warranties of Sentinel Financial and Sentinel Federal set forth in Article II of this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time (as though made on and as of the Effective Time except (i) to the extent such representations and warranties are by their express provisions made as of a specific date, (ii) for the effect of transactions contemplated by this Agreement and (iii) where the failure to be true and correct would not have a material adverse effect on the Condition of Sentinel Financial and its Subsidiaries taken as a whole) and Roosevelt Financial and Roosevelt Bank shall have received a certificate of the president and chief executive officer of Sentinel Financial and Sentinel Federal to that effect.

          (b) Performance of Obligations.  Sentinel Financial and Sentinel
              --------------------------
     Federal shall have performed in all material respects all obligations required to be performed by them under this Agreement prior to the Effective Time, and Roosevelt Financial and Roosevelt Bank shall have received a certificate of the president and chief executive officer of Sentinel Financial and Sentinel Federal to that effect.

          (c) Opinion of Counsel.  Roosevelt Financial and Roosevelt Bank shall
              ------------------
     have received an opinion from Breyer & Aguggia, special counsel to Sentinel Financial and Sentinel Federal, dated the Closing Date, in form and substance substantially as heretofore provided to Roosevelt Financial and Roosevelt Bank.

          (d) Voting Agreements.  Simultaneous with the execution and delivery
              -----------------
     of this Agreement (and in the case of any person who becomes a director of Sentinel Financial after the execution and delivery of this Agreement, promptly upon becoming such a director), each of the directors of Sentinel Financial shall have executed and delivered to Roosevelt Financial a Voting Agreement in the form attached hereto as Exhibit A.

          (e) Third Party Consents.  All consents or approvals of all persons
              --------------------
     (other than Regulatory Authorities) required for or in connection with the execution, delivery and performance of this Agreement or the consummation of the Merger shall have been obtained and shall be in full force and effect, except only such consents and approvals the failure to obtain which would not, individually and in the aggregate, have a material adverse effect on the Condition of Roosevelt Financial as the surviving corporation.

          (f) Pooling of Interests. Roosevelt Financial shall have received from
              --------------------
     KPMG Peat Marwick LLP a letter, in the form then customarily issued by such accountants in transactions of this type, to the effect that the Merger will qualify for pooling of interests accounting treatment.

          (g) Agreements of Affiliates. Roosevelt Financial shall have received
              ------------------------
     the written affiliates' agreements described in Section 5.5 hereof.

          (h) Supervisory Agreement  The Supervisory Agreement, dated December
              ---------------------
     20, 1989, between Sentinel Federal and the OTS shall have been terminated prior to the Effective Time.

                                 ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER


     7.1  Termination.  This Agreement may be terminated at any time prior
          -----------
to the Effective Time, whether before or after any requisite stockholder approval:

          (a) by mutual consent of the Board of Directors of Roosevelt Financial and the Board of Directors of Sentinel Financial;

          (b) by the Board of Directors of Roosevelt Financial or the Board of Directors of Sentinel Financial at any time after January 31, 1997 if the Company Merger shall not theretofore have been consummated (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein);

          (c) by the Board of Directors of Roosevelt Financial or the Board of Directors of Sentinel Financial if (i) any Regulatory Authority denies approval of the Merger, or (ii) the stockholders of Sentinel Financial do not approve this Agreement and the Merger at the meeting referred to in
     Section 5.3 (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein);

          (d) by the Board of Directors of Roosevelt Financial in the event of a material breach by Sentinel Financial or Sentinel Federal of any representation, warranty, covenant or other agreement contained in this Agreement, which breach is not cured within 30 days after written notice thereof to Sentinel Financial by Roosevelt Financial;

          (e) by the Board of Directors of Sentinel Financial in the event of a material breach by Roosevelt Financial or Roosevelt Bank of any representation, warranty, covenant or other agreement contained in this Agreement, which breach is not cured within 30 days after written notice thereof is given to Roosevelt Financial by Sentinel Financial.

          (f) by the Board of Directors of Sentinel Financial if in the exercise of good faith judgment as to fiduciary duties to stockholders imposed by law, as advised in writing by special counsel, the Board of Directors of Sentinel Financial determines that such termination is required by the occurrence of any of the events set forth in subparagraphs (i), (ii) or
     (iii) of Section 7.2(a), provided that Sentinel Financial's ability to terminate this Agreement pursuant to this paragraph is conditioned upon the prior payment by Sentinel Financial of the Third-Party Fee (as defined in Section 7.2(a).

     7.2  Effect of Termination.  In the event of termination of this Agreement
          ---------------------
as provided in Section 7.1 hereof, this Agreement shall forthwith become void and there shall be no liability under this Agreement on the part of Roosevelt Financial or Sentinel Financial or their respective officers or directors except as set forth in the second sentence of Section 5.1, in Section 5.6, in the last sentence of Section 8.1 or in this Section 7.2.

          (a) Third-Party Fee   In recognition of the expenses of, and other
              ---------------
     opportunities forgone by, Roosevelt Financial in connection with this Agreement and the Merger, the parties agree that Sentinel Financial shall pay to Roosevelt Financial a fee of $680,000 in cash (the

     "Third-Party Fee") on demand if, within 18 months after the date hereof, the Merger has not been completed and there occurs any of the events set forth in subparagraphs (i), (ii) or (iii) below.

              (i) Any person other than Roosevelt Financial or an affiliate of Roosevelt Financial acquires beneficial ownership of 25% or more of the then-outstanding Sentinel Financial Common Stock;

              (ii) Sentinel Financial or any of its affiliates, without having received Roosevelt Financial's prior written consent, enters into an agreement to engage in an Acquisition Transaction (as defined below) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Exchange Act and the rules and regulations thereunder) other than Roosevelt Financial or any of its Subsidiaries, or Sentinel Financial's Board of Directors recommends that the shareholders of Sentinel Financial approve or accept any Acquisition Transaction with any person other than Roosevelt Financial or any of its Subsidiaries. For purposes of this Section, "Acquisition Transaction" shall mean (i) a merger or consolidation, or any similar transaction, involving Sentinel Financial or Sentinel Federal, (ii) a purchase, lease or other acquisition of all or substantially all of the assets of Sentinel Financial or Sentinel Federal, or (iii) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Sentinel Financial or Sentinel Federal; provided, that the term "Acquisition Transaction" does not include any internal merger or consolidation involving only Sentinel Financial and/or its Subsidiaries; or

              (iii) A bona fide proposal is made by a third party to Sentinel Financial or any of its Subsidiaries or shareholders to engage in an Acquisition Transaction and after such proposal is made any of the following events occurs: Sentinel Financial willfully breaches this Agreement and such breach entitles Roosevelt Financial to terminate this Agreement; the holders of Sentinel Financial Common Stock do not approve this Agreement at the meeting referred to in Section 5.3; such meeting is not held or is canceled prior to termination of this Agreement for reasons other than the fault of Roosevelt Financial; or Sentinel Financial's Board of Directors withdraws or modifies in a manner adverse to Roosevelt Financial the recommendation of Sentinel Financial's Board of Directors with respect to this Agreement.

          Notwithstanding the foregoing, Sentinel Financial shall not be obligated to pay to Roosevelt Financial the Third-Party Fee if, prior to the occurrence any of the events set forth in subparagraphs (i), (ii) or
     (iii) above, Sentinel Financial validly terminates this Agreement pursuant to Sections 7.1(a), (c)(i) or (e).

     7.3  Amendment.  This Agreement and the Schedules hereto may be
          ---------
amended by the parties hereto, by action taken by or on behalf of their respective Boards of Directors, at any time before or after approval of this Agreement by the stockholders of Sentinel Financial; provided, however, that after any such approval by the stockholders of Sentinel Financial no such modification shall (i) alter or change the amount or kind of consideration to be received by holders of Sentinel Financial Common Stock as provided in this Agreement or (ii) adversely affect the tax treatment to Sentinel Financial stockholders of the stock portion of the Merger Consideration. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Roosevelt Financial and Sentinel Financial.

     7.4  Severability.  Any term, provision, covenant or restriction contained
          ------------
in this Agreement held by a court or a Regulatory Authority of competent jurisdiction to be invalid, void or unenforceable, shall be ineffective to the extent of such invalidity, voidness or unenforceability, but neither the remaining terms, provisions, covenants or restrictions contained in this Agreement nor the validity or enforceability thereof in any other jurisdictions shall be affected or impaired thereby. Any term, provision, covenant or restriction contained in this Agreement that is so found to be so broad as to be unenforceable shall be interpreted to be as broad as is enforceable.

     7.5  Waiver.  Any term, condition or provision of this Agreement may be
          ------
waived in writing at any time by the Board of Directors of the party which is, or whose stockholders are, entitled to the benefits thereof.


                                  ARTICLE VIII

                               GENERAL PROVISIONS


     8.1  Non-Survival of Representations, Warranties and Agreements.  No
          ----------------------------------------------------------
investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are contained herein and each such representation and warranty shall survive such investigation. Except as set forth below in this Section 8.1, all representations, warranties and agreements in this Agreement of the parties or in any instrument delivered by a party pursuant to or in connection with this Agreement shall not survive at the Effective Time or the termination of this Agreement in accordance with its terms. In the event of consummation of the Merger, the agreements contained in or referred to in Sections 5.2, 5.8 and 5.10 shall survive the Effective Time. In the event of termination of this Agreement in accordance with its terms, the agreements contained in or referred to in the second sentence of Section 5.1, in Sections 5.6 and 7.2 and in the last sentence of this Section 8.1 shall survive such termination. Nothing herein shall relieve a breaching party from liability to a non-breaching party in the event of a proper termination of this Agreement pursuant to Section 7.1(d) or Section 7.1(e).

     8.2  Notices.  All notices and other communications hereunder shall be in
          -------
writing and shall be deemed to be duly received (i) on the date given if delivered personally or (ii) upon confirmation of receipt if by facsimile transmission or (iii) on the date received if mailed by registered or certified mail (return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

              (i)  if to Roosevelt Financial or Roosevelt Bank, or both:

                        Roosevelt Financial Group, Inc.
                        900 Roosevelt Parkway
                        Chesterfield, Missouri  63017
                        Attention:  Stanley J. Bradshaw
                                    President and Chief
                                    Executive Officer
                        Telecopy:   (314) 532-6292

                        Copies to:

                                    Gary W. Douglass
                                    Executive Vice President and
                                     Chief Financial Officer
                                    Roosevelt Financial Group, Inc.
                                    900 Roosevelt Parkway
                                    Chesterfield, Missouri  63017
                                    Telecopy: (314) 532-6641

                                    and

                                    Silver, Freedman & Taff, L.L.P.
                                    1100 New York Avenue, N.W.
                                    Washington, D.C.  20005
                                    Attention:   Christopher R. Kelly, P.C.
                                    Telecopy:    (202) 682-0354

              (ii) if to Sentinel Financial or Sentinel Federal, or both:

                                    Sentinel Financial, Inc.
                                    1001 Walnut Street
                                    Kansas City, Missouri 64106
                                    Attention:   Craig D. Laemmli
                                                 President and Chief
                                                  Executive Officer
                                    Telecopy:    (816) 472-0045

                   Copy to:

                                    Breyer & Aguggia
                                    Suite 470 East
                                    1300 I Street, N.W.
                                    Washington, D.C. 20005
                                    Attention:  John F. Breyer, Jr., Esq.
                                    Telecopy:   (202) 737-7979

     8.3  Miscellaneous.  This Agreement (including the Schedules referred to
          -------------
herein) (i) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, including any confidentiality agreement between the parties hereto, (ii) except as expressly provided herein, is not intended to confer upon any person not a party hereto any rights or remedies hereunder, (iii) shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns and (iv) shall be governed in all respects by the laws of the State of Delaware, except as otherwise specifically provided herein or required by federal law or regulation. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement may be executed in counterparts which together shall constitute a single agreement.

     Roosevelt Financial, Roosevelt Bank, Sentinel Financial and Sentinel Federal have caused this Agreement to be duly executed by their authorized representatives on the date first above written.


SENTINEL FINANCIAL CORPORATION         ROOSEVELT FINANCIAL GROUP, INC.



By: /s/ Craig D. Laemmli               By: /s/ Stanley J. Bradshaw
       -----------------------                ------------------------
Name:   Craig D. Laemmli               Name:   Stanley J. Bradshaw

Title:  President and Chief            Title:  President and Chief
          Executive Officer                      Executive Officer



Attested by: /s/ John C. Spencer       Attested by: /s/ Gary W. Douglass
            -----------------------                ------------------------
Name:   John C. Spencer                Name:   Gary W. Douglass

Title:  Executive Vice President,      Title:  Executive Vice President and
          Controller and Secretary               Chief Financial Officer



SENTINEL FEDERAL SAVINGS AND LOAN      ROOSEVELT BANK
ASSOCIATION OF KANSAS CITY


By: /s/ Craig D. Laemmli               By: /s/ Stanley J. Bradshaw
       -----------------------                ------------------------
Name:   Craig D. Laemmli               Name:   Stanley J. Bradshaw

Title:  President and Chief            Title:  President and Chief
          Executive Officer                      Executive Officer



Attested by: /s/  John C. Spencer      Attested by: /s/ Gary W. Douglass
            -----------------------                ------------------------
Name:   John C. Spencer                Name:   Gary W. Douglass

Title:  Executive Vice President,      Title:  Executive Vice President and
          Controller and Secretary               Chief Financial Officer

                                                                     APPENDIX II

                 [LETTERHEAD OF TRIDENT FINANCIAL CORPORATION]

                                Form of Opinion


                                     [Date]


Board of Directors
Sentinel Financial Corporation
1001 Walnut Street
Kansas City, MO  64106

Gentlemen:

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of shares of common stock (the "Sentinel Common Stock") of Sentinel Financial Corporation ("Sentinel") of the consideration to be received by such stockholders in the Merger (the "Merger") of Sentinel with Roosevelt Financial Group, Inc. ("Roosevelt"), pursuant to the Agreement and Plan of Merger and Reorganization dated March 22, 1996 (the "Agreement").

     As more specifically set forth in the Agreement, and subject to a number of conditions and procedures described in the Agreement, in the Merger each of the issued and outstanding shares of Sentinel Common Stock shall be converted into
1.4231 shares (the "Exchange Ratio") of Roosevelt Common Stock. All unexercised options for the right to purchase shares of Sentinel Common Stock shall be exchanged for Roosevelt options using the Exchange Ratio applicable to the holders of Sentinel Common Stock.

     Trident Financial Corporation ("Trident") is a financial consulting and investment banking firm experienced in the valuation of business enterprises with considerable experience in the valuation of thrift institutions. Since 1975, Trident has valued hundreds of thrift institutions in connection with mutual-to-stock conversions, mergers and acquisitions, as well as other transactions. Trident is not affiliated with Sentinel or Roosevelt.

     In connection with rendering our opinion, we have reviewed and analyzed, among other things, the following: (i) the Proxy Statement/Prospectus (ii) the Agreement; (iii) certain publicly available information concerning Sentinel, including the audited financial statements of Sentinel for each of the years in the three year period ended June 30, 1995 and unaudited financial statements for each of the six month periods ended March 31, 1995 and 1996; (iv) certain publicly available information concerning Roosevelt, including the audited financial statements of Roosevelt for each of the years in the three year period ended December 31, 1995 and unaudited financial statements for each of the three month periods ended March 31, 1995 and 1996; (v) certain other internal information, primarily financial in nature, concerning the business and operations of Sentinel and Roosevelt furnished to us by Sentinel and Roosevelt for purposes of our analysis; (vi) information with respect to the trading market for Sentinel Common Stock; (vii) information with respect to the trading market for Roosevelt Common

Board of Directors
[Date]
Page 2

Stock; (viii) certain publicly available information with respect to other companies that we believe to be comparable to Sentinel and Roosevelt and the trading markets for such other companies' securities; and (ix) certain publicly available information concerning the nature and terms of other transactions that we believe relevant to our inquiry. We have also met with certain officers and employees of Sentinel and Roosevelt to discuss the foregoing as well as other matters we believe relevant to our inquiry.

     In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available. We have not attempted independently to verify any such information. We have not conducted a physical inspection of the properties or facilities of Sentinel or Roosevelt, nor have we made or obtained any independent evaluations or appraisals of any of such properties or facilities. We did not specifically evaluate Sentinel's or Roosevelt's loan portfolio or the adequacy of Sentinel's or Roosevelt's reserves for possible loan losses.

     In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors as we have deemed appropriate under the circumstances including, among others, the following: (i) the historical and current financial condition and results of operations of Sentinel and Roosevelt, including interest income, interest expense, net interest income, net interest margin, interest sensitivity, non-interest expenses, earnings, dividends, book value, return on assets, return on equity, capitalization, the amount and type of non-performing assets and the reserve for loan losses; (ii) the business prospects of Sentinel and Roosevelt; (iii) the economies in Sentinel's and Roosevelt's market areas; (iv) the historical and current market for Sentinel Common Stock and Roosevelt Common Stock and for the equity securities of certain other companies that we believe to be comparable to Sentinel and Roosevelt; and (v) the nature and terms of certain other acquisition transactions that we believe to be relevant. We have also taken into account our assessment of general economic, market, financial and regulatory conditions and trends, as well as our knowledge of the thrift industry, our experience in connection with similar transactions, and our knowledge of securities valuation generally. Our opinion necessarily is based upon conditions as they exist and can be evaluated on the date hereof. Our opinion is, in any event, limited to the fairness, from a financial point of view, of the consideration to be received by the holders of Sentinel Common Stock in the Merger and does not address Sentinel's underlying business decision to effect the Merger.

     Based upon and subject to the foregoing, we are of the opinion that the consideration to be received by the holders of Sentinel Common Stock in the Merger is fair, as of the date hereof, from a financial point of view, to such holders.

     This opinion is being delivered to the Board of Directors of Sentinel and is not to be reproduced, disseminated or delivered to any third party without the express written consent of Trident Financial Corporation, except as required by law.

                                               Very truly yours,

                                               TRIDENT FINANCIAL CORPORATION

                                                                    APPENDIX III

                        DELAWARE GENERAL CORPORATION LAW

                                  SECTION 262

     APPRAISAL RIGHTS.--(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Sections 251, 252, 254, 257, 258, 263 or 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsections (f) or (g) of Section 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

                b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d)  Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation as of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to Section 228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                     III-3

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


Item 20.  Indemnification of Directors and Officers

     Section 145 of the General Corporation Law of Delaware empowers Roosevelt to indemnify, subject to the standards therein prescribed, any person in connection with any action, suit or proceeding brought or threatened by reason of the fact that such person is or was a director, officer, employee or agent of Roosevelt or is or was serving as such with respect to another corporation or other entity at the request of Roosevelt. Section Ten of Roosevelt's Certificate of Incorporation provides that each person who was or is made a party to (or is threatened to be made a party to) or is otherwise involved in any action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of Roosevelt or acting at the request of Roosevelt as a director, officer, employee or agent of another corporation or other entity shall be indemnified and held harmless by Roosevelt to the fullest extent authorized by the General Corporation Law of Delaware against all expenses, liability and loss (including without limitation attorney's fees, judgments, fines and amounts paid in settlement) reasonably incurred by such person in connection therewith. The rights conferred by Section Ten are contractual rights and include the right to be paid by Roosevelt the expenses incurred in defending such action, suit or proceeding in advance of the final disposition thereof.

     Section Eleven of Roosevelt's Certificate of Incorporation provides that Roosevelt's directors will not be personally liable to Roosevelt or its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors except (i) for any breach of the duty of loyalty to Roosevelt or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the General Corporation Law of Delaware (which makes directors liable for unlawful dividends or unlawful stock repurchases or redemptions) or
(iv) for transactions from which directors derive improper personal benefit.

     Roosevelt maintains directors and officers liability insurance.

Item 21.        Exhibits and Financial Statement Schedules

        The following Exhibits are filed as part of this Registration Statement.

     2.1 Agreement and Plan of Merger and Reorganization, dated as of March 22, 1996 (included as Appendix I to the Proxy
            Statement/Prospectus)

     4.1 Certificate of Incorporation (incorporated by reference to Exhibit 4.1 to Roosevelt's Registration Statement No. 33-79308)

     4.2 Bylaws of Roosevelt Financial Group, Inc. (incorporated by reference to Exhibit 3.2 to Roosevelt's Registration Statement No. 33-20337)

     4.3 Specimen common stock certificate (incorporated by reference to Exhibit 4 to Roosevelt's Registration Statement No. 33-20337)

     4.4    Certificate of Designation of 6 1/2% Non-Cumulative Convertible
            Preferred Stock, Series A (incorporated by reference to Exhibit 4.3 to Roosevelt's Registration Statement No. 33-76738)

     4.5    Specimen stock certificate of 6 1/2% Non-Cumulative Convertible
            Preferred Stock, Series A (incorporated by reference to Exhibit 4.4 to Roosevelt's Registration Statement No. 33-76738)

     4.6    Indenture, dated as of April 15, 1988, with respect to Roosevelt's
            10 1/8% Mortgage-Backed Bonds, due April 15, 2018*

     4.7    Indenture, dated as of July 30, 1992, with respect to Roosevelt's
            9 1/2% Subordinated Notes, due August 1, 2002 (incorporated by reference to Exhibit 4.1 to Roosevelt's Registration Statement
            No. 33-49108)

     4.8    Certificate of Designation of 6 1/2% Non-Cumulative Convertible
            Preferred Stock, Series F (incorporated by reference to Exhibit 4.15 to Roosevelt's Registration Statement No. 33-79308)

     4.9    Specimen stock certificate of 6 1/2% Non-Cumulative Convertible
            Preferred Stock, Series F (incorporated by reference to Exhibit 4.16 to Roosevelt's Registration Statement No. 33-79308)

     5 Opinion of Silver, Freedman & Taff, L.L.P. as to legality of the securities being registered

     23.1   Consent of KPMG Peat Marwick LLP

     23.2   Consent of Deloitte & Touche LLP

     23.3   Consent of Silver, Freedman & Taff, L.L.P. (included in Exhibit 5)

     23.4   Consent of Trident Financial Corporation

     24     Power of Attorney (contained on signature page)

     99     Form of proxy card of Sentinel Financial Corporation

- ---------------------------

* Registrant hereby agrees to furnish a copy of the instrument to the SEC upon request.

Item 22.        Undertakings

(a)   The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Roosevelt's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(d) Roosevelt undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities and at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Roosevelt pursuant to the foregoing provisions, or otherwise, Roosevelt has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Roosevelt of expenses incurred or paid by a director, officer or controlling person of Roosevelt in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Roosevelt will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

(g) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chesterfield, State of Missouri, on May 24, 1996.
              ------------
                                       ROOSEVELT FINANCIAL GROUP, INC.



                                       By: /s/Stanley J. Bradshaw
                                           ---------------------------------
                                           Stanley J. Bradshaw
                                           President, Chief Executive Officer
                                             and Director
                                           (Duly Authorized Representative)


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     We, the undersigned directors and officers of the Registrant, hereby severally constitute and appoint Stanley J. Bradshaw and Gary W. Douglass, and either of them, our true and lawful attorneys and agents, to do any and all things in our names in the capacities indicated below which said Stanley J. Bradshaw and/or Gary W. Douglass may deem necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-4 relating to the offering of the registrant's common stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below this registration statement and any and all amendments (including post-effective amendments) thereto; and, we hereby approve, ratify and confirm all that said Stanley J. Bradshaw and/or Gary W. Douglass shall do or cause to be done by virtue thereof.



By: /s/Stanley J. Bradshaw                 By: /s/Gary W. Douglass
    ---------------------------------          ---------------------------------
    Stanley J. Bradshaw                        Gary W. Douglass
    President, Chief Executive                 Executive Vice President and
      Officer and Director                       Chief Financial Officer
    (Principal Executive Officer)              (Principal Financial and
                                               Accounting Officer)


Date: May 24, 1996                       Date: May 24, 1996
     ---------------------------------         ---------------------------------



By: /s/Douglas T. Breeden                  By: /s/Richard E. Beumer
    ----------------------------------         ---------------------------------
    Douglas T. Breeden                         Richard E. Beumer
    Chairman of the Board                      Director


Date: May 24, 1996                         Date: May 24, 1996
     ---------------------------------          --------------------------------

By: /s/Anat Bird                           By:  /s/Robert M. Clayton II
    ----------------------------------          --------------------------------
    Anat Bird                                   Robert M. Clayton II
    Senior Executive Vice President,            Director
      Chief Operating Officer and
      Director


Date: May 24, 1996                         Date: May 24, 1996
     ---------------------------------          --------------------------------



By: /s/Bradbury Dyer III                   By:  /s/Patricia M. Gammon
    ----------------------------------          --------------------------------
    Bradbury Dyer III                           Patricia M. Gammon
    Director                                    Director


Date: May 24, 1996                         Date: May 24, 1996
     ---------------------------------          --------------------------------



By: /s/Hiram S. Liggett, Jr.               By:  /s/Clarence M. Turley, Jr.
    ----------------------------------          --------------------------------
    Hiram S. Liggett, Jr.                       Clarence M. Turley, Jr.
    Director                                    Director


Date: May 24, 1996                         Date: May 24, 1996
     ---------------------------------          --------------------------------



By: /s/Alvin D. Vitt
    ----------------------------------
    Alvin D. Vitt
    Director


Date: May 24, 1996
     ---------------------------------

                                 EXHIBIT INDEX
                                 -------------


The following Exhibits are filed in connection with the Registration Statement of Roosevelt Financial Group, Inc. on Form S-4, pursuant to the requirements of
Item 601 of Regulation S-K:


                                                                           Sequentially
                                                                             Numbered
Exhibit No.                          Exhibit                                 Page No.
- -----------                          -------                                 -------

    2.1 Agreement and Plan of Merger and Reorganization, dated as of March 22, 1996 (included as Appendix I to the Proxy
               Statement/Prospectus)

    4.1        Certificate of Incorporation (incorporated by reference         n/a
               to Exhibit 4.1 to Roosevelt's Registration Statement
               No. 33-79308)

    4.2        Bylaws of Roosevelt Financial Group, Inc. (incorporated         n/a
               by reference to Exhibit 3.2 to Roosevelt's
               Registration Statement No. 33-20337)

    4.3        Specimen common stock certificate (incorporated by              n/a
               reference to Exhibit 4 to Roosevelt's
               Registration Statement No. 33-20337)

    4.4        Certificate of Designation of 6 1/2% Non-Cumulative             n/a
               Convertible Preferred Stock, Series A (incorporated by
               reference to Exhibit 4.3 to Roosevelt's Registration
               Statement No. 33-76738)

    4.5        Specimen stock certificate of 6 1/2% Non-Cumulative             n/a
               Convertible Preferred Stock, Series A (incorporated by
               reference to Exhibit 4.4 to Roosevelt's Registration
               Statement No. 33-76738)

    4.6        Indenture, dated as of April 15, 1988, with respect to          n/a
               Roosevelt's 10 1/8% Mortgage-Backed Bonds, due
               April 15, 2018*

    4.7        Indenture, dated as of July 30, 1992, with respect to           n/a
               Roosevelt's 9 1/2% Subordinated Notes, due
               August 1, 2002 (incorporated by reference to Exhibit 4.1
               to Roosevelt's Registration Statement No. 33-49108)

    4.8        Certificate of Designation of 6 1/2% Non-Cumulative             n/a
               Convertible Preferred Stock, Series F (incorporated by
               reference to Exhibit 4.15 to Roosevelt's Registration
               Statement No. 33-79308)

    4.9        Specimen stock certificate of 6 1/2% Non-Cumulative             n/a
               Convertible Preferred Stock, Series F (incorporated by
               reference to Exhibit 4.16 to Roosevelt's Registration
               Statement No. 33-79308)

    5 Opinion of Silver, Freedman & Taff, L.L.P. as to legality of the securities being registered

    23.1       Consent of KPMG Peat Marwick LLP

    23.2       Consent of Deloitte & Touche LLP

    23.3       Consent of Silver, Freedman & Taff, L.L.P. (included in         n/a
               Exhibit 5)

    23.4       Consent of Trident Financial Corporation

                                                                           Sequentially
                                                                             Numbered
Exhibit No.                          Exhibit                                 Page No.
- -----------                          -------                                 --------

       24       Power of Attorney (contained on signature page)

       99       Form of proxy card of Sentinel Financial Corporation

- ------------------------

* Registrant hereby agrees to furnish a copy of the instrument to the SEC upon request.

n/a    Not applicable.